EXHIBIT 1

OVERVIEW1 Since 1958, the European Investment Bank (EIB, or the Bank) has been promoting the policies and priorities of the European Union (EU), while standing ready to scale up its support during exceptional times of crisis. In 2023, the world continued to face multiple shocks affecting human and economic development on an exceptional scale, including the escalating real-life effects of climate change, rising geopolitical tensions and an increasingly fragmented globalised economy. Against this background, the EIB welcomes and supports the commitment from multilateral development banks to scale up their coordinated joint efforts in response to these global challenges. Almost two years after Russia’s invasion of Ukraine, the EIB remains fully committed to supporting Ukraine’s resilience. Since the start of the invasion in 2022, the EIB has mobilised and disbursed EUR 2.0 billion for liquidity support and has resumed selected projects in Ukraine, with the support of the European Commission. Furthermore, in March 2023, the EIB Board of Directors approved the EU for Ukraine (EU4U) Initiative, which enables continued EIB engagement in the country. As part of this initiative, the EIB established the EU4U Fund to enable EU Member States to support reconstruction and recovery in Ukraine. By the end of 2023, indicative pledges from EU Member States surpassed EUR 400.0 million. In parallel, the European Commission contributed to the EU4U Initiative by enabling EUR 100.0 million of new lending under the European Fund for Sustainable Development Plus (EFSD+) Investment Window 1 for sovereign operations. In 2023, the EIB scaled up its efforts to support Europe’s energy security and accelerate the roll-out of renewable energy production and related measures. In July 2023, the EIB Group, which is composed of the EIB and its subsidiary the European Investment Fund (EIF), increased the financing targets of the original commitment in October 2022 to support the goals of the initial REPowerEU plan, from EUR 30.0 billion until 2027 to EUR 45.0 billion (REPowerEU+). Projects eligible for financing include renewables, energy storage, grids and energy efficiency, as well as electric vehicle charging infrastructure. The EUR 45.0 billion financing is expected to mobilise over EUR 150 billion in new green investments, helping Europe to cut its greenhouse gas emissions to net zero by 2050. Supported by the robust demand for REPowerEU+, EIB financing dedicated to climate action and environmental sustainability once again accounted for more than half of the EIB’s annual financing. In 2023, the EIB signed EUR 44.3 billion of finance supporting climate action and environmental sustainability globally, representing 60% of the Bank’s total financing (compared to EUR 36.6 billion and 58% in 2022).2 The EIB’s activities continue to focus on achieving the Sustainable Development Goals (SDGs) and the objectives of the Paris Agreement. 2023 marked the halfway point in the delivery of the EIB Group Climate Bank Roadmap and stock was taken for the first time on the EIB’s energy lending policy. The mid-term review of these two policies provided an overview of the first years of implementation and an opportunity to reflect on any necessary adjustments, taking into account regulatory and market developments. In 2023, the EIB Group continued to focus on the digital and green transitions, while supporting innovation and growth across all EU Member States, in line with the EIB’s statutory mission of supporting the European Union’s economic, social and territorial cohesion. In its Cohesion Orientation for 2021- 2027, the Bank committed to dedicate at least 40% of its total financing in the European Union to projects in cohesion regions between 2022 and 2024, and at least 45% from 2025 onwards. For 2023, the EIB Group Operational Plan 2023-2025 foresaw an overall orientation for cohesion lending of 42% of 1. This section covers the activities and financial information of the European Investment Bank. The figures presented have to be viewed together with the Statutory Financial Statements of the Bank prepared in accordance with the EU Accounting Directives (unless otherwise stated). 2. 2023 data under the Bank’s own resources are preliminary and unaudited. 1 2023 FINANCIAL REPORT total EU lending (compared to 40% in 2022). For the lending to less developed regions3 key performance indicator, the target was at least 21% of total EU lending (compared to 20% in 2022). Actual EIB financing for the European Union’s cohesion priority regions amounted to EUR 29.8 billion in 2023, equivalent to 45% of the Bank's total signatures in the European Union (compared to EUR 24.8 billion or 46% in 2022). Lending to less developed regions amounted to EUR 17.2 billion in 2023 or 26% of total EU lending (compared to EUR 13.2 billion or 24% in 2022). The EIB Group continues to promote the transition towards environmentally sustainable economies and societies by supporting innovation activity and fostering successful structural transformation, while ensuring a socially fair and just transition for the regions most challenged by the move towards a climate-neutral EU economy by 2050. The EIB continues to work in partnership, in particular with the European Commission, to support EU priorities with the mandates available to the EIB Group under the 2021-2027 Multiannual Financial Framework. The EIB Group is the main implementing partner of the InvestEU programme. Built on the successful model of the European Fund for Strategic Investments, InvestEU constitutes a comprehensive mandate for operations in the European Union for the Multiannual Financial Framework 2021-2027 and aims to give an additional boost to sustainable investment, innovation, social inclusion and job creation in Europe. In parallel, the EIB continues to support individual EU Member States in leveraging their Recovery and Resilience Facility resources under the European Union’s NextGenerationEU and to facilitate the implementation of the Recovery and Resilience Facility as fund manager and advisor. In close cooperation with the European Commission and EU delegations around the world, EIB Global, the Bank’s arm for international partnerships and development finance, remains committed to increasing the impact of its activities aligned with EU priorities. In its second year of existence, EIB Global financing amounted to EUR 8.4 billion (compared to EUR 9.1 billion in 2022), supporting climate action, economic growth and development. Under the European Union’s Global Gateway initiative,4 EIB Global is expected to facilitate at least a third of the EUR 300.0 billion of investment that Global Gateway aims to mobilise by 2027, focusing on digitalisation, tackling climate change, clean energy, healthcare, education and transport. In 2023, EIB Global continued to support partner countries in shifting towards sustainable, resource-efficient and climate-neutral economies and energy systems under the external dimension of the European Green Deal. To this end, in 2023 it published EIB Global’s approach to a just transition and just resilience5 and became the first international financial institution to adopt an approach including just resilience considerations. In 2023, new financing signed by the Bank amounted to EUR 75.1 billion6 (of which EUR 73.9 billion under the Bank’s own resources), close to the upper end of the target range set in the Operational Plan 2023-20257 (compared to EUR 65.1 billion in 2022, of which EUR 62.6 billion under the Bank’s own resources). Total disbursements reached EUR 54.4 billion8 in 2023 (of which EUR 53.4 billion under the Bank’s own resources), which was slightly above the target range set in the Operational Plan 2023-2025 (compared to EUR 54.3 billion, of which EUR 53.3 billion under the Bank’s own resources in 2022). Over the course of 2023, the Bank raised EUR 49.8 billion on the international capital markets to finance lending activities and other cash flow needs (compared to EUR 44.3 billion in 2022). The EIB is a leading issuer in the sovereigns, supranationals and agencies (SSA) segment, and actively contributes to innovation and digitalisation of the capital markets. The EIB maintained its presence in the global 3. Less developed regions refer to regions with a gross domestic product per capita below 75% of the EU average. 4. The European Union’s Global Gateway strategy is set to mobilise up to EUR300.0billion of investments between 2021 and 2027 in new sustainable infrastructure worldwide. 5. The concepts of a just transition and just resilience both concern bringing our societies and economies into a low-carbon and climate-resilient future. While the just transition is primarily about addressing the impacts of mitigation policies, just resilience concerns the impacts of adaptation policies together with the physical impacts of climate change itself. 6. Includes exposures under EIB own resources and third-party resources: loans, equities and guarantees. 7. The annual EIB Group Operational Plan includes performance orientations and elaborates on major priorities and activities of the EIB Group for the coming three years. 8. Includes exposures under EIB own resources and third-party resources: loans and equities. OVERVIEW 2 climate and sustainability bond markets, having issued EUR 14.6 billion in Climate Awareness Bonds and Sustainability Awareness Bonds (CABs and SABs) in 2023, representing 29% of its total funding (compared to EUR 19.9 billion or 45% in 2022 and EUR 11.5 billion or 21% in 2021). The EIB also continued to spearhead market developments in the digitalisation of capital markets with a digital green bond issuance denominated in Swedish krona. Outstanding borrowings and commercial papers amounted to EUR 434.8 billion at the end of 2023, compared to EUR 431.6 billion at the end of 2022. The EIB has a prudent approach to liquidity management, focusing on liquid and very high-quality investments. Treasury assets totalled EUR 73.0 billion at the end of 2023 (compared to EUR 77.5 billion at the end of 2022). The Bank’s total liquidity ratio (TLR) remained well within internal limits at the end of 2023, covering 62.6% of 2024 projected net cash outflows (compared to 95.4% at the end of 2022), while the liquidity coverage ratio (LCR) stood at 423.7% and the net stable funding ratio (NSFR) amounted to 118.3% at the end of 2023 (compared to 348.0% and 124.6%, respectively, at the end of 2022). Importantly, the EIB’s access to the Eurosystem’s refinancing facility provides additional protection in circumstances of extreme liquidity stress. The EIB's risk management strategy is based on a robust due diligence process, adequate levels of security and guarantees, and standard protective clauses included in its loan agreements. The level of loan impairments was only 0.4% at the end of 2023 (same as at the end of 2022), supported by securities, guarantees and portfolio credit enhancements in place. The portion of payments overdue by more than 90 days remains very low, totalling EUR 82.4 million at the end of 2023 and representing only 0.02% of the risk portfolio (compared to EUR 77.7 million or 0.02% at the end of 2022). Provisions on loans, including specific and collective provisions, increased to EUR 559.8 million at the end of 2023, from EUR 402.5 million at the end of 2022. In 2023, the EIB generated positive financial results, booking an annual surplus of EUR 2.3 billion compared to EUR 2.4 billion in 2022. The annual surplus is fully retained, contributing to the Bank’s own funds and supporting its long-term financing capacity. The EIB Common Equity Tier 1 (CET1) ratio decreased to 33.1% at the end of 2023, from 35.1% at the end of 2022, principally due to the delivery of higher risk new business and a review of the regulatory capital treatment of equity fund investments partially compensated by the retained annual surplus. The Capital Requirements Regulation II leverage ratio increased to 12.1% at the end of 2023, from 11.8% at the end of 2022, mainly due to the increase in Tier 1 capital from the annual surplus accumulation. 3 2023 FINANCIAL REPORT

1. STRONG FINANCIAL PERFORMANCE IN 2023 The EIB generates income mainly by financing large volumes of loans at low margins and has recorded annual surpluses in its statutory9 accounts every year since its foundation. The profit (surplus) for the financial year 2023 amounted to EUR 2 274.4 million (compared to EUR 2 366.3 million in 2022). The main factors that influenced the 2023 financial result were as follows: • The net interest income generated10 by the Bank amounted to EUR 3 190.6 million in 2023 (compared to EUR 2 977.8 million in 2022). This increase of EUR 212.8 million of the net interest results is primarily explained by the rising interest rate environment observed in 2023. For further details on the interest rate risk strategy of the Bank, please refer to Note U.2 of the EIB Statutory Financial Statements. Additional details on the interest income and expense are provided under Note N of the Statutory Financial Statements. • The income from securities amounted to EUR 625.0 million in 2023 (compared to EUR 632.5 million in 2022). This decrease of EUR 7.5 million was mainly due to lower dividends received during 2023 as compared to 2022. • The general administrative expenses amounted to EUR 1 305.1 million in 2023 (compared to EUR 1 138.3 million in 2022). This increase of EUR 166.8 million was mainly due to the higher welfare contributions and other staff costs (EUR 91.1 million), salaries and allowances (EUR 39.2 million) and the other operating expenses (EUR 36.5 million). For more details, see Note R of the Statutory Financial Statements. • The value adjustments in respect of loans and advances and provisions for contingent liabilities resulted in a charge of EUR 173.6 million in 2023 (compared to a charge of EUR 29.2 million in 2022). This variation of EUR 144.4 million was mainly due to an increase in specific provisions. The collective provision recorded in 2022 to reflect the impact of the war in Ukraine on the overall loan portfolio, reflecting wider economic implications and not specifically for exposure in Ukraine, was increased to EUR 87.2 million at the end of 2023, from EUR 76.0 million at the end of 2022. The EIB’s balance sheet totalled EUR 547.3 billion at the end of 2023, compared to EUR 544.6 billion at the end of 2022 (representing an increase of EUR 2.7 billion). 9. Prepared in accordance with the EU Accounting Directives. 10. Interest receivable and similar income less interest payable and similar charges. 2 363 1 712 2 566 2 366 2 274 553 561 554 291 565 476 544 588 547 331 Total assets Result 0 1000 2000 3000 2019 2020 2021 2022 2023 EVOLUTION OF TOTAL ASSETS AND RESULTS (EUR million) OVERVIEW 4

1.1. Strong capitalisation Since profits are retained to support the EIB’s operations, the Bank’s consistent profitability has led to the build-up of considerable reserves over the years. Following the appropriation of the annual surplus, own funds increased to EUR 80.7 billion at the end of 2023, from EUR 78.4 billion at the end of 2022. It was proposed that the surplus for the year to be appropriated as follows: i) additional reserves EUR 405.3 million ii) special activities reserve11 EUR 1 471.0 million iii) general loan reserve12 EUR 398.1 million 1.2. The EIB’s callable capital provides a substantial cushion The EIB is owned by the EU Member States. At the end of 2023, the Bank’s called capital amounted to EUR 22.2 billion and the subscribed unpaid capital, or callable capital, amounted to EUR 226.6 billion. The EIB’s EU Member States have a legal obligation to pay their share of the callable capital, if necessary for the Bank to meet its obligations, at the request of the EIB Board of Directors (as set out in the EIB Statute13). This legal obligation derives from the EIB Statute that forms an integral part of the EU Treaties,14 which has primacy over the national laws of the EU Member States and is a special feature of the EIB. The callable capital, which is not taken into account in own funds or for the EU Capital Requirements Regulation or the EU Capital Requirements Directive capital adequacy purposes, represents a buffer equivalent to roughly half of the Bank’s borrowings. 11. Please refer to Note A.2.15.3 of the Statutory Financial Statements. 12. Please refer to Note A.2.15.4 of the Statutory Financial Statements. 13. EIB Statute, Article 5(3): “The Board of Directors may require payment of the balance of the subscribed capital, to such extent as may be required for the Bank to meet its obligations.” 14. The Treaty on European Union and the Treaty on the Functioning of the European Union. Own funds in EUR '000 31 December 2023 31 December 2022 Capital – Subscribed 248 795 607 248 795 607 – Uncalled - 226 604 892 - 226 604 892 22 190 715 22 190 715 Reserves a) Reserve fund 24 879 561 24 879 561 b) Additional reserves 18 287 284 16 579 738 c) Special activities reserve 11 194 601 10 303 216 d) General loan reserve 1 883 372 2 115 966 56 244 818 53 878 481 Profit for the financial year 2 274 404 2 366 337 Total own funds 80 709 937 78 435 533 OWN FUNDS COMPOSITION AS OF 31 DECEMBER 2023 5 2023 FINANCIAL REPORT

1.3. Outlook The EIB Group Operational Plan 2024-202615 was approved by the EIB Board of Directors on 13 December 2023 and was published on 9 February 2024. The financing programme for 2024 to 2026 presents how the EIB Group intends to continue delivering sustainable impact to accelerate the green and digital transitions, while supporting economic and social cohesion, in particular in the regions most affected by the Ukraine crisis. The EIB Group remains committed to supporting innovation and growth across the European Union and beyond. The Operational Plan 2024-2026 summarises the major priorities and activities to deliver the EIB Group’s strategy for the next three years. It also proposes financing targets using the EIB Group's own and third-party resources. The EIB Group’s signature volume target for 2024 is EUR 86.4 billion,16 of which EUR 65.0 billion is in the European Union, EUR 8.5 billion is managed by EIB Global, and EUR 14.0 billion by the EIF. The Operational Plan 2024-2026 incorporates a symmetrical flexibility margin of +/-10% for signatures, mainly to optimise additionality and impact across all public policy goals and business lines. The EIB Group disbursement target range for 2024 is EUR 56.7 billion to EUR 62.6 billion, of which EUR 47.3 billion to EUR 52.3 billion for EIB activity in the European Union, EUR 5.5 billion to EUR 6.0 billion beyond the European Union via EIB Global, and EUR 4.0 billion to EUR 4.4 billion for the EIF. As the financing arm of the European Union, the EIB Group has a vital role to play in delivering targeted investment as needs increase and to support areas where financing conditions may be tighter across the EU economy and beyond. The Operational Plan 2024-2026 currently foresees significant continuity in activity levels to allow the EIB Group to continue delivering on existing commitments, remain policy relevant and meet the expectations of various stakeholders, while offering maximum flexibility to optimise additionality and impact. According to current projections under the Operational Plan 2024-2026, higher-risk activities and mandates may increase to ensure ongoing support for higher value-added and innovative sectors and responding to shifting dynamics and evolving market needs. The EIB’s financing remains focused on its public policy goals, which are aligned with the European Union’s political priorities, namely: • sustainable cities and regions; • sustainable energy and natural resources; • innovation, digital and human capital; • financing of small and medium firms and mid-caps. In addition, the EIB has two cross-cutting objectives of climate action and environmental sustainability, and EU economic and social cohesion and convergence. The EIB Group financing in support of climate action and environmental sustainability is expected to remain strong and further increase with the announced plans to boost support for REPowerEU+, which aims to help meet the goal of net-zero greenhouse gas emissions and strengthen Europe’s strategic autonomy. The Operational Plan 2024-2026 envisages a level of signatures and disbursements for EIB Global with the overarching goal of increasing the impact of its activities beyond the European Union. The EIB Group continues to support the European Union’s strategy of connecting Europe to the rest of the world and remains committed to stepping up its activity and helping to boost Ukraine’s ongoing resilience. The funding programme outlined in the Operational Plan 2024-2026 reflects the anticipated borrowing needed to achieve the operational targets. The EIB Board of Directors approved a global borrowing authorisation of up to EUR 65.0 billion for 2024 and the Bank announced an expected funding programme amounting to EUR 60.0 billion. 15. The annual EIB Group Operational Plan includes performance orientations and elaborates on major priorities and activities of the EIB Group for the coming three years. 16. Total EIB Group signatures includes double counting of joint EIB/EIF transactions in the amount of EUR 1.1 billion (for example, EIF operations back-to-back guaranteed by the EIB. As a result, the sum of the individual signatures by the EIB in the European Union, by EIB Global and by the EIF does not equal the EIB Group’s total signature volume target for 2024. OVERVIEW 6

The Bank’s high credit standing is key to its business model. Therefore, the EIB manages credit, market and liquidity risk in line with its risk appetite and public mission. By pursuing a prudent financial policy, the Bank seeks to self-finance its growth in the long term. 2. LENDING ACTIVITIES The EIB’s mission for the past 65 years has been to invest in viable projects that contribute towards the European Union’s policy objectives, as stipulated in Article 309 of the Treaty on the Functioning of the European Union. Financed projects need to satisfy strict economic, technical, environmental and social standards and are subject to careful due diligence and sound risk management practices. As of 31 December 2023, the outstanding volume of signed loans had slightly increased to EUR 575.6 billion,17 from EUR 562.0 billion at the end of 2022, and 83.3% of the loans signed in 2023 were for projects within the European Union (compared to 82.6% in 2022). The EIB’s disbursed loan portfolio amounted to EUR 445.4 billion18 at the end of 2023 (compared with EUR 437.4 billion at the end of 2022). The volume of operations of own higher risk activities19 signed in 2023 was EUR 10.4 billion (compared to EUR 8.4 billion in 2022), in line with the EIB’s higher risk-taking strategy, with the goal of achieving higher additionality and impact. Higher risk activities under the EIB’s own resources typically benefit from third-party credit enhancements. 2.1. New signatures In 2023, the total volume of new signatures amounted to EUR 75.1 billion,20 of which EUR 73.9 billion was under the Bank’s own resources (compared to EUR 65.1 billion in 2022, of which EUR 62.6 billion was under the Bank’s own resources). Of the new signatures, 88.6% provide financing to projects in EU Member States (compared to 86.1% in 2022) (see detailed geographic distribution below). 17. Includes own resource loans and loan substitutes. 18. Includes own resource loans and loan substitutes. 19. Operations that entail a risk that is greater than the risk generally accepted by the Bank in line with Article 16.3 of the Bank’s Statute. 20. Includes all resources, loans, equities and guarantees. Signatures per country or region (in EUR m) 2023 % of total 2022 % of total Italy 11 256 15% 9 444 14% France 10 741 14% 8 494 13% Spain 10 491 14% 8 822 14% Germany 7 065 10% 6 032 9% Poland 4 670 6% 4 899 8% Sweden 2 514 3% 1 435 2% Greece 2 241 3% 2 175 3% Belgium 2 145 3% 2 323 4% Netherlands 2 138 3% 1 192 2% Romania 1 812 2% 982 2% Portugal 1 781 2% 1 522 2% Czech Republic 1 776 2% 1 779 3% Austria 1 206 2% 1 268 2% Denmark 1 070 1% 802 1% Ireland 991 1% 968 1% Finland 603 1% 795 1% European Free Trade Association 139 0% 26 0% Other EU Member States 4 066* 6% 3 090 5% Candidate and potential candidate countries 1 919 3% 1 116 2% Rest of world 6 518 9% 7 985 12% 75 142 65 149 *Bulgaria 539m, Croatia 399m, Cyprus 230m, Estonia 540m, Hungary 409m, Latvia 77m, Lithuania 406m, Luxembourg 17m, Malta 30m, Slovakia 226m, Slovenia 292m, Multi-country 901m. 7 2023 FINANCIAL REPORT

2.2.The EIB as the EU climate bank As the EU climate bank, the EIB plays a significant role in the fight against the global emergencies of climate change, environmental degradation and biodiversity loss. The Bank is one of the world’s leading financiers of climate action and environmental sustainability. In 2023 alone, the EIB signed financing of EUR 41.8 billion for climate action and EUR 25.1 billion for environmental sustainability (compared to EUR 35.1 billion and EUR 15.9 billion, respectively, in 2022). The overall climate action and environmental sustainability financing of EUR 44.3 billion, which includes EUR 22.6 billion of financing for projects with dual climate action and environmental sustainability benefits, represented 60% of EIB financing during 2023 (compared to EUR 36.6 billion, or 58%, in 2022). Of this, financing for climate action and environmental sustainability in EU cohesion regions amounted to EUR 17.4 billion in 2023, which represents 58% of the EIB’s financing for cohesion regions in 2023 (compared to EUR 16.2 billion, or 66%, in 2022). The Bank continues to invest in projects that anticipate or respond to the adverse effects of climate change and take appropriate action to prevent or minimise its potential damage. Under the EIB Climate Adaptation Plan, the Bank aims to increase the share of support for climate change adaptation to 15% of its overall finance for climate action by 2025. In 2023, EIB financing for climate change adaptation reached EUR 2.7 billion, or 6.4% of its total climate action (compared to EUR 1.9 billion, or 5.4%, in 2022). Austria 3.1 EU Benelux* 5.7 EU other* 7.6 EU Scandinavia* 5.1 France 12.4 Germany 8.3 Greece 3.3 Hungary 1.8 Italy 12.1 Non-EU 15.0 Poland 8.7 Portugal 2.3 Spain 14.6 Transport 29.2 Global loans 16.5 Energy 15.5 Health, education 8.3 Industry 8.0 Miscellaneous infrastructure 7.8 Water, sewerage 6.4 Services 4.7 Telecommunication 2.5 Agriculture, fisheries, forestry 1.1 *EU Benelux: Belgium 3.0%, Luxembourg 0.0%, Netherlands 2.7%. EU Scandinavia: Denmark 0.7%, Finland 2.1%, Sweden 2.3%. EU other: Bulgaria 0.4%, Croatia 0.6%, Cyprus 0.4%, Czech Republic 1.3%, Estonia 0.3%, Ireland 1.4%, Latvia 0.2%, Lithuania 0.6%, Malta 0.1%, Romania 1.0%, Slovenia 0.4%, Slovakia 0.9%. GEOGRAPHIC DISTRIBUTION OF THE STOCK OF LOANS AT THE END OF 2023 (%) DISTRIBUTION BY SECTOR OF THE STOCK OF LOANS AT THE END OF 2023 (%) OVERVIEW 8

In June 2023, the EIB, in cooperation with other multilateral development banks, released joint methodological principles that provide a harmonised approach and clear guidance on how new financing operations are to be assessed for alignment with the Paris Agreement’s climate goals. These joint methodological principles come in addition to the EIB Group’s Paris alignment framework, first introduced in the EIB Group Climate Bank Roadmap in 2020. The EIB supports green investments across the focus areas of the European Green Deal, with a current focus on climate adaptation, environmental sustainability, and support for REPowerEU. In July 2023, the EIB Group made a significant commitment to raising financing for REPowerEU from the original commitment of EUR 30.0 billion until 2027 to EUR 45.0 billion (REPowerEU+). The EUR 45.0 billion in financing — on top of the Bank’s normal lending activity to the energy sector — is expected to mobilise over EUR 150.0 billion in new green investments, contributing to the European Union’s ambitious target of net-zero greenhouse gas emissions by 2050. The increased support for REPowerEU+ is also in line with the Bank’s 2019 energy lending policy. The mid-term review of this policy was approved by the EIB Board of Directors in May 2023,21 confirming the Bank’s support for renewable and low-carbon sources of energy. Also approved in 2023 was the EIB Group Climate Bank Roadmap22 mid-term review, which highlighted the EIB’s performance to date relative to the core roadmap objectives. As part of the review, a small number of adjustments were introduced, including a simplified Paris Alignment framework for microenterprises, a revision of the Paris Alignment for Counterparties (PATH) framework’s disclosure requirements for financial intermediaries in response to recent regulatory developments, and a temporary extension of the list of countries in which the EIB can act as a sole financier of climate adaptation projects due to their particular vulnerability to climate change. During the COP28 UN Climate Change Conference in Dubai, EIB Global launched its new approach to expanding its just transition and just resilience support worldwide. EIB Global will work with public and private partners to identify opportunities and address challenges related to a just transition and just resilience, including through Just Energy Transition Partnerships, Team Europe initiatives and wider partnerships. For just resilience, the focus will be on least developed countries, fragile and conflict-affected states, and small island developing states. EIB Global will target climate adaptation actions involving or benefiting those depending on natural resources and ecosystems for their livelihoods. Reflecting its wider commitments to social impact, the Bank’s continued focus on gender equality and women’s economic empowerment led in 2023 to another year of increased volumes and investments in this field, with 63 signatures totaling EUR 5.8 billion of investment contributing to this objective (compared to 45 operations and EUR 5.1 billion in 2022). 2.3. The EIB’s counter-cyclical role and cooperation with institutional partners Acting as the financial arm of the European Union, the EIB plays a strong counter-cyclical role in delivering financial support and advisory services to the real economy across all EU Member States, to address economic crises. By the end of 2023, the EIB Group’s EUR 24.4 billion European Guarantee Fund, designed in 2020 to help businesses weather the economic impact of COVID-19, was fully deployed.23 Disbursements and allocations reached EUR 12.7 billion for the EIB Group (EUR 5.9 billion of which by the Bank) with projects spread over all 22 participating EU Member States. Funding by the European Guarantee Fund reached businesses across the European Union, including approximately 200 000 small and medium-sized enterprises. 21. The energy lending policy informs the EIB’s stakeholders and the wider public about how the Bank supports EU energy policy, which energy projects are consistent with the Bank’s objectives and how they are assessed. 22. The EIB Group Climate Bank Roadmap sets out how the EU bank would support the European Green Deal and a just transition to low-greenhouse gas emission, climate-resilient and environmentally sustainable development. 23. Disbursements of the European Guarantee Fund equity products foreseen until 2037. 9 2023 FINANCIAL REPORT

The EIB Group works closely with the EU institutions and other partners to support EU priorities with the mandates available to the EIB Group under the Multiannual Financial Framework 2021-2027. The EIB Group is the privileged implementing partner of the InvestEU programme, assigned with 75% (EUR 19.6 billion) of the EU budgetary guarantee provided under the InvestEU Regulation. The InvestEU programme seeks to streamline implementation, being the sole successor instrument to the European Fund for Strategic Investments and 13 other EU financial instruments introduced under the Multiannual Financial Framework 2014-2020. The InvestEU programme essentially consists of three elements: • the InvestEU Fund, which aims to provide the European Union with crucial long-term funding, crowding in private investments in support of a sustainable recovery and helping build a greener, more digital and more resilient European economy; • the InvestEU Advisory Hub, which provides technical advice on investment projects needing financing; • the InvestEU Portal, an easily accessible database aiming to match projects with potential investors worldwide. The operations benefiting from the EU budgetary guarantee finance investments are distributed across four policy windows: sustainable infrastructure; research, innovation and digitalisation; small and medium firms and small mid-caps; and social investment and skills. These support the European Union’s strategic priorities, such as the European Green Deal, the digital transition, and social and public interest projects in education, health and housing. Moreover, a minimum of 30% of this financing is expected to be dedicated to investments to combat climate change or mitigate its effects. The EIB Group acts as the main advisory partner to the European Commission under the InvestEU programme, supporting project promoters through the InvestEU Advisory Hub and providing the European Commission with strategic support to develop and reinforce advisory initiatives. Advisory services provide targeted support across all four of the InvestEU policy windows to public and private sector promoters. The InvestEU programme also includes an EU Member State compartment, in which EU countries have the possibility to contribute funds to the InvestEU Fund. Since the start of InvestEU deployment in March 2022, 62 operations, including framework operations,24 were approved under InvestEU for almost EUR 18.1 billion by the end of 2023. An amount of EUR 6.9 billion was signed and EUR 2.0 billion was disbursed by the end of 2023. The economic sectors that benefit the most from the signed operations are energy, industry and transport, while Spain, France and Italy are the largest geographic beneficiaries. In 2023 alone, the EIB approved 30 operations, including framework operations, under InvestEU, for EUR 9.1 billion, of which EUR 4.6 billion was signed and EUR 1.3 million was disbursed. The EIB continues to work with the EU members interested in implementing financial instruments using their Recovery and Resilience Facility resource, namely Greece, Italy and Romania. In June 2023, the EIB Board of Directors approved an increase in the size of the dedicated Strategic European Security Initiative for security investments in the European Union from EUR 6.0 billion up to EUR 8.0 billion, covering the period from 2022 to 2027. This initiative is designed to support security and dual-use defence projects. The revision also aims to give additional emphasis to military mobility, space, green security and critical infrastructure. The Strategic European Security Initiative does not alter eligibility criteria for EIB security and defence financing, nor does it modify the EIB’s excluded activities and sectors. The initiative does not foresee investment in ammunition or weaponry, reflecting the fact 24. Framework operations represent lending envelopes under which an InvestEU implementing partner can add sub-projects. OVERVIEW 10 that the EIB does not finance investments in core defence. Research, development and innovation projects under the initiative must be dual use. As part of the Strategic European Security Initiative, the EIB intends to strengthen institutional partnerships, such as with the European Commission and the EU Agency for the Space Programme. In 2023, the value of the financing provided by the Bank to investment projects under the Strategic European Security Initiative amounted to around EUR 0.7 billion (compared to EUR 1.5 billion in 2022). Through EIB Global, the EIB Group cooperates with the European Commission to pursue the objectives and principles of the European Union’s external action. The Group acts as the key implementing partner in the Neighbourhood, Development and International Cooperation Instrument (NDICI) – Global Europe. NDICI – Global Europe is the main financial tool of the European Union’s international cooperation for the period 2021-2027. It is part of an integrated financial package supplying financing capacity in the form of grants, budgetary guarantees and financial instruments worldwide, known as the new European Fund for Sustainable Development Plus (EFSD+). The EIB is entrusted with the implementation of dedicated investment windows for the use of the EFSD+ budgetary guarantees, which amount to EUR 26.7 billion. In April 2022, the EIB and the European Commission signed the EFSD+ Investment Window 1 guarantee agreement, providing comprehensive risk cover for operations with sovereign counterparties and non-commercial sub-sovereign counterparties under the exclusive investment window. In February 2023, the EIB and the European Commission signed agreements for total financing of EUR 4.0 billion, consisting of an EFSD+ Investment Window 4 guarantee agreement, which is expected to mobilise up to EUR 3.5 billion in lending, and a EUR 500.0 million African, Caribbean and Pacific (ACP) Trust Fund contribution. The Investment Window 4 guarantee agreement enables the EIB to implement private sector operations in the African, Caribbean and Pacific region, with particular focus on creating jobs and opportunities and support for the green and digital transitions. The Trust Fund, established and managed by the EIB, aims to focus on high-risk private sector operations in African, Caribbean and Pacific countries. 2.4. EIB Global25 Launched in 2022, EIB Global’s goal is to increase the impact of the EIB’s activities outside the European Union, aligned with EU priorities. EIB Global has a unique comparative advantage because of its treaty-based role as part of the EU bank, based on its alignment with the European Union’s external action policy steer according to the “policy first” principle. This role is enabled by EIB Global’s very close coordination with the European Commission and EU delegations around the globe, but also by the exclusive presence of EU stakeholders in the Bank’s governance and shareholding. The EIB, alongside other multilateral development banks, can play a key role in accelerating the delivery of financing to where it is needed most. In 2023, EIB Global signatures amounted to EUR 8.4 billion (compared to EUR 9.1 billion in 2022), of which 53% was in support of climate action and environmental sustainability (compared to 47% in 2022). The outstanding volume of EIB Global signed loans reached EUR 69.5 billion at the end of 2023 (EUR 68.4 billion at the end of 2022). Most of EIB Global’s outstanding portfolio is covered by guarantees from the European Union which include comprehensive guarantees (the EU Comprehensive Guarantees) and political risk guarantees (the EU Political Risk Guarantees) or guarantees from the EU Member States. Under the current EU long-term budget (Multiannual Financial Framework 2021-2027), EIB Global’s business implementation will continue to rely on the new generation of EU mandates within the NDICI – Global Europe framework to deliver on key priorities as the EU bank. These will be complemented by lending from EIB Global’s own risk facilities. 25. Figures presented under this section include own resource loans and loan substitutes unless otherwise stated. 11 2023 FINANCIAL REPORT

In November 2023, the Samoa Agreement was signed by the European Union, the EU Member States and certain African, Caribbean and Pacific countries, replacing the Cotonou Agreement from 1 January 2024. The Samoa Agreement provides a legal framework for the EIB’s operations in signatory countries. It also provides for common principles in six priority areas, including climate change, sustainable development and growth, human rights, democracy and governance, migration and mobility as well as peace and security. As part of the European Investment Bank, EIB Global is committed to strengthening its partnerships with participants in Team Europe,26 including the European Commission, the European External Action Service, the EU Member States as well as their financing institutions and agencies and the European Bank for Reconstruction and Development. Following the Council of the European Union’s adoption in 2021 of conclusions on enhancing the European financial architecture for development, EIB Global is also improving its local presence, at EU delegations wherever possible, to facilitate business delivery on the ground. 26. Team Europe is the EU initiative first launched to support partner countries in the fight against the coronavirus pandemic, and that combines resources from, among others, the European Union, the EU Member States — including their implementing agencies and public development banks — as well as the EIB and the European Bank for Reconstruction and Development (EBRD). EIB remains committed to supporting Ukraine A major financial and advisory effort continues to be needed to sustain Ukraine’s resilience during the ongoing war with Russia, while more support will be necessary to rebuild the country once the war is over and to prepare Ukraine for EU membership. Since the start of Russia’s invasion in 2022, and with the support of the European Commission, the EIB has provided EUR 2.0 billion in emergency relief and project support to Ukraine. In March 2023, the EIB Board of Directors approved the EU for Ukraine (EU4U) Initiative. This includes the set-up of the EU4U Fund, a trust fund providing guarantees for EIB Global lending, impact finance investments, and grants (such as investment grants or interest rate subsidies). By the end of 2023, indicative pledges from EU Member States surpassed EUR 400.0 million, of which EUR 157.0 million have already been firmly committed. At the same time, the EIB set up the EU4U Advisory Programme, a EUR 100.0 million technical assistance package from the Bank’s own resources, to support Ukraine and Moldova. The EU4U Fund will enable continued lending to Ukraine and will serve as a temporary bridge solution until longer-term EU measures become available. In parallel, the European Commission contributed to the EU4U Initiative by enabling EUR 100.0 million of new lending under the EIB’s EFSD+ Investment Window 1 for sovereign operations. The EIB’s disbursed exposure in Ukraine is predominantly covered by EU Comprehensive Guarantees and EU Political Risk Guarantees under the EU External Lending Mandate. As of 31 December 2023, total disbursed exposure amounted to EUR 3 144.3 million (compared to EUR 3 085.0 million at the end of 2022). Of this amount, EUR 2 962.7 million is covered by EU Comprehensive Guarantees (compared to EUR 2 852.4 million at the end of 2022). Out of the remaining EUR 181.6 million (compared to EUR 232.6 million at the end of 2022), EUR 166.8 million is covered by EU Political Risk Guarantees (compared to EUR 216.0 million at the end of 2022) and EUR 14.8 million is at the EIB’s own risk (compared to EUR 16.6 million at the end of 2022). A further EUR 2 605.5 million has been committed in signed operations not yet disbursed at the end of 2023 (compared to EUR 2 938.9 million at the end of 2022). Of this amount, EUR 2 432.7 million is covered by EU Comprehensive Guarantees and EUR 138.1 million by EU Political Risk Guarantees (compared to EUR 2 714.4 million and EUR 189.7 million, respectively, at the end of 2022). The remaining EUR 34.8 million is at the EIB’s own risk (compared to EUR 34.9 million at the end of 2022). In addition, the Bank also granted financial guarantees on exposures to counterparties located in Ukraine for a signed amount of EUR 388.7 million at the end of 2023 (compared to EUR 478.8 million at the end of 2022). This is fully covered by EU Comprehensive Guarantees. The EIB remains committed to supporting the recovery and reconstruction of Ukraine by financing new critical economic and social infrastructure as needed, as soon as conditions permit it. OVERVIEW 12

Russia The Bank has stopped its lending activities in Russia since 2014 to stay consistent with the overall objectives of EU common foreign and security policy, including applicable sanctions. The Bank has compliance controls and procedures in place, including a dedicated Sanctions Compliance Programme, which aims to ensure that its activities (including those that may involve Russia) comply with all applicable sanctions. The EIB had no remaining disbursed loan exposure in Russia at the end of 2023 (compared to EUR 13.8 million loan exposure at the end of 2022, with no exposure at the EIB’s own risk). Belarus The EIB’s total disbursed exposure in Belarus amounted to EUR 6.7 million at the end of 2023 (compared to EUR 45.2 million at the end of 2022), which is fully secured by EU Political Risk Guarantees (compared to EUR 36.3 million, or 80%, secured by EU Comprehensive Guarantees and EUR 8.9 million, or 20%, by EU Political Risk Guarantees at the end of 2022). A further EUR 350.0 million has been committed in signed operations not yet disbursed, which is fully secured by EU Comprehensive Guarantees (compared to EUR 360.0 million at the end of 2022, of which EUR 350.0 million secured by EU Comprehensive Guarantees and EUR 10.0 million by EU Political Risk Guarantees). The EIB stopped signatures in Belarus following the country’s disputed presidential elections in August 2020 and will continue to maintain such a stance, in line with EU policy and existing applicable sanctions. Israel The EIB’s total disbursed exposure in Israel amounted to EUR 768.2 million at the end of 2023 (compared to EUR 707.5 million at the end of 2022), of which EUR 298.7 million, or 39%, is secured by EU Political Risk Guarantees (compared to EUR 323.8 million, or 46%, at the end of 2022) and EUR 469.5 million, or 61%, at the EIB’s own risk (compared to EUR 383.7 million, or 54%, at the end of 2022). A further EUR 1 087.8 million has been committed in signed operations not yet disbursed, which is fully at the EIB’s own risk (compared to EUR 542.7 million at the end of 2022, also fully at the EIB’s own risk). Palestine* The EIB’s total disbursed exposure in Palestine amounted to EUR 104.8 million at the end of 2023 (compared to EUR 89.9 million at the end of 2022), of which EUR 95.8 million, or 91%, is secured by EU Comprehensive Guarantees (compared to EUR 77.7 million, or 86%, at the end of 2022) and EUR 9.0 million, or 9%, at the EIB’s own risk (compared to EUR 12.1 million, or 14%, at the end of 2022). A further EUR 264.2 million has been committed in signed operations not yet disbursed, which is fully secured by EU Comprehensive Guarantees (compared to EUR 309.6 million at the end of 2022, also fully secured by EU Comprehensive Guarantees). 2.5.Rigorous due diligence and strict selection criteria Step 1 Identification/ Proposal Appraisal Repayment Approval •EIB Management Committee • If relevant: Mandate Committee •EIB Board of Directors Monitoring and reporting Signature Disbursement Step 2 Step 7 Step 3 Step 6 Step 4 Step 5 * This designation shall not be construed as recognition of a State of Palestine and is without prejudice to the individual positions of the Member States on this issue. 13 2023 FINANCIAL REPORT

The EIB Group’s due diligence process and prudent project selection criteria support the high quality of its loan portfolio. The lending operation appraisal process involves assessments of the counterparties and projects by loan officers, economists, engineers and other sector specialists, risk managers and lawyers. The viability of a project is considered from several angles: economic, technical, environmental, social and financial. Risk guidelines are applied at the appraisal stage and throughout the loan’s life. The EIB’s lending policies establish minimum credit quality criteria for both borrowers and guarantors in lending operations and identify the acceptable transaction structure. In analysing risks, the Bank applies an internal loan grading system and assigns internal ratings to counterparties. Throughout the lifetime of a loan, the Bank closely monitors the counterparties’ creditworthiness and compliance with contractual obligations to enable early interventions, where necessary. Additionally, the Bank follows firms’ adherence to project screening, pre-programme evaluations, and regular post-completion reviews. The EIB has established procedures and screening tools27 to assess, manage and monitor climate change-related physical and transition risks at the level of its portfolio, counterparties and individual projects financed. Climate action and environmental sustainability aspects are also taken into consideration throughout the assessment and monitoring of all projects. The Bank calculates and reports the carbon footprint, in absolute and relative terms, for all directly financed projects that have greenhouse gas emissions above a defined threshold.28 In addition, an economic cost of carbon is incorporated into the accounting of environmental externalities. Since January 2022, the EIB Group has applied the Paris Alignment for Counterparties (PATH) framework. Regarding direct operations, the policy focuses on corporate counterparties that operate in high-emitting sectors and/or in a context of high vulnerability to physical climate risks. The PATH framework requires screened-in corporates to develop and publish a decarbonisation and/or a resilience plan (unless already available), containing elements deemed important for their transition. For intermediated operations, screened-in financial intermediaries need to publish a set of disclosures in line with the recommendations of the Task Force on Climate-related Financial Disclosures. For counterparties that do not yet meet the PATH requirements, the Bank offers dedicated technical assistance to support them in developing a decarbonisation and/or resilience plan, or climate-related disclosures. PATH framework implementation contributes to mitigating the climate-related risks of the EIB’s loan portfolio. In 2022, the EIB Group introduced a temporary and exceptional extension of the exemptions to the PATH framework. In support of REPowerEU, the exemption for projects with high innovative content was temporarily and exceptionally extended to include all renewable energy projects and electric vehicle charging infrastructure in the European Union. In 2023, the EIB Group decided to apply the same temporary and exceptional extension also for projects in the spirit of REPowerEU beyond the European Union. These temporary and exceptional extensions are expected to run until 2027, subject to a Climate Bank Roadmap review foreseen in 2025. Over this period, the EIB will continue to engage with all its clients to support them in developing decarbonisation plans. Since 2022, the EIB has applied its revised and updated Environmental and Social Sustainability Framework, which includes the EIB Group Environmental and Social Policy and the EIB Environmental and Social Standards. The framework promotes an integrated approach to impact and risk assessment and management. It also maximises development outcomes by ensuring that environmental, climate, social and human rights considerations are addressed and considered in the decision-making processes. The EIB Environmental and Social Standards outline promoters’ responsibilities in assessing and managing the environmental, climate and social impacts and risks of EIB-financed projects. As part of the update, a new standard on intermediated finance was added to the ten revised EIB Environmental and Social Standards. 27. The tools (one per credit segment) jointly cover approximately 90% of counterparties by volume of exposure. 28. The EIB Project Carbon Footprint Methodologies contain the carbon footprinting methodologies of the EIB. OVERVIEW 14

2.6. Quality of the loan portfolio Despite recent global shocks, the credit quality of the loan portfolio is deemed stable at present without an observable systemic impact. A significant portion of the Bank’s loan portfolio benefits from credit enhancements or recourse to EU or EU Member State guarantees. Credit enhancements are largely in the form of portfolio guarantees from EU sovereigns, the EU budget, investment grade banks and corporates, and high-quality financial collateral and assignments of rights or pledges at transaction level. Unsecured loans29 to banks and corporates had a combined value of EUR 162.6 billion,30 representing 30.9% of the risk portfolio at the end of 2023 (compared to EUR 151.1 billion, or 29.6%, at the end of 2022). The asset quality of the EIB’s risk portfolio is high. The share of best of borrower or guarantor internal ratings of investment-grade level31 stood at 86.9% of the Bank’s risk portfolio at the end of 2023 (compared to 84.0% at the end of 2022). At the end of 2023 the disbursed sovereign exposure32 of the Bank amounted to EUR 46.1 billion (compared to EUR 45.3 billion at the end of 2022) and the sovereign-guaranteed signed exposure33 was EUR 78.7 billion (compared to EUR 79.3 billion at the end of 2022). The Bank has not recorded any impairment in its holding of EU sovereign and EU sovereign-guaranteed exposures and its preferred creditor status and the protection given by its Statute are expected to guarantee full recovery of these EU sovereign assets. The EIB follows the non-performing exposure34 regulatory requirements in the context of its Best Banking Practice Guiding Principles. The level of non-performing signed exposure35 in the risk portfolio stood at EUR 2.7 billion at the end of 2023 (compared to EUR 2.9 billion at the end of 2022), while disbursed exposure amounted to EUR 2.5 billion (compared to EUR 2.6 billion at the end of 2022). The non-performing exposures are assessed based on the counterparty’s situation, disregarding any collateral arrangements or portfolio guarantees. The non-performing exposure included impaired loan exposure subject to specific provisions of EUR 1.8 billion (compared to EUR 1.8 billion at the end of 2022). These operations represented 0.4% of the total loan portfolio (compared to 0.4 % at the end of 2022), for which the Bank has specific provisions for gross exposure (disbursed exposures, accrued interest and exposures in arrears) of EUR 472.6 million (compared to EUR 326.5 million at the end of 2022). The level of specific provisions is relatively low because of the security, guarantees and portfolio credit enhancements in place. The collective provisions introduced in 2022 in the context of the Russian invasion of Ukraine increased to EUR 87.2 million at the end of 2023 from EUR 76.0 million at the end of 2022. At the end of 2023, arrears36 over 90 days amounted to EUR 82.4 million (compared to EUR 77.7 million at the end of 2022). 29. Unsecured loans refer to lending operations where the EIB has no genuine recourse to an independent third party. 30. Includes own resource loans and loan substitutes, excluding mandates under comprehensive guarantees. 31. Includes own resource loans and loan substitutes above Baa3 rating, excluding mandates under comprehensive guarantees. 32. Includes own resource loans and loan substitutes, excluding mandates under comprehensive guarantees. 33. Includes own resource loans and loan substitutes, excluding mandates under comprehensive guarantees. 34. Non-performing exposure is defined as material exposures which are more than 90 days past due or unlikely to pay regardless of the existence of any past due amount based on methodology for identification and management of deterioration in the portfolio during the entire loan cycle. 35. Including loans (including quasi-equity), loan substitutes and guarantees. 36. For more details on arrears over 90 days on the loan portfolio, please refer to Note U of the Statutory Financial Statements. 15 2023 FINANCIAL REPORT

3. FUNDING ACTIVITIES The EIB raises long-term funds through bond issuances on the international capital markets to meet its lending needs. Funding activities aim to reach set volume targets with a maturity structure suitable for the Bank’s asset and liability management and to optimise cost on a sustainable basis. Diversification of sources and tenors of funding support the flexibility of the Bank, which maintains a regular presence in different funding markets. Funding in 2023 faced new challenges from volatile global fixed income market conditions, as continuing geopolitical tensions and bank crises in the United States and Switzerland added to the general macroeconomic uncertainty. The EIB completed the year with a total issuance of EUR 49.8 billion in 16 currencies (compared to EUR 44.3 billion in 17 currencies in 2022), above the initially announced funding programme of EUR 45.0 billion and nearly fully using the flexibility provided by its borrowing authorisation of up to EUR 50.0 billion. Net issuance37 was negative by EUR 11.0 billion in 2023 (compared to a net negative issuance of EUR 6.0 billion in 2022). The Bank's funding strategy relies on the issuance of large and liquid benchmark transactions in the main currencies (EUR and USD), complemented by targeted issuances (plain vanilla and structured), the latter usually driven by reverse inquiries. Benchmark transactions represented about 82% of funding in 2023 (compared to 70% in 2022), helping to secure volume and manage cost and duration. The volume of sustainability funding — via the issuance of Climate Awareness Bonds and Sustainability Awareness Bonds — remained sizeable in 2023 at EUR 14.6 billion, or 29%, of the funding programme (compared to EUR 19.9 billion, or 45%, in 2022 and EUR 11.5 billion, or 21%, in 2021). As in previous years, the Bank frontloaded its funding activities at the beginning of the year, when issuance activity on the capital markets worldwide was at its peak. In January 2023, the EIB opened the sovereigns, supranationals and agencies (SSA) US dollar market with a USD 5.0 billion 5-year Global Bond issue, followed by a EUR 5.0 billion 10-year Euro Area Reference Note (EARN). In February 2023, the Bank launched two Climate Awareness Bonds in benchmark size. The first, a USD 5.0 billion 10-year Global Bond issue, became the largest USD 10-year Global Bond issue among SSA peers. The second, a EUR 5.0 billion 5-year EARN, was the EIB’s largest CAB transaction since the format was introduced in 2007. In July 2023, the EIB launched its fourth EUR 5.0 billion EARN of the year, which attracted the highest ever number of orders seen in any EARN book and the third largest book ever. In August 2023, the EIB’s fourth USD Global Bond transaction in 2023 recorded the second largest order book for an EIB Global Bond benchmark. In addition, the EIB continued to lead innovation in the capital markets with two new blockchain transactions. In January 2023, the EIB launched its first ever blockchain floating-rate instrument and its first GBP blockchain bond ever (a 2-year GBP 50.0 million bond) and in June 2023, it launched its first green bond in digital format with a SEK 1.0 billion 2-year transaction. 3.1. Maturity composition of the EIB’s funding The average maturity of the Bank’s issuances during 2023 was 7.2 years (compared to 6.7 years in 2022), which was in line with recent years (8.0 in 2021, 6.9 in 2020 and 7.2 in 2019). Decisions regarding the maturity of issuance are guided by the constant assessment of market demand and by asset and liability management considerations. 37. Gross issuance minus redemption and repayment during 2023. OVERVIEW 16

From a currency perspective, EUR issuance typically provides the longest average maturity among the Bank’s main currencies. In 2023, the average maturity of EUR funding was 7.9 years (compared to 8.5 years in 2022), while USD issuance was 7.0 years in 2023 (compared to 5.2 years in 2022). Average maturity (years) Currency 2023 2022 EUR 7.9 8.5 USD 7.0 5.2 Other 5.8 4.1 Total 7.2 6.7 3.2.Investor distribution Overall, geographic investor distribution remained broadly stable in 2023. Europe remained the main source of investor demand, accounting for 66% in 2023 (compared to 62% in 2022). There was a decrease in Asian participation, which accounted for 15% in 2023 (compared to 24% in 2022), offset by an increased participation of American accounts, accounting for 16% (compared to 13% in 2022), and European accounts. The composition of geographic investor distribution by currency confirms the strategic value of currency diversification. Accounting for 49% of total issuance in 2023, EUR-denominated EIB bonds continued to attract the most interest from investors in Europe (82% in 2023, vs. 83% in 2022), with Asian accounts absorbing most of the remainder (12% in 2023, vs. 12% in 2022). Bonds denominated in USD, for which demand in 2023 was split among investors in Europe (41% in 2023, vs. 32% in 2022) the Americas (36% in 2023, vs. 32% in 2022) and Asia (18% in 2023, vs. 34% in 2022), continued to be the leading source of funding from outside Europe. Issuance in other currency markets, like GBP, PLN, SEK, AUD and CAD, allowed the Bank to broaden its investor base further in Europe, Asia and North America. The EIB’s investor base per type of investor is balanced between three main investor pools: bank treasuries (47% in 2023, vs. 34% in 2022), fund managers, insurers and pension funds (25% in 2023, vs. 28% in 2022), and central banks and government institutions (23% in 2023, vs. 32% in 2022). Throughout the year, some shifts in the investor base were observed, likely driven by: (i) increased focus from bank treasuries to purchase SSA paper on an asset-swap basis (and thus be less exposed to volatility in rates); and (ii) decreased participation from central banks and government institutions, especially in USD, attributed to the yield curve inversion. 64% 20% 14% 2% 62% 66% 24% 13% 1% 16% 15% 3% Europe Asia Americas Middle East and Africa 2021 2022 2023 INVESTOR DISTRIBUTION BY REGION 17 2023 FINANCIAL REPORT

3.3. Funding patterns in the EIB’s benchmark format Issuance in EUR and USD together accounted for 83% of the total volume raised in 2023 (compared to 84% in 2022). From a product perspective, 82% of the funding programme was issued in benchmark format in 2023 (compared to 70% in 2022). In 2023, issuance in EUR amounted to EUR 24.4 billion, via a combination of EUR benchmark issues (typically in the EUR 3.0 to 5.0 billion range) in the EARN and non-benchmark format, representing 49% of the funding programme (compared to EUR 23.3 billion, or 53%, in 2022). The EIB confirmed its leading position as a USD issuer, funding USD 18.1 billion, the equivalent of EUR 16.8 billion in 2023 (compared to USD 15.0 billion in 2022). Overall, the issuance in USD Global Bond benchmark format represented 34% of the funding programme (compared to 31% in 2022). Amount issued in EUR billion equivalent Currency 2023 2022 EUR 24.4 23.3 USD 16.8 13.9 Other 8.6 7.1 Total 49.8 44.3 2023 34% 49% 17% EUR USD Other 2022 31% 53% 16% FUNDING PROGRAMME BY CURRENCY 37% 27% 32% 4% 34% 47% 28% 32% 6% 23% 25% 5% Bank treasuries Fund managers/Insurers/Pension funds Central banks/Government institutions Corporate/Retail/Other 2021 2022 2023 INVESTOR DISTRIBUTION BY SECTOR OVERVIEW 18

3.5. Leadership in innovation and digitalisation of capital markets The EIB continues to spearhead market developments supporting the innovation and digitalisation of capital markets. Following the issuance of the Bank’s first digital bonds in April 2021, which primarily focused on the execution of a transaction using a public blockchain infrastructure, the EIB has engaged in further debt capital market digitalisation projects. In November 2022, the EIB launched its second EUR-denominated digital bond issue and its first using private blockchain technology. In January 2023, the EIB launched its first ever digital bonds in GBP, also its first ever blockchain floating-rate instrument. 3.4. Funding patterns in other currencies The EIB’s currency diversification policy enhances its flexibility, enabling it to obtain cost advantages, meet disbursement needs in local currencies, and fine-tune the maturity profile of its funding. In 2023, the EIB issued bonds in 14 currencies other than EUR and USD, of which three (BRL, EGP and INR) were in synthetic format (compared to 15 other currencies, of which three (BRL, EGP and IDR) in synthetic format, in 2022). This included the EIB’s return in 2023 to the CHF market after nine years, with a new CHF 200.0 million 10-year fixed rate bond. In terms of volume, the issuance in other currencies amounted to EUR 8.6 billion in 2023, accounting for 17% of total funding for the year (compared to EUR 7.1 billion, or 16%, in 2022). Issuance in GBP increased to GBP 2.1 billion in 2023 (compared to GBP 1.4 billion in 2022), despite high volatility in the GBP market during the year. The Bank also confirmed its status as the largest supranational issuer in PLN, raising PLN 9.2 billion (equivalent to EUR 2.0 billion) in bonds to meet its disbursement needs (compared to PLN 4.6 billion in 2022). 2023 Currency Amount in EUR billion equivalent Pound sterling (GBP) 2.37 Polish złoty (PLN) 2.03 Australian dollar (AUD) 1.82 Canadian dollar (CAD) 0.49 Swedish krona (SEK) 0.49 Norwegian krone (NOK) 0.31 South African rand (ZAR) 0.29 Chinese yuan (CNY) 0.26 Swiss franc (CHF) 0.20 Mexican peso (MXN) 0.18 Brazilian real (BRL) 0.06 Indian rupee (INR) 0.05 Egyptian pound (EGP) 0.03 Czech koruna (CZK) 0.02 Total 8.60 GBP PLN AUD CAD SEK NOK ZAR CNY Others AUD GBP CAD PLN NOK NZD CNY MXN Others 2022 27% 24% 29% 14% 14% 23% 21% 6% 4% 4% 3% 2% 7% 6% 4% 3% 3% 6% 2023 19 2023 FINANCIAL REPORT

Another innovation came with the EIB’s digital Climate Awareness Bond denominated in SEK, which was launched in June 2023. The deal was executed on a bespoke blockchain platform relying on a new consensus mechanism: the proof of climate awareness, where participating nodes are incentivised to lower their environmental footprint. 3.6. EIB sustainability funding The EIB’s sustainability funding instruments are allocated exclusively to lending activities that contribute substantially to the EU sustainability objectives. Climate Awareness Bonds (CABs) focus on climate change mitigation, while Sustainability Awareness Bonds (SABs) focus on other EU objectives for environmental and social sustainability. In 2023, the EIB’s sustainability funding reached the equivalent of EUR 14.6 billion, representing 29% of the EIB’s overall EUR 49.8 billion funding programme for 2023 (compared to the equivalent of EUR 19.9 billion in 2022, which represented 45% of the EIB’s overall EUR 44.3 billion funding programme for 2022). As of 31 December 2023, total CAB/SAB cumulative issuance since 2007 stood at the equivalent of EUR 84.6 billion across 23 currencies (compared to the equivalent of EUR 70.0 billion across 22 currencies at the end of 2022). Climate Awareness Bonds Sustainability Awareness Bonds During 2023,38 the EIB issued EUR 12.85 billion of Climate Awareness Bonds. Over the year, EUR 15.52 billion of disbursements were found eligible for allocation of proceeds from CAB issuance and EUR 15.52 billion of CAB proceeds were allocated to such disbursements following the EIB’s allocation procedures. The balance of unallocated CAB proceeds in the treasury CAB portfolio amounted to EUR 1.12 billion at the beginning of the year and to EUR -1.55 billion at the end of the year, requiring the retroactive allocation of proceeds from the first Climate Awareness Bond of 2024 to permit full allocation of the eligible disbursements. During 2023,39 the EIB issued EUR 1.46 billion of Sustainability Awareness Bonds. Over the year, EUR 3.32 billion of disbursements were found eligible for allocation of proceeds from SAB issuance and EUR 3.32 billion of SAB proceeds were allocated to such disbursements following the EIB’s allocation procedures. The balance of unallocated SAB proceeds in the treasury SAB portfolio amounted to EUR 1.82 billion at the beginning of the year and to EUR -0.04 billion at the end of the year, requiring the retroactive allocation of proceeds from the first Sustainability Awareness Bond of 2024 to permit full allocation of the eligible disbursements. 4. TREASURY ACTIVITIES The EIB maintains a robust liquidity position and flexibility to access the necessary liquidity resources under a prudent approach to liquidity management. 4.1. High-quality assets Treasury management fills the dual roles of ensuring that the Bank has the capacity to continually meet its financial commitments and of implementing the Bank’s asset and liability policy. Funds are invested in designated portfolios with defined criteria based on a low-risk strategy of diversification. The Bank’s portfolio management must always comply with the guidelines, prudential limits and indicators laid down by the EIB’s governing bodies. At the end of 2023, the operational treasury included the following portfolios: • Treasury Monetary Portfolio, designed for daily liquidity management. At the end of the year, the bulk of EIB treasury assets (87%) was held in the Treasury Monetary Portfolio, invested in short-term instruments with a maturity of up to one year. 38. Issuance data are based on net proceeds, which may diverge from nominal issuance volumes. Data on disbursements and allocations are preliminary and unaudited. 39. Issuance data are based on net proceeds, which may diverge from nominal issuance volumes. Data on disbursements and allocations are preliminary and unaudited. OVERVIEW 20

• Securities Liquidity Portfolio, which invests in EUR, GBP and USD and aims to provide diversification while enhancing the return on treasury assets. Operating under the constraint of holding at least 65% in European Central Bank (ECB)-eligible assets, the Securities Liquidity Portfolio also serves as an additional line of liquidity. • Long-Term High Quality Liquid Assets Portfolio, which is managed with the objective of constituting a core long-term liquidity reserve for the Bank in EUR and USD, composed of highly rated liquid bonds. For a breakdown of the credit exposure of the treasury portfolio, please refer to Note B of the Statutory Financial Statements. 4.2.Prudent liquidity management Treasury activities are conducted with the primary objective of protecting the invested capital and ensuring that the Bank can meet its payment obligations on time and in full. Liquidity is consistently maintained within the set prudential limits to cater for the EIB’s operating environment. In 2023, in the general context of uncertainty in the global financial markets, the EIB maintained a robust liquidity position and all its liquidity risk indicators remained constantly above their respective limits. At the end of 2023, total treasury assets amounted to EUR 73.0 billion (compared to EUR 77.5 billion at the end of 2022) and the Bank’s total liquidity ratio stood at 62.6% (compared to 95.4% at the end of 2022), in excess of the internal minimum liquidity requirement of 25%.40 The liquidity coverage ratio (LCR) stood at 423.7% at the end of 2023 (compared to 348.0% at the end of 2022), while the net stable funding ratio (NSFR) amounted to 118.3% at the end of the year (compared to 124.6% at the end of 2022). Both the liquidity coverage ratio and the net stable funding ratio remained comfortably above their regulatory limit of 100% during 2023. As an eligible counterparty in the Eurosystem’s monetary policy operations, the EIB also benefits from access to the monetary policy operations of the European Central Bank. The Bank has access to the Eurosystem’s open market operations and standing facilities through Banque Centrale du Luxembourg. The ability to reuse ECB-eligible collateral in repo transactions adds substantially to the operational liquidity resilience of the EIB. At the end of 2023, the total value of securities held in the EIB’s inventory that were eligible to be reused within the Eurosystem stood at EUR 43.2 billion, composed of proprietary assets for EUR 31.6 billion and reusable collateral received for EUR 11.6 billion. By comparison, at the end of 2022, the total value of securities held in the EIB’s inventory stood at EUR 20.1 billion, of which EUR 14.5 billion were EIB-owned assets and EUR 5.6 billion were eligible reusable collateral received. The overnight placement with Banque Centrale du Luxembourg amounted to EUR 14.9 billion at the end of 2023 (compared to EUR 53.9 billion at the end of 2022). 4.3. Treasury financial result in 2023 The gross financial result from the EIB’s treasury portfolios for 2023 was EUR 2 390.2 million (compared to EUR 431.6 million in 2022), reflecting the income received on treasury investments against a background of higher, positive interest rates during the full year of 2023. Taking into consideration the cost of funding used to finance the treasury assets, the net treasury result remained positive in 2023, reaching EUR 190.0 million (compared to EUR 115.5 million in 2022). The positive net treasury result reflects better placement rates on investments over the internal transfer price. The average rate of return on the Bank’s treasury was 3.6% in 2023 (compared to 0.4% in 2022). 40. The minimum liquidity ratio is 25% of the forecast net cash outflows for the following 12 months. 21 2023 FINANCIAL REPORT

4.4. Asset and liability management The interest rate, foreign exchange and basis risk positions of the Bank’s assets and liabilities are managed within prescribed limits. This involves rebalancing the various risk profiles using standard derivative instruments to achieve a target exposure of the managed risk factors. The Interest Rate Risk Strategy aims to ensure the self-sustainability of the Bank’s business and the growth of its own funds. As part of the management of liquidity, funding, foreign exchange and interest rate risk, the Bank regularly evaluates market conditions and may sometimes enter into transactions to repurchase outstanding debt, pursuant to open market purchases, privately negotiated transactions, tender or exchange offers or other means. 5. CONSERVATIVE RISK MANAGEMENT ALIGNED WITH BEST BANKING PRACTICE To clarify and reinforce the EIB’s best banking practice (BBP) framework, the Bank’s Board of Governors approved the BBP Guiding Principles in 2018. The BBP Guiding Principles is a high-level document, defining the overall principles and the general scope of the banking rules and guidelines applicable to the EIB as best practice. It also sets forth assessment criteria aimed at identifying the relevant rules and considers specificities of the EIB’s business model by way of general adjustments. The document is regularly reviewed by the Bank’s governing bodies and is available on its website. The Audit Committee, an independent body that reports directly to the EIB’s Board of Governors, is statutorily tasked with verifying that the Bank’s activities conform to best banking practices. As part of this role, the Audit Committee has implemented an internal review and evaluation process (EIB REP). Since March 2021, this process is framed by the EIB’s Review and Evaluation Guiding Principles, which were subsequently detailed by the EIB REP implementing rules and a review and evaluation methodology specific to the EIB Group. Globally, this framework is based on the European Banking Authority’s Guidelines on the Supervisory Review and Evaluation Process, while considering the EIB’s specific nature, policy mission, specific tasks and governance structure. The EIB REP supports the Audit Committee in its role of ensuring that the Bank complies with applicable best banking practice. The approach to determining annual operational targets and orientations takes into account the Bank’s objective of maintaining a robust credit standing, the long-term nature of its lending business and the granularity of its portfolio. The Bank has defined a set of indicators (such as comprehensive risk appetite metrics) to monitor the credit, liquidity, market and operational risks inherent in its activities. Diversification of the loan portfolio is supported by a counterparty limit framework and sector limits for its key industries. The EIB Group Risk and Compliance Directorate is responsible for both financial risks and non-financial risks relating to the EIB Group’s business. Among others, such risks include credit, market, liquidity and funding risks, operational risk, climate risk, reputational risk and strategic risk. With the approval of the EIB Group Risk Management Charter in June 2019, and subsequently of its implementing provisions, risk oversight was also extended across all relevant business lines of the EIB Group, aiming to fully recognise the economic substance of all EIB Group risk exposures and enabling the EIB Group to make fully informed decisions on risk-taking. This charter sets out the main principles of the EIB Group Risk Management Framework, the purpose of which is to ensure that EIB Group risks are overseen and managed in an effective and consistent manner. The EIB has put in place a robust capital adequacy framework designed to ensure that the capital position of the Bank remains strong. Through the EIB’s adherence to best banking practices, the Bank’s capital adequacy framework is built in line with EU regulatory requirements. The EIB’s capital position, alongside other prudential elements, is disclosed through the EIB Group’s semi-annual Risk Management Disclosure Reports, which are prepared in line with the prudential disclosure requirements and the related technical standards, guidelines and opinions of the European Banking Authority, as OVERVIEW 22 applicable to the EIB as best banking practices, and which are relevant and compatible with the EIB’s statutory framework and business model. For more details on risk management, see Note U of the Statutory Financial Statements, and the EIB Group Risk Management Disclosure Report on the EIB website. 6. CORPORATE RESPONSIBILITY AND SUSTAINABILITY The remit of the EIB is to foster balanced and steady development within the European Union and beyond. Sustainability is at the heart of what the Bank does, and it is integrated in lending, borrowing and advisory activities. As the EU climate bank, the EIB Group is committed to: (i) aligning all new EIB Group operations with the principles and goals of the Paris Agreement for addressing climate change; (ii) gradually increasing the share of EIB annual financing dedicated to climate action and environmental sustainability to exceed 50% by 2025 and beyond; and (iii) supporting EUR 1.0 trillion of investment in climate action and environmental sustainability in the decade from 2021 to 2030. From a governance perspective, in line with the EIB Group Climate Bank Roadmap and the Bank’s commitment to aligning its activities with the objectives of the Paris Agreement, climate-related risks and opportunities are integrated into the Bank’s governance structure. The current governing structure includes emphasis on the management of climate risks and opportunities at Board of Directors’ level. Similarly, climate-related responsibilities are assigned at the management level, such as ad hoc committees, specific departments or teams. To oversee the implementation of the EIB Group Climate Bank Roadmap, a specific Climate and Environmental Steering Committee has been created. In parallel, the EIB strives to be exemplary in terms of transparency and accountability. The Bank proactively publishes information about its projects and activities and engages regularly with a broad spectrum of stakeholders. In terms of reporting, the EIB has pioneered sustainability disclosures for well over a decade. Every year, the Bank issues an externally audited Sustainability Report, including the carbon footprint of its financed projects, a carbon footprint report for its own greenhouse gas emissions, a report in line with the recommendations of the Task Force on Climate-related Financial Disclosures, as well as the Global Reporting Initiative disclosures and Sustainability Accounting Standards Board disclosures. The EIB Group also reports annually on progress in implementing its 2021-2025 Climate Bank Roadmap. All reports are available on a dedicated page on the Bank’s website. 7. THE EIB GROUP’S FINANCIAL PERFORMANCE41 The EIB Group consists of the European Investment Bank and the European Investment Fund (which is a non-wholly owned subsidiary of the European Investment Bank). 7.1. EIB consolidated financial statements under the EU Accounting Directives The EIB Group’s consolidated result under the EU Accounting Directives amounted to EUR 2 407.1 million in 2023, as compared to EUR 2 460.2 million in 2022 (representing a decrease of EUR 53.1 million or 2.2% year on year). This result is closely aligned with the EIB’s statutory surplus, as the consolidated EU Accounting Directives result is almost wholly driven by the unconsolidated result of the Bank. 41. This section covers the Consolidated Financial Statements of the EIB Group prepared in accordance with the EU Accounting Directives and with the International Financial Reporting Standards. 23 2023 FINANCIAL REPORT

As of 31 December 2023, the total EIB Group balance sheet stood at EUR 550.3 billion, an increase of EUR 3.0 billion, or 0.5%, from EUR 547.3 billion as of 31 December 2022. Additional information on the EU Accounting Directives results is provided under the Notes to the EIB Group Consolidated Financial Statements under the EU Accounting Directives. 7.2. EIB consolidated financial statements under the International Financial Reporting Standards The EIB Group’s consolidated result under the International Financial Reporting Standards (IFRS) amounted to EUR 2 272.1 million in 2023, as compared to EUR 2 327.0 million in 2022 (representing a decrease of EUR 54.9 million, or 2.4%, year on year). As of 31 December 2023, the total EIB Group balance sheet stood at EUR 572.0 billion, showing an increase of EUR 5.7 billion, or 1.0%, from EUR 566.3 billion as of 31 December 2022. Additional information on the International Financial Reporting Standards results is provided under the Notes to the EIB Group Consolidated Financial Statements under IFRS. OVERVIEW 24

EIB Statutory Bodies Situation at 25/04/2024 The composition of the Bank's statutory bodies, the curricula vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the EIB's website: www.eib.org. Board of Governors Chairman Vincent VAN PETEGHEM (Belgium) Deputy Prime Minister and Minister of Finance Bulgaria Lyudmila PETKOVA Minister of Finance Czech Republic Zbyněk STANJURA Minister of Finance Denmark Morten BØDSKOV Minister for Industry, Business and Financial Affairs Germany Christian LINDNER Federal Minister of Finance Estonia Mart VÕRKLAEV Minister of Finance Ireland Michael McGRATH Minister for Finance Greece Konstantinos HATZIDAKIS Minister of Economy and Finance Spain Carlos CUERPO Minister of Economy, Trade and Business France Bruno LE MAIRE Minister of Economy, Finance and Industrial and Digital Sovereignty Croatia Marko PRIMORAC Minister of Finance Italy Giancarlo GIORGETTI Minister of Economy and Finance Cyprus Makis KERAVNOS Minister of Finance Latvia Arvils AŠERADENS Minister of Finance Lithuania Gintarė SKAISTĖ Minister of Finance Luxembourg Gilles ROTH Minister of Finance Hungary Márton NAGY Minister for National Economy Malta Clyde CARUANA Minister of Finance and Employment Netherlands Steven Van Weyenberg Minister of Finance Austria Magnus BRUNNER Federal Minister of Finance Poland Andrzej DOMAŃSKI Minister of Finance Portugal Joaquim Miranda SARMENTO Minister of Finance Romania Marcel-Ioan BOLOȘ Minister of Public Finance Slovenia Klemen BOŠTJANČIČ Minister of Finance Slovakia Ladislav KAMENICKÝ Minister of Finance Finland Riika PURRA Minister of Finance Sweden Elisabeth SVANTESSON Minister for Finance Audit Committee Chairman Members Christoph HAAS Independent Director and Advisor Nuno GRACIAS FERNANDES Professor of Finance, IESE Business School, Spain Katja PLUTO Former Chief Risk Officer, Europe & Middle East, Zurich Insurance Company, Zurich Ivan ŠRAMKO Chairman of Supervisory Board of Slovenské Elektrárne, a.s. Eva-Lena NORGREN Chief Judge and Head of Authority, Södertörn District Court Vacant Observers John SUTHERLAND Former Sr Advisor, Financial Conduct Authority, UK Beatrice DEVILLON-COHEN Independent Non-Executive Director for MUFG Securities EMEA Vasile IUGA Former PwC Audit Partner, Romania Management Committee President Nadia CALVIÑO Vice-Presidents Ambroise FAYOLLE Thomas ÖSTROS Teresa Tatiana CZERWIŃSKA Vacant (DK-RO-IE-EL) Kris PEETERS Gelsomina VIGLIOTTI Kyriacos KAKOURIS Nicola BEER Robert DE GROOT 25 2023 FINANCIAL REPORT

Board of Directors The Board of Directors consists of 28 directors, with one director nominated by each Member State and one by the European Commission. There are 31 alternates. Furthermore, in order to broaden the Board of Directors’ professional expertise in certain fields, the board is able to co-opt a maximum of six experts (three directors and three alternates), who participate in the board meetings in an advisory capacity, without voting rights. Directors Hans D’HONDT Retired Civil Servant Metodi METODIEV Director, European Affairs and Policies, Ministry of Finance, Sofia Petr PAVELEK Director of Debt and Financial Assets Management Department, Ministry of Finance, Prague Julie SONNE Head of Division, Ministry for Industry, Business and Financial Affairs, Copenhagen Elke KALLENBACH Deputy Director General for Financial Market Policy, Federal Ministry of Finance, Berlin Martin PÕDER Head of EU and International Affairs Department, Ministry of Finance, Tallinn Des CARVILLE Head of Shareholding and Financial Advisory Division, Department of Finance, Dublin, Head of Banking Unit – National Treasury Management Agency (Ireland) Michael ARGHYROU Chair of Council of Economic Advisors, Ministry of National Economy and Finance, Athens Enrique RUIZ de VILLA SAIZ Deputy Director General for Economic and Financial Affairs of the European Union at the Spanish Ministry of Economy, Trade and Enterprise, Madrid Muriel LACOUE-LABARTHE Deputy Director General of the French Treasury, Directorate-General of the Treasury, Ministry for Economic Affairs, Finance and Industrial and Digital Sovereignty, Paris Davor ZORIČIĆ State Secretary, Ministry of Finance, Zagreb Francesca UTILI Director General for International Financial Relations Directorate, Ministry of the Economy and Finance, Rome Costas CONSTANTINIDES Economic Officer, Directorate of International Financial Institutions and General Financial Management, Ministry of Finance, Nicosia Armands EBERHARDS Deputy State Secretary, Ministry of Finance, Riga Darius TRAKELIS Director of EU and International Affairs Department, Ministry of Finance, Vilnius Arsène JACOBY Director of Multilateral Affairs, Development Aid, Cooperation and Compliance, Ministry of Finance, Luxembourg Levente SIPOS-TOMPA Chairman and Chief Executive Officer, MFB Hungarian Development Bank, Budapest Martin SPITERI Director General, Ministry for Finance and Employment, Valletta Robin UYTERLINDE Deputy Director of the International Affairs Directorate, Ministry of Finance, The Hague Karin RYSAVY Senior Expert, Austrian Federal Ministry of Finance, Vienna Tomasz SKURZEWSKI Deputy Director, International Cooperation Department, Ministry of Finance, Warsaw Filipe CARTAXO Member of the Board of Directors of the EIB, Lisbon Mihai-Calin PRECUP President of Agency for Monitoring and Performance Evaluation of State-owned Enterprises, Bucharest Aleš ŠKOBERNE CEO, ECM Partners Inc., Ljubljana Martin POLÓNYI Director General of International Relations Section, Ministry of Finance, Bratislava Kristina SARJO Financial Counsellor, Unit for International Affairs, Ministry of Finance, Helsinki Anna BJÖRNERMARK Senior Adviser, International and Economics Department, Ministry of Finance, Stockholm Elena FLORES GUAL Deputy Director General, Directorate-General for Economic and Financial Affairs, European Commission, Brussels Experts Vacant Vacant Vacant EIB STATUTORY BODIES 26

Alternates Ludivine HALBRECQ Advisor at Treasury, Administration of International and European Financial Affairs (IEFA), Federal Public Service Finance, Brussels Gergana BEREMSKA Director, International Financial Institutions, Ministry of Finance, Sofia Radek HŘEBĺK Head of State Financing and Treasury Liquidity Management Division, Ministry of Finance, Prague Vacant Denmark Hendrik KAELBLE Head of Division, Directorate General European Policy, Federal Ministry for Economic Affairs and Climate Action, Berlin Susanne BLOMENHOFER Senior Policy Advisor, Directorate General for European Affairs, Federal Ministry of Finance, Berlin Riina LAIGO Advisor in the EU and Int. Affairs Department, Ministry of Finance, Tallinn Michael TAGGART Principal Officer responsible for European IFIs/Risk and Compliance, Department of Finance, Dublin Charilaos LAMBROPOULOS President, Hellenic Development Bank of Investments S.A., Athens Isabel GARAYO ORBE Alternate Deputy Director General, EU Economic and Financial Affairs department, Ministry of Economy, Trade and Enterprise, Madrid Matthieu PHILIPPOT Head of the European Bilateral Economic Relations and Financial Instruments Unit, Directorate General of the Treasury, Ministry for Economic Affairs, Finance and Industrial and Digital Sovereignty, Paris Quentin NAVARO AUBURTIN Deputy Head of unit - European bilateral relations and financial instruments, Directorate-General of the Treasury, Ministry for Economic Affairs, Finance and Industrial and Digital Sovereignty, Paris Ines ŠPIRIĆ Head of Business Analysis Sector, Ministry of Finance, Zagreb Francesca MERCUSA Director, International Financial Relations Directorate, Department of the Treasury, Ministry of Economy and Finance, Rome Bianca GIANNINI Treasury Department, Ministry of Economy and Finance, Rome Eleni PITTA Economic Officer, Directorate of International Financial Institutions and General Financial Management, Ministry of Finance, Nicosia Aija ZITCERE Director of Financial Market Policy Department, Ministry of Finance, Riga Jurgita UZIELIENE Senior Advisor of EU and International Affairs Department, Ministry of Finance, Vilnius Miguel MARQUES Deputy Director, Multilateral affairs and Development Aid, Ministry of Finance, Luxembourg Ildikó ZÁTROK General Deputy Chief Executive Officer, MFB Hungarian Development Bank, Budapest Joseph LICARI Economic Consultant, Malta Jan de BOER Coordinating Policy Advisor, Foreign Financial Relations Department, Ministry of Finance, The Hague Christian REININGER Deputy Head of the Staff Division »Budgetary Strategy, Analyses and International Affairs«, Austrian Federal Ministry of Finance, Vienna Maciej TABACZAR Counsellor, International Financial Cooperation Department, Ministry of Finance, Warsaw Rosa CAETANO Deputy Director General of the Office for Economic Policy and International Relations, Ministry of Finance, Lisbon Boni Florinela CUCU General Director, General Directorate for International Financial Relations, Ministry of Public Finance, Bucharest Martin ZDOVC Secretary, Ministry of Finance, Ljubljana Peter FRÖHLICH Chief Executive Officer, Slovak Investment Holding, a.s., Bratislava Anne af URSIN Financial Counsellor, Ministry of Finance, Helsinki Erika CARLSSON Advisor at International and Economics Department, Ministry of Finance, Stockholm Saila VALTONEN Adviser to the Deputy Director-General of Directorate-General for Economic and Financial Affairs, European Commission, Luxembourg Alternate experts Vacant Vacant Vacant 27 2023 FINANCIAL REPORT

AUDIT AND CONTROL AUDIT COMMITTEE The Audit Committee is an independent statutory body, appointed by and reporting directly to the Board of Governors, in compliance with the formalities and procedures defined in the Bank’s Statute and Rules of Procedure. The role of the Audit Committee is to verify that the Bank’s operations have been conducted and its books kept in a proper manner and that the activities of the Bank conform to best banking practice applicable to it. The Audit Committee is responsible for the auditing of the Bank’s accounts. The Audit Committee is made up of six members who are appointed by the Board of Governors for a non-renewable term of six years. Members are chosen from among people having independence, competence and integrity and who possess financial, auditing or banking supervisory expertise in the private or public sector, and they should cover the whole range of expertise between them. In addition, the Board of Governors, on a joint proposal from the President of the Bank and the Chair of the Audit Committee, may appoint a maximum of three observers for a non-renewable six-year term, on the basis of their particular qualifications, especially with regard to banking supervision. The Audit Committee provides statements each year on whether the financial statements, as well as any other financial information contained in the annual accounts drawn up by the Board of Directors, give a true and fair view of the financial position and of the results of the operations and cash flows of the Bank, the EIB Group (which comprises the EIB and the European Investment Fund (EIF)) and the Investment Facility, a mandate administered by the Bank, for the year then ended. The Audit Committee is required to give the Board of Governors a detailed report on the results of its work during the preceding financial year, including verification that the activities of the Bank conform to best banking practices applicable to it. In fulfilling its role, the Audit Committee meets with representatives of the other statutory bodies, including the EIF Audit Board; oversees the verification procedures and practical arrangements for carrying out and maintaining the framework of best banking practices applicable to the Bank’s services; takes note of the work performed by the internal auditors; monitors the work of the external auditors in relation to the financial statements; safeguards the independence of the external audit function; and coordinates audit work in general. Regular meetings with Bank staff and reviews of internal and external reports enable the Audit Committee to understand and monitor how management is providing for adequate and effective internal control systems, risk management and internal administration. The Inspector General, the head of Internal Audit, the Group Chief Risk Officer, the head of the Office of the Chief Compliance Officer and the Financial Controller have direct access to the Audit Committee. EXTERNAL AUDITORS The EIB’s external auditors, KPMG, report directly to the Audit Committee, which is empowered to delegate the day-to-day work of auditing the financial statements to them. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that might compromise their independence when performing their audit tasks. A summary of services provided by the external auditors is available on the Bank’s external website. AUDIT AND CONTROL 28

FINANCIAL CONTROL Financial Control is an independent directorate and reports directly to the Bank’s Management Committee. Its main responsibilities relate to the Bank’s books and records and its various financial statements, including the EIB, the EIB Group and the mandates under the Bank’s management. Furthermore, Financial Control’s role in relation to the Bank’s Internal Control Framework has been strengthened, incorporating additional capabilities to oversee control risk, to provide a common platform for the implementation and maintenance of the Bank-wide Internal Control Framework and, lastly, to report to senior management and the Audit Committee on noteworthy control deficiencies, covering key activities of the Bank. This role is carried out within the provisions established by the EIB Internal Control Framework Policy. In 2023, the Procurement and Purchasing function was transferred to Financial Control. Together with the Secretary General, the Financial Controller manages the relationship with the external auditors, the Audit Committee and the European Court of Auditors. INTERNAL AUDIT As an independent function, the head of Internal Audit reports to the EIB President and functionally to the EIB Audit Committee and, regarding EIF stand-alone activities, to the EIF Audit Board. It caters for audit needs at all levels of management of the EIB Group and acts with the guarantees of independence and professional standards conferred upon it by its Group Charter. Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved in managing risk within the Group. Action plans agreed with the EIB and EIF departments are a catalyst for improving procedures and strengthening controls. In support of the Audit Committee’s mandate on best banking practice, Internal Audit includes such assessments in all elements of its work. Internal Audit therefore reviews and tests key controls on a rotational basis using a risk-based approach. INSPECTORATE GENERAL The Inspectorate General, under the authority of the Inspector General, comprises three independent accountability functions. The three functions operate under policies applicable at the EIB Group level that are approved by the EIB and EIF boards of directors. EVALUATIONS The Evaluation Division assesses the relevance and performance of EIB Group activities. These are evaluated in terms of their contribution to achieving the policy goals of the Group and the European Union. The division carries out evidence-based evaluations of ongoing and completed initiatives in all areas of the EIB Group’s activity, including policies, strategies, programmes, partnerships and financing instruments. It operates in line with the EIB Group Evaluation Policy, as well as international principles and standards for evaluation. INVESTIGATIONS Under the EIB Group Anti-Fraud Policy, the Inspectorate General, through the Investigations Division, is the sole office within the Group to conduct investigations into allegations of prohibited conduct, such as fraud and corruption, and misconduct involving Group-financed activities and/or members of governing bodies and staff. The division works closely with the European Public Prosecutor’s Office, the European Anti-Fraud Office, the EU Agency for Law Enforcement Cooperation (Europol) and national criminal authorities. It has a specialised proactive fraud detection unit and contributes to developing and implementing fraud prevention measures for the Group. The Investigations Division is responsible for implementing the Bank’s Exclusion Policy, which sets out the rules and procedures for the exclusion of entities and individuals found to have engaged in prohibited conduct. 29 2023 FINANCIAL REPORT

COMPLAINTS MECHANISM The EIB Group Complaints Mechanism is a public accountability function that enables alternative (in other words, non-judicial) and pre-emptive resolution of disputes between complainants and the EIB Group. One of its key objectives is for EIB Group external stakeholders to ensure the right to be heard and the right to complain concerning alleged maladministration by the Group. The Complaints Mechanism has four functions: compliance investigation, dispute resolution, advisory and monitoring. The division works in close cooperation with the European Ombudsman. If any member of the public is not satisfied with the outcome of the internal mechanism, they can turn to the European Ombudsman and lodge a complaint against the EIB Group. Procurement complaints involving alleged infringements of the Bank’s Guide to Procurement for projects financed by the EIB are handled by the Procurement Complaints Committee, chaired by the Inspector General. OFFICE OF THE GROUP CHIEF COMPLIANCE OFFICER As part of the second line of defence, the objective of the EIB Group’s Compliance function is to assess, monitor and report on relevant non-financial risks for the EIB Group, including compliance, conduct, operational, information and cybersecurity risks. The function ensures compliance with legal and regulatory requirements and is involved in EIB operations throughout their life cycle, providing expert advice and guidance on anti-money laundering and combating the financing of terrorism, good tax governance and sanctions, and monitoring to ensure that risks and controls are effectively managed. Operational and information security risks are categorised as non-financial risks in the EIB’s Risk Appetite Framework. The independent Operational Risk Management Unit is responsible for the implementation of a sound operational risk management framework, whereas the Information Security Risk Unit enforces sound risk management approaches in line with the Bank’s information security framework and industry-specific best practices. The Compliance function also acts as the second line of defence in its advisory and decisional role on ethics and integrity issues, providing opinions and recommendations to ensure compliance with the principles and standards of professional ethics at the highest level. The function provides training and awareness-raising on compliance matters and enforces the EIB Group Staff Code of Conduct and Whistleblowing Policy to instil a culture of integrity throughout the Group. MANAGEMENT SUPPORT Within the Secretariat General, the Planning, Budget and Analytics Division brings together key management support functions, namely operational planning, budget/cost accounting and associated analyses. This structure ensures that the overall planning and management reporting processes are coordinated and support the achievement of the Bank-wide objectives, and that the results achieved are monitored. Key tools include the Group Operational Plan and the budget, and independent opinions and analysis on proposals affecting them, plus the associated management accounting and control systems. A suite of integrated reports facilitates ongoing monitoring of the situation in relation to the operational strategy (including financial objectives). AUDIT AND CONTROL 30

EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK as at 31 December 2023 EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 31

Balance sheet as at 31 December 2023 (in EUR ’000) Assets 31.12.2023 31.12.2022 1. Cash in hand, balances with central banks and post office banks (Note B.1) 210,008 112,655 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 35,436,709 20,349,770 3. Loans and advances to credit institutions a) repayable on demand 699,496 658,339 b) other loans and advances (Note C) 45,041,746 63,986,798 c) loans (Note D.1) 91,347,123 93,274,087 d) value adjustments (Note D.2) -2,392 -3,485 137,085,973 157,915,739 4. Loans and advances to customers a) other loans and advances (Note C) 55,581 125,883 b) loans (Note D.1) 335,335,122 326,861,203 c) value adjustments (Note D.2) -540,260 -388,263 334,850,443 326,598,823 5. Debt securities including fixed-income securities (Note B.2) a) issued by public bodies 5,310,290 4,508,676 b) issued by other borrowers 5,407,964 5,414,808 10,718,254 9,923,484 6. Shares and other variable-yield securities (Note E.1) 9,504,104 8,942,605 7. Participating interests (Note E.1) 439,946 353,462 8. Shares in affiliated undertakings (Note E.2) 1,579,962 1,549,444 9. Intangible assets (Note F) 94,906 69,096 10. Tangible assets (Note F) 281,646 249,301 11. Other assets (Note G) 460,000 334,465 12. Subscribed capital and reserves, called but not paid (Note H.3) 479,548 799,248 13. Prepayments and accrued income (Note I) 16,189,101 17,389,622 Total assets 547,330,600 544,587,714 The accompanying notes form an integral part of these financial statements. 32 2023 FINANCIAL REPORT

Balance sheet (continued) as at 31 December 2023 (in EUR ’000) Liabilities 31.12.2023 31.12.2022 1. Amounts owed to credit institutions (Note J) a) repayable on demand 1,094,567 2,371,014 b) with agreed maturity or periods of notice 1,051,719 3,071,084 2,146,286 5,442,098 2. Amounts owed to customers (Note J) a) repayable on demand 1,917,903 1,437,246 b) with agreed maturity or periods of notice 159,477 57,543 2,077,380 1,494,789 3. Debts evidenced by certificates (Note K) a) debt securities in issue 426,635,480 422,523,581 b) others 8,184,017 9,173,893 434,819,497 431,697,474 4. Other liabilities (Note G) 4,846,177 4,260,011 5. Accruals and deferred income (Note I) 17,945,728 18,802,756 6. Provisions a) pension plans and health insurance scheme (Note L) 4,708,456 4,368,469 b) provision in respect of guarantee operations (Note D.4) 77,139 86,584 4,785,595 4,455,053 7. Subscribed capital (Note H) a) subscribed 248,795,607 248,795,607 b) uncalled -226,604,892 -226,604,892 22,190,715 22,190,715 8. Reserves (Note H) a) reserve fund 24,879,561 24,879,561 b) additional reserves 18,287,284 16,579,738 c) special activities reserve 11,194,601 10,303,216 d) general loan reserve 1,883,372 2,115,966 56,244,818 53,878,481 9. Profit for the financial year (Note M) 2,274,404 2,366,337 Total liabilities 547,330,600 544,587,714 The accompanying notes form an integral part of these financial statements. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 33

Off balance sheet as at 31 December 2023 (in EUR ’000) 31.12.2023 31.12.2022 Contingent liabilities and guarantees: - In respect of loans granted by third parties (Note U.1.3.) 26,930,111 24,376,731 Commitments: - EIF capital uncalled (Notes E.2, X.1) 3,524,800 3,468,800 - Undisbursed loans (Note D.1) - credit institutions 30,888,083 31,375,087 - customers 99,325,526 93,274,466 130,213,609 124,649,553 - Undisbursed shares and other variable-yield securities and participating interests - Undisbursed private equity and venture capital operations (Note E.1) 4,781,500 4,495,437 - Undisbursed investment and infrastructure funds (Note E.1) 3,312,394 3,435,704 - EBRD capital uncalled 712,630 712,630 8,806,524 8,643,771 - Borrowings launched but not yet settled 223,950 223,950 Assets held on behalf of third parties(*) (Note Z): - Innovation Fund 9,030,405 6,913,187 - Modernisation fund 5,118,076 3,906,016 - Investment Facility Cotonou 4,009,790 4,334,223 - EIF 2,237,137 2,334,013 - InnovFin 2,101,940 2,077,808 - InvestEU 2,028,033 2,307,793 - NER300 1,043,512 1,022,327 - CEF 865,833 824,615 - Partnership Platform for Funds 674,629 213,415 - Pan-European Guarantee Fund 669,835 674,444 - EU-Africa Infrastructure Trust Fund 373,485 393,040 - Decentralised Financial Instruments 177,627 216,990 - ACP TF EC Compartment 123,622 0 - Special Section 119,221 128,487 - RRF-FI 91,245 90,202 - RSFF (incl. RSI) 86,885 90,681 - EU for Ukraine Fund 72,931 0 - Private Finance for Energy Efficiency Instrument 57,090 54,747 - ENPI 51,178 68,268 - DCFTA 50,588 51,063 - NIF Risk Capital Facility 45,075 37,103 - GF Greece 43,687 42,406 - AECID 37,956 49,809 - EFSI-EIAH 37,864 33,339 - JESSICA (Holding Funds) 33,025 176,684 - GCFF Jordan Private Sector Guarantee Facility 28,370 0 - FEMIP Trust Fund 25,947 22,543 - IPA II 18,729 24,333 - EPTA Trust Fund 18,030 17,987 - NIF Trust Fund 17,404 28,878 - Natural Capital Financing Facility 12,173 11,514 - EU Support to Boost Africa 12,069 5,207 - IW4 9,691 0 - InvestEU Advisory Hub 4,433 0 - JASPERS 2,488 0 - fi-compass 2,375 0 - GEF-UNEP 1,378 1,431 - EU Trade and Competitiveness Program 792 880 - EU4Business Guarantee Facility 281 0 - AIP Kulima 276 262 34 2023 FINANCIAL REPORT

Off balance sheet (continued) as at 31 December 2023 (in EUR ’000) 31.12.2023 31.12.2022 - AIP Zambia 258 298 - EFSD Guarantee "Access to Finance Initiative" 200 217 - EPIC 51 8 - TARGET 3 0 29,335,617 26,154,218 Other items: - Notional value of interest-rate swaps (Note V.1.2) 598,658,133 573,024,821 - Notional value of currency swap contracts payable 239,108,656 242,236,843 - Notional value of currency swap contracts receivable (Note V.1.1) 238,814,394 243,344,964 - Notional value of short-term currency swap contracts payable 26,606,319 21,731,627 - Notional value of short-term currency swap contracts receivable (Note V.2) 26,212,091 21,411,941 - Notional amount of futures contracts (Note V.2) 21,311,849 8,804,329 - Put option granted to EIF minority shareholders (Note E.2) 461,826 419,763 - Notional amount of currency forwards (Note V.2) 127,287 267,069 - Currency swaps launched but not yet settled receivable (Note V.1.1) 45,517 0 - Currency swaps launched but not yet settled payable 45,249 0 - Special deposits for servicing borrowings (Note S) 2,422 560 (*) Assets under management are disclosed as off balance sheet item based on the latest available figures. Comparative figures might be restated in order to reflect most recent available information. The accompanying notes form an integral part of these financial statements. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 35

Profit and loss account for the year ended 31 December 2023 (in EUR ‘000) 2023 2022 1. Interest receivable and similar income (Note N) 26,070,107 18,664,920 2. Interest payable and similar charges (Note N) -22,879,518 -15,687,107 3. Income from securities a) income from shares and other variable-yield securities 617,177 623,205 b) income from shares in affiliated undertakings 7,824 9,305 625,001 632,510 4. Commissions receivable (Note O) 441,861 451,031 5. Commissions payable (Note O) -435,679 -437,108 6. Net result on financial operations (Note P) -7,122 -43,055 7. Net other operating income and expense (Note Q) 15,073 16,507 8. General administrative expenses (Note R) a) staff costs (Note L) -962,523 -832,264 b) other administrative expenses -342,542 -306,074 -1,305,065 -1,138,338 9. Value adjustments in respect of tangible and intangible assets (Note F) a) tangible assets -35,121 -32,721 b) intangible assets -35,824 -29,656 -70,945 -62,377 10. Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities -173,582 -29,195 11. Value (re-)adjustments in respect of transferable securities held as financial fixed assets, participating interests and shares in affiliated undertakings -5,727 -1,451 12. Profit for the financial year (Note M) 2,274,404 2,366,337 The accompanying notes form an integral part of these financial statements. 36 2023 FINANCIAL REPORT

Cash flow statement for the year ended 31 December 2023 (in EUR ‘000) 2023 2022 A. Cash flows from operating activities: Profit for the financial year (Note M) 2,274,404 2,366,337 Adjustments for: Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities 173,582 29,195 Value adjustments in respect of tangible and intangible assets, and write-off (Note F) 70,984 62,377 Value (re-)adjustments in respect of transferable securities held as financial fixed assets, shares, other variable-yield securities and participating interests (Note E.1) 70,557 -1,055 Net interest income (Note N) -3,190,589 -2,977,813 Effect of exchange rate changes -1,654 -171,829 Loss on operating activities -602,716 -692,788 Disbursements of loans and advances to credit institutions and customers -49,212,369 -50,141,816 Repayments of loans and advances to credit institutions and customers 43,573,735 44,748,413 Change in other loans and advances (Note C) -19,264,172 6,721,674 Change in deposit with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) -122,729 57,213 Change in treasury operational portfolios -12,909,583 17,555,084 Change in amounts owed to credit institutions and customers (Note J) -2,713,221 -18,559,687 Change in provisions on pension plans and health insurance scheme (Note L) 339,987 207,439 Change in provision in respect of guarantee operations (Note D.4) 0 58,668 Change in other assets and other liabilities (Note G) 548,171 -290,634 Change in prepayments and accrued income and in accruals and deferred income -2,899,390 6,305,595 Interest received 21,965,335 16,039,887 Interest paid -19,645,378 -13,648,305 Net cash used from/(used in) operating activities -40,942,330 8,360,743 B. Cash flows from investing activities: Purchase / Subscription of EIF shares -30,518 0 Securities in Long-Term HQLA Portfolio purchased during the year -2,026,516 -1,778,122 Securities from Long-Term HQLA Portfolio matured or sold during the year 9,000 450,000 Purchase of loan substitutes included in the debt securities portfolios -5,339,115 -3,953,827 Redemption of loan substitutes included in the debt securities portfolios 3,853,416 4,550,236 Additions on shares and other variable-yield securities (Note E.1) -1,964,710 -2,132,239 Reflows on shares and other variable-yield securities (Note E.1) 1,334,058 1,590,693 Additions on participating interests (Note E.1) -88,558 -76,231 Reflows on participating interests (Note E.1) 624 39,744 Purchase of tangible and intangible assets (Note F) -129,139 -81,140 Net cash used from/(used in) investing activities -4,381,458 -1,390,886 C. Cash flows from financing activities: Issuance of debts evidenced by certificates (Note K) 112,247,710 84,649,253 Redemption of debts evidenced by certificates (Note K) -106,254,511 -97,048,909 Member States’ contribution 319,700 319,700 Net cash used from/(used in) financing activities 6,312,899 -12,079,956 Summary statement of cash flows: Cash and cash equivalents at the beginning of financial year 63,536,016 68,738,510 Net cash from: Operating activities -40,942,330 8,360,743 Investing activities -4,381,458 -1,390,886 Financing activities 6,312,899 -12,079,956 Effect of exchange rate changes on cash held 244,997 -92,395 Cash and cash equivalents at the end of financial year 24,770,124 63,536,016 Cash and cash equivalents are composed of: Cash in hand, balances with central banks and post office banks, excluding deposit with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) 13 25,389 Money market securities (Note B.2) 49,891 552,038 Loans and advances to credit institutions and customers: Repayable on demand 699,496 658,339 Other loans and advances (Note C) 24,020,724 62,300,250 24,770,124 63,536,016 The accompanying notes form an integral part of these financial statements. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 37

European Investment Bank Notes to the financial statements as at 31 December 2023 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, L-2950 Luxembourg. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Accounting standards The unconsolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’) and on a going concern basis. On a proposal from the Management Committee (‘MC’), the Board of Directors adopted the Financial Statements on 21 March 2024 and authorised their submission to the Board of Governors for approval by 26 April 2024. The Bank also publishes consolidated financial statements as at the same date as the annual Financial Statements. A.1.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Value adjustments on loans and advances and loan substitutes The Bank reviews its loans and advances and loan substitutes at each reporting date to assess whether an allowance for value adjustments should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to an individual allowance against individually significant loans and advances and loan substitutes, the Bank also makes a collective provisioning test on exposures that, although not specifically identified as requiring an individual allowance, have a greater risk of default than when the loans and advances and loan substitutes were originally granted (see Note A.2.6). Value adjustments on shares and other variable-yield securities and participating interests In order to determine the lower of cost or market value, the Bank reviews its indirect equity investments at each reporting date to assess whether a value adjustment should be recorded. In particular, the Bank determines the attributable EIB share of the net asset value (‘NAV’) of its indirect equity investments either by (i) considering the latest available fund manager report based on applicable industry guidelines and standards, (ii) any NAV derived from any other equivalent guidelines or standard or (iii) internally based on information provided by the fund manager. Fair values for most of the underlying investments have been estimated in the absence of readily ascertainable market values. Due to the inherent uncertainty of valuations, and current market conditions, actual results in the future could differ from the fund managers’ estimates of values and such differences could be material to the financial statements. Moreover, any attributable NAV available only after the balance sheet date are only considered if management considers they materially affect the financial statements (see Note A.2.7.1). Provisions in respect of guarantee operations The Bank initially recognises the financial guarantee contract at fair value, corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. The financial guarantee is subsequently measured as the deficit of the net present value of expected future premium over the higher of the corresponding loss allowance and the premium received on initial recognition less income recognised. The Bank also makes a collective provisioning test on exposures that, although not specifically identified as requiring an individual allowance have a greater risk of default than when the guarantees were originally signed and issued (see Note A.2.13). 38 2023 FINANCIAL REPORT

Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty (see Note A.2.10). A.1.3. Bank’s exposure to the United Kingdom (‘UK’) On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union (‘EU’) pursuant to Article 50 of the Treaty on European Union (‘TEU’). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the “Withdrawal Agreement”), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank (‘EIB’) and its share of the EIB’s subscribed capital. Effective 1 February 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement (Symmetrical Capital Replacement) covered both the called part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the called part was financed by converting EIB reserves into called subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB’s subscribed capital. In addition, the capital subscribed by Poland and Romania in the EIB increased by EUR 5,386,000,000 and EUR 125,452,381, respectively. This capital increase (Asymmetrical Capital Increase) took effect on 1 March 2020, one month after the withdrawal of the United Kingdom from the EU. Poland and Romania will pay the called portion of their increase in the EIB’s subscribed capital and contribute to the EIB reserves in ten equal semi-annual instalments. The Withdrawal Agreement contains, among other things, several provisions governing the financial settlement in respect of the EIB as a result of the termination of UK membership of the EIB. In accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the United Kingdom shall remain liable, under its former share of the subscribed capital in the EIB, for the EIB’s pre-withdrawal exposure. In this respect as at 31 December 2023, the EIB’s pre-withdrawal exposure amounts to EUR 391,189 million whereas the limit of the United Kingdom’s liability amounts to EUR 39,195 million. The United Kingdom shall also remain liable for other EIB risks as long as such risks are not related to post-withdrawal lending. In addition, in accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the EIB shall pay to the United Kingdom on behalf of the EU an amount equal to the UK share of the called capital of the EIB in twelve annual instalments. Except for such repayment of the UK called capital, the EIB shall not be obliged to make any other payment, return or remuneration to the United Kingdom in connection with the termination of its membership of the EIB or on account of the retention by the United Kingdom of certain liabilities as described in the relevant provisions of the Withdrawal Agreement. A.2. Summary of significant accounting policies A.2.1. Foreign currency translation The EIB uses the euro (‘EUR’) as the unit of measurement for the capital accounts of Member States and for presenting its Financial Statements. The Bank conducts its operations in euro, in other currencies of the EU Member States and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Bank's monetary assets and liabilities denominated in currencies other than euro are translated into euro at the closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account under “Net result on financial operations”. A.2.2. Derivatives The Bank uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks. All derivatives transactions are recorded at their notional values as off-balance sheet items at the date of the transaction. The majority of the Bank’s swaps are concluded with a view to hedging bond issues and treasury bonds from Long-Term HQLA Portfolio (‘LTHP’). The Bank enters into currency and interest rate swaps, whereby the proceeds of a borrowing are initially converted into a different currency and at maturity the Bank will obtain the amounts needed to service the borrowing in the original currency or in order to modify the interest rate positions of a borrowing or treasury bond. The Bank also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Bank also uses short-term derivative instruments, primarily FX swaps, as part of its treasury operations, as well as derivatives hedging the actively managed portfolio (Securities liquidity portfolio). A.2.2.1. Derivatives under Securities liquidity portfolio As part of the Securities liquidity portfolio (‘SLP’), derivatives are entered in and recorded at market value in the balance sheet as “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Market values are obtained from quoted market prices, discounted cash flow models and option pricing EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 39 models, which consider current market and contractual prices for the underlying instrument, as well as the time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. Interest rate swaps Interest rate swap contracts are entered into in order to modify the interest rate positions. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Futures contracts Interest rate and bond futures contracts (futures) are entered to hedge the exposure deriving from investments in government and other bonds. Futures are highly standardised derivative contracts, traded on regulated markets and are subject to daily margin requirements. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. A.2.2.2. Other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in “Accruals and deferred income” or “Prepayments and accrued income”. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest rate swaps Interest rate swap contracts are entered into in order to modify the interest rate positions. The hedging interest rate swaps are not revalued and their notional is recorded off-balance sheet. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at the settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. A.2.3. Financial assets and liabilities Financial assets and liabilities are accounted for using the settlement date basis. A.2.4. Cash and cash equivalents Cash and cash equivalents are disclosed in the cash flow statement and comprise cash on hand, unrestricted balances held with central banks, on demand amounts due, and highly liquid money market securities or term deposits with initial maturity of 3 months or less from the date of acquisition. These instruments are subject to an insignificant risk of changes in their value, readily convertible to cash and are used by the Bank in the management of its short-term commitments. 40 2023 FINANCIAL REPORT

A.2.5. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities A.2.5.1. Long-Term High Quality Liquid Assets (HQLA) Portfolio (‘LTHP’) The former long-term hedge portfolio (‘LTHP’) was reformed during 2021 into Long-Term High Quality Liquid Assets (HQLA) Portfolio (‘LTHP’). This reform, among others, implied changes to the size of portfolio, new eligible currency and scope of authorised investments. There has been no change in the business model for securities purchased under the portfolio which are still kept with the intention to hold them to maturity. Under the reform, investments are authorised in securities that are issued or guaranteed by: • Governments of the European Union Member States and the United States of America (USA); • European Union, European Stability Mechanism, European Financial Stability Facility. These securities are initially recorded at the purchase price. Value adjustments are accounted for if these are other than temporary. The difference between the entry price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income” or “Interest payable and similar charges”. A.2.5.2. Operational portfolios Treasury Monetary Portfolio (‘TMP’) In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 12 months, in particular treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the Treasury Monetary Portfolio are held until their final maturity and are initially recorded at purchase price and subsequently presented in the Financial Statements at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income” or “Interest payable and similar charges”. Value adjustments are accounted for under “Value (re- )adjustments in respect of transferable securities held as financial fixed assets, participating interests and shares in affiliated undertakings”, if these are other than temporary. Securities liquidity portfolio (‘SLP’) SLP comprises listed debt securities issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. The portfolio is largely driven by an active management and following the initial recognition at purchase price, subsequently the securities of this portfolio are presented in the Financial Statements at market value. Changes in market value are recorded under “Net result on financial operations” in the profit and loss account. The market value of SLP is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.2.5.3. Loan substitutes The Loan substitutes portfolios mainly consist of obligations in the form of bonds, notes or certificates issued by special purpose vehicles (‘SPVs’), trust vehicles or financial institutions. These securities are kept with the intention to be held to maturity and initially recorded at purchase price and subsequently valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”. Individual value adjustments are accounted for if these are other than temporary. Collective value adjustments are recorded to capture contracts which are impaired but have not yet been identified as such respectively for losses incurred but not yet reported. Individual and collective value adjustments are recorded in the profit and loss account as “Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests and shares in affiliated undertakings” and are deducted from the appropriate asset items on the balance sheet. Undisbursed parts of loan substitutes are recorded in off balance sheet at their nominal value. A.2.5.4 Preferred creditor status (‘PCS’) The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU Sovereign Exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States sovereign exposure or guarantees. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses (‘CAC’) included in debt instruments issued by EU Sovereigns. A.2.6. Loans and advances to credit institutions and customers A.2.6.1. Loans and advances Loans and advances are included in the assets of the Bank at their net disbursed amounts. Individual value adjustments have been recorded for loans outstanding at the end of the period and presenting risks of non-recovery of all or part of their amounts. Collective value adjustments have been recorded to capture loans in the portfolio which are impaired but have not yet been identified as such or for losses which have been incurred but not yet reported. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as “Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities” and are deducted from the appropriate asset items on the balance sheet. Undisbursed parts of loans and advances are recorded in off-balance sheet at their nominal value. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 41

A.2.6.2. Interests on loans Interests on loans are recorded in the profit and loss account on an accrual basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in “Prepayments and accrued income” under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Bank’s Management and deducted from the appropriate asset item on the balance sheet. For non-performing loans, upon value adjustment, the accrual of interest income based on the original terms of the claim may be discontinued. A.2.6.3. Reverse repurchase agreements (‘Reverse repos’) A reverse repurchase agreement is one under which the Bank lends liquid funds to a credit institution which in return provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the EIB’s custodian in exchange for settlement at the agreed price, which generates a return for the EIB linked to the money market. This type of operation is considered for the purposes of the Bank to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered at their notional amount on the assets side of the statutory balance sheet under “Loans and advances to credit institutions - b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the statutory balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Bank monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. Interest on reverse repurchase agreements is recognised as “Interest receivable and similar income” or “Interest payable and similar charges” over the life of each agreement. A.2.6.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.2.6.5. Term and on-demand deposits (‘Deposits’) Deposits are operations under which the Bank lends liquid funds to a credit institution or customer for a certain period or on-demand against a return agreed between the parties. Deposits are entered at their nominal amount on the assets side of the statutory balance sheet under “Loans and advances to credit institutions or customers - other loans and advances”. Interest on deposits is recognised as “Interest receivable and similar income” or “Interest payable and similar charges” over the life of deposit term. A.2.7. Shares, other variable-yield securities, participating interests and shares in affiliated undertakings A.2.7.1. Shares, other variable-yield securities and participating interests The Bank holds shares, other variable-yield securities and participating interests when it enters into private equity and venture capital operations, debt funds, infrastructure funds, investment funds or participations in the form of direct equity. These investments are initially recorded at acquisition cost, reduced by any reflow resulting from repayments. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. In certain co-investments performed by the Bank, the investments are initially recognised at cost and the net-paid-in represents the drawdowns paid net of any capital repayments allocated in accordance with the agreed waterfall. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable NAV, thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined by applying in order or priority, and subject to availability at the reporting date, either: • the Bank share of NAV at the latest available date, submitted by the respective fund manager, or; • the number of shares or units held by the Bank multiplied by the price per share or units latest available date reported by fund manager, or; • the Bank’s percentage ownership in the specific compartment multiplied by the specific compartment net asset value (the “NAV”) reflected in the most recent fund manager’s report, or; • the Bank’s percentage of ownership in the fund multiplied by the latest available fund NAV. In certain co-investments performed by the Bank, the attributable NAV may be determined based on the agreed waterfall calculation. The attributable NAV is adjusted for events occurring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material by the Management Committee. The undrawn but committed part of these investments is recorded as off-balance sheet commitments at their nominal value. 42 2023 FINANCIAL REPORT

For specific investments where NAVs cannot readily be determined, other guidelines for example the International Private Equity and Venture Capital Valuation (‘IPEV’) Guidelines, as published by the IPEV Board might be used and more detailed monitoring and review will be required. In accordance with this method, the funds are internally classified into three categories: • Category I – funds that have adopted the fair value requirements of IFRS 13 or IPEV Guidelines for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value; • Category II – funds that have adopted other valuation guidelines (such as the former 2001 EVCA) or standards that can be considered to be in line with IFRS 13, for which an equivalent NAV can be calculated; and • Category III – funds that have not adopted the fair value requirements of IFRS 13 or any other valuation guidelines in line with IFRS 13. Secondary sales Secondary sale transactions on venture capital funds and investment funds lead to derecognition of the underlying assets. Gains or losses from secondary sales are recorded in “Net result on financial operations” and are calculated as the difference between the sales proceeds and the net carrying amount. Participating interest The shares acquired by the EIB for its own account typically represent investments in venture capital operations, debt funds, infrastructure funds and investment funds. According to industry practice, such investments are generally subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such funds. As a consequence, any membership by an investor in a governing body of such a fund does not, in principle, entitle said investor to influence the day-to-day operations of the fund. In addition, individual investors in venture capital operations, infrastructure funds or investment funds do not determine policies of a fund such as distribution policies on capital repayments or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders’ agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. Such above-mentioned criteria are assessed by the EIB through a comprehensive analysis involving judgement in order to determine whether it has significant influence or joint control over those entities they acquired shares in. In case there is significant influence or joint control over the entity, it is disclosed under “Participating interest”. Capital subscribed by the Bank but uncalled from the investment in EBRD is recorded off balance sheet. A.2.7.2. Shares in affiliated undertakings Shares in affiliated undertakings represent medium and long-term investments and are accounted for at cost. Value adjustments are accounted for if these are other than temporary. Commitments provided in the form of a put option in respect of the shares held by any of the minority shareholders, are recorded off-balance in the amount of the exercise price. A.2.8. Tangible assets Tangible assets include land, Bank-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation, less accumulated impairment. The costs of the Bank's headquarters buildings in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation, less accumulated impairment. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg and Weimershof: 30 years; • Permanent equipment, fixtures and fittings: 10 years; • Furniture: 5 years; • Office equipment and vehicles: 3 years. There is no depreciation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. A.2.9. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria related to identifiability, the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation, which is calculated on a straight-line basis over three years from completion, less accumulated impairment. There is no amortisation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 43

A.2.10. Pension plans and health insurance scheme A.2.10.1. Pension plan for staff The Bank operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 31 December 2023 based on membership data as at 30 September 2023 and cashflows to 31 December 2023. The main assumptions used by the actuary are set out in Note L. Cumulative current year actuarial gains or losses in excess of 10% of the commitments for retirement benefits are recognised over a period of 7 years on a straight-line basis. Once the provision has reached the amortisable portion of the actuarial value of the retirement and health insurance benefits, no further amortisation is recognised in the profit and loss account. Furthermore, in case the provision should exceed the actuarial value of the retirement and health insurance benefits, any excess will not be released to the profit and loss account in subsequent periods. A.2.10.2. Health insurance scheme The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.10.1. The latest valuation was carried out as at 31 December 2023 based on membership data as at 30 September 2023 and cashflows to 31 December 2023. A.2.10.3. The Management Committee pension plan The Management Committee pension plan is a defined-benefit pension scheme funded by contributions from the Bank only which covers all Management Committee members. All contributions of the Bank are invested in the assets of the Bank. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.10.1. A.2.10.4. Optional Supplementary Provident Scheme The Optional Supplementary Provident Scheme is a defined-contribution pension scheme, funded by voluntary staff contributions and employer contributions. The corresponding liability is recorded in “Other liabilities”. A.2.11. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accrual basis as “Interest payable and similar charges“ or “Interest receivable and similar income”, if interest rate is negative. Accrued interest is included in “Accruals and deferred income” under liabilities. A.2.11.1 Repurchase agreements (‘Repos’) A repurchase agreement is one under which the Bank borrows liquid funds from a credit institution and provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment, which is mentioned in note A.2.6.3. This type of operation is considered for the purposes of the Bank to be a borrowing with an agreed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash owed, plus accrued interest. Repos are entered at their notional amounts on the liabilities side of the balance sheet under “Amounts owed to credit institutions- b) with agreed maturity or periods of notice”. Interest on repurchase agreements is recognised as “Interest receivable and similar income” or “Interest payable and similar charges” over the life of each agreement. A.2.11.2 Collateral call accounts Under unilateral Collateral Support Annexes, the Bank receives cash as collateral to mitigate counterparty credit exposures on Derivatives, Lending and Treasury portfolios. The cash collateral received is recorded at its nominal value and presented in the statutory financial statements under “Amounts owed to credit institutions - a) repayable on demand” - Overnight deposits. A.2.12. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero-coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight-line basis over the life of the debt through “Accruals and deferred income” or “Prepayments and accrued income”. Interest on debt instruments is included in “Interest payable and similar charges” or “Interest receivable and similar income” in the profit and loss account. 44 2023 FINANCIAL REPORT

A.2.13. Financial guarantees Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs, if a specified debtor fails to make payment when due under the original or modified terms of a debt instrument. Signed financial guarantees are generally accounted for and disclosed as off-balance sheet items. Net liabilities from financial guarantees are presented in the balance sheet under “Provision in respect of guarantee operations”. This provision is intended to cover risks inherent in the Bank’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. Financial guarantees are initially recognised at fair value corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. Subsequent to initial recognition, financial guarantees are measured as the deficit of the net present value of expected future premium inflows over the higher of: • the amount of the expected credit loss; and • the fair value initially recognised less any cumulative amount of income/amortisation recognised. Unrealised gains representing the excess of the net present value of expected future premium inflows over the amount of the expected payment obligations remain unrecognised. Any increase or decrease in the net liability relating to financial guarantees is recognised in the profit and loss account under “Value (re- )adjustments in respect of loans and advances and provisions for contingent liabilities”. Any premium received is recognised in the profit and loss account in “Commissions receivable”. Any upfront fees received are recognised in ”Accruals and deferred income” in the balance sheet and amortised in the profit and loss account on a straight-line basis over the life of the financial guarantee. A.2.14. Provision for commitments This provision is intended to cover risks inherent in the Bank’s commitment on loans, infrastructure and investment funds as well as private equity and venture capital operations signed but not yet disbursed. A.2.15. Reserves A.2.15.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.2.15.2. Additional reserves Additional reserves contain the remaining retained earnings of the Bank. A.2.15.3. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated notional reserve for the allocation of own funds covering unexpected losses of those activities, which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on an allocation of each operation and is calculated according to the evolution of the underlying assets. A.2.15.4. General loan reserve In 2009, a “general loan reserve” was introduced for the Bank’s loan and guarantee portfolio, representing a notional reserve for allocation of own funds. It is calculated based on the Bank’s internal loan grading system according to the evolution of the underlying assets. A.2.16. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.2.17. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year. A.2.18. Interest receivable and similar income “Interest receivable and similar income” includes mainly interest on loans and advances to credit institutions and customers, debt and money market instruments and derivatives. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 45

A.2.19. Interest payable and similar charges “Interest payable and similar charges” includes mainly interest on amounts owed to credit institutions and customers, interest expense on debt and money market instruments and derivatives. A.2.20. Income from securities “Income from securities” is mainly composed by reflows exceeding the capital. A.2.21. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the Treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes. 46 2023 FINANCIAL REPORT

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR ‘000) B.1. Cash in hand, balances with central banks and post office banks The cash in hand and balances with central banks and post office banks equals to EUR ’000 210,008 at 31 December 2023 (2022: EUR ‘000 112,655). The EIB is an eligible counterparty in the Eurosystem’s monetary policy operations, therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR ‘000 209,995 (2022: EUR ‘000 87.266). B.2. Debt security portfolios The debt security portfolios are composed of the Long-Term HQLA Portfolio (‘LTHP’), the treasury monetary portfolio (‘TMP’), the securities liquidity portfolio (‘SLP’) and the loan substitutes portfolio. The details of the debt security portfolios as at 31 December 2023 and 2022 are as follows: 31.12.2023 31.12.2022 Treasury bills and other bills eligible for refinancing with central banks 35,436,709 20,349,770 Debt securities including fixed-income securities 10,718,254 9,923,484 Total debt securities(*) 46,154,963 30,273,254 (*) of which EUR ‘000 17,483,015 are unlisted as at 31 December 2023 (2022: EUR ‘000 6,664,380). At 31.12.2023 Purchase price Book value Value Adjustments Premiums/ discounts to be amortised Value at final maturity Market value(**) LTHP 4,791,606 4,771,796 0 17,240 4,789,036 4,498,835 TMP 17,287,530 17,638,945 0 217,566 17,856,511 17,657,410 SLP 4,879,413 4,855,797 0 0 4,944,514 4,855,797 Loan substitutes (Note D) 18,930,045 18,888,425 4,289 23 18,892,737 18,746,259 Total debt securities(*) 45,888,594 46,154,963 4,289 234,829 46,482,798 45,758,301 (*) of which cash and cash equivalents EUR '000 49,891. (**) Market value does not include accrued interest. At 31.12.2022 Purchase price Book value Value Adjustments Premiums/ discounts to be amortised Value at final maturity Market value(**) LTHP 2,716,467 2,692,420 0 -56,400 2,636,020 2,263,503 TMP 6,964,454 6,995,106 0 33,930 7,029,036 6,986,325 SLP 3,329,029 3,172,836 0 0 3,328,249 3,172,836 Loan substitutes (Note D) 17,449,652 17,412,892 1,289 -3,126 17,411,055 16,800,313 Total debt securities(*) 30,459,602 30,273,254 1,289 -25,596 30,404,360 29,222,977 (*) of which cash and cash equivalents EUR '000 552,038. (**) Market value does not include accrued interest. All instruments of the LTHP portfolio are compliant with the HQLA criteria and are monitored regularly through tight limits. As at 31 December 2023 and 2022, there is no significant deterioration of the credit rating of the portfolio neither any indication that the full amount of the book value is not going to be recovered at maturity. The market value of the portfolio is impacted (lower than the book value) due to the current interest rate environment and the corresponding long-term maturity of those. Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. Following detailed review of loan substitutes portfolio for any value adjustment, an individual value adjustment for one transaction (2022: one transaction) has been recorded. A collective value adjustment on the loan substitutes portfolio was recorded in 2023 in relation to the war in Ukraine, amounting to EUR ‘000 4,285 (2022: EUR ‘000 27). EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 47

EU sovereign exposure in bond holdings The Bank did not record value adjustments in 2023 and 2022 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank’s preferred creditor status and the protection given by the Bank’s Statute as well as a detailed review of any value adjustment requirements. The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Bank’s debt securities portfolios (including loan substitutes) as at 31 December 2023 and 2022: At 31.12.2023 Purchase price Book value Value at final maturity Market value EU sovereigns Austria 1,049,891 1,058,747 1,085,318 1,027,612 Belgium 185,797 184,865 177,000 158,054 Czech Republic 302,312 264,111 262,902 263,648 Croatia 9,053 9,045 9,050 9,045 Denmark 108,556 108,940 108,597 109,712 Finland 593,372 600,389 607,624 573,412 France 2,481,636 2,527,908 2,620,946 2,522,461 Germany 1,695,075 1,716,736 1,721,004 1,713,145 Italy 6,367,539 6,466,428 6,587,329 6,476,957 Latvia 7,991 8,246 8,000 8,246 Luxembourg 49,473 49,495 50,000 52,854 Netherlands 154,941 151,926 148,457 150,791 Poland 611,930 612,324 612,000 638,024 Romania 13,946 14,026 13,575 14,026 Spain 971,014 1,000,962 1,009,050 1,001,699 14,602,526 14,774,148 15,020,852 14,719,686 Non EU-sovereign and other bonds 31,286,068 31,380,815 31,461,946 31,038,615 Total 45,888,594 46,154,963 46,482,798 45,758,301 At 31.12.2022 Purchase price Book value Value at final maturity Market value EU sovereigns Austria 206,873 205,999 222,451 154,085 Belgium 158,851 158,294 150,000 121,080 Czech Republic 309,932 273,865 269,530 269,567 Finland 98,135 98,214 100,000 60,753 France 1,817,992 1,825,653 1,878,755 1,795,256 Germany 1,158,153 1,151,824 1,145,133 1,129,927 Italy 601,812 601,088 600,000 599,292 Netherlands 414,241 407,125 403,000 398,225 Poland 1,734,097 1,734,097 1,734,097 1,671,754 Slovenia 10,049 10,002 10,000 9,995 Spain 1,373,976 1,378,255 1,391,066 1,373,620 7,884,111 7,844,416 7,904,032 7,583,554 Non EU-sovereign and other bonds 22,575,491 22,428,838 22,500,328 21,639,423 Total 30,459,602 30,273,254 30,404,360 29,222,977 48 2023 FINANCIAL REPORT

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR ‘000) 31.12.2023 31.12.2022 Term deposits(*) 21,620,671 56,591,105 On-demand deposits 2,249 14,411 Reverse repos 23,418,826 7,381,282 Other loans and advances to credit institutions 45,041,746 63,986,798 Other loans and advances to customers 55,581 125,883 Total other loans and advances 45,097,327 64,112,681 of which cash and cash equivalents 24,020,724 62,300,250 (*) It includes deposits with Central Bank of Luxembourg of EUR 14.9 billion as at 31 December 2023 (31 December 2022: EUR 53.9 billion). Note D – Summary statement of loans D.1. Aggregate loans granted (in EUR ‘000) Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows: To intermediary credit institutions Directly to final beneficiaries 31.12.2023 31.12.2022 Disbursed portion 91,322,045 335,194,482 426,516,527 419,968,197 Undisbursed loans 30,888,083 99,325,526 130,213,609 124,649,553 Aggregate loans granted 122,210,128 434,520,008 556,730,136 544,617,750 Loan instalments receivable 25,078 140,640 165,718 167,093 Loan substitutes portfolio 18,892,714 17,414,181 Aggregate loans including loan substitutes portfolio (Note D.3) 575,788,568 562,199,024 D.2. Value adjustments for loans (in EUR ‘000) Movements in the value adjustments are detailed below: 2023 2022 At 1 January 391,748 439,008 Release during the year -60,969 -147,677 Use during the year(2) -27,398 -16,587 Allowance during the year(1) 240,249 114,772 Foreign exchange adjustment -978 2,232 At 31 December(3) 542,652 391,748 (1)In 2022, the Bank recognized a collective provision in the context of the war in Ukraine, in order to address the Bank’s need to capture the effect of this event and its broader economic consequences on its portfolio. Given the expected impact of the crisis on clients, it was deemed likely that there were financial assets in the portfolio which were impaired but had not yet been identified or losses which had incurred but had not been reported. In accordance with core principles of prudence of the EU-AD, these potential losses were reflected in the Bank’s financial statements. Consequently, the Bank performed a vulnerability assessment in order to identify the sub-populations of exposures where losses might have been incurred but had not yet been individually identified. For those sub-populations, a collective provision has been computed on underlying exposures. The Bank recorded in 2023 a collective provision amounting to EUR ‘000 87,190 on loans (2022: EUR ‘000 76,020) (2)In 2023, the Bank: • Wrote-off three loan operations that were specifically provisioned at the beginning of the year: EUR '000 23,898 was used against the existing provision (2022: EUR '000 6,872 on three loan operations); • Wrote-off zero loan operations that had been specifically provisioned during the course of 2023 and was used against the existing provision (2022: EUR '000 8,015 on one operation); • Completed no restructurings of loan operations that was specifically provisioned at the beginning of the period and was used against the existing provision (2022: EUR '000 1,700 on one loan operation); • Completed one sale transaction of non-performing loan operations: EUR ‘000 3,500 was used against the existing provision (2022: no sale transaction). (3)The value adjustments relate only to disbursed loans, including arrears. The Bank has additionally recorded value adjustments in regards to accrued interest of a total amount of EUR '000 17,142 (2022: EUR '000 10,788), which is recorded under the caption of "Prepayments and accrued income". EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 49

D.3. Geographical breakdown of lending by country in which projects are located (in EUR ‘000) D.3.1. Loans for projects within the European Union Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Spain 76,991,813 65,214,527 11,777,286 13.38% 13.42% France 73,363,670 55,164,728 18,198,942 12.75% 12.24% Italy 66,083,033 54,039,460 12,043,573 11.48% 11.45% Poland 48,111,877 38,634,451 9,477,426 8.36% 8.08% Germany 48,027,407 36,998,375 11,029,032 8.34% 8.22% Greece 19,327,727 14,854,794 4,472,933 3.36% 3.49% Belgium 18,164,756 13,322,119 4,842,637 3.16% 2.97% Netherlands 16,475,184 12,208,543 4,266,641 2.86% 2.95% Austria 14,971,273 13,595,177 1,376,096 2.60% 2.74% Sweden 13,494,570 10,130,532 3,364,038 2.35% 2.16% Portugal 12,864,376 10,028,925 2,835,451 2.23% 2.43% Finland 10,571,051 9,185,856 1,385,195 1.84% 1.92% Hungary 9,290,239 8,039,973 1,250,266 1.61% 1.77% Czech Republic 8,717,804 5,707,772 3,010,032 1.51% 1.40% Romania 8,171,407 4,387,281 3,784,126 1.42% 1.28% Ireland 8,096,111 6,320,284 1,775,827 1.41% 1.43% Denmark 4,594,100 3,108,822 1,485,278 0.80% 0.69% Slovakia 4,116,589 3,836,965 279,624 0.72% 0.79% Croatia 3,127,700 2,740,261 387,439 0.54% 0.62% Lithuania 2,986,219 2,784,368 201,851 0.52% 0.49% Slovenia 2,721,471 1,988,065 733,406 0.47% 0.47% Cyprus 2,667,996 1,979,725 688,271 0.46% 0.47% Bulgaria 2,387,569 1,755,454 632,115 0.41% 0.41% Estonia 1,860,408 1,413,617 446,791 0.32% 0.27% Latvia 1,001,685 836,314 165,371 0.17% 0.17% Luxembourg 735,847 195,386 540,461 0.13% 0.15% Malta 413,834 313,759 100,075 0.07% 0.07% Sub-total 479,335,716 378,785,533 100,550,183 83.27% 82.55% D.3.2. Loans for projects outside the European Union1 D.3.2.1. Candidate Countries Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Türkiye 7,453,119 6,914,919 538,200 Ukraine* 5,749,837 3,144,289 2,605,548 Serbia 3,876,576 2,408,931 1,467,645 Bosnia and Herzegovina 1,975,031 1,285,071 689,960 Moldova, Republic of 1,045,211 474,535 570,676 North Macedonia 702,662 345,224 357,438 Montenegro 628,419 463,172 165,247 Albania 305,018 217,018 88,000 Sub-total 21,735,873 15,253,159 6,482,714 3.78% 4.02% * Total disbursed exposure for Ukraine amounts to EUR 3,144 million in 2023 (2022: EUR 3,085 million). Of this amount, EUR 2,963 million (2022: EUR 2,852 million) is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. Of the remainder of EUR 181 million at own risk, EUR 167 million is covered by the EU Political Risk Guarantee under the EU External Lending Mandate. A further EUR 2,606 million has been committed in signed operations not yet disbursed. Of this amount, EUR 2,433 million is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. Of the remainder of EUR 173 million at own risk, EUR 138 million is covered by the EU Political Risk Guarantee under the EU External Lending Mandate. 1 The percentages are reflecting the composition of each country cluster relevant for the year of presentation. 50 2023 FINANCIAL REPORT

D.3.2.2. African, Caribbean and Pacific (‘ACP’) states Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Regional - Africa 1,953,689 347,694 1,605,995 Senegal 720,422 317,866 402,556 Benin 493,233 99,003 394,230 Guinea 434,551 156,377 278,174 Madagascar 411,919 251,132 160,787 Zambia 407,767 140,244 267,523 Tanzania, United republic of 398,908 254,781 144,127 Nigeria 374,753 14,753 360,000 Kenya 359,544 194,666 164,878 Ghana 272,448 22,675 249,773 Malawi 216,556 150,676 65,880 Rwanda 187,000 0 187,000 Mozambique 178,013 68,013 110,000 Uganda 171,044 96,044 75,000 Côte d'Ivoire 168,800 130,426 38,374 Cape Verde 164,745 44,745 120,000 Chad 156,200 15,000 141,200 Cameroon 153,237 47,237 106,000 Niger 150,675 33,994 116,681 Angola 149,852 10,921 138,931 Lesotho 139,467 57,467 82,000 Regional - West Africa 122,100 76,600 45,500 Burkina Faso 95,254 42,254 53,000 Mali 86,689 35,739 50,950 Regional - ACP 80,000 0 80,000 Djibouti 79,200 0 79,200 Dominican Republic 76,982 29,070 47,912 Burundi 70,000 70,000 0 Fiji 67,364 7,130 60,234 Gambia 65,000 43,911 21,089 Mauritania 61,926 18,802 43,124 Barbados 59,755 10,000 49,755 Liberia 53,855 33,855 20,000 Papua New Guinea 52,927 45,051 7,876 Ethiopia 40,000 40,000 0 Kingdom of Eswatini 36,400 31,729 4,671 Seychelles 35,741 23,241 12,500 Sao Tome and Principe 32,940 12,000 20,940 Congo 26,000 0 26,000 Congo (Democratic Republic) 19,769 19,769 0 Saint Lucia 13,500 0 13,500 Togo 12,973 12,973 0 Namibia 6,483 6,483 0 Mauritius 1,571 1,571 0 Dominica 980 980 0 Belize 830 830 0 Sub-total 8,861,062 3,015,702 5,845,360 1.54% 1.29% EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 51

D.3.2.3. Asia Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 India 3,998,653 1,983,317 2,015,336 China 2,033,238 1,038,966 994,272 Bangladesh 982,800 211,800 771,000 Regional - Asia 443,000 0 443,000 Uzbekistan 401,774 180,107 221,667 Nepal 285,907 53,291 232,616 Cambodia 232,893 93,231 139,662 Lao People's Democratic Rep. 175,226 89,704 85,522 Kazakhstan 162,006 4,712 157,294 Viet Nam 143,086 113,086 30,000 Sri Lanka 134,171 84,171 50,000 Mongolia 119,240 55,319 63,921 Kyrgyzstan 112,000 71,250 40,750 Tajikistan 105,088 75,088 30,000 Maldives 104,242 67,972 36,270 Pakistan 50,000 0 50,000 Regional - Central Asia 20,000 0 20,000 Sub-total 9,503,324 4,122,014 5,381,310 1.65% 1.58% D.3.2.4. Potential Candidate Countries Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Georgia(*) 1,708,291 1,220,291 488,000 Kosovo 150,800 53,632 97,168 Sub-total 1,859,091 1,273,923 585,168 0.32% 0.04% (*) In 2023, Georgia falls under the “Potential candidate countries” caption, whereas in 2022 it fell under Eastern Europe, Southern Caucasus. Comparative figures in the column “% of total 2022” are reflecting the composition of each country cluster relevant for the year of presentation. D.3.2.5. Latin America Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Brazil 2,070,061 1,682,468 387,593 Regional - Latin America 1,262,498 800,000 462,498 Ecuador 860,496 503,655 356,841 Argentina 781,602 203,183 578,419 Nicaragua 284,047 186,358 97,689 Chile 197,575 197,575 0 Mexico 197,119 197,119 0 Paraguay 148,239 103,401 44,838 Panama 130,800 85,551 45,249 Bolivia 108,057 101,795 6,262 Peru 101,357 101,357 0 Colombia 95,928 0 95,928 Honduras 65,440 65,440 0 Costa Rica 56,757 56,757 0 El Salvador 36,200 18,100 18,100 Sub-total 6,396,176 4,302,759 2,093,417 1.11% 1.11% D.3.2.6. European Free Trade Association (‘EFTA’) Countries Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Norway 864,012 717,512 146,500 Iceland 550,761 550,761 0 Switzerland 87,928 17,928 70,000 Sub-total 1,502,701 1,286,201 216,500 0.26% 0.28% 52 2023 FINANCIAL REPORT

D.3.2.7. Mediterranean Countries Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Egypt 6,957,010 4,488,234 2,468,776 Morocco 5,182,767 3,267,812 1,914,955 Tunisia 2,471,686 1,525,872 945,814 Israel* 1,856,002 768,198 1,087,804 Jordan 1,648,931 725,564 923,367 Lebanon 843,583 276,983 566,600 Palestine* 368,965 104,812 264,153 Algeria 234,950 234,950 0 Regional - Mediterranean 82,505 40,505 42,000 Regional - North Africa 38,500 0 38,500 Syrian Arab Republic 36,621 36,621 0 Sub-total 19,721,520 11,469,551 8,251,969 3.43% 3.56% * Total disbursed exposure for Israel amounts to EUR 768 million in 2023 (2022: EUR 708 million). Of this amount, EUR 299 million (2022: EUR 324 million) is covered by the EU Political Risk Guarantee under the EU External Lending Mandate. A further EUR 1,088 million has been committed in signed operations not yet disbursed. Of this amount, EUR 20 million is covered by the Risk Sharing Mandate under the InnovFin Mandate. Total disbursed exposure for Palestine amounts to EUR 105 million in 2023 (2022: EUR 90 million). Of this amount, EUR 96 million (2022: EUR 78 million) is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. A further EUR 264 million has been committed in signed operations not yet disbursed which is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. D.3.2.8. Overseas Countries and Territories (‘OCT’) Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 New Caledonia 47,992 47,992 0 Sint Maarten 45,249 45,249 0 French Polynesia 9,535 9,535 0 Sub-total 102,776 102,776 0 0.02% 0.02% D.3.2.9. Eastern Europe, Southern Caucasus Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Armenia 365,219 261,891 103,328 Belarus* 356,667 6,667 350,000 Azerbaijan 3,190 3,190 0 Sub-total 725,076 271,748 453,328 0.13% 0.44% * Total disbursed exposure for Belarus amounts to EUR 7 million in 2023 (2022: EUR 45 million). This amount is covered by the EU Political Risk Guarantee under the EU External Lending Mandate. A further EUR 350 million has been committed in signed operations not yet disbursed which is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. D.3.2.10. United Kingdom Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 United Kingdom 25,289,073 25,197,413 91,660 Sub-total 25,289,073 25,197,413 91,660 4.39% 5.00% D.3.2.11. South Africa Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 South Africa 590,462 328,462 262,000 Sub-total 590,462 328,462 262,000 0.10% 0.11% Total loans for projects outside the European Union 96,287,134 66,623,708 29,663,426 16.73% 17.45% Total loans 2023(1) 575,622,850 445,409,241 130,213,609 100.00% Total loans 2022(1) 562,031,931 437,382,378 124,649,553 100.00% (1) Including loan substitutes (Notes B.2 and D.1), excluding loan instalments receivables (2023: EUR 166 million, 2022: EUR 167 million). D.4. Provisions in respect of guarantee operations A provision for guarantees issued has been recognised corresponding to the loss for which the Bank is expected to be liable towards the beneficiary. This provision amounts to EUR ‘000 77,139 as at 31 December 2023 (2022: EUR ‘000 86,584). EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 53

Note E – Shares and other variable-yield securities, participating interests and shares in affiliated undertakings (EUR ‘000) E.1. Shares, other variable-yield securities and participating interests Participating interests Shares and other variable-yield securities Private Equity and Venture Capital Operations(1) Private Equity and Venture Capital Operations(1) EBRD shares(2) Equity investments and Infrastructure funds(1) Other equity investments Total(3) Cost: At 1 January 2023 373,721 5,617,599 157,500 3,617,881 1,294 9,394,274 Additions(4) 88,558 1,142,783 0 821,927 0 1,964,710 Reflows/Terminations(4) -624 -726,712 0 -607,346 -46 -1,334,104 At 31 December 2023 461,655 6,033,670 157,500 3,832,462 1,248 10,024,880 Value adjustments: At 1 January 2023 -20,259 -373,198 0 -78,471 0 -451,669 Additions -3,872 -100,085 0 -64,258 0 -164,343 Releases 2,422 73,095 0 22,141 0 95,236 At 31 December 2023 -21,709 -400,188 0 -120,588 0 -520,776 Net book value: At 31 December 2023 439,946 5,633,482 157,500 3,711,874 1,248 9,504,104 At 31 December 2022 353,462 5,244,401 157,500 3,539,410 1,294 8,942,605 (1) The amounts signed but not yet disbursed disclosed off-balance sheet are respectively: In relation to “Shares and other variable-yield securities” and “Participating interests”: • for private equity and venture capital operations EUR ‘000 4,781,500 (2022: EUR ‘000 4,495,437); • for equity investments and infrastructure funds EUR ‘000 3,312,394 (2022: EUR ‘000 3,435,704); • from the total Private Equity and Venture Capital Operations 99% fall under category I and II, as defined in the Note A.2.7.1. (2) The amount of EUR ‘000 157,500 (2022: EUR ‘000 157,500) corresponds to the capital paid in by the Bank as at 31 December 2023 with respect to its subscription of EUR ‘000 900,440 to the capital of the European Bank for Reconstruction and Development (‘EBRD’). (3) The total amount includes only shares and other variable-yield securities. (4) The “Additions” and “Reflows/Terminations” amounts include foreign exchange movements. As at 31 December 2023, the Bank holds 3.03% of the subscribed capital of the EBRD (2022: 3.03%). Based on the audited 2022 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Bank in EBRD amounted to EUR 585 million. In EUR million % held Total own funds Total net result Total assets EBRD (31.12.2022)* 3.03 19,336 -1,117 71,625 * The data is based on the most recent audited financial statements of EBRD. E.2. Shares in affiliated undertakings The European Investment Fund A balance of EUR ‘000 1,579,962 (2022: EUR ‘000 1,549,444) corresponds to the amount paid in by the Bank in respect of its subscription of EUR ‘000 4,406,000 (2022: EUR ‘000 4,336,000) to the capital of the European Investment Fund (‘EIF’ or ‘Fund’), with its registered office in Luxembourg. In April 2023, the Bank subscribed to additional 70 shares in EIF, which remained unallocated as a result of the EIF’s capital increase from 2021, for an amount of approximately EUR 31 million. Consequently, as at 31 December 2023 the Bank holds 59.78% (2022: 59.40%) of the subscribed capital of the EIF amounting to EUR 7.4 billion (2022: EUR 7.3 billion). During 2023, the Bank neither bought shares from other investors nor sold any such shares to other investors. As a result, as at 31 December 2023 the Bank holds 4,406 shares in EIF (2022: 4,336 shares). Under the terms of a replacement share purchase undertaking (“RSPU”) with respect to the 774 EIF shares subscribed by EIF’s minority shareholders, the EIB is offering to buy these shares at any time under the RSPU at a price per share of currently EUR 596,674.00. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the retained earnings, the fair value reserve and the profit of the year, adjusted by the dividend for the year. The agreed formula is being applied to the approved and audited annual accounts of the EIF for the financial year in which the option is exercised. The nominal value of EUR ‘000 461,826 (2022: EUR ‘000 419,763) of the put option granted to this minority shareholder group, shown off-balance sheet, has been calculated on the basis of the 2022 audited EIF statutory accounts prepared according to the International Financial Reporting Standards. 54 2023 FINANCIAL REPORT

In EUR ‘000 % held Total own funds Total net result Total assets EIF (31.12.2022)* 59.40 4,368,892 70,414 5,495,946 EIF (31.12.2023)** 59.78 4,595,206 233,743 6,554,026 * The data is based on the most recent audited financial statements of EIF. ** The data is based on the preliminary unaudited financial statements of EIF. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 55

Note F – Intangible and tangible assets (in EUR ‘000) Land Luxembourg buildings Furniture and equipment Total tangible assets Total intangible assets Cost: At 1 January 2023 20,145 422,034 65,996 508,175 101,789 Additions 0 32,083 35,383 67,466 61,673 Disposals 0 0 -26,974 -26,974 -27,813 At 31 December 2023 20,145 454,117 74,405 548,667 135,649 Accumulated depreciation/amortisation: At 1 January 2023 0 -225,926 -32,948 -258,874 -32,693 Depreciation/amortisation 0 -9,792 -25,329 -35,121 -35,824 Disposals 0 0 26,974 26,974 27,774 At 31 December 2023 0 -235,718 -31,303 -267,021 -40,743 Carrying amount: At 31 December 2023 20,145 218,399 43,102 281,646 94,906 At 31 December 2022 20,145 196,108 33,048 249,301 69,096 The Luxembourg buildings category includes cost relating to the construction of a new building for an amount of EUR ’000 111,253 (2022: EUR ’000 79,305), which is expected to be completed in 2026. The ongoing internally generated projects captured under intangible assets amount to EUR ‘000 56,153 at end of 2023 (2022: EUR ‘000 31,202). Note G – Other assets and Other liabilities (in EUR ‘000) Other assets 31.12.2023 31.12.2022 Accounts receivable and sundry debtors 217,441 93,314 Guarantee call receivable 141,597 55,811 Fair value of derivatives 55,747 128,737 InvestEU receivable 35,201 0 EGF management fee receivable 6,376 53,555 Advances on salaries and allowances 1,256 972 Other 2,382 2,076 Total 460,000 334,465 Other liabilities 31.12.2023 31.12.2022 Capital repayable to the UK(*) 2,295,904 2,595,904 Optional Supplementary Provident Scheme (Note L) 791,070 753,701 Transitory account on loans 670,778 99,031 EIF Pension Plan 341,189 294,164 First Loss Piece Contribution(**) 340,821 233,227 Accounts payable and sundry creditors 127,158 98,542 Personnel costs payable 75,711 74,705 Fair value of derivatives 35,232 576 Payable on HIPC initiative(***) 13,596 13,596 Western Balkans infrastructure fund 97 97 Other 154,621 96,468 Total 4,846,177 4,260,011 (*) In accordance with the Article 150(4) of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community, and as amended by COUNCIL DECISION (EU) 2020/769 of 10 June 2020, the EIB will repay to the UK EUR 3.5 billion of called capital in twelve annual instalments starting with 15 October 2020 (the first eleven instalments will be EUR 300,000,000 each and the final one will be EUR 195,903,950). The instalments due on 15 October 2020, 15 October 2021, 14 October 2022 and 13 October 2023 were settled in full. (**) Contribution related to First loss piece ('FLP'). FLP is a form of portfolio-based collateral under which all the losses incurred on a portfolio of exposures are absorbed by the FLP, until it has been fully exhausted. Only after that point the more senior tranches can incur some losses too. (***) Heavily Indebted Poor Countries (‘HIPC’) initiative. 56 2023 FINANCIAL REPORT

Note H – Subscription to the capital of the Bank, own funds and appropriation of prior year’s profit H.1. Statement of Subscriptions to the Capital of the Bank (in EUR) As at 31 December 2023 and 31 December 2022 Member States Subscribed capital Uncalled capital(*) Called capital Germany 46,722,369,149 42,555,081,742 4,167,287,407 France 46,722,369,149 42,555,081,742 4,167,287,407 Italy 46,722,369,149 42,555,081,742 4,167,287,407 Spain 28,033,421,847 25,533,049,371 2,500,372,476 Belgium 12,951,115,777 11,795,972,691 1,155,143,086 Netherlands 12,951,115,777 11,795,972,691 1,155,143,086 Poland 11,366,679,827 10,352,856,629 1,013,823,198 Sweden 8,591,781,713 7,825,458,763 766,322,950 Denmark 6,557,521,657 5,972,639,556 584,882,101 Austria 6,428,994,386 5,855,575,961 573,418,425 Finland 3,693,702,498 3,364,251,741 329,450,757 Greece 3,512,961,713 3,199,631,688 313,330,025 Portugal 2,263,904,037 2,061,980,655 201,923,382 Czech Republic 2,206,922,328 2,010,081,290 196,841,038 Hungary 2,087,849,195 1,901,628,594 186,220,601 Ireland 1,639,379,073 1,493,158,667 146,220,406 Romania 1,639,379,073 1,493,158,667 146,220,406 Croatia 1,062,312,542 967,562,174 94,750,368 Slovakia 751,236,149 684,231,479 67,004,670 Slovenia 697,455,090 635,247,290 62,207,800 Bulgaria 510,041,217 464,549,338 45,491,879 Lithuania 437,633,208 398,599,585 39,033,623 Luxembourg 327,878,318 298,634,014 29,244,304 Cyprus 321,508,011 292,831,891 28,676,120 Latvia 267,076,094 243,254,895 23,821,199 Estonia 206,248,240 187,852,433 18,395,807 Malta 122,381,664 111,466,131 10,915,533 Total 248,795,606,881 226,604,891,420 22,190,715,461 (*) Can be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 57

H.2. Own funds and appropriation of prior year’s profit (in EUR ‘000) Statement of movements in own funds 2023 2022 Share Capital: - Subscribed capital (2) 248,795,607 248,795,607 - Uncalled(2) -226,604,892 -226,604,892 - Called capital 22,190,715 22,190,715 Reserves and profit for the year: Reserve fund: - Balance at beginning of the year 24,879,561 24,879,561 - Balance at end of the year 24,879,561 24,879,561 Additional reserves: - Balance at beginning of the year 16,579,738 12,258,631 - Appropriation of prior year's profit(1) 1,707,546 4,321,107 - Balance at end of the year 18,287,284 16,579,738 Special activities reserve: - Balance at beginning of the year 10,303,216 12,152,954 - Appropriation of prior year's profit(1) 891,385 -1,849,738 - Balance at end of the year 11,194,601 10,303,216 General loan reserve: - Balance at beginning of the year 2,115,966 2,021,337 - Appropriation of prior year's profit(1) -232,594 94,629 - Balance at end of the year 1,883,372 2,115,966 Profit for the financial year 2,274,404 2,366,337 Total own funds 80,709,937 78,435,533 (1) On 25 April 2023 the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2022, which amounted to EUR ‘000 2,366,337, to the additional reserves, the special activities reserve and the general loan reserve. The fact that amounts are being released from / added to the general loan reserve or the special activities reserve is the consequence of the evolution of the risks of the underlying operations. (2) Please refer to Note H.3. H.3. Subscribed capital and reserves, called but not paid (in EUR ‘000) On 1 March 2020, the subscribed capital increased (Asymmetrical Capital Increase) from EUR 243,284,154,500 to EUR 248,795,606,881 by virtue of the contributions of Poland and Romania (by EUR 5,386,000,000 and EUR 125,452,381, respectively). The contributions to the Subscribed capital called and to the Reserves amount to EUR 0.5 million and EUR 1.1 million respectively. The total amount to be paid by the Member States has been equally spread over ten equal semi-annual instalments due on 31 December 2020, 30 June 2021, 31 December 2021, 30 June 2022, 31 December 2022, 30 June 2023, 31 December 2023, 30 June 2024, 31 December 2024, and 30 June 2025. The instalments due including 31 December 2023 were settled in full. 31.12.2023 31.12.2022 Subscribed capital called but not paid (Poland and Romania) 147,474 245,790 Reserves called but not paid (Poland and Romania) 332,074 553,458 Total 479,548 799,248 58 2023 FINANCIAL REPORT

Note I – Prepayments and accrued income and Accruals and deferred income (in EUR ‘000) Prepayments and accrued income 31.12.2023 31.12.2022 Interest and commission receivable 8,612,559 7,064,823 Impact from foreign exchange changes on currency swap contracts 6,450,972 9,479,121 Deferred borrowings and swaps charges 1,031,051 723,463 Mandates' commission receivable 79,015 99,222 Redemption premiums on swaps receivable(*) 14,355 21,581 Other 1,149 1,412 Total 16,189,101 17,389,622 Accruals and deferred income 31.12.2023 31.12.2022 Interest and commission payable 8,903,289 7,826,213 Impact from foreign exchange changes on currency swap contracts 7,045,385 8,813,681 Deferred borrowings and swaps proceeds 1,152,243 1,410,707 Redemption premiums on swaps payable(*) 341,936 322,653 Deferred income on loans and guarantees 324,519 297,451 Interest subsidies received in advance 177,969 128,426 Deferred management fees 0 2,192 Other 387 1,433 Total 17,945,728 18,802,756 (*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features. Note J – Amounts owed to credit institutions and customers (in EUR ‘000) J.1. Amounts owed to credit institutions 31.12.2023 31.12.2022 Repayable on demand 1,094,567 2,371,014 - Overnight deposits 1,094,567 2,371,014 With agreed maturity or periods of notice 1,051,719 3,071,084 - Short-term deposits 0 6,003 - Repo with credit institutions 1,051,719 3,065,081 Total 2,146,286 5,442,098 J.2. Amounts owed to customers 31.12.2023 31.12.2022 Repayable on demand 1,917,903 1,437,246 - Overnight deposits 81 46 - European Union and Member States' accounts: - For Special Section operations and related unsettled amounts 414,924 395,981 - Deposit accounts 1,502,898 1,041,219 With agreed maturity or periods of notice 159,477 57,543 - Short-term deposits 159,477 57,543 Total 2,077,380 1,494,789 EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 59

Note K – Debts evidenced by certificates (in EUR ‘000) In its financing activity, one of the Bank’s objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption “Debts evidenced by certificates” includes “Debt securities in issue” (securities offered to the general investing public) and “Others” (private placements). The table below discloses the details of debts outstanding as at 31 December 2023 and 31 December 2022 per currency, together with the average rates and due dates (earliest/latest). Payable in Outstanding as at 31.12.2023 Average rate 2023(*) Due dates Outstanding as at 31.12.2022 Average rate 2022(*) EUR 261,675,719 1.62 2024/2061 251,275,921 1.29 USD 97,159,685 2.70 2024/2058 100,421,872 2.11 GBP 34,889,117 3.73 2024/2054 37,274,935 2.97 AUD 9,600,389 2.90 2024/2040 10,025,515 2.32 PLN 8,950,340 3.62 2024/2043 6,868,484 4.05 SEK 4,685,022 1.97 2025/2040 5,094,499 1.58 CAD 4,382,496 2.27 2024/2045 5,325,718 2.15 NOK 3,474,045 2.87 2024/2037 4,118,397 2.64 CHF 3,370,086 2.10 2024/2036 3,918,655 1.96 ZAR 2,054,012 8.01 2024/2035 2,138,328 8.00 JPY 1,158,921 2.29 2024/2053 1,374,409 2.27 MXN 996,096 6.36 2024/2033 1,219,817 6.00 DKK 781,461 0.99 2024/2031 783,185 0.87 CNY 570,635 2.80 2024/2026 499,851 2.82 NZD 414,191 3.27 2027/2028 550,661 3.21 CZK 204,612 5.16 2025/2034 362,397 4.18 TRY 137,218 9.83 2024/2027 248,852 10.59 RUB 66,310 3.89 2024/2026 85,960 3.89 BRL 65,276 9.25 2027/2027 0 0 HUF 55,643 9.06 2024/2025 53,134 9.06 INR 43,523 7.40 2033/2033 0 0 HKD 34,757 0.53 2025/2025 36,074 0.53 EGP 29,242 14.00 2026/2026 0 0 RON 20,701 2.23 2026/2026 20,810 2.23 Total 434,819,497 431,697,474 (*) Weighted average interest rates as at the balance sheet date. The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 500 million in 2023; EUR 500 million in 2022). All such borrowings are fully hedged through structured swap operations. The table below provides the movements in 2023 and 2022 for debts evidenced by certificates: (In EUR million) 2023 2022 Balance as at 1 January 431,698 440,115 Issuances during the year 112,248 84,649 Contractual redemptions -106,053 -96,370 Early redemptions and buy-backs -202 -679 Exchange adjustments -2,872 3,983 Balance as at 31 December 434,819 431,698 60 2023 FINANCIAL REPORT

Note L – Provisions – pension plans and health insurance scheme (in EUR ’000) The Bank's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank covering all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. The pension plans and health insurance scheme provisions are as follows (in EUR ‘000): 2023 2022 Staff pension plan: Provision at 1 January 3,826,889 3,643,155 Payments made during the year -110,021 -91,564 Recognition of actuarial losses 91,560 55,374 Annual contributions and interest 313,781 219,924 Sub-total staff pension plan 4,122,209 3,826,889 Management Committee pension plan Management Committee pension plan 44,916 40,750 Recognition of actuarial losses 1,716 1,528 Annual contributions 2,697 3,313 Sub-total Management Committee pension plan 49,329 45,591 Health insurance scheme: Provision at 1 January 495,989 471,669 Payments made during the year -34,674 -30,965 Recognition of actuarial losses 24,392 14,778 Annual contributions and interest 51,211 40,507 Sub-total health insurance scheme 536,918 495,989 Total provisions at 31 December 4,708,456 4,368,469 The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 791 million (2022: EUR 754 million) is classified under “Other liabilities” (Note G). Details of the principal assumptions used in the estimate of the defined benefit obligation are detailed below. The provision in respect of future retirement and health insurance benefits was valued as at 31 December 2023 by an independent actuary using the projected unit credit method based on membership data as at 30 September 2023 (adjusted to 31 December 2023 by estimating service accruals in the remaining 3 months of 2023) and cashflows to 31 December 2023. The actuarial valuation was updated as at 31 December 2023, using the prevailing market rates of 31 December 2023 and the following assumptions (for the staff pension and medical plans): • a discount rate of 3.66% (2022: 3.88%) for determining the actuarial present value of benefits accrued in the pension and health insurance scheme, corresponding to 21.07 year duration (2022: 21.04 year duration); • the Bank expects the remuneration of post-employment reserves to be set at a rate of 1.5% (2022: 1.5%) on top of the discount rate of 3.66%; • progressive retirement assumed between the age of 55 and 65 and depending on NRA (normal age of retirement) (2022: same assumption); • a combined average impact of the increase in the cost of living and career progression of 3.3% (2022: 3.3%); • expected annual resignation rates ranging from 27% to 1% (2022: from 27% to 1%), decreasing with age; • a rate of adjustment of pensions of 2.3% per annum (2022: 2.3%); • use of the ICSLT longevity table 2018 projected to 2023 (2022: ICSLT longevity table 2018 projected to 2022); • a medical cost inflation rate of 4.3% per annum (2022: 4.3%). The provisions for these schemes are adjusted when needed according to the actuarial valuation, as per the tables above. The actuarial valuation of the pension plans and the healthcare scheme as of 31 December 2023 displayed an unrecognised loss of EUR ‘000 1,425,286 (2022: EUR ‘000 1,034,924) out of which EUR ‘000 823,678 (2022: EUR ‘000 501,752) was reported in excess of the 10% corridor and the total amortisation recorded in the profit and loss account 2023 amounted to EUR ‘000 117,668 (2022: EUR ‘000 71,679). Note M – Profit for the financial year The appropriation of the balance of the profit and loss account for the year ended 31 December 2023, amounting to EUR ‘000 2,274,404 will be submitted to the Board of Governors for approval by 26 April 2024. The proposed surplus for the financial year to be appropriated is as follows: • Additional reserves EUR 405.3m; • Special activities reserve EUR 1,471.0m; • General loan reserve EUR 398.1m. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 61

Note N – Interest receivable and similar income and Interest payable and similar charges N.1. Net interest income (in EUR ‘000) 2023 2022 2,459 404 1,303,397 344,903 14,411,708 7,693,706 10,352,382 10,490,333 Interest receivable and similar income: Cash in hand, balance with central banks and post office banks Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities Loans and advances to credit institutions and customers Derivatives Negative interest on interest bearing liabilities 161 135,574 Total 26,070,107 18,664,920 Interest payable and similar charges: Amounts owed to credit institutions and customers -89,904 -12,972 Debts evidenced by certificates -8,838,886 -7,483,457 Derivatives -13,650,646 -7,766,282 Negative interest on interest bearing assets -359 -251,650 Other -299,723 -172,746 Total -22,879,518 -15,687,107 Net interest income 3,190,589 2,977,813 N.2. Geographical analysis of Interest receivable and similar income (in EUR ‘000) 2023 2022 EU countries Spain 1,457,072 819,323 Italy 1,325,307 524,472 Poland 1,237,887 838,559 France 1,223,203 576,209 Germany 701,179 366,919 Greece 479,218 426,007 Hungary 428,516 233,410 Austria 391,181 274,321 Belgium 323,479 172,338 Sweden 321,869 159,803 Netherlands 290,689 189,118 Portugal 233,259 137,956 Finland 221,819 71,792 Czech Republic 187,964 114,166 Ireland 133,049 92,695 Romania 118,162 80,383 Slovakia 89,327 70,406 Denmark 81,863 31,281 Croatia 56,093 49,791 Cyprus 55,448 15,833 Slovenia 52,203 40,042 Bulgaria 42,204 38,055 Estonia 38,443 7,049 Latvia 24,390 16,023 Lithuania 23,007 17,462 Malta 8,319 8,088 Luxembourg 4,840 2,231 Total EU countries 9,549,990 5,373,732 Outside the European Union 2,859,348 2,046,685 Total income analysed per country 12,409,338 7,420,417 Income not analysed per country(1) 13,660,769 11,244,503 Total interest receivable and similar income 26,070,107 18,664,920 (1) Income not analysed per country: · Revenue from Long-Term HQLA Portfolio and loan substitutes portfolio 666,359 247,044 · Revenue from Securities Liquidity portfolio 84,879 36,832 · Revenue from money-market securities 552,148 61,022 · Revenue from other securities 11 5 · Revenue from short-term investments and other operations 2,004,990 409,267 · Income from derivatives 10,352,382 10,490,333 13,660,769 11,244,503 62 2023 FINANCIAL REPORT

Note O – Commissions receivable and Commissions payable (in EUR ‘000) 2023 2022 Commissions receivable: Commissions on guarantees 140,533 179,758 Commissions on InvestEU 57,601 2,002 Commission income on loans 35,056 32,589 Commissions on Jaspers 31,064 28,688 Commissions on Investment Facility - Cotonou 27,529 36,994 Commissions on EGF 24,373 51,140 Commissions on DFIs (2014-20, 2021-27) 13,803 9,995 Commissions on EFSI 12,026 17,974 Commissions on Modernisation Fund 11,935 12,080 Commissions receivable from intra-group services 10,391 7,889 Commissions on Trust Fund Management fees 9,581 5,172 Commissions on Innovation Fund 8,668 4,639 Commissions on Fi-Compass 7,590 5,463 Commissions on RRF 6,094 10,709 Commissions on JESSICA Holding Funds 3,452 3,841 Commissions on NDICI EFSD+ ACP Trust Fund 3,060 0 Commissions on EU for Ukraine Fund 2,205 0 Commissions on Neighbourhood Investment Facility 1,496 2,232 Commissions on Yaoundé/Lomé Conventions 1,060 1,150 Commissions on Connecting Europe Facility 415 4,581 Commissions on InnovFin 332 6,834 Commissions on other mandates 33,597 27,301 Total commissions receivable 441,861 451,031 2023 2022 Commissions payable Risk remuneration for guarantees received -330,302 -357,519 Commissions payable from intra-group services -71,898 -53,100 Other commissions payable -33,479 -26,489 Total commissions payable -435,679 -437,108 Note P – Net result on financial operations (in EUR ‘000) 2023 2022 Net result on debt securities portfolios 113,618 -203,344 Net result on translation of balance sheet positions 2,449 -2,131 Net result on repurchase of debts evidenced by certificates 0 253 Net result on shares and other variable-yield securities -39,067 -35,408 Net result on derivatives -84,122 197,575 Total net result on financial operations -7,122 -43,055 Note Q – Net other operating income and expense (in EUR ‘000) 2023 2022 Rental income 13,305 11,918 Reversal of previous year’s unutilised accruals 0 4,179 Other 1,768 410 Total net other operating income and expense 15,073 16,507 EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 63

Note R – General administrative expenses (in EUR ‘000) 2023 2022 Salaries and allowances(*) -565,465 -526,278 Welfare contributions and other staff costs -397,058 -305,986 Staff costs -962,523 -832,264 Other administrative expenses -342,542 -306,074 Total general administrative expenses -1,305,065 -1,138,338 (*) Of which the amount for members of the Management Committee is EUR ‘000 3,626 at 31 December 2023 and EUR ‘000 3,753 at 31 December 2022. The number of persons employed by the Bank was 4,273 at 31 December 2023 (4,020 at 31 December 2022). Note S – Off-balance sheet special deposits for servicing borrowings This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank. Note T – Fair value of financial instruments(*) At the balance sheet date, the Bank records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the securities liquidity portfolio) representing the amount received in the event of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury securities and borrowings) entered under assets or liabilities compared with their carrying amount is shown in the table below: At 31 December 2023 (in EUR million) Carrying amount Fair value(**) Financial assets: Cash in hand, balances with central banks and post office banks 210 210 Loans and advances to credit institutions and customers, excluding loan substitutes 471,936 445,762 Treasury bills and debt securities portfolios including loan substitutes 46,155 45,937 Shares, other variable-yield securities and participating interests 9,944 18,088 Total financial assets 528,245 509,997 Financial liabilities: Amounts owed to credit institutions and customers 4,223 4,224 Debts evidenced by certificates 434,819 422,653 Total financial liabilities 439,042 426,877 (*) Derivatives are not included in the table. Please refer to Note V. (**) Fair value including accrued interest. At 31 December 2022 (in EUR million) Carrying amount Fair value(**) Financial assets: Cash in hand, balances with central banks and post office banks 113 113 Loans and advances to credit institutions and customers, excluding loan substitutes 484,515 461,177 Treasury bills and debt securities portfolios including loan substitutes 30,273 29,297 Shares, other variable-yield securities and participating interests 9,296 17,242 Total financial assets 524,197 507,829 Financial liabilities: Amounts owed to credit institutions and customers 6,937 6,938 Debts evidenced by certificates 431,698 406,993 Total financial liabilities 438,635 413,931 (*) Derivatives are not included in the table. Please refer to Note V. (**) Fair value including accrued interest. 64 2023 FINANCIAL REPORT

Note U – Risk management This note presents information about the Bank’s exposure to risks and their management and control, in particular the primary risks associated with its use of financial instruments. These are: • Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk2; • Market risk - the risk of losses on financial investments caused by adverse price movements. Examples of market risk are: changes in equity prices or commodity prices, interest rate moves or foreign exchange fluctuations: Interest rate and credit spread risk in the Banking Book (IRRBB and CSRBB) - from the Bank’s positions, the risk to the economic value or to the net interest income arising from adverse movements in interest rates and in market credit spreads that affect interest rates and market credit spread sensitive instruments respectively. IRRBB includes gap risk, basis risk and option risk; Foreign exchange rate risk - the risk to the economic value or to the income derived from the Bank’s positions due to adverse movements in currency exchange rates; • Liquidity and funding risk - the risk that the Bank is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; and • Operational risk - the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events3. In 2023, the staff was teleworking part of the time, including the teams dedicated to risk management and monitoring. With respect to such activities, the position keeping systems were available in remote mode to the staff of Front, Middle and Back Office, as well as to Risk Management, with the same functionalities available under normal conditions. Risk management organisation The Bank’s objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is generally not subject to legislative acts and guidelines applicable to commercial banks issued or adopted by the EU institutions, bodies and agencies (“EU Legislative Acts and Guidelines”), it has voluntarily decided to comply with these EU Legislative Acts and Guidelines to the extent determined by its Best Banking Practice framework, including the Best Banking Practice Guiding Principles, published by the Bank. The Group Risk and Compliance Directorate (‘GR&C’) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties and in accordance with the three lines of defence principle, GR&C is independent and provides second opinions on all proposals having risk implications. The Group has established a Group Risk Function under the responsibility of the Group Chief Risk Officer (‘GCRO’). Without prejudice to the statutory responsibilities of the President and the EIB Management Committee, respectively, the GCRO reports on Group Risks to the EIB Management Committee under the oversight of the MC member in charge of risk. The GCRO participates in all meetings of the EIB Management Committee relating to matters within his/her terms of reference and relevant meetings of the other EIB governing bodies. The Bank’s risk appetite The risk appetite is the level of risk that the EIB is willing and able to incur in pursuing its activities in the context of its public mission and objectives. Key to this is the EIB’s capacity to provide attractive long-term financing to serve EU objectives across all EU Member States (and beyond in Partner Countries). A primary pillar of the Bank’s business model is to retain the long-term AAA rating from the major rating agencies. The processes and activities performed by the Bank to manage its risk appetite are formalised in the EIB Risk Appetite Framework (‘RAF’) approved by the BoD. The RAF covers the major financial risks (including credit, liquidity, market and equity risks) and non-financial risks categories: (i) operational (e.g. people, information security, financial crime, technology, conduct, fraud, compliance and model risks) and (ii) other (e.g. climate change and environmental and reputational risks). It helps to embed a healthy organisational risk culture within the EIB through the implementation and the monitoring of measurable risk appetite metrics, which are subject to boundaries (limits for financial risk metrics) and (where applicable) cascaded further down within the Bank. The EIB’s RAF covers lending operations at its own risk and under risk-sharing agreements, its activities mandated to the EIF as well as its funding and treasury activities. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending, borrowing and treasury operations, the main financial risk principle of the Bank is therefore to ensure that all material market risks are hedged. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed. For additional details, please refer to the EIB Group Risk Management Disclosure Report. Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, interest rate, liquidity and funding, foreign exchange rate and operational risks. With the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations, risks are assessed and measured both under normal circumstances and under possible stressed conditions. Risk measurements consider the relevant metrics related to capitalisation, earnings, liquidity, exposure to market and operational risks. Information on credit, market, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Risk Policy Committee on a regular basis. 2 Settlement risk is defined as the risk of potential losses due to transactions which remain unsettled after their due delivery date and/or due to transactions that are settled later than the applicable market standard. Due to the nature of the Group’s operations, the most relevant instruments affected by settlement risk are those derivatives entered into by the Bank which imply an exchange of foreign currencies. Settlement risk management is covered in the Financial Risk Guidelines. 3 The definition of external events excludes cases of client bankruptcy or unfavourable market movements or similar events, which represent triggers for Credit and respectively Market Risk. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 65

The Bank has a framework in place for managing interest rate (IR) risk, as well as FX risk. The Bank monitors and manages on a daily basis its IR (gap and basis) & FX positions within pre-approved limits. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee. Sustainability of revenue and self-financing capacity The Bank’s Interest Rate Risk Strategy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the Interest Rate Risk Strategy considers a medium-to-long term horizon for the investment of the Bank’s own funds, in order to promote stability of revenues and to enhance overall returns. In practice, this is achieved by defining an investment profile producing a target duration for the Bank’s own funds between 3.0 and 4.0 years. In that context, the Asset/Liability Committee (‘ALCO’) performs regular checkpoints on the investment profile related to the Interest Rate Risk Strategy framework. U.1. Credit risk Credit risk concerns mainly the Bank's lending activities, treasury instruments such as debt securities, certificates of deposit and interbank term deposits, as well as the derivative and guarantee transactions. The credit risk associated with the use of derivatives is analysed in the ‘Derivatives’ section (Note V). Credit risk is managed in line with the detailed internal guidelines. The purpose of these guidelines is to ensure that credit risk is managed prudently. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. The guidelines set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the acceptable transaction structure. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. Diversification of the loan portfolio is supported by a counterparty limit framework and sector limits for key industries. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. In analysing risks, the Bank applies an internal loan grading system and assigns internal ratings to counterparts. Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances changes in the applicable Best Banking Principles and respond to new mandates that the Bank may receive. Despite recent global shocks, the credit quality of the loan portfolio is deemed stable at present without an observable systemic impact. It relies on a risk management strategy based on a robust due diligence process, adequate levels of security and guarantees, as well as standard protective clauses included in its loan agreements. In addition to the collaterals and the guarantees provided for lending exposures, some of the EIB exposures benefit of credit enhancements granted as part of different mandates. The aggregate amount outstanding (loans and guarantees granted by the Bank) is limited at any time by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives (‘AD’) framework. At year-end 2023, EIB’s Statutory Gearing Ratio under EU Accounting Directive stand-alone accounts stood at 208.6% (2022: 204.0%) and under EU AD consolidated accounts stood at 212.4% (2022: 207.8%, max. 250% under Article 16.5 of the Statute). 66 2023 FINANCIAL REPORT

U.1.1. Loans In order to measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower and structure of the transaction, including, where appropriate, the security provided. The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2023 is analysed below, including undisbursed portions. The table below shows the signed loans for projects granted by EIB, excluding those outside the European Union which are granted under the External Lending Mandate (ELM), European Fund for Sustainable Development (EFSD), Neighbourhood, Development and International Cooperation Instrument, Investment Window 1 (NDICI IW 1)/European Fund for Sustainable Development Plus (EFSD+)4 and Cotonou Agreement where the Bank is, as the last resort, secured by the European Union budget or by the Member States guarantees (loans in the ACP Countries and the OCT) (*): (*) These guarantees are either Comprehensive (covering all risks) or limited to defined Political Risks (non-transfer of currency, expropriation, war or civil disturbance, denial of justice upon breach of contract). In EUR million States Public institutions Banks Corporates Not guaranteed (1) Total 2023 Total 2022 Guarantor Borrower States 0 0 0 0 58,626 58,626 59,287 Public institutions 31,458 24,456 488 203 95,473 152,078 147,238 Banks 36,590 18,908 12,913 9,907 37,958 116,276 117,218 Corporates 8,229 5,810 6,159 38,607 121,332 180,137 170,034 Total 2023(2)(3)(4)(5) 76,277 49,174 19,560 48,717 313,389 507,117 Total 2022(2)(3)(4)(5) 77,577 49,187 20,723 47,990 298,300 493,777 (1) These amounts include loans for which no formal guarantee independent of the borrower and the loan itself was required, the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank’s right to access independent security. (2) The loans in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) amount to EUR 1,769 million as of 31 December 2023 (2022: EUR 2,193 million). (3) This amount does not include signed loan substitutes (2023: EUR 18,893 million; 2022: EUR 17,414 million). (4) These amounts exclude loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. (5) The Bank has signed, in the context of EFSI SME window and European Guarantee Fund, funding lines for a total commitment not exceeding EUR 9,187 million (2022: EUR 9,187 million). The Bank recognises an undisbursed exposure when a firm commitment is signed with the respective underlying risk counterpart, for which the funding lines are expected to be drawn. 4 One EFSD+ contract is part of the own risk portfolio. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 67

The Bank did not record value adjustments in 2022 and 2023 in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year-end as the Bank’s preferred creditor status and the protection given by the Bank’s Statute are deemed to guarantee a full recovery of the Bank’s assets upon maturity. The table below discloses information regarding the sovereign credit risk on loans (apart from loans outside the EU benefiting from EU budget or MS guarantees under the ELM, EFSD, NDICI IW 1/EFSD+5 and Cotonou Agreements), where the Bank has either full own risk or bears a residual risk due to credit enhancement: (in EUR million) 2023 2022 Acting as borrower Acting as guarantor Acting as borrower Acting as guarantor Country Disbursed Undisbursed Signed Disbursed Undisbursed Signed Austria 0 0 133 0 0 190 Belgium 0 0 265 0 0 272 Bulgaria 1,012 0 297 1,060 0 119 Croatia 765 0 2,089 806 0 2,242 Cyprus 930 519 1,052 928 509 1,033 Czech Republic 1,160 1,314 0 915 1,009 0 Denmark 0 0 242 0 0 242 Estonia 642 90 77 500 0 84 Finland 0 0 105 0 0 113 France 0 0 3,946 0 0 3,986 Germany 0 0 1,583 0 0 2,002 Greece 7,059 1,659 9,007 7,379 1,210 9,262 Hungary 5,948 573 908 5,647 1,351 1,080 Ireland 1,665 240 1,186 1,665 240 1,095 Italy 5,852 1,105 6,798 4,989 2,560 6,941 Latvia 454 0 3 258 200 6 Lithuania 2,215 0 51 2,035 0 55 Luxembourg 0 9 230 0 9 231 Malta 72 0 295 0 72 280 Netherlands 0 0 281 0 0 294 Poland 6,113 330 19,074 6,631 330 17,925 Portugal 1,296 900 2,895 1,299 830 3,426 Romania 2,402 2,613 51 2,113 2,258 0 Slovakia 2,499 72 95 2,499 441 94 Slovenia 491 400 1,352 512 400 1,242 Spain 3,213 0 19,881 3,741 0 21,502 Sweden 0 0 543 0 0 199 Non EU–Countries 2,007 3,007 3,838 2,013 2,878 3,662 Total 45,795 12,831 76,277 44,990 14,297 77,577 The table below shows (in EUR million) the signed loans for projects outside the European Union under the ELM, EFSD, NDICI IW 1/EFSD+ and Cotonou Agreement benefiting from EU Budget or Member States guarantees: Secured by: 31.12.2023 31.12.2022 Member States 3,640 3,867 European Union budget(1) 47,742 49,167 Total(2)(3) 51,382 53,034 (1) Of which EUR 1,769 million in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) as explained above (2022: EUR 2,193 million). (2) Including loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. (3) Financial guarantees granted by the Bank for a total amount of EUR 470.6 million (2022: EUR 487.5 million) which are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above. 5 One EFSD+ contract is part of the own risk portfolio. 68 2023 FINANCIAL REPORT

LOANS FOR PROJECTS OUTSIDE THE EU UNDER THE EU BUDGET OR MEMBER STATE GUARANTEE (in EUR million) (including loans in the new Member States before accession) BREAKDOWN OF LOANS SIGNED BY GUARANTEE AGREEMENT 31.12.2023 31.12.2022 75% Member States guarantee - Cotonou partnership agreement 161 185 - Cotonou partnership 2nd agreement 1,017 1,108 - Cotonou Protocol 3 – OR / ACP 2,369 2,480 - Cotonou Protocol 3 – OR / OCT 93 94 Total 75% Member States guarantee 3,640 3,867 Total Member States guarantee 3,640 3,867 100% European Union budget guarantee - Russia – 100 m – 2001-2005 0 14 - Russia – 500 m – 2004-2007 99 114 - EFSD 93 93 Total 100% European Union budget guarantee 192 221 70% European Union budget guarantee - South Africa – 375m – Decision 29.01.97 4 9 - Bosnia–Herzegovina – 100m 99/2001 5 8 - Euromed (EIB) – 2 310m – Decision 29.01.97 3 7 - North Macedonia – 150m – 1998/2000 2 5 - CEEC – 3 520m – Decision 29.01.97 14 32 Total 70% European Union budget guarantee 28 61 65% European Union budget guarantee - South Africa – 825m – 7/2000-1/2007 17 73 - South Africa – Decision 2/2007-12/2013 84 102 - ALA III – 2 480m –- 2/2000 – 7/2007 49 60 - ALA Decision – 2/2007-12/2013 1,077 1,327 - Euromed II – 6 520m – 2/2000-1/2007 536 710 - South Eastern Neighbours – 9 185m – 2/2000 – 7/2007 2,020 2,272 - Türkiye special action – 450m – 2001-2006 85 92 - Türkiye TERRA – 600m – 11/1999-11/2002 201 223 - PEV EE/CAS/RUS 1/2/2007 – 31/12/2013 1,646 1,755 - PEV MED 1/2/2007 – 31/12/2013 4,233 4,630 - Pre-Accession – 9 048m – 2007 – 2013 4,266 4,713 - Climate Change Mandate 2011 - 2013 929 1,031 - ELM Asia 2014-2020 1,260 1,289 - ELM Central Asia 2014-2020 348 355 - ELM East-Russia 2014-2020 6,670 6,996 - ELM Latin America 2014-2020 2,527 2,906 - ELM MED 2014-2020 8,373 9,121 - ELM Pre-Accession 2014-2020 3,769 4,018 - ELM RSA 2014-2020 121 140 - ELM ERI Private Mandate 851 1,160 - ELM ERI Public Mandate 1,344 1,403 - Global Europe NDICI IW 1 7,116 4,509 Total 65% European Union budget guarantee 47,522 48,885 Total European Union budget guarantee 47,742 49,167 Total(1) 51,382 53,034 (1) Financial guarantees granted by the Bank for a total amount of EUR 470.6 million (2022: EUR 487.5 million) which are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 69

Collateral on loans (in EUR million) Among other credit mitigant instruments, the Bank uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 8,958 million (2022: EUR 8,215 million), with the following composition: As at 31 December 2023 Loan Financial Collateral (in EUR million) Moody's or equivalent rating Bonds Cash Total Government Supra-national Agency Secured Bonds (covered bonds) Bank and Corporate Bonds Aaa 126 157 0 428 30 0 741 Aa1 to Aa3 1,184 9 31 766 146 0 2,136 A1 0 0 0 0 20 0 20 Below A1 5,144 0 2 0 583 0 5,729 Non-Rated 0 0 0 0 99 233 332 Total 6,454 166 33 1,194 878 233 8,958 As at 31 December 2022 Loan Financial Collateral (in EUR million) Moody's or equivalent rating Bonds Cash Total Government Supra-national Agency Secured Bonds (covered bonds) Bank and Corporate Bonds Aaa 234 65 0 68 9 0 376 Aa1 to Aa3 1,000 10 167 142 194 0 1,513 A1 0 0 0 0 6 0 6 Below A1 4,969 0 3 602 518 0 6,092 Non-Rated 40 0 0 0 29 159 228 Total 6,243 75 170 812 756 159 8,215 A breakdown of disbursed loans outstanding (in EUR million) at 31 December, according to the sectors of the contract is set out below: Sector 2023 2022 128,499 126,633 67,564 64,590 60,626 64,600 37,075 36,901 35,498 31,438 34,358 33,346 27,999 28,324 18,903 18,262 10,930 10,913 Transport Energy Global Loans(1) Health, education Industry Miscellaneous infrastructure Water, sewerage Services Telecommunications Agriculture, fisheries, forestry 5,065 4,961 Total(2) 426,517 419,968 (1) A global loan is a line of credit to an intermediary financing institution or a bank, which subsequently lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters. (2) This amount does not include disbursed loan substitutes (2023: EUR 18,893 million; 2022: EUR 17,414 million). Arrears on loans Amounts in arrears are identified, monitored and reported according to the procedures defined in the bank-wide “Financial Monitoring Guidelines and Procedures”. These procedures follow best banking practices and are adopted for all loans managed by the EIB. As of 31 December 2023, the arrears above 90 days on loans from own resources amount to EUR 82 million (2022: EUR 78 million). For arrears above 90 days on own resources not secured by comprehensive guarantees of the European Union or Member States, the outstanding principal nominal amount is EUR 529 million as of 31 December 2023 (2022: EUR 150 million). These are covered by a loan loss allowance of EUR 177 million (2022: EUR 70 million). During 2023, EUR 131 million of arrears have been called under the guarantees of the European Union and EUR 2.5 million under the Member States guarantees. Corresponding amounts in 2022 were EUR 156 million and nil respectively. Also, during the course of the year, EUR 124 million of arrears previously invoked under the guarantees of the European Union or the Member States have been refunded (2022: EUR 4 million). During 2023, one call has been executed under first demand private guarantees, for an amount of EUR 1.3 million (2022: nil). 70 2023 FINANCIAL REPORT

Loan renegotiation and forbearance The EIB considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of “concessions” that the EIB decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor, to service the debt or to refinance, totally or partially, the contract. Exposures shall be treated as forborne if a concession has been made, irrespective of whether any amount is past-due, or the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties. Once renegotiated, the EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider accounting for value adjustments in the profit and loss account. The need for a value adjustment for all loans whose LG deteriorated to E– is assessed regularly. Forbearance measures and practices undertaken by the Bank’s restructuring team during the reporting period include, but are not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears. Operations subject to forbearance measures are reported as such in the tables below. (in EUR million) 31.12.2023 31.12.2022 Performing Non-Performing Performing Non-Performing Number of contracts subject to forbearance practices 45 69 53 79 Carrying values (incl. interest and amounts in arrears) 1,844 1,723 2,256 2,054 of which being subject to value adjustments 0 1,169 0 1,418 Value adjustments recognised 0 283 0 307 Interest income in respect of forborne contracts 66 92 75 70 Exposures derecognised (following restructuring, write-off or sale of the operation) 0 89 0 3 Forbearance measures (in EUR million) 31.12.2022 Extension of maturities Deferral of capital only Deferral of capital and interest Breach of material financial covenants Other Contractual repayment and termination(1) 31.12.2023 Public 1,020 0 0 0 146 23 -166 1,023 Bank 135 0 0 0 0 0 -108 27 Corporate 3,155 509 0 3 16 13 -1,179 2,517 Total 4,310 509 0 3 162 36 -1,453 3,567 (1) Decreases are explained by repayments of capital, interest and amounts in arrears as well as write-offs which occurred during the year on operations already considered as forborne as of 31 December 2022 and by termination during the year. U.1.2. Treasury The credit risk associated with treasury instruments (securities, commercial papers, term deposits, etc.) is managed through selecting sound counterparties and issuers. The structure of the securities portfolio and limits governing outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Group Risk and Compliance Directorate. The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and reverse repos) in terms of the credit rating of counterparties and ultimate obligor rating or issue rating where relevant: Moody’s or equivalent rating Securities portfolio % Money market products % 31.12.2023 31.12.2022 31.12.2023 31.12.2022 Aaa 30 34 34 89 Aa1 to Aa3 33 39 30 4 A1 to A3 13 21 33 5 Below A3 24 6 3 2 Total 100 100 100 100 The total nominal amount of EIB Treasury assets with maturity above 1 year and a minimum rating of Aa3 stood at EUR 8,241 million at 31 December 2023 (2022: EUR 4,399 million). EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 71

Collateral on treasury transactions The Bank enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Bank when deemed necessary. Tripartite repo and reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to: - delivery against payment; - verification of collateral; - the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the custodian; and - organisation of substitute collateral provided that this meets all the contractual requirements. Collateral received The treasury transactions include EUR 23,419 million (2022: EUR 7,381 million) of bilateral and tripartite reverse repurchase agreements, for all of which the Bank received financial collaterals. The market value of the financial collateral portfolio at 31 December 2023 is EUR 23,207 million (2022: EUR 7,000 million), with the following classification: Reverse Repurchase Agreements Financial Collateral (in EUR million) At 31 December 2023 Bonds Cash Moody's or equivalent rating Government Supra-national Agency Secured Bonds (covered bonds) Bank and Corporate Bonds Total Aaa 228 38 262 11,377 627 0 12,532 Aa1 to Aa3 763 12 120 1,211 1,157 0 3,263 A1 0 0 0 0 0 0 0 Below A1 1,885 0 358 56 5,065 0 7,364 Non Rated 26 0 0 18 0 4 48 Total 2,902 50 740 12,662 6,849 4 23,207 Reverse Repurchase Agreements Financial Collateral (in EUR million) At 31 December 2022 Bonds Cash Moody's or equivalent rating Government Supra-national Agency Secured Bonds (covered bonds) Bank and Corporate Bonds Total Aaa 319 23 51 1,310 2,354 0 4,057 Aa1 to Aa3 241 0 29 8 215 0 493 A1 8 0 233 0 343 0 584 Below A1 217 0 44 4 1,169 0 1,434 Non Rated 425 0 0 0 6 1 432 Total 1,210 23 357 1,322 4,087 1 7,000 Securities deposited Bilateral and tripartite repurchase agreements stood at EUR 1,052 million at 31 December 2023 (2022: EUR 3,065 million). The exposure is fully collateralised with subsequent call for additional collateral or release in accordance with the underlying agreement. The market value of the collateral deposited under bilateral and tripartite repurchase agreements stood at EUR 1,056 million as at 31 December 2023 (2022: EUR 3,195 million). U.1.3. Guarantees granted by the Bank in respect of loans granted by third parties Credit risk arising from the Bank’s guarantees and securitisations transactions funded by own resources is managed in line with dedicated internal guidelines. At year-end of 2023, the signed exposure guaranteed by EIB amounted to EUR 26.9 billion (2022: EUR 24.4 billion) out of which there is EUR 15.7 billion (2022: EUR 10.1 billion) of disbursed exposure of the loans guaranteed and provisions on guarantees amount to EUR 77.1 million (2022: EUR 86.6 million). Part of the EIB guarantee type of operations derives from the risk sharing operations where the EIB guarantees on a loan-by-loan basis underlying loan type of exposures originated by a financial intermediary based on established delegation models. The financial intermediary originating the underlying risk exposures on which the EIB takes risk is subject to a detailed due diligence in order to make sure that the EIB can delegate credit management tasks to the financial intermediary in question. Whereas the remaining EIB guarantee type operations are typically done as synthetic transactions, whereby EIB usually covers the risk of an existing portfolio to a given financial intermediary. The EIB has established a dedicated framework to limit concentration risk for this type of underlying exposures in such transactions. Depending on the specificities of the transaction, this may include setting eligibility criteria including but not limited to lowest eligible rating categories, certain sector, obligor and/or obligor group exposure. There is limited counterparty risk on the financial intermediary as the credit 72 2023 FINANCIAL REPORT risk is on the underlying exposures originated by the financial intermediary i.e. counterparty risk is limited to (1) the payment of the guarantee fees and (2) the potential recoveries due to the EIB in case of a default of an underlying exposure guaranteed and paid out by the EIB. In any case, the EIB has established a number of mitigating measures, including but not limited to detailed due diligence as well as security rights, step-in rights, consent rights, trigger events to stop inclusions. Material amendments of the underlying risk exposures or termination rights. U.2. Market Risk U.2.1 Interest Rate and Credit Spread Risk in the Banking Book From the Bank’s positions, the Interest Rate or Credit Spread Risk is the risk to the economic value or to the net interest income arising from adverse movements in interest rates or market credit spreads that affect interest rate and market credit spread sensitive instruments, respectively. Exposure to those risk factors occurs when there are differences in the repricing and maturity characteristics of the different asset, liability and hedge instruments. Interest rate risk management for the Bank In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee on Banking Supervision (‘BCBS’), as implemented in the EU, and to the regulatory guidance issued by the European Banking Authority (‘EBA’). The main sources of interest rate risk are: gap risk, basis risk and option risk. Gap risk is the most relevant interest rate risk for the Bank and is defined as the risk to the economic value or to the net interest income generated by the differences in the term structure of interest rate sensitive instruments on the Bank’s balance sheet. Following regulatory guidance, the Bank has articulated its appetite for interest rate risk in terms of both the maximum risk to economic value and the maximum risk to earnings that the Bank is prepared to take (while, when applicable, adhering to the maximum thresholds defined in the EBA Supervisory Outlier Tests for both perspectives). The Bank’s investment strategy for its own funds – the Interest Rate Risk Strategy – complies with such interest rate risk appetite. The Bank is measuring CSRBB by applying stress tests that show the impacts on both the economic value of equity and the net interest income from adverse movements in market credit spreads (in line with the respective EBA guidelines6). CSRBB is not subject to individual operational management limits. However, its exposure is reflected into the Risk Appetite Framework. IBOR Reform: Interest rate benchmarks, such as the London InterBank Offered Rate (‘LIBOR’) were widely used in financial contracts. The global transition to alternative interest rate benchmark rates was one of the most challenging reforms undertaken in the financial markets. Similarly to other Banks, EIB had significant exposure to the IBORs that were part of these market-wide initiatives. Transition status per financial instruments class As part of its lending and funding activities, the Bank was mainly exposed to the IBOR Reform on Floating Rates Loans granted to customers and credit institutions and bonds issued to fund its activity. In order to manage exposures to interest rate and foreign currency risks, the Bank uses derivative instruments (e.g. to hedge fixed rates loans and borrowings operations). Derivatives are the largest financial instrument class directly exposed to IBOR rates as a large part of their corresponding cash flows are referenced to IBOR rates (i.e., “floating interest rate”). In 2021, the Bank adhered to the ISDA IBOR Fallback Protocol and Supplement, which provide an amendment mechanism for counterparties to incorporate robust fallback provisions to be applied upon the cessation of an interest rate index, ensuring a smooth transition of the derivatives legacy portfolio. All EIB’s counterparties to LIBOR-linked swaps have also adhered to that Protocol and Supplement. Through the application of this Protocol and Supplement, the Bank had migrated in its systems all of its derivative notional exposure referring to LIBORs (in GBP, CHF, JPY and USD) by the end of 2022. Floating Rate Loans are the second largest financial instrument class directly exposed to IBOR rates. As at 31 December 2023, no floating rate contract originally indexed to CHF, JPY and GBP is linked to LIBOR any longer. During 2023, the Bank has pursued the migration of the loans indexed to USD LIBOR; the vast majority of the exposure is migrated. The remaining ones (6 counterparties, currently on synthetic USD LIBOR, with total exposure of EUR 329 million) will be migrated in 2024. On the funding side, the Bank has been issuing bond products referencing new RFRs in its balance sheet since 2018. In addition, the Bank has focused on supporting the relevant RFR markets with the required liquidity, under the preferred market structural formats. As at 31 December 2023, all the bonds indexed to USD LIBOR have been migrated apart from one “tough legacy” for a total of USD 80 million, maturing in 2026. Interest rate risk on the Economic Value of the Own Funds/Equity The Bank’s Interest Rate Risk strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the risk to the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing future growth. This overall objective is achieved by investing the own funds according to a medium to long term investment profile. Of course, this strategy needs to comply with the limits for the Interest Rate Risk RAF metrics. Apart from the Interest Rate Strategy underpinning the investment of the Bank’s own funds, the Bank’s balance sheet should be match-funded with respect to interest rate risk. As it is not operationally practical to perfectly match-fund the Bank’s balance sheet, small deviations to gap and basis risks are allowed. Those net residual interest rate risk positions are managed within pre-approved limits, the latter being dimensioned to ensure the individual risks remain within the risk appetite boundaries. 6 EBA/GL/2022/14. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 73

In addition to its interest rate risk limits framework, the Bank performs regular stress testing, based on EBA standardised shock scenarios7 and internally defined ones, to its projected earnings and to its economic value. The exercise serves the purpose of identifying potential adverse consequences arising from severe changes in the interest rates environment. As of 31 December 2023, the worst impact of the EBA supervisory outlier test scenarios would reduce the economic value of own funds by EUR 4.24 billion (2022: EUR 5.37 billion)8. Among the financial instruments in the Bank’s portfolio, some operations (borrowings and associated swaps) present callability options and may be redeemed early, hence introducing uncertainty as to their final maturity. However, as those packages (borrowings and associated swaps) are fully back-to-back (up to the cashflow level), they can be considered at the end as simple synthetic floating rate notes indexed to relevant interest rate benchmarks and bearing limited interest rate risk. The table hereafter is a summary of the features of the Bank’s callable borrowings portfolio as of 31 December 2023 and 31 December 2022, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved: By funding currency (after swaps): 31.12.2023 (in EUR million) EUR USD Total EUR Pay Notional -2,460 -1,061 -3,521 Average maturity date 29.07.2046 25.11.2037 17.12.2043 Average expected maturity 01.08.2038 06.08.2034 19.05.2037 31.12.2022 (in EUR million) EUR USD Total EUR Pay Notional -2,467 -1,149 -3,616 Average maturity date 05.04.2046 09.06.2037 17.06.2043 Average expected maturity 01.04.2039 21.10.2033 08.07.2037 By risk factor involved: 31.12.2023 Risk factor (in EUR million) FX level IR curve level Total EUR Pay Notional -239 -3,282 -3,521 Average maturity date 30.12.2037 23.05.2044 17.12.2043 Average expected maturity 28.01.2033 11.09.2037 19.05.2037 31.12.2022 Risk factor (in EUR million) FX level IR curve level Total EUR Pay Notional -283 -3,333 -3,616 Average maturity date 18.07.2035 17.02.2044 17.06.2043 Average expected maturity 21.05.2032 15.12.2037 08.07.2037 Interest rate risk on the Earnings The Risk to Earnings9 quantifies the amount of net interest income that would change during the forthcoming 36 months if all interest rate curves would decrease by two percentage points. Such exposure stems primarily from the mismatch between interest rate repricing periods of assets and liabilities, and has to stay within the limit defined in the Risk Appetite Framework. With the positions in place as of 31 December 2023, the net interest income would decrease by EUR 1,216.5 million (2022: EUR 920.5 million) if interest rates were to decrease by 200 basis points. For enriching the analysis of the net interest income’s sensitivity, the net interest income would increase by EUR 1,280.7 million (2022: EUR 937.3 million) if interest rates were to increase by 200 basis points. The Bank uses a dedicated software that allows to simulate the sensitivity of earnings on a deal by deal basis. Such sensitivity of earnings is measured on an accruals basis and is calculated under the ‘’ongoing’’ assumption that, over the time horizon analysed, the Bank realises (at market rates defined in the underlying scenario) the new business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. In line with the Bank’s current practice, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank’s business. The administrative costs are projected according to the forecasts of the Operational Plan. 7 EBA/RTS/2022/10. 8 The stress test is performed on all risk-sensitive banking book instruments, including the pension and health insurance liabilities (defined benefit obligations, DBO) as calculated by an actuarial provider. 9 To note that the Bank manages also the risk to its net interest income (NII) via the Supervisory Outlier Test for NII, namely the so called “NII Large Decline”. 74 2023 FINANCIAL REPORT

U.2.2 Foreign exchange rate risk The foreign exchange (‘FX’) risk is the risk to the economic value or to the income derived from, the Bank’s positions due to adverse movements of foreign exchange rates. The Bank is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets, liabilities and hedging instruments. In compliance with its Statute, the Bank does not engage in currency operations not directly required to carry out its lending operations or fulfil commitments arising from loans or guarantees granted by it. Mismatches of currencies in the asset-liability structure of the Bank are kept within pre-approved tight limits. Foreign exchange position (in EUR million) Currency at 31 December 2023 Euro Pound Sterling US Dollar Other currencies Sub-total except Euro Total 2023 Assets: Cash in hand, balances with central banks and post office banks 210 0 0 0 0 210 Treasury bills and other bills eligible for refinancing with central banks 26,228 1,289 7,920 0 9,209 35,437 Other loans and advances: - Current accounts 555 71 49 24 144 699 - Credit institutions 40,665 0 0 4,377 4,377 45,042 - Customers 56 0 0 0 0 56 41,276 71 49 4,401 4,521 45,797 Loans: - Credit institutions 68,885 649 12,871 8,940 22,460 91,345 - Customers 277,163 24,807 10,317 22,508 57,632 334,795 346,048 25,456 23,188 31,448 80,092 426,140 Debt securities including fixed-income securities 5,871 95 2,984 1,768 4,847 10,718 Shares, other variable-yield securities and participating interests 8,276 442 835 391 1,668 9,944 Shares in affiliated undertakings 1,580 0 0 0 0 1,580 Other assets 12,861 1,542 2,069 1,033 4,644 17,505 Total assets 442,350 28,895 37,045 39,041 104,981 547,331 Liabilities: Amounts owed to credit institutions 2,126 0 20 0 20 2,146 Amounts owed to customers 1,958 1 85 33 119 2,077 Debts evidenced by certificates: - Debt securities in issue 255,469 34,774 96,841 39,551 171,166 426,635 - Others 6,206 115 319 1,544 1,978 8,184 261,675 34,889 97,160 41,095 173,144 434,819 Subscribed capital, reserves and profit 80,710 0 0 0 0 80,710 Other liabilities 22,762 1,485 2,299 1,033 4,817 27,579 Total liabilities 369,231 36,375 99,564 42,161 178,100 547,331 Off balance sheet currency swaps -73,181 7,559 62,475 3,147 73,181 Net position -62 79 -44 27 62 EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 75

Foreign exchange position (in EUR million) Currency at 31 December 2022 Euro Pound Sterling US Dollar Other currencies Sub-total except Euro Total 2022 Assets: Cash in hand, balances with central banks and post office banks 113 0 0 0 0 113 Treasury bills and other bills eligible for refinancing with central banks 16,205 653 3,492 0 4,145 20,350 Other loans and advances: - Current accounts 444 67 53 94 214 658 - Credit institutions 59,442 0 36 4,509 4,545 63,987 - Customers 75 0 0 51 51 126 59,961 67 89 4,654 4,810 64,771 Loans: - Credit institutions 70,970 757 13,483 8,061 22,301 93,271 - Customers 270,031 27,231 9,404 19,807 56,442 326,473 341,001 27,988 22,887 27,868 78,743 419,744 Debt securities including fixed-income securities 5,274 34 2,547 2,068 4,649 9,923 Shares, other variable-yield securities and participating interests 7,690 488 770 348 1,606 9,296 Shares in affiliated undertakings 1,549 0 0 0 0 1,549 Other assets 14,993 1,379 1,605 865 3,849 18,842 Total assets 446,786 30,609 31,390 35,803 97,802 544,588 Liabilities: Amounts owed to credit institutions 5,425 0 11 6 17 5,442 Amounts owed to customers 1,217 21 98 159 278 1,495 Debts evidenced by certificates: - Debt securities in issue 245,409 37,162 100,100 39,853 177,115 422,524 - Others 5,868 113 322 2,871 3,306 9,174 251,277 37,275 100,422 42,724 180,421 431,698 Subscribed capital, reserves and profit 78,435 0 0 0 0 78,435 Other liabilities 23,385 1,319 1,783 1,031 4,133 27,518 Total liabilities 359,739 38,615 102,314 43,920 184,849 544,588 Off balance sheet currency swaps -87,076 8,020 70,938 8,118 87,076 Net position -29 14 14 1 29 76 2023 FINANCIAL REPORT

U.3. Liquidity and funding risk Liquidity risk refers to the ability of the Bank to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Bank of being unable to refinance the asset side of its balance sheet and meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from the Bank’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. The liquidity risk of the Bank is managed in order to ensure the regular functioning of its core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, make disbursements on loans and cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but undisbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. The liquidity risk policy also incorporates a floor on treasury levels: indeed, the Bank's total liquidity ratio (liquidity as a percentage of the next 12 months projected net cash flows) must at all times exceed 25%. The Bank has in place a Group Contingency Funding Plan (‘Group CFP’), which specifies appropriate decision-making procedures and corresponding responsibilities. The Group CFP is regularly tested and benchmarked against applicable best banking practices, including relevant guidelines issued by the European Banking Authority in this respect. The Group CFP is approved annually by the Board of Directors of the Bank. Regular stress-testing analyses are executed as a part of the liquidity risk monitoring and drive the size of the Bank’s liquidity buffer. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement and for other operational needs. The Liquidity Coverage Ratio (‘LCR’) is calculated on a daily basis in line with EU CRR both in its functional currency (EUR) as well as in the other significant currencies. Consistency of the currency denomination of its liquid assets with its net liquidity outflows is ensured by the Bank on an ongoing basis, in order to prevent an excessive currency mismatch. As at 31 December 2023, the LCR stood at 423.7% (end 2022: 348.0%). In addition, the net stable funding ratio (‘NSFR’) is also computed, in line with EU CRR, both in the functional currency of the Bank (EUR) as well as in the other significant currencies. As at 31 December 2023, the NSFR stood at 118.3% (end 2022: 124.6%). The Bank continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources mainly as a result of its prudent approach to liquidity management. As a consequence, the geopolitical and financial turbulences occurred in 2022 and carried on in 2023 had very limited impact on liquidity and funding. The table hereafter analyses the assets and liabilities of the Bank by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined". EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 77

Liquidity risk (in EUR million) Maturity at 31 December 2023 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Total 2023 Assets: Cash in hand, balances with central banks and post office banks 210 0 0 0 0 210 Treasury bills and other bills eligible for refinancing with central banks 9,233 9,405 9,737 7,062 0 35,437 Other loans and advances: - Current accounts 699 0 0 0 0 699 - Credit institutions 42,162 2,880 0 0 0 45,042 - Customers 56 0 0 0 0 56 42,917 2,880 0 0 0 45,797 Loans: - Credit institutions 1,979 10,364 38,513 40,464 25 91,345 - Customers 4,833 22,973 116,935 189,957 97 334,795 6,812 33,337 155,448 230,421 122 426,140 Debt securities including fixed-income securities 153 1,407 3,813 5,345 0 10,718 Shares, other variable-yield securities and participating interests 0 0 0 0 9,944 9,944 Shares in affiliated undertakings 0 0 0 0 1,580 1,580 Other assets 1,163 1,465 3,128 1,443 10,306 17,505 Total assets 60,488 48,494 172,126 244,271 21,952 547,331 Liabilities: Amounts owed to credit institutions 2,146 0 0 0 0 2,146 Amounts owed to customers 2,077 0 0 0 0 2,077 Debts evidenced by certificates 26,809 59,167 180,636 168,207 0 434,819 Subscribed capital, reserves and profit 0 0 0 0 80,710 80,710 Other liabilities 587 1,644 4,539 2,914 17,895 27,579 Total liabilities 31,619 60,811 185,175 171,121 98,605 547,331 Some of the borrowings and associated swaps include early termination triggers or call options granted to the hedging swap counterparties and the Bank as well has the right to call the related bonds before maturity. If the Bank were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2024 – 2026 would amount to EUR 1.69 billion. Maturity at 31 December 2022 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Total 2022 Assets: Cash in hand, balances with central banks and post office banks 113 0 0 0 0 113 Treasury bills and other bills eligible for refinancing with central banks 3,132 5,518 7,141 4,559 0 20,350 Other loans and advances: - Current accounts 658 0 0 0 0 658 - Credit institutions 63,787 200 0 0 0 63,987 - Customers 126 0 0 0 0 126 64,571 200 0 0 0 64,771 Loans: - Credit institutions 2,913 11,446 40,885 38,004 23 93,271 - Customers 5,595 18,108 115,010 187,671 89 326,473 8,508 29,554 155,895 225,675 112 419,744 Debt securities including fixed-income securities 1,304 480 2,508 5,631 0 9,923 Shares, other variable-yield securities and participating interests 0 0 0 0 9,296 9,296 Shares in affiliated undertakings 0 0 0 0 1,549 1,549 Other assets 615 1,859 6,181 1,881 8,306 18,842 Total assets 78,243 37,611 171,725 237,746 19,263 544,588 Liabilities: Amounts owed to credit institutions 5,442 0 0 0 0 5,442 Amounts owed to customers 1,495 0 0 0 0 1,495 Debts evidenced by certificates 20,747 48,006 200,968 161,977 0 431,698 Subscribed capital, reserves and profit 0 0 0 0 78,435 78,435 Other liabilities 981 1,698 5,425 3,630 15,784 27,518 Total liabilities 28,665 49,704 206,393 165,607 94,219 544,588 78 2023 FINANCIAL REPORT

U.4. Operational Risk As defined in the EIB Group Operational Risk Policy, Operational Risk means the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events10. All EIB’s activities may be affected by Operational Risk and therefore the Bank aims to systematically identify, assess, monitor, and report Operational Risks on a regular basis, and to ensure that sufficient controls and risk mitigants are in place to limit the exposure to Operational Risk. The Operational Risk Unit in Group Risk & Compliance and the Internal Controls and Assertion Division in Financial Control are responsible for defining the Operational Risk Framework and related policies and procedures while the responsibility for implementing the Framework lies with all the Departments of the Bank. The EIB organises its Operational Risk Management activities in compliance with the applicable Best Banking Practice (“BBP”). In terms of reporting, the EIB Group Operational Risk Report is approved by the Group Chief Risk Officer (‘GCRO’) responsible for overall aspects of managing and monitoring Operational Risk at the Bank and then submitted to the Management Committee (‘MC’), the Audit Committee (‘AC’) and Directors General (‘DGs’). In addition, losses/gains above EUR 0.25 million are immediately escalated to the President. Following the Board of Director’s approval in July 2023, the Bank implemented the revised Non Financial Risk Appetite Framework (NFR RAF) with the updated operational (key) risk indicators. The first Group NFR RAF Dashboards have been prepared and distributed to the Senior Management with the data as of Q2 2023. The Bank has robust compliance controls, including a dedicated Sanctions Compliance Programme, ensuring that its activities comply with all sanctions applicable to the EIB Group. With specific reference to sanctions targeting the Russian invasion of Ukraine, no material impact has been identified on the Bank’s business activities. The Bank is a crucial institution of the European Union, and as such, it is a likely target for cyber-attacks. With the ongoing crisis in Ukraine, the risk of direct and spill-over attacks has increased, and the Bank is closely monitoring this risk in collaboration with the Computer Emergency Response Team for the EU institutions, bodies and agencies (‘CERT-EU’). To ensure the security and integrity of its operations, the Bank has implemented robust security measures to protect against cyber-attacks. Note V – Derivatives The Bank uses derivative instruments as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from committed transactions settling in the future, and as part of its liquidity management. Derivatives are financial instruments, the payoff of which depends on the prices of the underlying assets, interest rates, exchange rates or indices. The majority of the Bank’s swaps are concluded to hedge borrowings, loans and bond holdings or for the global Assets and Liabilities Management (‘ALM’) position and are therefore of a long-term nature (see note V.1.). The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements (see Note V.2.). Future contracts (futures) can be used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, traded on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control. V.1. Hedging and asset liability management (‘ALM’) derivatives The derivatives used in the context of hedging and ALM hedging activities are: • Currency swaps; • Interest rate swaps; and • Structured swaps. 10 The definition of external events excludes cases of client bankruptcy or unfavourable market movements or similar events, which represent triggers for Credit and respectively Market Risk. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 79

V.1.1. Currency swaps Currency swaps are contracts under which it is agreed to exchange principal and interest payments in one currency against another currency. The Bank enters into currency swaps mainly to hedge its borrowings and loans. The following table shows the maturities of currency swaps (including structured swaps – see Note V.1.3 and excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet. Currency swaps at 31 December 2023 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2023 Notional amount (receivable) 48,884 126,706 38,144 25,126 238,860 Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*) 803 13 -619 277 474 Currency swaps at 31 December 2022 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2022 Notional amount (receivable) 43,783 136,262 36,102 27,198 243,345 Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*) 221 1,816 -744 26 1,319 (*) Including the fair value of macro-hedging currency swaps which stood at EUR 739 million as at 31 December 2023 (2022: EUR 2,530 million). 80 2023 FINANCIAL REPORT

V.1.2. Interest rate swaps Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest payments, or floating-rate interest payments linked to different rates (basis swaps), in the same currency. Interest rate swaps enable the Bank to hedge the interest rate risk of its borrowings, loans and bond holdings, and modify the interest rate structure of the balance sheet. The following table shows the maturities of interest rate swaps (including structured swaps – see Note V.1.3 and including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet. Interest rate swaps at 31 December 2023 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2023 Notional amount 86,963 225,450 146,702 139,543 598,658 Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*) -410 -1,021 -3,551 -106 -5,088 Interest rate swaps at 31 December 2022 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2022 Notional amount 75,935 230,220 131,299 135,571 573,025 Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*) -700 -5,269 -4,092 993 -9,068 (*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -289 million as at 31 December 2023 (2022: EUR -349 million). V.1.3. Structured swaps The Bank enters into borrowing contracts and loans encompassing options on interest rates, exchange rates, inflation rates and stock indices. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. The table below further details the number, fair value and notional amounts of structured swaps: Structured swaps at 31 December Early termination embedded Structured coupon 2023 2022 2023 2022 Number of transactions 109 119 153 156 Notional amount (in EUR million) 4,103 4,909 9,236 10,413 Fair value (i.e. net discounted value including CVA, DVA and CollVA) (in EUR million) -459 -774 -2,231 -2,310 The fair value of structured swap transactions is computed using option pricing models, calibrated to available market prices of options. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. All option contracts embedded in, or linked with, borrowings are negotiated over the counter. V.1.4. Derivatives credit risk mitigation policy The credit risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Bank has signed Credit Support Annexes with most of its active swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds. The credit risk with respect to derivatives lies in the loss that the Bank would incur if the counterparty is unable to honour its contractual obligations. In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising from the use of such instruments. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 81

Contractual framework: All of the Bank’s derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. Minimum conditions for new agreements are specified in the risk guidelines. Counterparty selection: The minimum rating at the outset is set in the risk guidelines at A3. The EIB has in most cases the right of early termination if the counterparty rating drops below a certain level. Collateralisation: − Exposures (in some cases subject to thresholds) are collateralised by cash and bonds. − Certain transactions are collateralised above the current market value. − Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release. As part of the ISDA agreements, the Bank has received securities and cash that it is allowed to sell or repledge. The fair value of the securities accepted under these terms amounts to EUR 4,708 million as at 31 December 2023 (2022: EUR 6,902 million), with the following composition, detailed based on the nature of the collateral and based on Moody’s equivalent rating: Swap collateral (in EUR million) Moody's equivalent rating Bonds Cash Total 2023 Government Agency, supranational, covered bonds Aaa 12 438 0 450 Aa1 to Aa3 997 0 0 997 A1 to A3 3 0 0 3 Baa1 to Baa3 2,166 0 0 2,166 Non-Rated 0 0 1,092 1,092 Total 2023 3,178 438 1,092 4,708 Swap collateral (in EUR million) Moody's equivalent rating Bonds Cash Total 2022 Government Agency, supranational, covered bonds Aaa 780 546 0 1,326 Aa1 to Aa3 254 0 0 254 A1 to A3 0 0 0 0 Baa1 to Baa3 2,951 0 0 2,951 Non-Rated 0 0 2,371 2,371 Total 2022 3,985 546 2,371 6,902 The Bank has implemented the usage of an IT system, the Collateral management system (‘CMS’). The key objective of the CMS is to ensure that the Bank is capable to utilise for repos a real-time inventory of assets and collateral accepted in secured markets. Securities received as collateral for loans, derivatives and reverse repos, repos are valued in CMS on a daily basis, by using prices quoted in active markets, supplied by a Market Price Service Provider (i.e. Bloomberg) or, if quoted prices are not available, by using market-based valuations. Credit risk measurement for derivatives: The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. The Bank, for internal purposes, measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring. It uses the Standardised Approach for Counterparty Credit Risk (SA-CCR) for regulatory capital allocation according to the Capital Requirements Regulation (CRR). The Bank computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2023 the current unsecured exposure stood at EUR 128 million (EUR 165 million as of 31 December 2022). In addition, the Bank computes the Potential Future Exposure, which takes into account the possible increase in the netting set’s exposure over the margin period of risk of 20 business days. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2023 the Potential Future Exposure at origin stood at EUR 2,325 million (EUR 2,266 million as of 31 December 2022). 82 2023 FINANCIAL REPORT

Limits: The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3). The derivatives portfolio is valued and compared against limits on a daily basis. The following table provides a breakdown of counterparties by internal rating. Grouped ratings Percentage of nominal Current Unsecured Exposure Potential Future Exposure (in EUR million) (in EUR million) Moody’s equivalent rating 2023 2022 2023 2022 2023 2022 Aaa 0.40% 0.47% 0 0 8 0 Aa1 to Aa3 14.39% 18.10% 0 4 483 370 A1 to A3 83.24% 75.46% 71 146 1,602 1,783 Below A3 1.97% 5.97% 57 15 232 113 Total 100.00% 100.00% 128 165 2,325 2,266 V.2. As part of the treasury management Long-term futures are also used by the Bank to adjust the interest rate exposure of its SLP bond portfolios. The notional amount of long-term futures stood at EUR 21,312 million at 31 December 2023 (2022: EUR 8,804 million), with a EUR -26 million fair value (2022: EUR 29 million). The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. The notional amount of short-term currency swaps receivable stood at EUR 26,212 million at 31 December 2023 (2022: EUR 21,412 million). The fair value of these contracts was EUR -338 million at 31 December 2023 (2022: EUR -366 million). The notional amount of short-term currency forwards was EUR 127 million at 31 December 2023 (2022: EUR 267 million). The fair value of these contracts was EUR 0 million at 31 December 2023 (2022: EUR 4 million). EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 83

Note W – Conversion rates The following conversion rates were used for drawing up the balance sheets as at 31 December 2023 and 2022: 31.12.2023 31.12.2022 Non-euro currencies of EU member states Bulgarian Lev (BGN) 1.9558 1.9558 Czech Koruna (CZK) 24.7240 24.1160 Danish Krone (DKK) 7.4529 7.4365 Croatian Kuna (HRK)* - 7.5365 Hungarian Forint (HUF) 382.8000 400.8700 Polish Zloty (PLN) 4.3395 4.6808 Romanian Leu (RON) 4.9756 4.9495 Swedish Krona (SEK) 11.0960 11.1218 Non-EU currencies Australian Dollar (AUD) 1.6263 1.5693 Azerbaijani Manat (AZN) 1.8762 1.8103 Brazilian Real (BRL) 5.3618 5.6386 Canadian Dollar (CAD) 1.4642 1.4440 Swiss Franc (CHF) 0.9260 0.9847 Chinese Renminbi (CNY) 7.8509 7.3582 Colombian Peso (COP) 4,286.2500 5,170.0000 Dominican Peso (DOP) 64.0779 59.8400 Egyptian Pound (EGP) 34.1970 26.4223 Ethiopian Birr (ETB) 61.9830 56.9660 Pound Sterling (GBP) 0.8691 0.8869 Georgian Lari (GEL) 2.9486 2.8462 Hong Kong Dollar (HKD) 8.6314 8.3163 Indian Rupees (INR) 91.9045 88.1710 Jordanian Dinar (JOD) 0.7845 0.7581 Japanese Yen (JPY) 156.3300 140.6600 Kenyan Shilling (KES) 173.2000 131.6800 Kazakhstani Tenge (KZT) 501.9600 494.0400 Moroccan Dirham (MAD) 10.9113 11.1556 Moldovan Leu (MDL) 19.0900 20.3700 Mexican Peso (MXN) 18.7231 20.8560 Norwegian Krone (NOK) 11.2405 10.5138 New Zealand Dollar (NZD) 1.7504 1.6798 Serbian Dinars (RSD) 117.1600 117.2000 Russian Ruble (RUB) 99.6831 76.8960 Tunisia Dinar (TND) 3.3866 3.3055 Turkish Lira (TRY) 32.6531 19.9649 Taiwan Dollar (TWD) 33.9221 32.7869 Tanzanian Shilling (TZS) 2,772.5300 2,487.3700 Ukraine Hryvnia (UAH) 42.1175 39.4092 United States Dollar (USD) 1.1050 1.0666 Central African CFA Franc (XAF) 655.9570 655.9570 West African CFA Franc (XOF) 655.9570 655.9570 South African Rand (ZAR) 20.3477 18.0986 *Currency of Croatian Kuna was discontinued on 31 December 2022 and replaced by Euro as official currency. 84 2023 FINANCIAL REPORT

Note X – Related party transactions X.1. Shares in affiliated undertakings and participating interest (in EUR ‘000) Related party transactions with the European Investment Fund (‘EIF’) are mainly associated with EIB’s shareholding in the EIF, the management by the Bank of the EIF treasury, the IT, the EIF pension fund and other services provided on behalf of the EIF. In addition, the EIF manages the private equity/venture capital and infrastructure fund activities of the Bank (including participating interests) and provides fronting and monitoring services for a part of the Bank`s guarantee and securitisation portfolio. The amounts included in the Financial Statements concerning the related party transactions with the Bank are disclosed as follows: 31.12.2023 31.12.2022 Assets: Shares in affiliated undertakings 1,579,962 1,549,444 Participating interests 439,946 353,462 Loans and advances to credit institutions c) loans 873,549 157,740 Prepayments and accrued income 21,355 25,129 Other assets 54,673 38,852 Total assets 2,969,485 2,124,627 Liabilities: Amounts owed to customers -5,323 -4,129 Other liabilities -435,228 -355,092 Total liabilities -440,551 -359,221 Profit and loss account: Interest receivable and similar income 17,275 294 Interest payable and similar charges -1,614 -649 Income from shares in affiliated undertakings 7,824 9,305 Commissions receivable 10,315 7,580 Commissions payable -71,643 -53,892 Net other operating income and expense 13,121 11,817 General administrative expenses -1,281 -42 Value (re-)adjustments in respect of transferable securities held as financial fixed assets, participating interests and shares in affiliated undertakings -1,450 -1,405 Total profit and loss account -27,453 -26,992 Off balance sheet: EIF capital – uncalled 3,524,800 3,468,800 EIF treasury management 2,237,137 2,334,013 Put option granted to EIF minority shareholders 461,826 419,763 Undisbursed participating interests 666,685 410,831 Guarantees issued to EIF 18,787,891 17,729,471 Total off balance sheet 25,678,339 24,362,878 EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 85

X.2. Key Management Personnel (in EUR ‘000) The Bank has identified members of the Board of Directors, the Audit Committee, the Management Committee, the GCRO and the Directors General heading the different EIB organisational directorates, as well as the head of Internal Audit independent department, as key management personnel. Key management personnel compensation for the relevant reporting periods, included within “General administrative expenses” (Note R), is disclosed in the following table: 2023 2022 Short-term benefits(1) 11,203 11,342 Post-employment benefits(2) 912 874 Termination benefits 556 315 Total 12,671 12,531 (1) Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the GCRO, Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee. (2) Post-employment benefits comprise pensions and expenses for post-employment health insurance paid to members of the Management Committee, the GCRO, the Directors General and other Directors. There were neither advances or credit granted to key management personnel, nor commitments entered into on their behalf by way of guarantee of any kind. Open balances with key management personnel as at 31 December 2023 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year-end: 31.12.2023 31.12.2022 Pension plans and health insurance (Note L) 98,205 100,113 Other liabilities (Note G) 17,628 15,288 Note Y – Post balance sheet events There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2023. In the context of the current geopolitical and economic environment, the Bank continues to monitor the situation closely notably as part of the subsequent event review. 86 2023 FINANCIAL REPORT

Note Z – Management of third party funds Z.1. Innovation Fund The Innovation Fund is established by Article 10a(8) of Directive 2003/87/EC to support across all Member States innovation in low-carbon technologies and processes, including environmentally safe carbon capture and utilisation ('CCU') that contributes substantially to mitigating climate change, as well as products substituting carbon intensive ones produced and to help stimulate the construction and operation of projects that aim at the environmentally safe capture and geological storage ('CCS') of CO2, as well as of innovative renewable energy and energy storage technologies. The EIB prepares separate financial statements for Innovation Fund. Z.2. Modernisation Fund The Modernisation Fund, set up under Article 10d of the revised EU Emissions Trading System (ETS) Directive, aims to modernise energy systems and improve energy efficiency of 10 EU beneficiary Member States (MS): Bulgaria, Czech Republic, Croatia, Estonia, Hungary, Latvia, Lithuania, Poland, Romania and Slovakia. The Modernisation fund supports investments in generation and use of energy from renewable sources, energy efficiency, energy storage, modernisation of energy networks, including district heating, pipelines and grids, redeployment, re-skilling and upskilling workers, education, job-seeking initiatives and start-ups, The EIB prepares separate financial statements for Modernisation Fund. Z.3. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for Investment Facility. Z.4. EIF treasury The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000. Z.5. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) No. 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision No. 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (‘R&I’) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for InnovFin. Z.6. InvestEU On 7 March 2022 the EU, the EIB and the EIF signed a Guarantee Agreement (“Agreement”) establishing the EU guarantee under the InvestEU. The InvestEU programme aims to give an additional boost to sustainable investment, innovation, social inclusion and job creation in Europe. The InvestEU is expected to stimulate public and private investments by using a EUR 26.2 billion EU budgetary guarantee, 75% of this EU budgetary guarantee being granted separately to the EIB and the EIF. On 1 April 2022, all operations in the EFSI Debt Standard Portfolio and in the EFSI Hybrid Portfolio were transferred to the InvestEU. These operations which were originally guaranteed under the EFSI Agreement, are defined as the “Pre-2021 Operations”. The EIB prepares separate financial statements for InvestEU. Z.7. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. Z.8. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (‘CEF’) is a joint agreement between the EIB and the European Commission which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (‘LGTT’) and to the Pilot phase of Project Bond Initiative (‘PBI’). The LGTT and PBI were merged under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for CEF. Z.9. Partnership Platform for Funds (‘PPF’) The PPF is an EIB-managed multi-region, multi-contributor and multi-sector Platform incorporating multiple funds, and was established considering the need to increase financial flows for sustainable development and building on the successful experience of the European Investment Bank. The funds under the PPF implemented in accordance with the Platform Rules. The EIB prepares a separate combined financial report for PPF. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 87

Z.10. Pan-European Guarantee Fund (“EGF”) EGF was endorsed by the European Council on 23 April 2020 as part of the overall EU Covid-19 response package. As of July 2021, 22 Member States confirmed their participation with an expected guarantee volume of approximately 24.4 billion euro, while only entities in participating countries are eligible for support. The EGF is designed to finance high-risk operations and final beneficiaries that would meet financial intermediaries’ requirements for commercial financing, but are struggling due to the economic impact of the COVID-19 pandemic. For this reason, the focus of the EGF are SMEs, which will benefit from at least 65% of the EGF-supported financing. The EGF is jointly implemented by EIB and EIF, each responsible for approximately half of the amount and with a different product mix. While EIF envisaged capped and uncapped portfolio guarantees and indirect equity-type investments (funds), on EIB side, the deployed products are linked risk sharing, venture debt and synthetic Asset Based Securities. The EIB prepares separate financial statements for EGF. Z.11. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for EUAI Trust Fund. Z.12. Decentralised Financial Instruments (‘DFIs’) (former Fund of Funds (‘JESSICA II’)) The Decentralised Financial Instruments (‘DFIs’) consists of Fund of Funds (‘FoF’) and Holding Funds (‘HF’) financed by the European Structural and Investment Funds (the ‘ESIF’) from the Member States Operational Programmes during 2014-2020 and 2021-2027, respectively. The DFI facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. Z.13. ACP TF EC Compartment The African, Caribbean and Pacific (ACP) Trust Fund is an action entrusted to EIB for Private Sector Operations and financed from the general budget of the European Union under NDICI based on reflows from the ACP Investment Facility. It contributes to the general objectives of NDICI-Global Europe and it focuses on private sector operations in Eligible Countries characterised by high risk, expected to achieve high impact, such as equity, quasi equity, local currency lending, lending to fragile countries and co-financing with EFSD+ guarantees. It compromises both Financial Instruments and Technical Assistance services. The EIB prepares separate financial statements for ACP TF. Z.14. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. Z.15. Recovery and Resilience Facility Financial Instruments (‘RRF-FI’) EIB manages and invests RRF resources on behalf of the respective EU Member States according to an investment strategy and business plan agreed in a funding agreement between the EIB and the mandator. Furthermore, the EIB performs fund administration tasks (including monitoring, reporting, treasury management). If requested by the EU Member States, the mandate can also embed the Bank’s advisory support. RRF-FI can be deployed under three implementation modalities: (i) direct implementation, where EIB directly selects and appraises underlying operations, (ii) indirect implementation through a financial intermediary, and (iii) blending. Z.16. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (‘SMEs’) and small Mid-Caps. The EIB prepares separate consolidated financial statements for RSFF including RSI. Z.17. EU for Ukraine Fund (EU4U) The Fund aims at strengthening the project-related part of the EU’s support to Ukraine’s reconstruction and recovery, complementarily to macro-financial support. It seeks to foster economic and social resilience, as well as sustainable infrastructure, in view of revitalizing the country’s economy and supporting Ukraine’s efforts to progress on the path to EU accession. The Fund is designed to be a high-risk, high-impact intervention of temporary nature. The EIB prepares separate financial statements for the Fund. 88 2023 FINANCIAL REPORT

Z.18. Private Finance for Energy Efficiency (‘PF4EE’) Instrument The Private Finance for Energy Efficiency (‘PF4EE’) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for PF4EE. Z.19. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. Z.20. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (‘DCFTA’). DCFTA Initiative East aims to strengthen economic development in the countries which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (‘SME’s) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The EIB prepares separate consolidated financial statements for DCFTA including Guarantee Facility Window. Z.21. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. Z.22. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for GF Greece. Z.23. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (‘AECID’)) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for AECID. Z.24. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (the EIAH Agreement). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for EIAH. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 89

Z.25. JESSICA Holding Funds JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. Z.26. GCFF The objective of Global Concessional Finance Facility (GCFF) is to support middle income countries in MENA region impacted by the influx of refugees through the provision of concessionally to MDB (Multilateral development banks) financing and improved coordination. EIB has implemented the GCFF Jordan Private Sector Guarantee Facility comprising partial portfolio guarantees to local financial intermediaries, either banks or microfinance institutions. The Facility provides partial risk protection to financial intermediaries in form of guarantees on underlying debt-financing granted to MSMEs on a portfolio basis. Z.27. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for FEMIP Trust Fund. Z.28. Instrument for Pre-accession Assistance II / III (‘IPA II / IPA III’) The Instrument for Pre-accession Assistance (‘IPA’) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The EU pre-accession funds are also a sound investment into the future of both the enlargement region and the EU, helping the EU reaching its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment, climate change, etc. The successors of IPA I, IPA II, and IPA III are implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. Although, the IPA II Regulation applied until 31 December 2020, the implementation is still ongoing. The EIB prepares financial statements for specific grant agreements. Z.29. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for EPTA Trust Fund. Z.30. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (‘ENP’) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for NIF Trust Fund. Z.31. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for NCFF. Z.32. EU support to Boost Africa The “EU Support Boost Africa” is a joint initiative between the EIB and the African Development Bank. Its core objectives are to enable and enhance entrepreneurship and innovation across Africa in a commercially viable way and to address a current gap in the Sub-Saharan market, by providing early stage venture capital paired with skills development. The Facility comprises a Financial Instrument Window, which consists of equity and quasi-equity instruments, and Additional Tasks Window, which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. Z.33. IW4 The Neighbourhood, Development and International Cooperation Instrument (“NDICI”) – Global Europe Regulation entered into force on 14 June 2021. It replaces and merges most of the EU’s existing external financing instruments by bringing them into one broad regulation. The financing operations undertaken in the past under the ELM, the Cotonou Mandate (including the ACP Investment Facility and EIB own resources lending in the ACP countries supported by the EU Member States comprehensive guarantee), and the External Investment Plan / EFSD are to be fully integrated into EFSD+. This regulation establishes the overall framework for the EIB operations outside EU under the 2021-2027 MFF, in particular to support the EU policies in the Neighbourhood, Sub-Saharan Africa, Asia and the Pacific, Americas and the Caribbean. 90 2023 FINANCIAL REPORT

NDICI Investment Window 1 (“IW1”) and Investment Window 4 (“IW4”) are dedicated investment windows formalised in separate Guarantee Agreements under which, the EU providing risk cover for guaranteed EIB loan operations in Africa, Caribbean, and Pacific. The EIB prepares separate financial statements both for NDICI IW1 and IW4. Z.34. InvestEU Advisory Hub The InvestEU Regulation sets up the InvestEU Programme with a view to supporting the policy objectives of the Union by means of financing and investment operations that contribute to the sustainable development and competitiveness of the Union economy. InvestEU Advisory Hub support, provide project advisory, capacity building and market development support to promoters and intermediaries to create the InvestEU pipeline of projects. The Commission and the EIB signed an advisory agreement on the provision of eleven thematic advisory support initiatives covering policy and investment priorities under the Sustainable Infrastructure Window, Research, Innovation and Digitisation and SME Window, Social Investment and Skills Window and the Cross-Sectoral Window of the InvestEU Advisory Hub. The EIB prepares separate financial statements for InvestEU Advisory Hub. Z.35. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB and the European Commission. The strategic objective is assisting in the quality and timely delivery of projects in the Cohesion Policy, Connecting Europe Facility, Instrument for Pre-Accession Assistance and the Just Transition by providing targeted advisory support to the relevant counterparts during the whole life cycle of projects starting from identification of pipelines, selection and prioritization, development and approval of Cohesion Policy funds, Connecting Europe Facility and Just Transition Fund projects; as well as for the financial closing of projects and their subsequent implementation and completion. The EIB prepares separate financial statements for JASPERS. Z.36. fi-compass "fi-compass” is a platform for advisory services under Cohesion Funds, more generally referrers as shared management funds, provided by the European Commission in partnership with the EIB. It provides technical assistance supporting stakeholders in the development of the necessary knowledge base and administrative capacity for the purposes of the implementation of financial instruments and disseminating good practices among Member States. Z.37. GEF-UNEP This is a Global Environment Facility (GEF) in cooperation with United Nations Environment Programme (UNEP) for the execution of the Technical Assistance supporting the identification, selection and design of future investments which are primarily capital investment projects with outcomes leading to nutrient reduction, which will indirectly contribute to the long-term outcome of depollution of the Mediterranean Sea. Z.38. EU Trade and Competitiveness Program (‘EUTCP’) In line with the EU policy objectives of boosting economic growth, supporting private sector development, enhancing regional integration and climate change mitigation and adaptation, EIB joins forces with the EC in order to develop the EUTCP. The EUTCP does combine: (i) EIB long-term Loan for Value Chains with; (ii) a guarantee instrument (Risk Sharing Facility); and (iii) technical assistance (Expert Support Facility) in order to address market failures in the selected countries. It also represents a strategically important initiative for the EIB for its positioning in the respective countries. It is expected that the Program will result in significant investments in SMEs along selected value chains in the target countries as it enables new guarantee instruments that will complement EIB’s classical products. The EIB prepares separate financial statements for Risk Sharing Facility of EUTCP. Z.39. EU4Business Guarantee Facility EU4Business Guarantee Facility financed from the general budget of the EU under NIP, represents an extension (Phase II) of the first phase of the DCFTA Initiative, intended to support the economic development of the Eastern Partnership countries (Ukraine, Georgia and Moldova). The Facility focuses on SMEs that are operating in the following exporting sectors: Agriculture, Manufacturing or Information Technologies. It is designed to address market failures in the selected countries, through the provision of SME portfolio guarantees to local banks and other financial intermediaries, enabling them to enhance transaction terms and conditions and thus improve access to finance for SMEs. The EIB mandated EIF with the implementation and management of the Guarantee Facility. Z.40. AIP Kulima The “Support for Kulima Access to Finance Programme” developed under the Africa Investment Platform (“AIP”) comprises an intermediated facility for on-lending to eligible private agri-food sector investments in Malawi. It aims to promote sustainable agricultural growth to increase incomes, employment and food security in the context of a changing climate. The EIB prepares separate financial statements for the programme. Z.41. AIP Zambia The “Zambia Agriculture Value Chain Facility Programme” developed under AIP aims to support the Government of Zambia's policy objectives to reduce rural poverty and malnutrition and to improve rural livelihoods. The EIB Project aims to address market failures in the agriculture value chains by supporting the access to finance for private agriculture value chain actors through financial intermediaries, as well as by strengthening the capacity of financial intermediaries to lend to those actors. The EIB prepares separate financial statements for the programme. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 91

Z.42. EFSD Guarantee "Access to Finance Initiative" The EFSD Guarantee “SME Access to Finance Initiative” is a guarantee facility targeting SMEs, underserved entrepreneurs with a particular focus on young entrepreneurs, female entrepreneurs, start-ups and certain other groups in certain target countries and with the overriding objective of addressing some of the root causes of migration. The Programme aims to provide local banks and financial institutions selected by EIB with first loss credit protection for portfolios of loans extended to, and bank guarantees and letters of credit opened for, SMEs or micro-SMEs managed or owned by these underserved entrepreneurs who have less access to finance than other entrepreneurs because their local financial institutions associate them with higher levels of risk. The target countries will be located in the eastern and southern European Neighbourhood. The EIB prepares separate financial statements for the programme. Z.43. EPIC EPIC (Technical Assistance for Eastern Partnership Investment in Connectivity) is a technical assistance facility under the Neighbourhood Investment Platform (NIP) which contributes to improve connectivity both within the Eastern Partnership region and between the Eastern Partnership countries and the EU. EIB prepares separate financial statements for EPIC. Z.44. TARGET TARGET (Technical Assistance for Regions Undergoing a Green Energy Transition) is a technical assistance facility to assist Coal+ Regions with the identification and development of Clean Energy Projects and Energy Efficiency Projects, as well as the creation of investments and sustainable jobs on the ground, moving away from Coal+ based activities. The EIB prepares separate financial statements for TARGET. 92 2023 FINANCIAL REPORT

Statement of Special Section(1) as at 31 December 2023 and 31 December 2022 (in EUR ‘000) ASSETS 31.12.2023 31.12.2022 Mediterranean Countries From resources of the European Union Disbursed loans outstanding 3,415 4,550 Risk capital operations - amounts to be disbursed 21,523 21,523 - amounts disbursed 26,319 27,783 47,842 49,306 Total(2) 51,257 53,856 · Lomé Conventions Operations from risk capital resources - amounts disbursed 67,964 74,631 Total(3) 67,964 74,631 Total 119,221 128,487 LIABILITIES 31.12.2023 31.12.2022 Funds under trust management Under mandate from the European Union - Financial Protocols with the Mediterranean Countries 29,734 32,333 - Lomé Conventions 67,964 74,631 Total funds under trust management 97,698 106,964 Funds to be disbursed On loans and risk capital operations in the Mediterranean countries 21,523 21,523 Total funds to be disbursed 21,523 21,523 Total 119,221 128,487 For information: Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest: a) Under the First, Second and Third Lomé Conventions as at 31 December 2023 EUR ‘000 172,152 (2022: EUR ‘000 191,538). b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2023 EUR ‘000 21,004 (2022: EUR ‘000 25,216). In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. The total amount of the EU guarantee to be issued is EUR ‘000 38,920 as at 31 December 2023 (2022: EUR ‘000 38,920). Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (‘NIF’) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates. The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December. EIB STATUTORY FINANCIAL STATEMENTS OF THE BANK 93

Note (2): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Türkiye and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840,457 less: exchange adjustments 57,287 cancellations 179,322 repayments 552,591 -789,200 51,257 Note (3): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (‘ACP-OCT’) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3,116,097 Equity participations 121,002 Initial amount: 3,237,099 add: capitalised interests 9,548 less: cancellations 746,373 repayments 2,376,485 exchange adjustments 55,825 -3,178,683 67,964 94 2023 FINANCIAL REPORT

KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. INDEPENDENT AUDITOR’S REPORT KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. INDEPENDENT AUDITOR’S REPORT 95

1 Value adjustments of loans to customers and credit institutions Why the matter was considered to be one of most significance in our audit As at 31 December 2023, the Bank reports loans accounted for a cost of EUR 426,682 million (31 December 2022: EUR 420,135 million), representing 78% of total assets (31 December 2022: 77%) and recognized individually assessed value adjustments on loans amounting to EUR 455 million (31 December 2022: EUR 316 million). The Bank reviews its loans at each reporting date to assess whether an allowance for value adjustments should be recorded. These loans are not traded in an active market, therefore significant judgments and estimates are applied by Management in its assessment of their recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the amount of value adjustment recorded. These critical judgments include matters such as the identification and assessment of potential indicators of value adjustments, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied. The impact of the war in Ukraine and its broader economic consequences have resulted in uncertain economic conditions that vary across countries and industry sectors, the difficult market conditions continuing to impact the financial position and performance of companies and banks during the 2023 financial year. This uncertainty increased the level of judgement involved in the determination and calculation of value adjustments on loans. The key inputs and assumptions used by Management in its assessment of loans value adjustments are detailed in Note A.1.2 to the financial statements as well as the accounting policy for the value adjustment in Note A.2.6.1 and the detail of specific value adjustments in Note D.2. The loans accounted for at cost are disclosed in Note D.1 to the financial statements as well as the accounting policy for the loans in Note A.2.6.1. How the matter was addressed in our audit Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of allowance for value adjustment for individually assessed loans. For a sample of loans with specific allowances for value adjustment, we evaluated the Bank's individual assessment of each loan by specifically challenging the Bank's assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, we further critically assessed whether the Bank revised its estimates and assumptions for specific allowances established in prior years. The impact of the difficult market conditions, coupled with inflationary pressures and elevated interest rates, were followed-up both in assessing the value adjustment of the evaluated exposure and in determining our sample of exposures where we drew a particular attention to the sectors most vulnerable to the effects of the pandemic. Such effect on the Bank’s lending portfolio was assessed as part of our audit procedures. KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. 96 2023 FINANCIAL REPORT

We also tested a sample of individually significant exposures potentially impaired for which no value adjustment had been recorded as well as a sample of exposures which had not been identified by the Bank as being potentially impaired. For both types, we assessed whether appropriate consideration had been given to the collectability of future cash flows and the valuation of the underlying collaterals. We assessed the disclosures in the financial statements in relation to allowance for value adjustment of loans with reference to the requirements of the prevailing accounting standards. Other information The Management is responsible for the other information. The other information comprises the information stated in the sections called “Highlights, Overview, EIB Statutory Bodies and Audit and control”, which are mainly based on statutory EU Directives information, but does not include the financial statements and our report of the “réviseur d’entreprises agréé” thereon. Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information we are required to report this fact. We have nothing to report in this regard. Responsibilities of the Management and Those Charged with Governance for the financial statements The Management is responsible for the preparation and fair presentation of the financial statements in accordance with the general principles of the Directives, and for such internal control as the Management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, the Management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so. Those charged with governance are responsible for overseeing the Bank’s financial reporting process. Responsibilities of the réviseur d’entreprises agréé for the audit of the financial statements The objectives of our audit are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of the “réviseur d’entreprises agréé” that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF and the IRE will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. INDEPENDENT AUDITOR’S REPORT 97

As part of an audit in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF and the IRE, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control. Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our report of the “réviseur d’entreprises agréé” to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our report of the “réviseur d’entreprises agréé”. However, future events or conditions may cause the Bank to cease to continue as a going concern. Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. 98 2023 FINANCIAL REPORT

Report on other requirements In accordance with the Framework Agreement (“the Agreement”) dated 19 February 2009, renewed on 3 March 2017, as extended for the period 2022-2024 on 14 December 2020 and subsequently prolonged up to 31 December 2026 by the Addendum No. 2 to the Agreement on 23 November 2023, signed between European Investment Bank and KPMG Audit S.à r.l., we have been appointed to carry the audit services defined in the Agreement. The duration of our uninterrupted engagement, including previous renewals and reappointments, is 15 years. We confirm that the audit opinion is consistent with the communication to the Audit Committee or equivalent. We confirm that the prohibited non-audit services referred to in IESBA Code of Ethics were not provided and that we remained independent of the Bank in conducting the audit. Luxembourg, 21 March 2024 KPMG Audit S.à r.l. Cabinet de révision agréé M. Weber Partner KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. INDEPENDENT AUDITOR’S REPORT 99

STATEMENT BY THE AUDIT COMMITTEE The Audit Committee reports the following statement to the Board of Governors, prior to the Board of Governors approval of the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s unconsolidated financial statements prepared in accordance with the general principles of the ‘Directives’ The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: - designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, - noted that the opinion of KPMG on the unconsolidated financial statements of the European Investment Bank for the year ended 31 December 2023 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), is unqualified, - convened on a regular basis with the Heads of Directorates and relevant services including, • Financial Control, • Group Risk and Compliance and Portfolio Management and Monitoring, - met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, - received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering - the financial statements for the financial year ended 31 December 2023 adopted by the Board of Directors on 21 March 2024, - that the foregoing provides a reasonable basis for its statement and, - Articles 24, 25 & 26 of the Rules of Procedure, 100 2023 FINANCIAL REPORT

Statement by the Audit Committee The Audit Committee reports the following statement to the Board of Governors, prior to the Board of Governors approval of the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s unconsolidated financial statements prepared in accordance with the general principles of the ‘Directives’ The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: - designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, - noted that the opinion of KPMG on the unconsolidated financial statements of the European Investment Bank for the year ended 31 December 2023 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), is unqualified, - convened on a regular basis with the Heads of Directorates and relevant services including, ▪ Financial Control, ▪ Group Risk and Compliance and Portfolio Management and Monitoring, - met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, - received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering - the financial statements for the financial year ended 31 December 2023 adopted by the Board of Directors on 21 March 2024, - that the foregoing provides a reasonable basis for its statement and, - Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: - confirms that the activities of the Bank are overall conducted in a proper manner, in particular with regard to risk management and monitoring; - has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that, to this end, it has verified that the Bank's operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure; - confirms that the financial statements of the European Investment Bank, which comprise the balance sheet as at 31 December 2023, the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the financial position of the European Investment Bank as of 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 21 March 2024 Audit Committee to the best of its knowledge and judgement: - confirms that the activities of the Bank are overall conducted in a proper manner, in particular with regard to risk management and monitoring; - has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that, to this end, it has verified that the Bank's operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure; - confirms that the financial statements of the European Investment Bank, which comprise the balance sheet as at 31 December 2023, the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the financial position of the European Investment Bank as of 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 21 March 2024 Audit Committee STATEMENT BY THE AUDIT COMMITTEE 101

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES as at 31 December 2023 EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 102

Consolidated balance sheet as at 31 December 2023 (in EUR ’000) Assets 31.12.2023 31.12.2022 1. Cash in hand, balances with central banks and post office banks (Note B.1) 210,008 112,655 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 37,012,900 21,845,483 3. Loans and advances to credit institutions a) repayable on demand 1,145,899 984,212 b) other loans and advances (Note C) 45,526,023 64,211,244 c) loans (Note D.1) 90,503,892 93,129,454 d) value adjustments (Note D.2) -2,392 -3,485 137,173,422 158,321,425 4. Loans and advances to customers a) other loans and advances (Note C) 55,581 125,883 b) loans (Note D.1) 335,335,122 326,861,203 c) value adjustments (Note D.2) -540,260 -388,263 334,850,443 326,598,823 5. Debt securities including fixed-income securities (Note B.2) a) issued by public bodies 5,362,444 4,563,328 b) issued by other borrowers 6,538,875 6,596,468 11,901,319 11,159,796 6. Shares and other variable-yield securities (Note E.2) 11,005,196 9,908,923 7. Participating interests (Note E.2) 493,709 386,651 8. Intangible assets (Note F) 96,045 70,167 9. Tangible assets (Note F) 281,796 249,497 10. Other assets (Note G) 415,158 307,070 11. Subscribed capital and reserves, called but not paid (Note H.2) 479,548 799,248 12. Prepayments and accrued income (Note I) 16,368,090 17,544,735 Total assets 550,287,634 547,304,473 The accompanying notes form an integral part of these consolidated financial statements. 103 2023 FINANCIAL REPORT

Consolidated balance sheet (continued) as at 31 December 2023 (in EUR ’000) Liabilities 31.12.2023 31.12.2022 1. Amounts owed to credit institutions (Note J) a) repayable on demand 1,094,567 2,371,014 b) with agreed maturity or periods of notice 1,051,719 3,071,084 2,146,286 5,442,098 2. Amounts owed to customers (Note J) a) repayable on demand 1,912,580 1,433,117 b) with agreed maturity or periods of notice 159,477 57,543 2,072,057 1,490,660 3. Debts evidenced by certificates (Note K) a) debt securities in issue 426,635,480 422,523,581 b) others 8,184,017 9,173,893 434,819,497 431,697,474 4. Other liabilities (Note G) 4,660,811 4,123,808 5. Accruals and deferred income (Note I) 18,227,759 19,042,661 6. Provisions a) pension plans and health insurance scheme (Note L) 5,131,484 4,751,928 b) provision in respect of guarantee operations (Note D.4) 88,891 99,634 5,220,375 4,851,562 7. Subscribed capital (Note H) a) subscribed 248,795,607 248,795,607 b) uncalled -226,604,892 -226,604,892 22,190,715 22,190,715 8. Reserves (Note H) a) reserve fund 24,879,561 24,879,561 b) additional reserves 18,973,074 17,176,068 c) special activities reserve 11,194,601 10,303,216 d) general loan reserve 1,883,372 2,115,966 56,930,608 54,474,811 9. Profit for the financial year 2,407,059 2,460,190 10. Equity attributable to minority interest (Note H) 1,612,467 1,530,494 Total liabilities 550,287,634 547,304,473 The accompanying notes form an integral part of these consolidated financial statements. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 104

Consolidated off-balance sheet as at 31 December 2023 (in EUR ’000) 31.12.2023 31.12.2022 Contingent liabilities and guarantees: - In respect of loans granted by third parties (Note U.2.3) 32,830,887 31,931,060 Commitments: - Undisbursed loans (Note D.1) - credit institutions 29,240,406 30,757,433 - customers 99,325,526 93,274,466 128,565,932 124,031,899 - Undisbursed shares and other variable-yield securities and participating interests - Undisbursed private equity and venture capital operations (Note E.2) 5,866,055 5,308,623 - Undisbursed investment and infrastructure funds (Note E.2) 3,312,394 3,435,704 - EBRD capital uncalled 712,630 712,630 - Undisbursed other investments (Note E.2) 1,459,071 651,129 11,350,150 10,108,086 - Borrowings launched but not yet settled 223,950 223,950 Assets held on behalf of third parties(*) (Note Z): - Innovation Fund 9,030,405 6,913,187 - Modernisation fund 5,118,076 3,906,016 - Investment Facility Cotonou 4,009,790 4,334,223 - InnovFin 2,101,940 2,077,808 - InvestEU 2,028,916 2,307,793 - NER300 1,043,512 1,022,327 - CEF 865,833 824,615 - Partnership Platform for Funds 674,629 213,415 - Pan-European Guarantee Fund 669,835 674,444 - ESIF 596,584 529,774 - COSME LGF & EFG 524,801 654,491 - Trust accounts with ETCI 452,514 0 - SME initiative Italy 375,563 383,301 - EU-Africa Infrastructure Trust Fund 373,485 393,040 - REG 323,804 246,115 - JEREMIE 293,326 289,474 - SME initiative Romania 248,893 239,330 - RRF-FI 248,649 156,874 - Decentralised Financial Instruments 177,627 216,990 - European Fund for Strategic Investments (‘EFSI EIF’) 165,621 206,949 - ACP TF EC Compartment 123,622 0 - Special Section 119,221 128,487 - InnovFin Equity 101,525 54,638 - EaSI 89,755 101,690 - RSFF (incl. RSI) 86,885 90,681 - SME initiative Bulgaria 85,963 84,638 - InnovFin SME Guarantee 83,013 86,149 - GIF 2007 73,892 176,814 - EU for Ukraine Fund 72,931 0 - Cultural Creative Sectors Guarantee Facility 67,690 64,861 - Private Finance for Energy Efficiency Instrument 57,090 54,747 - SME initiative Finland 56,891 59,375 - WB EDIF 56,710 56,684 - NPI 56,665 59,375 - SMEG 2007 54,988 55,941 - ENPI 51,178 68,268 - DCFTA 50,588 51,063 - NIF Risk Capital Facility 45,075 37,103 - GF Greece 43,687 42,406 - AECID 37,956 49,809 - EFSI-EIAH 37,864 33,339 - JESSICA (Holding Funds) 33,025 176,684 - GAGF 29,309 29,404 - GCFF Jordan Private Sector Guarantee Facility 28,370 0 - SME initiative Malta 26,911 26,945 105 2023 FINANCIAL REPORT

Consolidated off-balance sheet (continued) as at 31 December 2023 (in EUR ’000) 31.12.2023 31.12.2022 - FEMIP Trust Fund 25,947 22,543 - Bundesministerium für Wirtschaft und Technologie 24,896 22,254 - MAP guarantee 23,852 30,856 - SME initiative Spain 23,395 19,405 - IPA II 18,729 24,333 - EPTA Trust Fund 18,030 17,987 - NIF Trust Fund 17,404 28,878 - German Future Fund Growth Facility 15,074 7,208 - TTA Türkiye 13,047 13,016 - Natural Capital Financing Facility 12,173 11,514 - EU Support to Boost Africa 12,069 5,207 - IW4 9,691 0 - AGRI 8,968 14,225 - MAP Equity 8,133 11,819 - InvestEU Advisory Hub 4,433 0 - BIF 4,349 5,005 - GEEREF 3,372 3,372 - Student Loan Guarantee Facility 3,273 3,447 - PGFF 2,702 3,684 - JASPERS 2,488 0 - Central Europe FoF 2,476 2,037 - fi-compass 2,375 0 - Alp GIP 2,073 1,082 - German Corona Matching Facility (CMF) 1,522 2,229 - GEF-UNEP 1,378 1,431 - EU Trade and Competitiveness Program 792 880 - MS-C - Member State Compartments 546 0 - FoF mandates (virtual) 326 0 - LFA-EIF Facility 311 847 - G43 Trust Fund 285 284 - EU4Business Guarantee Facility 281 0 - AIP Kulima 276 262 - AIP Zambia 258 298 - TTP 232 204 - European Technology Facility 225 77 - EFSD Guarantee "Access to Finance Initiative" 200 217 - MDD 142 255 - EPIC 51 8 - GGF 7 7 - TARGET 3 0 31,160,391 27,434,138 Other items: - Notional value of interest-rate swaps (Note V.1.2) 598,658,133 573,024,821 - Notional value of currency swap contracts payable 239,108,656 242,236,843 - Notional value of currency swap contracts receivable (Note V.1.1) 238,814,394 243,344,964 - Notional value of short-term currency swap contracts payable 26,606,319 21,731,627 - Notional value of short-term currency swap contracts receivable (Note V.2) 26,212,091 21,411,941 - Notional amount of futures contracts (Note V.2) 21,311,849 8,804,329 - Put option granted to EIF minority shareholders (Note E.2) 461,826 419,763 - Notional amount of currency forwards (Note V.2) 127,287 267,069 - Currency swaps launched but not yet settled receivable (Note V.1.1) 45,517 0 - Currency swaps launched but not yet settled payable 45,249 0 - Special deposits for servicing of borrowings (Note S) 2,422 560 (*) Assets under management are disclosed as off balance sheet item based on the latest available figures. Comparative figures might be restated in order to reflect most recent available information. The accompanying notes form an integral part of these consolidated financial statements. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 106

Consolidated profit and loss account for the year ended 31 December 2023 (in EUR ‘000) 2023 2022 1. Interest receivable and similar income (Note N) 26,126,190 18,684,205 2. Interest payable and similar charges (Note N) -22,895,420 -15,696,562 3. Income from securities 681,570 672,023 4. Commissions receivable (Note O) 681,029 670,036 5. Commissions payable (Note O) -365,321 -383,216 6. Net result on financial operations (Note P) -13,799 -46,746 7. Net other operating income and expense (Note Q) 2,283 10,477 8. General administrative expenses (Note R) a) staff costs (Note L) -1,082,473 -943,538 b) other administrative expenses -388,586 -346,295 -1,471,059 -1,289,833 9. Value adjustments in respect of tangible and intangible assets (Note F) a) tangible assets -35,167 -32,767 b) intangible assets -35,854 -29,696 -71,021 -62,463 10. Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities -172,051 -30,341 11. Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests -5,809 -1,473 12. Profit for the financial year 2,496,592 2,526,107 13. Profit attributable to minority interest 89,533 65,917 14. Profit attributable to equity holders of the Bank 2,407,059 2,460,190 The accompanying notes form an integral part of these consolidated financial statements. 107 2023 FINANCIAL REPORT

Consolidated cash flow statement for the year ended 31 December 2023 (in EUR ‘000) 2023 2022 A. Cash flows from operating activities: Profit for the financial year 2,496,592 2,526,107 Adjustments for: Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities 172,051 30,341 Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests 5,809 1,473 Value adjustments in respect of tangible and intangible assets, and write-off (Note F) 71,060 62,463 Value (re-)adjustments in respect of shares and other variable-yield securities (Note E.2) 71,865 91 Net interest income (Note N) -3,230,770 -2,987,643 Effect of exchange rate changes -651 -159,454 Loss on operating activities -414,044 -526,622 Disbursements of loans and advances to credit institutions and customers -48,514,708 -49,994,020 Repayments of loans and advances to credit institutions and customers 43,574,663 44,590,423 Change in other loans and advances (Note C) -19,293,728 6,673,633 Change in deposit with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) -122,729 57,213 Change in treasury operational portfolios -12,813,155 17,526,222 Change in amounts owed to credit institutions and customers (Note J) -2,714,415 -18,560,431 Change in provisions on pension plans and health insurance scheme (Note L) 379,556 241,677 Change in provision in respect of guarantee operations (Note D.4) 0 60,302 Change in other assets and other liabilities (Note G) 414,176 -306,673 Change in prepayments and accrued income and in accruals and deferred income -2,747,768 6,305,595 Interest received 21,997,418 16,201,029 Interest paid -19,650,916 -13,652,025 Net cash used from/(used in) operating activities -39,905,650 8,616,323 B. Cash flows from investing activities: Securities in Long-Term HQLA Portfolio purchased during the year -2,026,516 -1,778,122 Securities from Long-Term HQLA Portfolio matured or sold during the year 9,000 450,000 Purchase of loan substitutes and ABS portfolio EIF included in the debt securities portfolios -5,538,597 -4,070,061 Redemption of loan substitutes and ABS portfolio EIF included in the debt securities portfolios 3,929,239 4,633,922 Additions on shares and other variable-yield securities (Note E.2) -2,633,775 -2,450,317 Reflows on shares and other variable-yield securities (Note E.2) 1,467,010 1,767,371 Additions on participating interests (Note E.2) -113,185 -86,799 Reflows on participating interests (Note E.2) 4,593 43,745 Purchase of tangible and intangible assets (Note F) -129,237 -81,032 Net cash used from/(used in) investing activities -5,031,468 -1,571,293 C. Cash flows from financing activities: Issuance of debts evidenced by certificates (Note K) 112,247,710 84,649,253 Redemption of debts evidenced by certificates (Note K) -106,254,511 -97,048,909 Member States’ contribution 319,700 319,700 Subscription of EIF shares -30,518 0 Dividend paid to EIF minority shareholders -5,348 -5,737 Net cash used from/(used in) financing activities 6,277,033 -12,085,693 Summary statement of cash flows: Cash and cash equivalents at the beginning of financial year 63,988,410 69,121,468 Net cash from: Operating activities -39,905,650 8,616,323 Investing activities -5,031,468 -1,571,293 Financing activities 6,277,033 -12,085,693 Effect of exchange rate changes on cash held 244,997 -92,395 Cash and cash equivalents at the end of financial year 25,573,322 63,988,410 Cash and cash equivalents are composed of: Cash in hand, balances with central banks and post office banks, excluding deposit with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) 13 25,389 Money market securities (Note B.2) 49,891 552,038 Loans and advances to credit institutions and customers: Repayable on demand 1,145,899 984,212 Other loans and advances (Note C) 24,377,519 62,426,771 25,573,322 63,988,410 The accompanying notes form an integral part of these consolidated financial statements. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 108

European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2023 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, L-2950 Luxembourg. The Bank and its subsidiary are defined as the ‘Group’ or ‘EIB Group’. The subsidiary held by the Bank is disclosed in note E.1. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Accounting standards The consolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’) and on a going concern basis. On a proposal from the Management Committee, the Board of Directors (‘BoD’) adopted the Financial Statements on 21 March 2024 and authorised their submission to the Board of Governors for approval by 26 April 2024. The Group also publishes consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (‘IFRS’), as endorsed by the European Union. A.1.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Value adjustments on loans and advances and loan substitutes The Group reviews its loans and advances and loan substitutes at each reporting date to assess whether an allowance for value adjustments should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to an individual allowance against individually significant loans and advances and loan substitutes, the Group also makes a collective provisioning test on exposures that, although not specifically identified as requiring an individual allowance, have a greater risk of default than when the loans and advances and loan substitutes were originally granted (see Note A.2.7). Value adjustments on shares and other variable-yield securities and participating interests In order to determine the lower of cost or market value, the Bank reviews its indirect equity investments at each reporting date to assess whether a value adjustment should be recorded. In particular, the Bank determines the attributable EIB share of the net asset value (‘NAV’) of its indirect equity investments either by (i) considering the latest available fund manager report based on applicable industry guidelines and standards, (ii) any NAV derived from any other equivalent guidelines or standard or (iii) internally based on information provided by the fund manager. Fair values for most of the underlying investments have been estimated in the absence of readily ascertainable market values. Due to the inherent uncertainty of valuations, and current market conditions, actual results in the future could differ from the fund managers’ estimates of values and such differences could be material to the financial statements. Moreover, any attributable NAV available only after the balance sheet date are only considered if management considers they materially affect the financial statements (see Note A.2.8). Provisions in respect of guarantee operations The Group initially recognises the financial guarantee contract at fair value, corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. The financial guarantee is subsequently measured as the deficit of the net present value of expected future premium over the higher of the corresponding loss allowance and the premium received on initial recognition less income recognised. The Bank also 109 2023 FINANCIAL REPORT makes a collective provisioning test on exposures that, although not specifically identified as requiring an individual allowance, have a greater risk of default than when the guarantees were originally signed and issued (see Note A.2.14). Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty (see Note A.2.11). A.1.3. Bank’s exposure to the United Kingdom (‘UK’) On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union (‘EU’) pursuant to Article 50 of the Treaty on European Union (‘TEU’). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the “Withdrawal Agreement”), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank (‘EIB’) and its share of the EIB’s subscribed capital. Effective 1 February 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement (Symmetrical Capital Replacement) covered both the called part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the called part was financed by converting EIB reserves into called subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB’s subscribed capital. In addition, the capital subscribed by Poland and Romania in the EIB increased by EUR 5,386,000,000 and EUR 125,452,381, respectively. This capital increase (Asymmetrical Capital Increase) took effect on 1 March 2020, one month after the withdrawal of the United Kingdom from the EU. Poland and Romania will pay the called portion of their increase in the EIB’s subscribed capital and contribute to the EIB reserves in ten equal semi-annual instalments. The Withdrawal Agreement contains, among other things, several provisions governing the financial settlement in respect of the EIB as a result of the termination of UK membership of the EIB. In accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the United Kingdom shall remain liable, under its former share of the subscribed capital in the EIB, for the EIB’s pre-withdrawal exposure. In this respect as at 31 December 2023, the EIB’s pre-withdrawal exposure amounts to EUR 391,189 million, whereas the limit of the United Kingdom’s liability amounts to EUR 39,195 million. The United Kingdom shall also remain liable for other EIB risks as long as such risks are not related to post-withdrawal lending. In addition, in accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the EIB shall pay to the United Kingdom on behalf of the EU an amount equal to the UK share of the called capital of the EIB in twelve annual instalments. Except for such repayment of the UK called capital, the EIB shall not be obliged to make any other payment, return or remuneration to the United Kingdom in connection with the termination of its membership of the EIB or on account of the retention by the United Kingdom of certain liabilities as described in the relevant provisions of the Withdrawal Agreement. A.2. Summary of significant accounting policies A.2.1. Foreign currency translation The Group uses the euro (‘EUR’) as the unit of measurement for the capital accounts of Member States and for presenting its Financial Statements. The Group conducts its operations in euro, in other currencies of the EU Member States and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Group's monetary assets and liabilities denominated in currencies other than euro are translated into euro at the closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account under “Net result on financial operations”. A.2.2. Basis of consolidation Subsidiaries Subsidiaries are all entities directly or indirectly controlled by the Group. EIB Group is required to consolidate entities under its control which it is exposed to, or has rights to, variable returns from its involvement and has the ability to affect those returns through its power over the entities. All significant subsidiaries are included in these consolidated financial statements, while entities immaterial to the Group are excluded from the scope of consolidation. The financial statements of any subsidiary are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. The Financial Statements of EIB Group comprise those of the European Investment Bank (the ‘Bank’ or ‘EIB’) and those of its subsidiary, the European Investment Fund (the ‘Fund’ or ‘EIF’). The financial statements of its subsidiary are prepared for the same reporting year as the Bank, using consistent accounting policies. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 110

Minority interest Minority interest in EIB’s subsidiary represents the portion of profit or loss and net assets not owned directly or indirectly, by the Group and is presented separately in the consolidated balance sheet under “Equity attributable to minority interest” and respectively in the consolidated profit and loss account under “Profit attributable to minority interest”. The commitment provided in form of a put option in respect of the shares held by the EIF’s minority shareholders other than the European Commission, is recorded off-balance in the amount of the applicable exercise price. Transactions eliminated on consolidation After aggregation of the balance sheet and the profit and loss accounts, all intra-group balances and transactions, income and expenses resulting from intra-group transactions are eliminated. Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note Z. A.2.3. Derivatives The Group uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks. All derivatives transactions are recorded at their notional values as off-balance sheet items at the date of the transaction. The majority of the Group’s swaps are concluded with a view to hedging bond issues and treasury bonds from Long-Term HQLA Portfolio (‘LTHP’). The Group enters into currency and interest rate swaps, whereby the proceeds of a borrowing are initially converted into a different currency and at maturity the Group will obtain the amounts needed to service the borrowing in the original currency or in order to modify the interest rate positions of a borrowing or treasury bond. The Group also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Group also uses short-term derivative instruments, primarily foreign exchange (‘FX’) swaps, as part of its treasury operations, as well as derivatives hedging the actively managed portfolio (Securities liquidity portfolio). A.2.3.1. Derivatives under Securities liquidity portfolio As part of the Securities liquidity portfolio (‘SLP’), derivatives are entered in and recorded at market value in the balance sheet as “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as the time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. Interest rate swaps Interest rate swap contracts are entered into in order to modify the interest rate positions. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Futures contracts Interest rate and bond futures contracts (futures) are entered to hedge the exposure deriving from investments in government and other bonds. Futures are highly standardised derivative contracts, traded on regulated markets and are subject to daily margin requirements. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. A.2.3.2. Other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in “Accruals and deferred income” or “Prepayments and accrued income”. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. 111 2023 FINANCIAL REPORT

Interest rate swaps Interest rate swap contracts are entered into in order to modify the interest rate positions. The hedging interest rate swaps are not revalued and their notional value is recorded off-balance sheet. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at the settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. A.2.4. Financial assets and liabilities Financial assets and liabilities are accounted for using the settlement date basis. A.2.5. Cash and cash equivalents Cash and cash equivalents are disclosed in the consolidated cash flow statement and comprise cash on hand, unrestricted balances held with central banks, on demand amounts due, and highly liquid money market securities or term deposits with initial maturity of 3 months or less from the date of acquisition. These instruments are subject to an insignificant risk of changes in their value, readily convertible to cash and are used by the Group in the management of its short-term commitments. A.2.6. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities A.2.6.1. Long-Term High Quality Liquid Assets (‘HQLA’) Portfolio (‘LTHP’) The former long-term hedge portfolio (‘LTHP’) was reformed during 2021 into Long-Term High Quality Liquid Assets (‘HQLA’) Portfolio (‘LTHP’). This reform, among others, implied changes to the size of portfolio, new eligible currency and scope of authorised investments. There has been no change in the business model for securities purchased under the new portfolio which are still kept with the intention to hold them to maturity. Under the reform, investments are authorised in securities that are issued or guaranteed by: • Governments of the European Union Member States and the United States of America (USA); • European Union, European Stability Mechanism, European Financial Stability Facility. These securities are initially recorded at the purchase price. Value adjustments are accounted for, if these are other than temporary. The difference between the entry price and redemption value is accounted for pro rata temporis over the life of the securities, as “Interest receivable and similar income” or “Interest payable and similar charges”. A.2.6.2. Operational portfolios Treasury Monetary Portfolio (‘TMP’) In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 12 months, in particular treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the Treasury Monetary Portfolio are held until their final maturity and are initially recorded at purchase price and subsequently presented in the Financial Statements at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income” or “Interest payable and similar charges”. Value adjustments are accounted for under “Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests”, if these are other than temporary. Securities liquidity portfolio (‘SLP’) SLP comprises listed debt securities issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. The portfolio is largely driven by an active management and following the initial recognition at purchase price, subsequently the securities of this portfolio are presented in the Financial Statements at market value. Changes in market value are recorded under “Net result on financial operations” in the profit and loss account. The market value of SLP is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. Operational portfolio EIF The Operational portfolio EIF comprises listed debt securities with a maximum residual maturity of 10 years. These securities are measured at amortised cost. A.2.6.3. Loan substitutes portfolio (EIB) and ABS portfolio (EIF) The Loan substitutes portfolio (EIB) and ABS portfolio (EIF) mainly consist of obligations in the form of bonds, notes or certificates issued by special purpose vehicles (‘SPVs’), trust vehicles or financial institutions. These securities are kept with the intention to be held to maturity and initially EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 112

recorded at purchase price and subsequently valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”. Individual value adjustments are accounted for, if these are other than temporary. Collective value adjustments are recorded to capture contracts which are impaired but have not yet been identified as such respectively for losses incurred but not yet reported. Individual and collective value adjustments are recorded in the profit and loss account as “Value (re-) adjustments in respect of transferable securities held as financial fixed assets and participating interests” and are deducted from the appropriate asset items on the balance sheet. Undisbursed parts of loan substitutes are recorded in off balance sheet at their nominal value. A.2.6.4. Preferred creditor status (‘PCS’) The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU Sovereign Exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States sovereign exposure or guarantees. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses (‘CAC’) included in debt instruments issued by EU Sovereigns. A.2.7. Loans and advances to credit institutions and customers A.2.7.1. Loans and advances Loans and advances are included in the assets of the Group at their net disbursed amounts. Individual value adjustments have been recorded for loans outstanding at the end of the period and presenting risks of non-recovery of all or part of their amounts. Collective value adjustments have been recorded to capture loans in the portfolio which are impaired but have not yet been identified as such or for losses which have been incurred but not yet reported. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as “Value (re-) adjustments in respect of loans and advances and provisions for contingent liabilities” and are deducted from the appropriate asset items on the balance sheet. Undisbursed parts of loans and advances are recorded in off-balance sheet at their nominal value. A.2.7.2. Interests on loans Interests on loans are recorded in the profit and loss account on an accrual basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in “Prepayments and accrued income” under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Group’s Management and deducted from the appropriate asset item on the balance sheet. For non-performing loans, upon value adjustment, the accrual of interest income based on the original terms of the claim may be discontinued. A.2.7.3. Reverse repurchase agreements (‘Reverse repos’) A reverse repurchase agreement is one under which the Group lends liquid funds to a credit institution which in return provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the Group’s custodian in exchange for settlement at the agreed price, which generates a return for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered at their notional amount on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions - b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the consolidated balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Group monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. Interest on reverse repurchase agreements is recognised as “Interest receivable and similar income” or “Interest payable and similar charges” over the life of each agreement. A.2.7.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.2.7.5. Term and on-demand deposits (‘Deposits’) Deposits are operations under which the Group lends liquid funds to a credit institution or customer for a certain period or on-demand against a return agreed between the parties. Deposits are entered at their nominal amount on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions or customers – b) other loans and advances”. Interest on deposits is recognised as “Interest receivable and similar income” or “Interest payable and similar charges” over the life of deposit term. A.2.8. Shares, other variable-yield securities and participating interests The Group holds shares, other variable-yield securities and participating interests when it enters into private equity and venture capital operations, debt funds, infrastructure funds, investment funds or participations in the form of direct equity. These investments are initially recorded at acquisition 113 2023 FINANCIAL REPORT cost, reduced by any reflow resulting from repayments. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. In certain co-investments performed by the Group, the investments are initially recognised at cost and the net-paid-in represents the drawdowns paid net of any capital repayments allocated in accordance with the agreed waterfall. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable NAV, thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined by applying in order or priority, and subject to availability at the reporting date, either: • the Group share of NAV at the latest available date, submitted by the respective fund manager, or; • the number of shares or units held by the Group multiplied by the price per share or units latest available date reported by fund manager, or; • the Group’s percentage ownership in the specific compartment multiplied by the specific compartment net asset value (the “NAV”) reflected in the most recent fund manager’s report, or; • the Group’s percentage of ownership in the fund multiplied by the latest available fund NAV. In certain co-investments performed by the Group, the attributable NAV may be determined based on the agreed waterfall calculation. The attributable NAV is adjusted for events occurring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material by the Management Committee. The undrawn but committed part of these investments is recorded as off balance sheet commitments at their nominal value. For specific investments where NAVs cannot readily be determined, other guidelines for example the International Private Equity and Venture Capital Valuation (‘IPEV’) Guidelines, as published by the IPEV Board might be used and more detailed monitoring and review will be required. In accordance with this method, the funds are internally classified into three categories: • Category I – funds that have adopted the fair value requirements of IFRS 13 or IPEV Guidelines for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value; • Category II – funds that have adopted other valuation guidelines (such as the former 2001 EVCA) or standards that can be considered to be in line with IFRS 13, for which an equivalent NAV can be calculated; and • Category III – funds that have not adopted the fair value requirements of IFRS 13 or any other valuation guidelines in line with IFRS 13. Secondary sales Secondary sale transactions on venture capital funds and investment funds lead to derecognition of the underlying assets. Gains or losses from secondary sales are recorded in “Net result on financial operations” and are calculated as the difference between the sales proceeds and the net carrying amount. Participating interests The shares acquired by the Group for its own account typically represent investments in venture capital operations, debt funds, infrastructure funds and investment funds. According to industry practice, such investments are generally subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such funds. As a consequence, any membership by an investor in a governing body of such a fund does not, in principle, entitle said investor to influence the day-to-day operations of the fund. In addition, individual investors in venture capital operations, infrastructure funds or investment funds do not determine policies of a fund such as distribution policies on capital repayments or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders’ agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. Such above-mentioned criteria are assessed by the EIB through a comprehensive analysis involving judgement in order to determine whether it has significant influence or joint control over those entities they acquired shares in. In case there is significant influence or joint control over the entity, it is disclosed on the assets side of the consolidated balance sheet under “Participating interests”. Capital subscribed by the Group but uncalled from the investment in EBRD is recorded off balance sheet. A.2.9. Tangible assets Tangible assets include land, Group-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation, less accumulated impairment. The costs of the Group's headquarters buildings in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation, less accumulated impairment. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg and Weimershof: 30 years; • Permanent equipment, fixtures and fittings: 10 years; • Furniture: 5 years; • Office equipment and vehicles: 3 years. There is no depreciation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 114

A.2.10. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation, which is calculated on a straight-line basis over three years from completion, less accumulated impairment. There is no amortisation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. A.2.11. Pension plans and health insurance scheme A.2.11.1. Pension plan for staff The Group operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank’s main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. The main pension scheme of the EIF is a defined-benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined-contribution scheme. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 31 December 2023 based on membership data as at 30 September 2023 and cashflows to 31 December 2023. The main assumptions used by the actuary are set out in Note L. Cumulative current year actuarial gains or losses in excess of 10% of the commitments for retirement benefits are recognised over a period of 7 years on a straight-line basis. Once the provision has reached the amortisable portion of the actuarial value of the retirement and health insurance benefits, no further amortisation is recognised in the profit and loss account. Furthermore, in case the provision should exceed the actuarial value of the retirement and health insurance benefits, any excess will not be released to the profit and loss account in subsequent periods. A.2.11.2. Health insurance scheme The Group has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Group and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.11.1. The latest valuation was carried out as at 31 December 2023 based on membership data as at 30 September 2023 and cashflows to 31 December 2023. A.2.11.3. The Management Committee pension plan The Management Committee pension plan is a defined-benefit pension scheme funded by contributions from the Group only which covers all Management Committee members. All contributions of the Group are invested in the assets of the Group. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.11.1. A.2.11.4. Optional Supplementary Provident Scheme The Optional Supplementary Provident Scheme is a defined-contribution pension scheme, funded by voluntary staff contributions and employer contributions. The corresponding liability is recorded in “Other liabilities”. A.2.12. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accrual basis as “Interest payable and similar charges”, or “Interest receivable and similar income”, if interest rate is negative. Accrued interest is included in “Accruals and deferred income” under liabilities. A.2.12.1. Repurchase agreements (‘Repos’) A repurchase agreement is one under which the Group borrows liquid funds from a credit institution and provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment, which is mentioned in note A.2.7.3. This type of operation is considered for the purposes of the Group to be a borrowing with an agreed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash owed, plus accrued interest. Repos are entered at their notional amounts on the liabilities side of the consolidated balance sheet under “Amounts owed to credit institutions- b) with agreed maturity or periods of notice”. Interest on repurchase agreements is recognised as “Interest receivable and similar income” or “Interest payable and similar charges” over the life of each agreement. A.2.12.2. Collateral call accounts Under unilateral Collateral Support Annexes, the Group receives cash as collateral to mitigate counterparty credit exposures on Derivatives, Lending and Treasury portfolios. The cash collateral received is recorded at its nominal value and presented in the consolidated financial statements under “Amounts owed to credit institutions - a) repayable on demand” - Overnight deposits. 115 2023 FINANCIAL REPORT

A.2.13. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight-line basis over the life of the debt through “Accruals and deferred income” or “Prepayments and accrued income”. Interest on debt instruments is included in “Interest payable and similar charges” or “Interest receivable and similar income” in the consolidated profit and loss account. A.2.14. Financial guarantees Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs, if a specified debtor fails to make payment when due under the original or modified terms of a debt instrument. Signed financial guarantees are generally accounted for and disclosed as off-balance sheet items. Net liabilities from financial guarantees are presented in the balance sheet under “Provisions b) provisions in respect of guarantee operations”. This provision is intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. Financial guarantees are initially recognised at fair value corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. Subsequent to initial recognition, financial guarantees are measured as the deficit of the net present value of expected future premium inflows over the higher of: • the amount of the expected credit loss; and • the fair value initially recognised less any cumulative amount of income/amortisation recognised. Unrealised gains representing the excess of the net present value of expected future premium inflows over the amount of the expected payment obligations remain unrecognised. Any increase or decrease in the net liability relating to financial guarantees is recognised in the profit and loss account under “Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities”. Any premium received is recognised in the profit and loss account in “Commissions receivable”. Any upfront fees received are recognised in ”Accruals and deferred income” in the balance sheet and amortised in the profit and loss account on a straight-line basis over the life of the financial guarantee. A.2.15. Provision for commitments This provision is intended to cover risks inherent in the Group’s commitment on loans, infrastructure and investment funds as well as private equity and venture capital operations signed but not yet disbursed. A.2.16. Reserves A.2.16.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.2.16.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.2.16.3. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated notional reserve for the allocation of own funds covering unexpected losses of those activities, which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on an allocation of each operation and is calculated according to the evolution of the underlying assets. A.2.16.4. General loan reserve In 2009 a “general loan reserve” was introduced for the Bank’s loan and guarantee portfolio, representing a notional reserve for allocation of own funds. It is calculated based on the Bank’s internal loan grading system according to the evolution of the underlying assets. A.2.17. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 116

A.2.18. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year. A.2.19. Interest receivable and similar income “Interest receivable and similar income” includes mainly interest on loans and advances to credit institutions and customers, debt and money market instruments and derivatives. A.2.20. Interest payable and similar charges “Interest payable and similar charges” includes mainly interest on amounts owed to credit institutions and customers, interest expense on debt and money market instruments and derivatives. A.2.21. Income from securities “Income from securities” is mainly composed by reflows exceeding the capital. A.2.22. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the Treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes. 117 2023 FINANCIAL REPORT

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio B.1. Cash in hand, balances with central banks and post office banks The cash in hand and balances with central banks and post office banks equals to EUR ’000 210,008 at 31 December 2023 (2022: EUR ‘000 112,655). The EIB is an eligible counterparty in the Eurosystem’s monetary policy operations, therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR ‘000 209,995 (2022: EUR ‘000 87,266). B.2. Debt security portfolios (in EUR ’000) The debt security portfolios are composed of the Long-Term HQLA Portfolio (‘LTHP’), the treasury monetary portfolio (‘TMP’), the securities liquidity portfolio (‘SLP’), the loan substitutes portfolio and of the ABS and Operational portfolios of the EIF. The details of these portfolios as at 31 December 2023 and 2022 are as follows: 31.12.2023 31.12.2022 Treasury bills and other bills eligible for refinancing with central banks 37,012,900 21,845,483 Debt securities including fixed-income securities 11,901,319 11,159,796 Total debt securities(*) 48,914,219 33,005,279 (*) of which EUR ‘000 17,483,015 are unlisted as at 31 December 2023 (2022: EUR ‘000 6,697,136). At 31.12.2023 Purchase price Book value Value Adjustments Premiums/ discounts to be amortised Value at final maturity Market value(**) LTHP 4,791,606 4,771,796 0 17,240 4,789,036 4,498,835 TMP 17,287,530 17,638,945 0 217,566 17,856,511 17,657,410 SLP 4,879,413 4,855,797 0 0 4,944,514 4,855,797 Operational portfolio - EIF 2,249,535 2,221,897 0 -27,897 2,194,000 2,059,342 ABS portfolio - EIF 660,237 537,359 0 0 537,359 532,881 Loan substitutes 18,930,045 18,888,425 4,289 23 18,892,737 18,746,259 Total debt securities(*) 48,798,366 48,914,219 4,289 206,932 49,214,157 48,350,524 (*) of which cash and cash equivalents EUR '000 49,891 (**) Market value does not include accrued interest. At 31.12.2022 Purchase price Book value Value Adjustments Premiums/ discounts to be amortised Value at final maturity Market value(**) LTHP 2,716,467 2,692,420 0 -56,400 2,636,020 2,263,503 TMP 6,964,454 6,995,106 0 33,930 7,029,036 6,986,325 SLP 3,329,029 3,172,836 0 0 3,328,249 3,172,836 Operational portfolio - EIF 2,338,156 2,318,325 0 -37,844 2,280,481 2,050,890 ABS portfolio - EIF 480,297 413,700 0 0 413,700 401,976 Loan substitutes 17,449,652 17,412,892 1,289 -3,126 17,411,055 16,800,313 Total debt securities(*) 33,278,055 33,005,279 1,289 -63,440 33,098,541 31,675,843 (*) of which cash and cash equivalents EUR '000 552,038 (**) Market value does not include accrued interest. All instruments of the LTHP portfolio are compliant with the HQLA criteria and are monitored regularly through tight limits. As at 31 December 2023 and 2022, there is no significant deterioration of the credit rating of the portfolio neither any indication that the full amount of the book value is not going to be recovered at maturity. The market value of the portfolio is impacted (lower than the book value) due to the current interest rate environment and the corresponding long-term maturity of those. Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project-related remedies, thus offering additional recourse. Following detailed review of loan substitutes portfolio for any value adjustment, an individual value adjustment for one transaction (2022: one transaction) has been recorded. A collective value adjustment on the loan substitutes portfolio was recorded in 2023 in relation to the war in Ukraine, amounting to EUR ‘000 4,285 (2022: EUR ‘000 27). EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 118

EU sovereign exposure in bond holdings The Group did not record value adjustments in 2023 and 2022 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank’s as well as EIF’s preferred creditor status and the protection given by the Bank’s Statute as well as a detailed review of any value adjustment requirements. The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group’s debt securities portfolios (including loan substitutes and EIF ABS portfolio) as at 31 December 2023 and 2022: At 31.12.2023 Purchase price Book value Value at final maturity Market value EU sovereigns Austria 1,049,891 1,058,747 1,085,318 1,027,612 Belgium 195,825 194,874 187,000 167,838 Bulgaria 41,191 39,652 37,515 33,953 Czech Republic 302,312 264,111 262,902 263,648 Denmark 108,556 108,940 108,597 109,712 Croatia 9,053 9,045 9,050 9,045 Finland 593,372 600,389 607,624 573,412 France 2,531,947 2,578,078 2,670,946 2,569,162 Germany 1,705,146 1,726,752 1,731,004 1,723,047 Hungary 16,827 16,356 16,000 15,012 Italy 6,397,179 6,496,269 6,617,329 6,505,845 Latvia 22,365 22,648 22,500 23,111 Lithuania 31,266 31,045 30,950 28,981 Luxembourg 54,458 54,495 55,000 57,847 Netherlands 154,941 151,926 148,457 150,791 Poland 690,042 687,856 685,278 707,800 Portugal 47,184 46,982 46,500 40,801 Romania 13,946 14,026 13,575 14,026 Slovakia 7,960 7,989 8,000 7,684 Slovenia 39,490 39,205 39,000 33,347 Spain 1,014,912 1,043,976 1,051,200 1,042,999 15,027,863 15,193,361 15,433,745 15,105,673 Non-EU sovereign and other bonds 33,770,503 33,720,858 33,780,412 33,244,851 Total 48,798,366 48,914,219 49,214,157 48,350,524 At 31.12.2022 Purchase price Book value Value at final maturity Market value EU sovereigns Austria 206,873 205,999 222,451 154,085 Belgium 168,879 168,315 160,000 130,686 Bulgaria 41,191 40,210 37,515 32,341 Czech Republic 309,932 273,865 269,530 269,567 Finland 98,135 98,214 100,000 60,753 France 1,877,800 1,885,405 1,938,255 1,849,313 Germany 1,177,213 1,170,875 1,164,133 1,148,600 Hungary 16,827 16,509 16,000 14,220 Italy 631,452 630,807 630,000 627,021 Latvia 19,900 19,936 20,000 19,935 Lithuania 31,266 31,085 30,950 28,069 Luxembourg 4,985 4,997 5,000 4,862 Netherlands 414,241 407,125 403,000 398,225 Poland 1,797,269 1,795,373 1,792,375 1,722,413 Portugal 47,184 47,053 46,500 37,499 Slovakia 7,960 7,981 8,000 7,441 Slovenia 49,539 49,272 49,000 40,577 Spain 1,424,860 1,428,605 1,440,216 1,421,055 8,325,506 8,281,626 8,332,925 7,966,662 Non-EU sovereign and other bonds 24,952,549 24,723,653 24,765,616 23,709,181 Total 33,278,055 33,005,279 33,098,541 31,675,843 119 2023 FINANCIAL REPORT

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR ‘000) 31.12.2023 31.12.2022 Term deposits(*) 22,104,948 56,815,551 On-demand deposits 2,249 14,411 Reverse repos 23,418,826 7,381,282 Other loans and advances to credit institutions 45,526,023 64,211,244 Other loans and advances to customers 55,581 125,883 Total other loans and advances 45,581,604 64,337,127 of which cash and cash equivalents 24,377,519 62,426,771 (*) It includes deposits with Central Bank of Luxembourg of EUR 14.9 billion as at 31 December 2023 (31 December 2022: EUR 53.9 billion). Note D – Summary statement of loans D.1. Aggregate loans granted (in EUR ‘000) Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows: To intermediary credit institutions Directly to final beneficiaries 31.12.2023 31.12.2022 Disbursed portion 90,478,814 335,194,482 425,673,296 419,823,564 Undisbursed loans 29,240,406 99,325,526 128,565,932 124,031,899 Aggregate loans granted 119,719,220 434,520,008 554,239,228 543,855,463 Loan instalments receivable 25,078 140,640 165,718 167,093 Loan substitutes portfolio 18,892,714 17,414,181 Aggregate loans including loan substitutes portfolio (Note D.3) 573,297,660 561,436,737 D.2. Value adjustments for loans (in EUR ‘000) Movements in the value adjustments are detailed below: 2023 2022 At 1 January 391,748 439,008 Release during the year -60,969 -147,677 Use during the year(2) -27,398 -16,587 Allowance during the year(1) 240,249 114,772 Foreign exchange adjustment -978 2,232 At 31 December(3) 542,652 391,748 (1)In 2022, the Bank recognized a collective provision in the context of the war in Ukraine, in order to address the Bank’s need to capture the effect of this event and its broader economic consequences on its portfolio. Given the expected impact of the crisis on clients, it was deemed likely that there were financial assets in the portfolio which were impaired but had not yet been identified or losses which had incurred but had not been reported. In accordance with core principles of prudence of the EU-AD, these potential losses were reflected in the Bank’s financial statements. Consequently, the Bank performed a vulnerability assessment in order to identify the sub-populations of exposures where losses might have been incurred but had not yet been individually identified. For those sub-populations, a collective provision has been computed on underlying exposures. The Bank recorded in 2023 a collective provision amounting to EUR ‘000 87,190 on loans (2022: EUR ‘000 76,020) (2) In 2023, the Bank: • Wrote-off three loan operations that were specifically provisioned at the beginning of the year: EUR '000 23,898 was used against the existing provision (2022: EUR '000 6,872 on three loan operations); • Wrote-off zero loan operations that had been specifically provisioned during the course of 2023 and was used against the existing provision (2022: EUR '000 8,015 on one operation); • Completed no restructurings of loan operations that was specifically provisioned at the beginning of the period and was used against the existing provision (2022: EUR '000 1,700 on one loan operation); • Completed one sale transaction of non-performing loan operations: EUR ‘000 3,500 was used against the existing provision (2022: no sale transaction). (3) The value adjustments relate only to disbursed loans, including arrears. The Bank has additionally recorded value adjustments in regards to accrued interest of a total amount of EUR '000 17,142 (2022: EUR '000 10,788), which is recorded under the caption of "Prepayments and accrued income". EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 120

D.3. Geographical breakdown of lending by country in which projects are located (in EUR ‘000) D.3.1. Loans for projects within the European Union Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Spain 76,610,635 65,082,975 11,527,660 13.37% 13.42% France 72,967,535 55,028,015 17,939,520 12.74% 12.23% Italy 65,749,849 53,924,825 11,825,024 11.48% 11.45% Poland 47,863,128 38,548,603 9,314,525 8.36% 8.08% Germany 47,766,558 36,908,351 10,858,207 8.33% 8.22% Greece 19,220,851 14,817,909 4,402,942 3.36% 3.49% Belgium 18,065,990 13,288,033 4,777,957 3.15% 2.97% Netherlands 16,385,088 12,177,449 4,207,639 2.86% 2.94% Austria 14,890,127 13,567,365 1,322,762 2.61% 2.74% Sweden 13,425,866 10,110,289 3,315,577 2.34% 2.16% Portugal 12,798,405 10,006,157 2,792,248 2.23% 2.43% Finland 10,512,776 9,165,744 1,347,032 1.83% 1.92% Hungary 9,238,697 8,022,185 1,216,512 1.61% 1.77% Czech Republic 8,670,903 5,691,586 2,979,317 1.51% 1.40% Romania 8,134,533 4,380,096 3,754,437 1.42% 1.27% Ireland 8,051,359 6,304,839 1,746,520 1.40% 1.43% Denmark 4,569,274 3,100,254 1,469,020 0.80% 0.69% Slovakia 4,093,826 3,829,109 264,717 0.71% 0.79% Croatia 3,110,454 2,734,309 376,145 0.54% 0.62% Lithuania 2,970,927 2,779,897 191,030 0.52% 0.49% Slovenia 2,706,442 1,982,878 723,564 0.47% 0.47% Cyprus 2,653,227 1,974,628 678,599 0.46% 0.47% Bulgaria 2,374,374 1,750,900 623,474 0.41% 0.41% Estonia 1,850,275 1,410,243 440,032 0.32% 0.27% Latvia 996,628 834,896 161,732 0.17% 0.17% Luxembourg 755,298 207,564 547,734 0.13% 0.15% Malta 411,783 313,203 98,580 0.07% 0.07% Sub-total 476,844,808 377,942,302 98,902,506 83.20% 82.52% 121 2023 FINANCIAL REPORT

D.3.2. Loans for projects outside the European Union1 D.3.2.1. Candidate Countries Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Türkiye 7,453,119 6,914,919 538,200 Ukraine* 5,749,837 3,144,289 2,605,548 Serbia 3,876,576 2,408,931 1,467,645 Bosnia and Herzegovina 1,975,031 1,285,071 689,960 Moldova, Republic of 1,045,211 474,535 570,676 North Macedonia 702,662 345,224 357,438 Montenegro 628,419 463,172 165,247 Albania 305,018 217,018 88,000 Sub-total 21,735,873 15,253,159 6,482,714 3.79% 4.03% * Total disbursed exposure for Ukraine amounts to EUR 3,144 million in 2023 (2022: EUR 3,085 million). Of this amount, EUR 2,963 million (2022: EUR 2,852 million) is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. Of the remainder of EUR 181 million at own risk, EUR 167 million is covered by the EU Political Risk Guarantee under the EU External Lending Mandate. A further EUR 2,606 million has been committed in signed operations not yet disbursed. Of this amount, EUR 2,433 million is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. Of the remainder of EUR 173 million at own risk, EUR 138 million is covered by the EU Political Risk Guarantee under the EU External Lending Mandate. 1 The percentages are reflecting the composition of each country cluster relevant for the year of presentation. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 122

D.3.2.2. African, Caribbean and Pacific (‘ACP’) states Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Regional - Africa 1,953,689 347,694 1,605,995 Senegal 720,422 317,866 402,556 Benin 493,233 99,003 394,230 Guinea 434,551 156,377 278,174 Madagascar 411,919 251,132 160,787 Zambia 407,767 140,244 267,523 Tanzania, United republic of 398,908 254,781 144,127 Nigeria 374,753 14,753 360,000 Kenya 359,544 194,666 164,878 Ghana 272,448 22,675 249,773 Malawi 216,556 150,676 65,880 Rwanda 187,000 0 187,000 Mozambique 178,013 68,013 110,000 Uganda 171,044 96,044 75,000 Côte d'Ivoire 168,800 130,426 38,374 Cape Verde 164,745 44,745 120,000 Chad 156,200 15,000 141,200 Cameroon 153,237 47,237 106,000 Niger 150,675 33,994 116,681 Angola 149,852 10,921 138,931 Lesotho 139,467 57,467 82,000 Regional - West Africa 122,100 76,600 45,500 Burkina Faso 95,254 42,254 53,000 Mali 86,689 35,739 50,950 Regional - ACP 80,000 0 80,000 Djibouti 79,200 0 79,200 Dominican Republic 76,982 29,070 47,912 Burundi 70,000 70,000 0 Fiji 67,364 7,130 60,234 Gambia 65,000 43,911 21,089 Mauritania 61,926 18,802 43,124 Barbados 59,755 10,000 49,755 Liberia 53,855 33,855 20,000 Papua New Guinea 52,927 45,051 7,876 Ethiopia 40,000 40,000 0 Kingdom of Eswatini 36,400 31,729 4,671 Seychelles 35,741 23,241 12,500 Sao Tome and Principe 32,940 12,000 20,940 Congo 26,000 0 26,000 Congo (Democratic Republic) 19,769 19,769 0 Saint Lucia 13,500 0 13,500 Togo 12,973 12,973 0 Namibia 6,483 6,483 0 Mauritius 1,571 1,571 0 Dominica 980 980 0 Belize 830 830 0 Sub-total 8,861,062 3,015,702 5,845,360 1.55% 1.29% 123 2023 FINANCIAL REPORT

D.3.2.3. Asia Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 India 3,998,653 1,983,317 2,015,336 China 2,033,238 1,038,966 994,272 Bangladesh 982,800 211,800 771,000 Regional - Asia 443,000 0 443,000 Uzbekistan 401,774 180,107 221,667 Nepal 285,907 53,291 232,616 Cambodia 232,893 93,231 139,662 Lao People's Democratic Rep. 175,226 89,704 85,522 Kazakhstan 162,006 4,712 157,294 Viet Nam 143,086 113,086 30,000 Sri Lanka 134,171 84,171 50,000 Mongolia 119,240 55,319 63,921 Kyrgyzstan 112,000 71,250 40,750 Tajikistan 105,088 75,088 30,000 Maldives 104,242 67,972 36,270 Pakistan 50,000 0 50,000 Regional - Central Asia 20,000 0 20,000 Sub-total 9,503,324 4,122,014 5,381,310 1.66% 1.59% D.3.2.4. Potential Candidate Countries Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Georgia(*) 1,708,291 1,220,291 488,000 Kosovo 150,800 53,632 97,168 Sub-total 1,859,091 1,273,923 585,168 0.32% 0.04% (*) In 2023, Georgia falls under the “Potential candidate countries” caption, whereas in 2022 it fell under Eastern Europe, Southern Caucasus. Comparative figures in the column “% of total 2022” are reflecting the composition of each country cluster relevant for the year of presentation. D.3.2.5. Latin America Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Brazil 2,070,061 1,682,468 387,593 Regional - Latin America 1,262,498 800,000 462,498 Ecuador 860,496 503,655 356,841 Argentina 781,602 203,183 578,419 Nicaragua 284,047 186,358 97,689 Chile 197,575 197,575 0 Mexico 197,119 197,119 0 Paraguay 148,239 103,401 44,838 Panama 130,800 85,551 45,249 Bolivia 108,057 101,795 6,262 Peru 101,357 101,357 0 Colombia 95,928 0 95,928 Honduras 65,440 65,440 0 Costa Rica 56,757 56,757 0 El Salvador 36,200 18,100 18,100 Sub-total 6,396,176 4,302,759 2,093,417 1.12% 1.11% D.3.2.6. European Free Trade Association (‘EFTA’) Countries Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Norway 864,012 717,512 146,500 Iceland 550,761 550,761 0 Switzerland 87,928 17,928 70,000 Sub-total 1,502,701 1,286,201 216,500 0.26% 0.28% EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 124

D.3.2.7. Mediterranean Countries Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Egypt 6,957,010 4,488,234 2,468,776 Morocco 5,182,767 3,267,812 1,914,955 Tunisia 2,471,686 1,525,872 945,814 Israel* 1,856,002 768,198 1,087,804 Jordan 1,648,931 725,564 923,367 Lebanon 843,583 276,983 566,600 Palestine* 368,965 104,812 264,153 Algeria 234,950 234,950 0 Regional - Mediterranean 82,505 40,505 42,000 Regional - North Africa 38,500 0 38,500 Syrian Arab Republic 36,621 36,621 0 Sub-total 19,721,520 11,469,551 8,251,969 3.44% 3.56% * Total disbursed exposure for Israel amounts to EUR 768 million in 2023 (2022: EUR 708 million). Of this amount, EUR 299 million (2022: EUR 324 million) is covered by the EU Political Risk Guarantee under the EU External Lending Mandate. A further EUR 1,088 million has been committed in signed operations not yet disbursed. Of this amount, EUR 20 million is covered by the Risk Sharing Mandate under the InnovFin Mandate. Total disbursed exposure for Palestine amounts to EUR 105 million in 2023 (2022: EUR 90 million). Of this amount, EUR 96 million (2022: EUR 78 million) is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. A further EUR 264 million has been committed in signed operations not yet disbursed which is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. D.3.2.8. Overseas Countries and Territories (‘OCT’) Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 New Caledonia 47,992 47,992 0 Sint Maarten 45,249 45,249 0 French Polynesia 9,535 9,535 0 Sub-total 102,776 102,776 0 0.02% 0.02% D.3.2.9. Eastern Europe, Southern Caucasus Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Armenia 365,219 261,891 103,328 Belarus* 356,667 6,667 350,000 Azerbaijan 3,190 3,190 0 Sub-total 725,076 271,748 453,328 0.13% 0.44% * Total disbursed exposure for Belarus amounts to EUR 7 million in 2023 (2022: EUR 45 million). This amount is covered by the EU Political Risk Guarantee under the EU External Lending Mandate. A further EUR 350 million has been committed in signed operations not yet disbursed which is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. D.3.2.10. United Kingdom Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 United Kingdom 25,289,073 25,197,413 91,660 Sub-total 25,289,073 25,197,413 91,660 4.41% 5.01% D.3.2.11. South Africa Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 South Africa 590,462 328,462 262,000 Sub-total 590,462 328,462 262,000 0.10% 0.11% Total loans for projects outside the European Union 96,287,134 66,623,708 29,663,426 16.80% 17.48% Total loans 2023(1) 573,131,942 444,566,010 128,565,932 100.00% Total loans 2022(1) 561,269,644 437,237,745 124,031,899 100.00% (1) Including loan substitutes (Notes B.2 and D.1), excluding loan instalments receivables (2023: EUR 166 million, 2022: EUR 167 million). 125 2023 FINANCIAL REPORT

D.4. Provisions in respect of guarantee operations A provision for guarantees issued has been recognised corresponding to the loss for which the Group is expected to be liable towards the beneficiary. This provision amounts to EUR ‘000 88,891 as at 31 December 2023 (2022: EUR ‘000 99,634). Note E – Composition of the Group, Shares, other variable-yield securities and participating interests E.1 Composition of the Group The European Investment Fund The European Investment Fund (the ‘Fund’ or ‘EIF’) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 37B, avenue J.F. Kennedy, L-2968 Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through: • the provision of guarantees to financial institutions that cover credits to small and medium sized entities (‘SME’); • the acquisition, holding, managing and disposal of equity participations; • the administration of special resources entrusted by third parties; and • related activities. The EIF has share capital consisting solely of ordinary shares, which are held directly by the Bank and the proportion of ownership interests held equals to the voting rights held by the Bank. The country of incorporation or registration is also its principal place of business. In April 2023, the Bank subscribed to additional 70 shares in EIF, which remained unallocated as a result of the EIF’s capital increase from 2021, for an amount of approximately EUR 31 million. Consequently, as at 31 December 2023 the Bank holds 59.78% (2022: 59.40%) of the subscribed capital of the EIF amounting to EUR 7.4 billion (2022: EUR 7.3 billion). During 2023 the Bank neither bought shares from other investors nor sold any such shares to other investors. As a result, as at 31 December 2023 the Bank holds 4,406 shares in EIF (2022: 4,336 shares). Under the terms of a replacement share purchase undertaking (“RSPU”) with respect to the 774 EIF shares subscribed by EIF’s minority shareholders, the EIB is offering to buy these shares at any time under the RSPU at a price per share of currently EUR 596,674.00. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the retained earnings, the fair value reserve and the profit of the year, adjusted by the dividend for the year. The agreed formula is being applied to the approved and audited annual accounts of the EIF for the financial year in which the option is exercised. The nominal value of EUR ‘000 461,826 (2022: EUR ‘000 419,763) of the put option granted to this minority shareholder group, shown off-balance sheet, has been calculated on the basis of the 2022 audited EIF statutory accounts prepared according to the International Financial Reporting Standards. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 126

E.2 Shares, other variable-yield securities and participating interests (EUR ‘000): Participating interests Shares and other variable-yield securities Private Equity and Venture Capital Operations(1) Private Equity and Venture Capital Operations(1) EBRD shares(2) Equity investments and Infrastructure funds(1) Other equity investments Other investments(3) Total(4) Cost: At 1 January 2023 408,009 6,547,296 157,500 3,617,881 1,409 72,823 10,396,909 Additions(5) 113,185 1,477,290 0 821,927 0 334,558 2,633,775 Reflows / Terminations(5) -4,593 -854,089 0 -607,346 -161 -5,575 -1,467,171 At 31 December 2023 516,601 7,170,497 157,500 3,832,462 1,248 401,806 11,563,513 Value adjustments: At 1 January 2023 -21,358 -409,515 0 -78,471 0 0 -487,986 Additions -4,082 -105,072 0 -64,258 0 0 -169,330 Releases 2,548 76,858 0 22,141 0 0 98,999 At 31 December 2023 -22,892 -437,729 0 -120,588 0 0 -558,317 Net book value: At 31 December 2023 493,709 6,732,768 157,500 3,711,874 1,248 401,806 11,005,196 At 31 December 2022 386,651 6,137,781 157,500 3,539,410 1,409 72,823 9,908,923 (1) The amounts signed but not yet disbursed disclosed off-balance sheet are respectively: In relation to “Shares and other variable-yield securities” and “Participating interests”: • for private equity and venture capital operations EUR ‘000 5,866,055 (2022: EUR ‘000 5,308,623); • for equity investments and infrastructure funds EUR ‘000 3,312,394 (2022: EUR ‘000 3,435,704); • from the total private equity and venture capital operations 99% fall under category I and II, as defined in the Note A.2.8. (2) The amount of EUR ‘000 157,500 (2022: EUR ‘000 157,500) corresponds to the capital paid in by the Bank as at 31 December 2023 with respect to its subscription of EUR ‘000 900,440 to the capital of the European Bank for Reconstruction and Development (‘EBRD’). (3)The amount of EUR ‘000 401,806 (2022: EUR ‘000 72,823) corresponds to the net paid in in respect of private equity operations which are deployed by the EIF in the context of the InvestEU Programme. These operations are fully guaranteed by the EU represented by the European Commission. The latter is exposed to the upside and downside arising from these equity operations whereas the Group retains ultimately only an interest component in order to cover its cost of funding. Therefore, from an economical and risk perspective, the Group, as beneficiary of the EU Guarantee, is exposed ultimately to the credit risk of the European Commission and not the equity risk stemming from the underlying investments. The fair value of such operations, disregarding the guarantee of EC, amounts to EUR ‘000 386,979 (2022: EUR ‘000 69,140). The amounts signed but not yet disbursed disclosed off-balance sheet in relation to “Other investments” amounts to EUR’000 1,459,071 (2022: EUR’000 651,129). (4) The total amount includes only “Shares and other variable-yield securities”. (5) The “Additions” and “Reflows/Terminations” amounts include foreign exchange movements. As at 31 December 2023, the Bank holds 3.03% of the subscribed capital of the EBRD (2022: 3.03%). Based on the audited 2022 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Bank in EBRD amounted to EUR 585 million. In EUR million % held Total own funds Total net result Total assets EBRD (31.12.2022)* 3.03 19,336 -1,117 71,625 * The data is based on the most recent audited financial statements of EBRD. 127 2023 FINANCIAL REPORT

Note F – Intangible and tangible assets (in EUR ‘000) Land Luxembourg buildings Furniture and equipment Total tangible assets Total intangible assets Cost: At 1 January 2023 20,145 422,034 73,451 515,630 102,927 Additions 0 32,083 35,383 67,466 61,771 Disposals 0 0 -26,974 -26,974 -27,813 At 31 December 2023 20,145 454,117 81,860 556,122 136,885 Accumulated depreciation/amortisation: At 1 January 2023 0 -225,926 -40,207 -266,133 -32,760 Depreciation/amortisation 0 -9,792 -25,375 -35,167 -35,854 Disposals 0 0 26,974 26,974 27,774 At 31 December 2023 0 -235,718 -38,608 -274,326 -40,840 Carrying amount: At 31 December 2023 20,145 218,399 43,252 281,796 96,045 At 31 December 2022 20,145 196,108 33,244 249,497 70,167 The Luxembourg buildings category includes cost relating to the construction of a new building for an amount of EUR ’000 111,253 (2022: EUR ’000 79,305), which is expected to be completed in 2026. The ongoing internally generated projects captured under intangible assets amount to EUR ‘000 56,153 at end of 2023 (2022: EUR ‘000 31,202). Note G – Other assets and Other liabilities (in EUR ‘000) Other assets 31.12.2023 31.12.2022 Accounts receivable and sundry debtors 168,437 62,058 Guarantee call receivable 141,597 55,811 Fair value of derivatives 55,747 128,737 InvestEU receivable 35,201 0 EGF management fee receivable 8,703 56,041 Advances on salaries and allowances 3,008 2,264 Other 2,465 2,159 Total 415,158 307,070 Other liabilities 31.12.2023 31.12.2022 Capital repayable to the UK(*) 2,295,904 2,595,904 Optional Supplementary Provident Scheme (Note L) 896,487 848,290 Transitory account on loans 670,778 99,031 First Loss Piece Contribution(**) 340,821 233,227 Accounts payable and sundry creditors 116,812 113,953 Personnel costs payable 104,087 103,082 Payable amounts under mandates 56,487 49,482 Fair value of derivatives 35,232 576 Payable on HIPC initiative(***) 13,596 13,596 InvestEU payable 3,782 0 Western Balkans infrastructure fund 97 97 Other 126,728 66,570 Total 4,660,811 4,123,808 (*) In accordance with the Article 150(4) of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community, and as amended by COUNCIL DECISION (EU) 2020/769 of 10 June 2020, the EIB will repay to the UK EUR 3.5 billion of called capital in twelve annual instalments starting with 15 October 2020 (the first eleven instalments will be EUR 300,000,000 each and the final one will be EUR 195,903,950). The instalments due on 15 October 2020, 15 October 2021, 14 October 2022 and 13 October 2023 were settled in full. (**) Contribution related to First loss piece ('FLP'). FLP is a form of portfolio-based collateral under which all the losses incurred on a portfolio of exposures are absorbed by the FLP, until it has been fully exhausted. Only after that point the more senior tranches can incur some losses too. (***) Heavily Indebted Poor Countries (‘HIPC’) initiative. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 128

Note H – Subscribed capital, Group own funds and appropriation of prior year’s profit (in EUR ‘000) H.1. Consolidated own funds and appropriation of prior year’s profit Statement of movements in consolidated own funds 2023 2022 Share capital: - Subscribed capital(2) 248,795,607 248,795,607 - Uncalled capital(2) -226,604,892 -226,604,892 - Called capital 22,190,715 22,190,715 Reserves and profit for the year: Reserve fund: - Balance at beginning of the year 24,879,561 24,879,561 - Balance at end of the year 24,879,561 24,879,561 Additional reserves: - Balance at beginning of the year 17,176,068 12,776,663 - Appropriation of prior year's profit(1) (3) 1,801,399 4,402,563 - Changes in ownership interests (4) -4,393 -3,158 - Balance at end of the year 18,973,074 17,176,068 Special activities reserve: - Balance at beginning of the year 10,303,216 12,152,954 - Appropriation of prior year's profit(1) 891,385 -1,849,738 - Balance at end of the year 11,194,601 10,303,216 General loan reserve: - Balance at beginning of the year 2,115,966 2,021,337 - Appropriation of prior year's profit(1) -232,594 94,629 - Balance at end of the year 1,883,372 2,115,966 Profit for the financial year attributable to equity holders of the Bank 2,407,059 2,460,190 Total consolidated own funds attributable to equity holders of the Bank 81,528,382 79,125,716 Equity attributable to minority interest 2023 2022 - Balance at 1 January 1,530,494 1,470,684 - Movement on reserves -2,212 -370 - Dividend paid to minority interest -5,348 -5,737 - Appropriation of the result of the financial year 89,533 65,917 Total equity attributable to minority interest at 31 December 1,612,467 1,530,494 (1) On 25 April 2023, the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2022, which amounted to EUR ‘000 2,366,337 to the additional reserves, the special activities reserve and the general loan reserve. The fact that amounts are being released from / added to the general loan reserve or the special activities reserve is the consequence of the evolution of the risks of the underlying operations. (2) Please refer to Note H.2. (3) The difference between the statutory profit of the Bank and the consolidated profit of the Group amounting to EUR ‘000 93,853 was allocated to the “Reserves – b) additional reserves”. (4) This balance is related to consolidation of EIF and subscriptions of EIF shares. H.2. Subscribed capital and reserves, called but not paid The amount of EUR ‘000 479,548 shown in the balance sheet under the caption “Subscribed capital and reserves, called but not paid” contains receivable from the Member States Poland and Romania following the Asymmetrical Capital Increase on 1 March 2020. The contributions to the Subscribed capital called and to the Reserves amount to EUR 0.5 million and EUR 1.1 million respectively. The total amount to be paid by the Member States has been equally spread over ten equal semi-annual instalments due on 31 December 2020, 30 June 2021, 31 December 2021, 30 June 2022, 31 December 2022, 30 June 2023, 31 December 2023, 30 June 2024, 31 December 2024, and 30 June 2025. The instalments due including 31 December 2023 were settled in full. 31.12.2023 31.12.2022 Subscribed capital called but not paid (Poland and Romania) 147,474 245,790 Reserves called but not paid (Poland and Romania) 332,074 553,458 Total 479,548 799,248 129 2023 FINANCIAL REPORT

Note I – Prepayments and accrued income and Accruals and deferred income (in EUR ‘000) Prepayments and accrued income: 31.12.2023 31.12.2022 Interest and commission receivable 8,660,311 7,101,329 Impact from foreign exchange changes on currency swap contracts 6,450,972 9,479,121 Deferred borrowings and swaps charges 1,031,051 723,463 Mandates' commission receivable 210,252 217,828 Redemption premiums on swaps receivable(*) 14,355 21,581 Other 1,149 1,413 Total 16,368,090 17,544,735 Accruals and deferred income: 31.12.2023 31.12.2022 Interest and commission payable 8,903,289 7,826,213 Impact from foreign exchange changes on currency swap contracts 7,045,385 8,813,681 Deferred borrowings and swaps proceeds 1,152,243 1,410,707 Redemption premiums on swaps payable(*) 341,936 322,653 Deferred income on loans and guarantees 324,519 297,451 Deferred management fees 282,032 242,097 Interest subsidies received in advance 177,969 128,426 Other 386 1,433 Total 18,227,759 19,042,661 (*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 130

Note J – Amounts owed to credit institutions and customers (in EUR ‘000) J.1. Amounts owed to credit institutions 31.12.2023 31.12.2022 Repayable on demand 1,094,567 2,371,014 - Overnight deposits 1,094,567 2,371,014 With agreed maturity or periods of notice 1,051,719 3,071,084 - Short-term deposits 0 6,003 - Repo with credit institutions 1,051,719 3,065,081 Total 2,146,286 5,442,098 J.2. Amounts owed to customers 31.12.2023 31.12.2022 Repayable on demand 1,912,580 1,433,117 - Overnight deposits 81 46 - European Union and Member States' accounts: - For Special Section operations and related unsettled amounts 414,924 395,981 - Deposit accounts 1,497,575 1,037,090 With agreed maturity or periods of notice 159,477 57,543 - Short-term deposits 159,477 57,543 Total 2,072,057 1,490,660 Note K – Debts evidenced by certificates (in EUR ‘000) In its financing activity, one of the Group’s objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption “Debts evidenced by certificates” includes “Debt securities in issue” (securities offered to the general investing public) and “Others” (private placements). The table below discloses the details of debts outstanding as at 31 December 2023 and 31 December 2022 per currency, together with the average rates and due dates (earliest/latest). Payable in Outstanding as at 31.12.2023 Average rate 2023(*) Due dates Outstanding as at 31.12.2022 Average rate 2022(*) EUR 261,675,719 1.62 2024/2061 251,275,921 1.29 USD 97,159,685 2.70 2024/2058 100,421,872 2.11 GBP 34,889,117 3.73 2024/2054 37,274,935 2.97 AUD 9,600,389 2.90 2024/2040 10,025,515 2.32 PLN 8,950,340 3.62 2024/2043 6,868,484 4.05 SEK 4,685,022 1.97 2025/2040 5,094,499 1.58 CAD 4,382,496 2.27 2024/2045 5,325,718 2.15 NOK 3,474,045 2.87 2024/2037 4,118,397 2.64 CHF 3,370,086 2.10 2024/2036 3,918,655 1.96 ZAR 2,054,012 8.01 2024/2035 2,138,328 8.00 JPY 1,158,921 2.29 2024/2053 1,374,409 2.27 MXN 996,096 6.36 2024/2033 1,219,817 6.00 DKK 781,461 0.99 2024/2031 783,185 0.87 CNY 570,635 2.80 2024/2026 499,851 2.82 NZD 414,191 3.27 2027/2028 550,661 3.21 CZK 204,612 5.16 2025/2034 362,397 4.18 TRY 137,218 9.83 2024/2027 248,852 10.59 RUB 66,310 3.89 2024/2026 85,960 3.89 BRL 65,276 9.25 2027/2027 0 0 HUF 55,643 9.06 2024/2025 53,134 9.06 INR 43,523 7.40 2033/2033 0 0 HKD 34,757 0.53 2025/2025 36,074 0.53 EGP 29,242 14.00 2026/2026 0 0 RON 20,701 2.23 2026/2026 20,810 2.23 Total 434,819,497 431,697,474 (*) Weighted average interest rates as at the balance sheet date. The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 500 million in 2023; EUR 500 million in 2022). All such borrowings are fully hedged through structured swap operations. 131 2023 FINANCIAL REPORT

The table below provides the movements in 2023 and 2022 for debts evidenced by certificates: (In EUR million) 2023 2022 Balance as at 1 January 431,698 440,115 Issuances during the year 112,248 84,649 Contractual redemptions -106,053 -96,370 Early redemptions and buy-backs -202 -679 Exchange adjustments -2,872 3,983 Balance as at 31 December 434,819 431,698 Note L – Provisions – pension plans and health insurance scheme (in EUR ’000) The Group’s main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Group covering all employees. All contributions of the Group and its staff are invested in the assets of the Group. The pension plans and health insurance scheme provisions are as follows (in EUR ‘000): 2023 2022 Staff pension plan: Provision as at 1 January 4,127,980 3,919,077 Payments made during the year -101,608 -88,680 Recognition of actuarial losses 95,633 57,232 Annual contributions and interest 336,593 240,351 Sub-total staff pension plan 4,458,598 4,127,980 Management Committee pension plan: Management Committee pension plan 44,916 40,750 Recognition of actuarial losses 1,716 1,528 Annual contributions 2,697 3,313 Sub-total Management Committee pension plan 49,329 45,591 Health insurance scheme: Provision as at 1 January 578,357 544,968 Payments made during the year -34,738 -31,000 Recognition of actuarial losses 24,391 14,777 Annual contributions and interest 55,547 49,612 Sub-total health insurance scheme 623,557 578,357 Total provisions as at 31 December 5,131,484 4,751,928 The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined-contribution pension scheme). The corresponding amount of EUR 896 million (2022: EUR 848 million) is classified under “Other liabilities” (Note G). The provision in respect of future retirement and health insurance benefits was valued as at 31 December 2023 by an independent actuary using the projected unit credit method based on membership data as at 30 September 2023 (adjusted to 31 December 2023 by estimating service accruals in the remaining 3 months of 2023) and cashflows to 31 December 2023. The actuarial valuation was updated as at 31 December 2023, using the prevailing market rates of 31 December 2023 and the following assumptions (for the staff pension and medical plans): • a discount rate of 3.66% (2022: 3.88%) for determining the actuarial present value of benefits accrued in the pension and health insurance scheme, corresponding to 21.07 year duration (2022: 21.04 year duration); • the Group expects the remuneration of post-employment reserves to be set at a rate of 1.5% (2022: 1.5%) on top of the discount rate of 3.66%; • progressive retirement assumed between the age of 55 and 65 and depending on NRA (normal age of retirement) (2022: same assumption); • a combined average impact of the increase in the cost of living and career progression of 3.3% (2022: 3.3%); • expected annual resignation rates ranging from 27% to 1% (2022: from 27% to 1%), decreasing with age; • a rate of adjustment of pensions of 2.3% per annum (2022: 2.3%); • use of the ICSLT longevity table 2018 projected to 2023 (2022: ICSLT longevity table 2018 projected to 2022); • a medical cost inflation rate of 4.3% per annum (2022: 4.3%). The provisions for these schemes are adjusted when needed according to the actuarial valuation, as per the tables above. The actuarial valuation of the pension plans and the healthcare scheme as of 31 December 2023 displayed an unrecognised loss of EUR ‘000 1,493,892 (2022: EUR ‘000 1,082,6232) out of which EUR ‘000 852,193 (2022: EUR ‘000 514,756) was reported in excess of the 10% corridor and the total amortisation recorded in the consolidated profit and loss account 2023 amounted to EUR ‘000 121,742 (2022: EUR ‘000 73,537). 2 The comparative figure has been updated for comparability reasons. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 132

Note M – Profit for the financial year The appropriation of the balance of the statutory profit and loss account for the year ended 31 December 2023, amounting to EUR ‘000 2,274,404 will be submitted to the Board of Governors for approval by 26 April 2024. Please refer to the Overview to the Bank’s Financial Statements for further details on the proposed Bank surplus for the financial year appropriation. Note N – Interest receivable and similar income and Interest payable and similar charges N.1. Net interest income (in EUR ‘000) 2023 2022 Interest receivable and similar income: Cash in hand, balance with central banks and post office banks 2,459 404 Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities 1,335,005 356,845 Loans and advances to credits institutions and customers 14,422,740 7,695,098 Derivatives 10,352,382 10,490,333 Negative interest on interest bearing liabilities 161 135,574 Other 13,443 5,951 Total 26,126,190 18,684,205 Interest payable and similar charges: Amounts owed to credit institutions and customers -89,904 -12,973 Debts evidenced by certificates -8,838,886 -7,483,457 Derivatives -13,650,646 -7,766,282 Negative interest on interest bearing assets -427 -252,807 Other -315,557 -181,043 Total -22,895,420 -15,696,562 Net interest income 3,230,770 2,987,643 133 2023 FINANCIAL REPORT

N.2. Geographical analysis of Interest receivable and similar income (in EUR ‘000) 2023 2022 EU countries Spain 1,457,072 819,323 Italy 1,325,334 524,483 Poland 1,237,887 838,559 France 1,223,203 576,209 Germany 701,184 366,921 Greece 479,218 426,007 Hungary 428,516 233,410 Austria 391,195 274,323 Belgium 323,479 172,338 Sweden 321,882 159,806 Netherlands 290,689 189,118 Portugal 233,259 137,956 Finland 221,819 71,792 Czech Republic 187,964 114,166 Ireland 133,049 92,695 Romania 118,188 80,396 Slovakia 89,327 70,406 Denmark 81,863 31,281 Croatia 56,093 49,791 Cyprus 55,448 15,833 Slovenia 52,203 40,042 Bulgaria 42,204 38,055 Estonia 38,452 7,052 Latvia 24,390 16,023 Lithuania 23,018 17,466 Malta 8,332 8,091 Luxembourg 5,515 2,409 Total EU countries 9,550,783 5,373,951 Outside the European Union 2,859,348 2,046,685 Total income analysed per country 12,410,131 7,420,636 Income not analysed per country(1) 13,716,059 11,263,569 Total interest receivable and similar income 26,126,190 18,684,205 (1) Income not analysed per country: · Revenue from Long-Term HQLA Portfolio, loan substitutes and EIF ABS portfolio 684,903 252,450 · Revenue from Securities Liquidity portfolio and EIF Operational portfolio 97,943 43,368 · Revenue from money-market securities 552,148 61,022 · Revenue from other securities 11 5 · Revenue from short-term investments and other operations 2,015,229 410,440 · Income from derivatives 10,352,382 10,490,333 · Other 13,443 5,951 13,716,059 11,263,569 EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 134

Note O – Commissions receivable and Commissions payable (in EUR ‘000) 2023 2022 Commissions receivable: Commissions on guarantees 203,231 256,243 Commissions on InvestEU 105,933 11,247 Commissions on EGF 52,220 86,786 Commission income on loans 35,056 32,589 Commissions on EFSI 31,788 39,993 Commissions on Jaspers 31,064 28,688 Commissions on Investment Facility - Cotonou 27,529 36,994 Commissions on Jeremie/ESIF 18,178 14,211 Commissions on DFIs (2014-20, 2021-27)(*) 13,803 9,995 Commissions on Modernisation Fund 11,935 12,080 Commissions on Trust Fund Management fees 9,581 5,172 Commissions on Innovation Fund 8,668 4,639 Commissions on Fi-Compass 7,590 5,463 Commissions on RRF 6,094 10,709 Commissions on InnovFin 5,910 17,737 Commissions on JESSICA Holding Funds 3,452 3,841 Commissions on NDICI EFSD+ ACP Trust Fund 3,060 0 Commissions on EU for Ukraine Fund 2,205 0 Commissions on Neighbourhood Investment Facility 1,496 2,232 Commissions on Yaoundé/Lomé Conventions 1,060 1,150 Commissions on Connecting Europe Facility 415 4,581 Commissions on other mandates 100,761 85,686 Total commissions receivable 681,029 670,036 2023 2022 Commissions payable: Risk remuneration for guarantees received -330,302 -357,519 Other commissions payable -35,019 -25,697 Total commissions payable -365,321 -383,216 (*) For certain mandates, a deferred income mechanism is established by the Group, affecting revenue recognition of commission income by EUR '000 -7,382 (2022: EUR '000 -32,398). Note P – Net result on financial operations (in EUR ‘000) 2023 2022 Net result on debt securities portfolios 113,603 -204,367 Net result on translation of balance sheet positions 365 -1,291 Net result on repurchase of debts evidenced by certificates 0 253 Net result on shares and other variable-yield securities -43,644 -38,916 Net result on derivatives -84,123 197,575 Total net result on financial operations -13,799 -46,746 Note Q – Net other operating income and expense (in EUR ‘000) 2023 2022 Rental income 184 89 Reversal of previous year’s unutilised accruals 0 4,179 Other 2,099 6,209 Total net other operating income and expense 2,283 10,477 135 2023 FINANCIAL REPORT

Note R – General administrative expenses (in EUR ‘000) 2023 2022 Salaries and allowances(*) -635,277 -589,807 Welfare contributions and other staff costs -447,196 -353,731 Staff costs -1,082,473 -943,538 Other administrative expenses -388,586 -346,295 Total general administrative expenses -1,471,059 -1,289,833 (*) Of which the amount for members of the Management Committee is EUR ‘000 3,626 at 31 December 2023 and EUR ‘000 3,753 at 31 December 2022. The number of persons employed by the Group was 4,968 at 31 December 2023 (4,648 at 31 December 2022). Note S – Off-balance sheet special deposits for servicing borrowings This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group. Note T – Fair value of financial instruments(*) At the balance sheet date, the Group records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the securities liquidity portfolio) representing the amount received in the event of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their carrying amount is shown in the table below: At 31 December 2023 (in EUR million) Carrying amount Fair value(**) Financial assets: Cash in hand, balances with central banks and post office banks 210 210 Loans and advances to credit institutions and customers, excluding loan substitutes 472,024 445,850 Treasury bills and debt securities portfolios including loan substitutes 48,914 48,544 Shares, other variable yield securities and participating interests 11,499 20,289 Total financial assets 532,647 514,893 Financial liabilities: Amounts owed to credit institutions and customers 4,218 4,220 Debts evidenced by certificates 434,819 422,653 Total financial liabilities 439,037 426,873 (*) Derivatives are not included in the table. Please refer to Note V. (**) Fair value including accrued interest. At 31 December 2022 (in EUR million) Carrying amount Fair value(**) Financial assets: Cash in hand, balances with central banks and post office banks 113 113 Loans and advances to credit institutions and customers, excluding loan substitutes 484,920 461,583 Treasury bills and debt securities portfolios including loan substitutes 33,005 31,760 Shares, other variable yield securities and participating interests 10,296 18,893 Total financial assets 528,334 512,349 Financial liabilities: Amounts owed to credit institutions and customers 6,933 6,933 Debts evidenced by certificates 431,698 406,993 Total financial liabilities 438,631 413,926 (*) Derivatives are not included in the table. Please refer to Note V. (**) Fair value including accrued interest. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 136

Note U – Risk management This note presents information about the Group’s exposure to risks and their management and control, in particular the primary risks associated with its use of financial instruments. These are: • Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk3; • Market risk - the risk of losses on financial investments caused by adverse price movements. Examples of market risk are: changes in equity prices or commodity prices, interest rate moves or foreign exchange fluctuations; Interest rate and credit spread risk in the Banking Book (IRRBB and CSRBB) - from the Group’s positions, the risk to the economic value or to the net interest income arising from adverse movements in interest rates and market credit spreads that affect interest rates and market credit spread sensitive instruments respectively. IRRBB includes gap risk, basis risk and option risk; Foreign exchange rate risk - the risk to the economic value or to the income derived from the Group’s positions due to adverse movements in currency exchange rates; • Liquidity and funding risk - the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; and • Operational risk - the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events4. In 2023, the staff was teleworking part of the time, including the teams dedicated to risk management and monitoring. With respect to such activities, the position keeping systems were available in remote mode to the staff of Front, Middle and Back Office, as well as to Risk Management, with the same functionalities available under normal conditions. U.1. Risk Management Organisation Each entity within the Group carries out its own management and control of risks. Risk management information presented in this note will distinguish between the Bank and the Fund. The high-level principles of the Group’s risk management are set out in the EIB Group Risk Management Charter, which is intended to provide Group-wide view of the Group’s risks and integrated approach to risk management. The Group has established a Group Risk Function under the responsibility of the Group Chief Risk Officer (‘GCRO’). Without prejudice to the statutory responsibilities of the President and the EIB Management Committee, respectively, the GCRO reports on Group Risks to the EIB Management Committee under the oversight of the MC member in charge of risk. On key risk policy matters related to Group Risks, the GCRO participates in all meetings of the EIB Management Committee and relevant meetings of the other EIB governing bodies, and is invited to relevant meetings of the EIF Board of Directors and to discussions with the EIF Management. The EIF reports on Group Risk matters to the EIB through the GCRO. Group Risk Appetite The risk appetite is the level of risk that the Group is willing and able to incur in pursuing its activities in the context of its public mission and objectives. Key to this is the Group’s capacity to provide attractive long-term financing to serve EU objectives across all EU Member States (and beyond in Partner Countries). A primary pillar of the Group’s business model is to retain the long-term AAA rating from the major rating agencies. The processes and activities performed by the Group to manage its risk appetite are formalised in the Group Risk Appetite Framework (‘RAF’) approved by the EIB BoD. The Group RAF covers the major financial risks (including credit, liquidity, market and treasury risks) and non-financial risks categories: (i) operational (e.g.: people, information security, financial crime, technology, fraud, compliance and model risks) and (ii) other (e.g.: climate change and environmental and reputational risks). It helps to embed a healthy organisational risk culture within the Group through the implementation and the monitoring of measurable risk appetite metrics, which are subject to risk limits and (where applicable) cascaded further down within the Group entities. As a public institution, the Group does not aim to make profits from speculative exposures to risks. As a consequence, the Group does not consider its treasury or funding activities as profit maximising centres. Investment activities are conducted within the primary objective of protection of the capital invested. U.1.1. Risk Management Organisation of the Bank Extending from the principles set out in the Group Risk Appetite Framework, the Bank’s objective is also to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is generally not subject to legislative acts and guidelines applicable to commercial banks issued or adopted by the EU institutions, bodies and agencies (“EU Legislative Acts and Guidelines”), it has voluntarily decided to comply with these EU Legislative Acts and Guidelines to the extent determined by its Best Banking Practice framework including the Best Banking Practice Guiding Principles, published by the Bank. Within the Bank, the Group Risk and Compliance Directorate (‘GR&C’) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties and in accordance with the three lines of defence principle, GR&C is independent and provides second opinions on all proposals made having risk implications. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed. For additional details, please refer to the EIB Group Risk Management Disclosure Report. 3 Settlement risk is defined as the risk of potential losses due to transactions which remain unsettled after their due delivery date and/or due to transactions that are settled later than the applicable market standard. Due to the nature of the Group’s operations, the most relevant instruments affected by settlement risk are those derivatives entered into by the Bank which imply an exchange of foreign currencies. Settlement risk management is covered in the Financial Risk Guidelines. 4 The definition of external events excludes cases of client bankruptcy or unfavourable market movements or similar events, which represent triggers for Credit and respectively Market Risk. 137 2023 FINANCIAL REPORT

U.1.1.1. Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, interest rate, liquidity and funding, foreign exchange rate and operational risks. With the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations, risks are assessed and measured both under normal circumstances and under possible stressed conditions. Risk measurements consider the relevant metrics related to capitalisation, earnings, liquidity, exposure to market and non-financial risks. Information on credit, market, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Risk Policy Committee on a regular basis. The Bank has a framework in place for managing interest rate (‘IR’) risk, as well as FX risk. The Bank monitors and manages on a daily basis its IR (gap and basis) & FX positions within the pre-approved limits. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee(‘MC’), after the approval of the New Products Committee(‘NPC’). U.1.1.2. Sustainability of revenue and self-financing capacity The Bank’s Interest Rate Risk Strategy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long-term. To achieve these aims, the Interest Rate Risk Strategy considers a medium-to-long term horizon for the investment of the Bank’s own funds, in order to promote stability of revenues and to enhance overall returns. In practice, this is achieved by defining an investment profile producing a target duration for the Bank’s own funds between 3.0 and 4.0 years. In that context, the Asset/Liability Committee (‘ALCO’) performs regular checkpoints on the investment profile related to the Interest Rate Risk Strategy framework. U.1.2. Risk Management Organisation of the Fund (‘EIF’) The mandate of the Fund is to support small and mid-size enterprises (‘SME’) finance for start-up, growth and development within the European Union objectives for SME. Most of the Private Equity (‘PE’), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (‘GSM’) operations for both entities of the Group are managed by the Fund. The Fund aligns its risk management systems to changing economic conditions. Credit, market, liquidity and operational risk systems are in place to control and report on the main risks inherent in its operations. The Fund maintains robust risk policies and methodologies to ensure the Fund’s risk profile is within the parameters set out in its risk appetite framework. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defence model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk functions and (iii) internal and external audit. Investment and Risk Committees (‘IRCs’) chaired by the Head of General Secretariat advise the Chief Executive and the Deputy Chief Executive on each and every new transaction. Portfolio IRCs are regular meetings, chaired by the Chief Risk Officer, which oversee risk and investment-related aspects of the EIF portfolio, inter alia: reviewing transaction rating/grading changes, impairment and provisioning actions, relevant market risk events and potential stress testing. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk Management Department operates in regular contact with the Group Risk and Compliance Directorate, particularly with regard to general EIF policy matters, to the Group Risk Management Charter and to the Group risk exposure relating to Guarantee, Securitisation and Private Equity operations under, inter alia, the Bank’s Risk Capital Resources mandate (‘RCR’), the different windows under the Bank’s EIB Group Risk Enhancement Mandate (‘EREM’) and other guarantee & securitisation mandates. The Fund’s treasury management has been outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement. Operational short-term liquidity management is conducted by EIF. U.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking mostly minority equity participations in business angels, venture capital, private equity and mezzanine funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in venture capital funds across all investment stages (seed, early stages, late stages, growth, etc.) but also investments in mid-market funds or mezzanine funds, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place. This tool-set is based on an internal model, the Grading-based Economic Model (‘GEM’), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns an Equity score which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. The funds are monitored by the Fund’s transaction team with a frequency and intensity depending on the underlying level of risk and Equity scores are annually reviewed by the Fund’s risk management team. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 138

These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making. U.1.2.2. Risk assessment guarantees and securitisations The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and participates in SME securitisation transactions. By taking on these risks, it facilitates access to funding and/or reduces the cost of capital for originators, and, in turn, it improves the conditions and facilitates access to finance to SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed internal methodologies and models to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s internal methodology. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF IRCs which, depending on their performances, may lead to a review of their internal ratings. This latter process is initiated by Risk Management and reviewed by the front office. The guarantees portfolio is valued according to a mark-to model approach under the relevant accounting principles. The main impact on the valuation of the transactions in the portfolio stems from the changes in the point in time cumulative default rate assumptions used for the assets. The EIF’s monitoring follows potential negative or positive rating migrations and provides the basis for appropriate management of transactions. U.2. Credit risk Credit risk concerns mainly the Group’s lending activities, treasury instruments such as debt securities, certificates of deposit and interbank term deposits as well as the derivative and guarantee transactions of the Group. The credit risk associated with the use of derivatives is analysed in the ‘Derivatives’ section (Note V). Credit risk within the Bank is managed in line with the detailed internal guidelines. The purpose of these guidelines is to ensure that credit risk is managed prudently. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. The guidelines set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the acceptable transaction structure. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. Diversification of the loan portfolio is supported by a counterparty limit framework and sector limits for key industries. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. In analysing risks, the Bank applies an internal loan grading system and assigns internal ratings to counterparts. The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and credit risk operational guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances, changes in the applicable Best Banking Principles and respond to new mandates that the Group may receive. Despite recent global shocks, the credit quality of the loan portfolio is deemed stable at present without an observable systemic impact. It relies on a risk management strategy based on a robust due diligence process, adequate levels of security and guarantees, as well as standard protective clauses included in its loan agreements. In addition to the collaterals and the guarantees provided for lending exposures, some of the EIB exposures benefit of additional credit enhancements granted as part of different mandates. The aggregate amount (outstanding loans and guarantees granted by the Bank) is limited at any time by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives (‘AD’) framework. At year-end 2023, EIB’s Statutory Gearing Ratio under EU Accounting Directive stand-alone accounts stood at 208.6% (2022: 204.0%) and under EU AD consolidated accounts stood at 212.4% (2022: 207.8%, max. 250% under Article 16.5 of the Statute). Credit risk related to the EIF guarantees portfolio is presented in note U.1.2.2. 139 2023 FINANCIAL REPORT

U.2.1. Loans In order to measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower and structure of the transaction, including, where appropriate, the security provided. The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2023 is analysed below, including undisbursed portions. The table below shows (in EUR million) the signed loans for projects granted by the Group, excluding those outside the European Union which are granted under the External Lending Mandate (ELM), European Fund for Sustainable Development (EFSD), Neighbourhood, Development and International Cooperation Instrument Investment Window 1 (NDICI IW 1)/European Fund for Sustainable Development Plus (EFSD+)5 and Cotonou Agreement where the Group is, as the last resort, secured by the European Union budget or by the Member States guarantees (loans in the ACP Countries and the OCT) (*). (*) These guarantees are either Comprehensive (covering all risks) or limited to defined Political Risks (non-transfer of currency, expropriation, war or civil disturbance, denial of justice upon breach of contract). Guarantor States Public institutions Banks Corporates Not guaranteed (1) Total 2023 Total 2022 Borrower States 0 0 0 0 58,626 58,626 59,287 Public institutions 31,458 24,456 488 203 95,473 152,078 147,238 Banks 36,590 18,908 12,913 9,907 35,467 113,785 116,455 Corporates 8,229 5,810 6,159 38,607 121,332 180,137 170,034 Total 2023(2)(3)(4)(5) 76,277 49,174 19,560 48,717 310,898 504,626 Total 2022(2)(3)(4)(5) 77,577 49,187 20,723 47,990 297,537 493,014 (1) These amounts include loans, for which no formal guarantee independent of the borrower and the loan itself was required, the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Group’s right to access independent security. (2) The loans in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) amount to EUR 1,769 million as of 31 December 2023 (2022: EUR 2,193 million). (3) This amount does not include signed loan substitutes (2023: EUR 18,893 million; 2022: EUR 17,414 million). (4) These amounts exclude loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. (5) The Group has signed, in the context of EFSI SME window and European Guarantee Fund, funding lines for a total commitment not exceeding EUR 9,187 million (2022: EUR 9,187 million). The Group recognises an undisbursed exposure when a firm commitment is signed with the respective underlying risk counterpart, for which the funding lines are expected to be drawn. 5 One EFSD+ contract is part of the own risk portfolio. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 140

The Group did not record value adjustments in 2023 and 2022 in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank’s Statute are deemed to guarantee a full recovery of the Group’s assets upon maturity. The table below discloses information regarding the sovereign credit risk on loans (apart from loans outside the EU benefiting from EU budget or MS guarantees under the ELM, EFSD, NDICI IW 1/EFSD+6 and Cotonou Agreements), where the Group has either full own risk or bears a residual risk due to credit enhancement (“risk portfolio”): (in EUR million) 2023 2022 Acting as borrower Acting as guarantor Acting as borrower Acting as guarantor Country Disbursed Undisbursed Signed Disbursed Undisbursed Signed Austria 0 0 133 0 0 190 Belgium 0 0 265 0 0 272 Bulgaria 1,012 0 297 1,060 0 119 Croatia 765 0 2,089 806 0 2,242 Cyprus 930 519 1,052 928 509 1,033 Czech Republic 1,160 1,314 0 915 1,009 0 Denmark 0 0 242 0 0 242 Estonia 642 90 77 500 0 84 Finland 0 0 105 0 0 113 France 0 0 3,946 0 0 3,986 Germany 0 0 1,583 0 0 2,002 Greece 7,059 1,659 9,007 7,379 1,210 9,262 Hungary 5,948 573 908 5,647 1,351 1,080 Ireland 1,665 240 1,186 1,665 240 1,095 Italy 5,852 1,105 6,798 4,989 2,560 6,941 Latvia 454 0 3 258 200 6 Lithuania 2,215 0 51 2,035 0 55 Luxembourg 0 9 230 0 9 231 Malta 72 0 295 0 72 280 Netherlands 0 0 281 0 0 294 Poland 6,113 330 19,074 6,631 330 17,925 Portugal 1,296 900 2,895 1,299 830 3,426 Romania 2,402 2,613 51 2,113 2,258 0 Slovakia 2,499 72 95 2,499 441 94 Slovenia 491 400 1,352 512 400 1,242 Spain 3,213 0 19,881 3,741 0 21,502 Sweden 0 0 543 0 0 199 Non EU–Countries 2,007 3,007 3,838 2,013 2,878 3,662 Total 45,795 12,831 76,277 44,990 14,297 77,577 The table below shows (in EUR million) the signed loans for projects outside the European Union under the ELM, EFSD, NDICI IW 1/EFSD+ and Cotonou Agreement benefiting from EU Budget or Member States guarantees: Secured by: 31.12.2023 31.12.2022 Member States 3,640 3,867 European Union budget(1) 47,742 49,167 Total(2)(3) 51,382 53,034 (1) Of which EUR 1,769 million in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) as explained above (2022: EUR 2,193 million). (2) Including loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. (3) Financial guarantees granted by the Group for a total amount of EUR 470.6 million (2022: EUR 487.5 million) which are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above. 6 One EFSD+ contract is part of the own risk portfolio. 141 2023 FINANCIAL REPORT

LOANS FOR PROJECTS OUTSIDE THE EU UNDER THE EU BUDGET OR MEMBER STATE GUARANTEE (in EUR million) (including loans in the new Member States before accession) BREAKDOWN OF LOANS SIGNED BY GUARANTEE AGREEMENT 31.12.2023 31.12.2022 75% Member States guarantee - Cotonou partnership agreement 161 185 - Cotonou partnership 2nd agreement 1,017 1,108 - Cotonou Protocol 3 – OR / ACP 2,369 2,480 - Cotonou Protocol 3 – OR / OCT 93 94 Total 75% Member States guarantee 3,640 3,867 Total Member States guarantee 3,640 3,867 100% European Union budget guarantee - Russia – 100 m – 2001-2005 0 14 - Russia – 500 m – 2004-2007 99 114 - EFSD 93 93 Total 100% European Union budget guarantee 192 221 70% European Union budget guarantee - South Africa – 375m – Decision 29.01.97 4 9 - Bosnia–Herzegovina – 100m 99/2001 5 8 - Euromed (EIB) – 2 310m – Decision 29.01.97 3 7 - North Macedonia – 150m – 1998/2000 2 5 - CEEC – 3 520m – Decision 29.01.97 14 32 Total 70% European Union budget guarantee 28 61 65% European Union budget guarantee - South Africa – 825m – 7/2000-1/2007 17 73 - South Africa – Decision 2/2007-12/2013 84 102 - ALA III – 2 480m –- 2/2000 – 7/2007 49 60 - ALA Decision – 2/2007-12/2013 1,077 1,327 - Euromed II – 6 520m – 2/2000-1/2007 536 710 - South Eastern Neighbours – 9 185m – 2/2000 – 7/2007 2,020 2,272 - Türkiye special action – 450m – 2001-2006 85 92 - Türkiye TERRA – 600m – 11/1999-11/2002 201 223 - PEV EE/CAS/RUS 1/2/2007 – 31/12/2013 1,646 1,755 - PEV MED 1/2/2007 – 31/12/2013 4,233 4,630 - Pre-Accession – 9 048m – 2007 – 2013 4,266 4,713 - Climate Change Mandate 2011 - 2013 929 1,031 - ELM Asia 2014-2020 1,260 1,289 - ELM Central Asia 2014-2020 348 355 - ELM East-Russia 2014-2020 6,670 6,996 - ELM Latin America 2014-2020 2,527 2,906 - ELM MED 2014-2020 8,373 9,121 - ELM Pre-Accession 2014-2020 3,769 4,018 - ELM RSA 2014-2020 121 140 - ELM ERI Private Mandate 851 1,160 - ELM ERI Public Mandate 1,344 1,403 - Global Europe NDICI IW 1 7,116 4,509 Total 65% European Union budget guarantee 47,522 48,885 Total European Union budget guarantee 47,742 49,167 Total(1) 51,382 53,034 (1) Financial guarantees granted by the Group for a total amount of EUR 470.6 million (2022: EUR 487.5 million) which are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 142

Collateral on loans (in EUR million) Among other credit mitigant instruments, the Group uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 8,958 million (2022: EUR 8,215 million), with the following composition: As at 31 December 2023 Loan Financial Collateral (in EUR million) Moody's or equivalent rating Bonds Cash Total Government Supra-national Agency Secured Bonds (covered bonds) Bank and Corporate Bonds Aaa 126 157 0 428 30 0 741 Aa1 to Aa3 1,184 9 31 766 146 0 2,136 A1 0 0 0 0 20 0 20 Below A1 5,144 0 2 0 583 0 5,729 Non-Rated 0 0 0 0 99 233 332 Total 6,454 166 33 1,194 878 233 8,958 As at 31 December 2022 Loan Financial Collateral (in EUR million) Moody's or equivalent rating Bonds Cash Total Government Supra-national Agency Secured Bonds (covered bonds) Bank and Corporate Bonds Aaa 234 65 0 68 9 0 376 Aa1 to Aa3 1,000 10 167 142 194 0 1,513 A1 0 0 0 0 6 0 6 Below A1 4,969 0 3 602 518 0 6,092 Non-Rated 40 0 0 0 29 159 228 Total 6,243 75 170 812 756 159 8,215 A breakdown of disbursed loans outstanding (in EUR million) at 31 December, according to the sectors of the contract is set out below: Sector 2023 2022 128,499 126,633 67,564 64,589 59,753 64,531 37,075 36,902 35,498 31,438 34,358 33,346 27,999 28,324 18,932 18,187 10,930 10,913 Transport Energy Global Loans(1)(2) Health, education Industry Miscellaneous infrastructure Water, sewerage Services Telecommunications Agriculture, fisheries, forestry 5,065 4,961 Total 425,673 419,824 (1) A global loan is a line of credit to an intermediary financing institution or a bank which subsequently lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters. (2) This amount does not include disbursed loan substitutes (2023: EUR 18,893 million, 2022: EUR 17,414 million). Arrears on loans Amounts in arrears are identified, monitored and reported according to the procedures defined in the bank-wide “Financial Monitoring Guidelines and Procedures”. These procedures follow best banking practices and are adopted for all loans managed by the EIB. As of 31 December 2023, the arrears above 90 days on loans from own resources amount to EUR 82 million (2022: EUR 78 million). For arrears above 90 days on own resources not secured by comprehensive guarantees of the European Union or Member States, the outstanding principal nominal amount is EUR 529 million as of 31 December 2023 (2022: EUR 150 million). These are covered by a loan loss allowance of EUR 177 million (2022: EUR 70 million). During 2023, EUR 131 million of arrears have been called under the guarantees of the European Union and EUR 2.5 million under the Member States guarantees. Corresponding amounts in 2022 were EUR 156 million and nil respectively. Also, during the course of the year, EUR 124 million of arrears previously invoked under the guarantees of the European Union or the Member States have been refunded (2022: EUR 4 million). During 2023, one call has been executed under first demand private guarantees, for an amount of EUR 1.3 million (2022: nil). 143 2023 FINANCIAL REPORT

Loan renegotiation and forbearance The Group considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of “concessions” that the Group decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor to service the debt or to refinance, totally or partially, the contract. Exposures shall be treated as forborne if a concession has been made, irrespective of whether any amount is past-due, or the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties. Once renegotiated, the Group will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Group will consider accounting for value adjustments in the profit and loss account. The need for a value adjustment for all loans whose Loan Grading (‘LG’) deteriorated to E- is assessed regularly. Forbearance measures and practices undertaken by the Group’s restructuring activities during the reporting period include, but are not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears. Operations subject to forbearance measures are reported as such in the tables below. (in EUR million) 31.12.2023 31.12.2022 Performing Non-Performing Performing Non-Performing Number of contracts subject to forbearance practices 45 69 53 79 Carrying values (incl. interest and amounts in arrears) 1,844 1,723 2,256 2,054 of which being subject to value adjustments 0 1,169 0 1,418 Value adjustments recognised 0 283 0 307 Interest income in respect of forborne contracts 66 92 75 70 Exposures derecognised (following restructuring, write-off or sale of the operation) 0 89 0 3 Forbearance measures (in EUR million) 31.12.2022 Extension of maturities Deferral of capital only Deferral of capital and interest Breach of material financial covenants Other Contractual repayment and termination(1) 31.12.2023 Public 1,020 0 0 0 146 23 -166 1,023 Bank 135 0 0 0 0 0 -108 27 Corporate 3,155 509 0 3 16 13 -1,179 2,517 Total 4,310 509 0 3 162 36 -1,453 3,567 (1) Decreases are explained by repayments of capital, interest and amounts in arrears as well as write-offs which occurred during the year on operations already considered as forborne as of 31 December 2022 and by termination during the year. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 144

U.2.2. Treasury The credit risk associated with treasury instruments (securities, commercial papers, term deposits, etc.) is managed through selecting sound counterparties and issuers. The structure of the securities portfolio and limits governing outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Group Risk and Compliance Directorate. The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and reverse repos) in terms of the credit rating of counterparties and ultimate obligor rating or issue rating where relevant: Moody’s or equivalent rating Securities portfolio % Money market products % 31.12.2023 31.12.2022 31.12.2023 31.12.2022 Aaa 29 32 34 89 Aa1 to Aa3 32 36 30 4 A1 to A3 15 22 33 5 Below A3 24 10 3 2 Total 100 100 100 100 The total nominal amount of the Group's consolidated treasury assets with maturity above 1 year and a minimum rating of Aa3 stood at EUR 8,943 million at 31 December 2023 (2022: EUR 5,193 million). Collateral on treasury transactions The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary. Tripartite repo and reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to: - delivery against payment; - verification of collateral; - the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the custodian; and - organisation of substitute collateral provided that this meets all the contractual requirements. Collateral received The treasury transactions include EUR 23,419 million (2022: EUR 7,381 million) of bilateral and tripartite reverse repurchase agreements, for all of which the Group received financial collaterals. The market value of the financial collateral portfolio at 31 December 2023 is EUR 23,207 million (2022: EUR 7,000 million), with the following classification: Reverse Repurchase Agreements Financial Collateral (in EUR million) At 31 December 2023 Bonds Moody's or equivalent rating Government Supra-national Agency Secured Bonds (covered bonds) Bank and Corporate Bonds Cash Total Aaa 228 38 262 11,377 627 0 12,532 Aa1 to Aa3 763 12 120 1,211 1,157 0 3,263 A1 0 0 0 0 0 0 0 Below A1 1,885 0 358 56 5,065 0 7,364 Non Rated 26 0 0 18 0 4 48 Total 2,902 50 740 12,662 6,849 4 23,207 Reverse Repurchase Agreements Financial Collateral (in EUR million) At 31 December 2022 Bonds Moody's or equivalent rating Government Supra-national Agency Secured Bonds (covered bonds) Bank and Corporate Bonds Cash Total Aaa 319 23 51 1,310 2,354 0 4,057 Aa1 to Aa3 241 0 29 8 215 0 493 A1 8 0 233 0 343 0 584 Below A1 217 0 44 4 1,169 0 1,434 Non Rated 425 0 0 0 6 1 432 Total 1,210 23 357 1,322 4,087 1 7,000 145 2023 FINANCIAL REPORT

Securities deposited Bilateral and tripartite repurchase agreements stood at EUR 1,052 million at 31 December 2023 (2022: EUR 3,065 million). The exposure is fully collateralised with subsequent call for additional collateral or release in accordance with the underlying agreement. The market value of the collateral deposited under bilateral and tripartite repurchase agreements stood at EUR 1,056 million as at 31 December 2023 (2022: EUR 3,195 million). U.2.3. Guarantees & securitisations entered into by the Group Credit risk arising from the Group’s guarantees and securitisations transactions funded by own resources is managed in line with dedicated internal guidelines. At year-end 2023, the signed exposure guaranteed by the Group amounted to EUR 32.8 billion (2022: EUR 31.9 billion) out of which there is EUR 22.3 billion (2022: EUR 20.3 billion) of disbursed exposure of the loans guaranteed and provisions on guarantees amount to EUR 86.9 million (2022: EUR 98.0 million). Part of the Group guarantee type of operations derives from the risk sharing operations where the Group guarantees either (i) on a loan-by-loan or (ii) a portfolio basis underlying loan type of exposures originated by a financial intermediary based on established delegation models. The financial intermediary originating the underlying risk exposures on which the Group takes risk is subject to a detailed due diligence in order to make sure that the Group can delegate credit management tasks to the financial intermediary in question. In these types of transactions, the Group might be exposed on a pro-rata basis or via a structure with a certain degree of subordination. In addition to this, the Group can also enter into securitisations transactions. The EIB has established a dedicated framework to limit concentration risk for this type of underlying exposures in such transactions. Depending on the specificities of the transaction, this may include setting eligibility criteria including but not limited to lowest eligible rating categories, certain sector, obligor and/or obligor group exposure. There is limited counterparty risk on the financial intermediary as the credit risk is on the underlying exposures originated by the financial intermediary i.e. counterparty risk is limited to (1) the payment of the guarantee fees and (2) the potential recoveries due to the EIB in case of a default of an underlying exposure guaranteed and paid out by the EIB. In any case, the Group has established a number of mitigating measures, including but not limited to detailed due diligence as well as security rights, step-in rights, trigger events to stop inclusions, consent rights on material amendments of the underlying risk exposures or termination rights. U.3. Market Risk U.3.1. Interest Rate and Credit Spread Risk in the Banking Book for the Group From the Group’s positions, the Interest Rate or Credit Spread Risk is the risk to the economic value or to the net interest income arising from adverse movements in interest rates or market credit spreads that affect interest rate and market credit spread sensitive instruments, respectively. Exposure to those risk factors occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. The Group Risk Appetite Framework contains three interest rate risk indicators managed within pre-approved limits: The “Risk to Economic Value”, the “NII Large Decline” and the “Risk to Earnings”, which are, however defined on EIB standalone level. The EIF’s Risk Appetite Framework does not currently include such interest rate risk indicators, but EIF instead allocates economic capital to cover its interest rate risk exposures. In doing so, the EIF is following the Group capital measurement methodology for Interest Rate Risk in the Banking Book (‘IRRBB’). The Group is measuring CSRBB by applying stress tests that show the impacts on both the economic value of equity and the net interest income from adverse movements in market credit spreads (in line with the respective EBA guidelines7). CSRBB is not subject to individual operational management limits. However, its exposure is reflected into the Group Risk Appetite Framework. The following sections detail the operational implementation of the Interest Rate Risk management framework of each entity. Interest rate risk management for the Bank (‘EIB’) In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee on Banking Supervision (‘BCBS’) as implemented in the EU, and to the regulatory guidance issued by the European Banking Authority (‘EBA’). The main sources of interest rate risk are: gap risk, basis risk and option risk. Gap risk is the most relevant interest rate risk for the Bank and is defined as the risk to the economic value or to the net interest income generated by the differences in the term structure of interest rate sensitive instruments on the Bank’s balance sheet. Following regulatory guidance, the Bank has articulated its appetite for interest rate risk in terms of both the maximum risk to economic value and the maximum risk to earnings that the Bank is prepared to take (while, when applicable, adhering to the maximum thresholds defined in the EBA Supervisory Outlier Tests for both perspectives). The Bank’s investment strategy for its own funds – the Interest Rate Risk Strategy – complies with such interest rate risk appetite. IBOR Reform Interest rate benchmarks, such as the London InterBank Offered Rate (‘LIBOR’) were widely used in financial contracts. The global transition to alternative interest rate benchmark rates was one of the most challenging reforms undertaken in the financial markets. Similarly to other Banks, EIB had significant exposure to the IBORs that were part of these market-wide initiatives. 7 EBA/GL/2022/14. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 146

Transition status per financial instruments class As part of its lending and funding activities, the Bank was mainly exposed to the IBOR Reform on Floating Rates Loans granted to customers and credit institutions and bonds issued to fund its activity. In order to manage exposures to interest rate and foreign currency risks, the Bank uses derivative instruments (e.g. to hedge fixed rates loans and borrowings operations). Derivatives are the largest financial instrument class directly exposed to IBOR rates as a large part of their corresponding cash flows are referenced to IBOR rates (i.e., “floating interest rate”). In 2021, the Bank adhered to the ISDA IBOR Fallback Protocol and Supplement, which provide an amendment mechanism for counterparties to incorporate robust fallback provisions to be applied upon the cessation of an interest rate index, ensuring a smooth transition of the derivatives legacy portfolio. All EIB’s counterparties to LIBOR-linked swaps have also adhered to that Protocol and Supplement. Through the application of this Protocol and Supplement, the Bank had migrated in its systems all of its derivative notional exposure referring to LIBORs (in GBP, CHF, JPY and USD) by the end of 2022. Floating Rate Loans are the second largest financial instrument class directly exposed to IBOR rates. As at 31 December 2023, no floating rate contract originally indexed to CHF, JPY and GBP is linked to LIBOR any longer. During 2023, the Bank has pursued the migration of the loans indexed to USD LIBOR; the vast majority of the exposure is migrated. The remaining ones (6 counterparties, currently on synthetic USD LIBOR, with total exposure of EUR 329 million) will be migrated in 2024. On the funding side, the Bank has been issuing bond products referencing new RFRs in its balance sheet since 2018. In addition, the Bank has focused on supporting the relevant RFR markets with the required liquidity, under the preferred market structural formats. As at 31 December 2023, all the bonds indexed to USD LIBOR have been migrated apart from one “tough legacy” for a total of USD 80 million, maturing in 2026. Interest rate risk on the Economic Value of the Own Funds/Equity of the Bank The Bank’s Interest Rate Risk strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the risk of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing future growth. This overall objective is achieved by investing the own funds according to a medium to long-term investment profile. Of course, this strategy needs to comply with the limits for the Interest Rate Risk RAF metrics. Apart from the Interest Rate Strategy underpinning the investment of the Bank’s own, the Bank’s balance sheet should be match-funded with respect to interest rate risk. As it is not operationally practical to perfectly match-fund the Bank’s balance sheet, small deviations to gap and basis risks are allowed. Those net residual interest rate risk positions are managed within pre-approved limits, the latter being dimensioned to ensure the individual risks remain within the risk appetite boundaries. In addition to its interest rate risk limits framework, the Bank performs regular stress testing, based on EBA standardised shock scenarios8 and internally defined ones, to its projected earnings and to its economic value. The exercise serves the purpose of identifying potential adverse consequences arising from severe changes in the interest rates environment. The stress test on the economic value is performed at Bank and Group levels. As of 31 December 2023, the worst impact of the EBA supervisory outlier test scenarios would reduce the economic value of own funds of the Bank by EUR 4.24 billion (2022: EUR 5.37 billion) and of the EIB Group by EUR 4.28 billion (2022: EUR 5.44 billion)9. Among the financial instruments in the Bank’s portfolio, some operations (borrowings and associated swaps) present callability options and may be redeemed early, hence introducing uncertainty as to their final maturity. However, as those packages (borrowings and associated swaps) are fully back-to-back (up to the cashflow level), they can be considered at the end as simple synthetic floating rate notes indexed to the relevant interest rate benchmark rates and bearing limited interest rate risk. The table hereafter is a summary of the features of the Group’s callable borrowings portfolio as of 31 December 2023 and 31 December 2022, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved: 8 EBA/RTS/2022/10. 9 The stress test is performed on all risk-sensitive banking book instruments, including the pension and health insurance liabilities (defined benefit obligations, DBO) as calculated by an actuarial provider. 147 2023 FINANCIAL REPORT

By funding currency (after swaps): 31.12.2023 (in EUR million) EUR USD Total EUR Pay Notional -2,460 -1,061 -3,521 Average maturity date 29.07.2046 25.11.2037 17.12.2043 Average expected maturity 01.08.2038 06.08.2034 19.05.2037 31.12.2022 (in EUR million) EUR USD Total EUR Pay Notional -2,467 -1,149 -3,616 Average maturity date 05.04.2046 09.06.2037 17.06.2043 Average expected maturity 01.04.2039 21.10.2033 08.07.2037 By risk factor involved: 31.12.2023 Risk factor (in EUR million) FX level IR curve level Total EUR Pay Notional -239 -3,282 -3,521 Average maturity date 30.12.2037 23.05.2044 17.12.2043 Average expected maturity 28.01.2033 11.09.2037 19.05.2037 31.12.2022 Risk factor (in EUR million) FX level IR curve level Total EUR Pay Notional -283 -3,333 -3,616 Average maturity date 18.07.2035 17.02.2044 17.06.2043 Average expected maturity 21.05.2032 15.12.2037 08.07.2037 Interest rate risk on the Earnings The Risk to Earnings10 quantifies the amount of net interest income that would change during the forthcoming 36 months if all interest rate curves would decrease by two percentage points. Such exposure stems primarily from the mismatch between interest rate repricing periods of assets and liabilities, and has to stay within the limit defined in the Risk Appetite Framework. With the positions in place as of 31 December 2023, the net interest income of the Bank would decrease by EUR 1,216.5 million (2022: EUR 920.5 million) and of the EIB Group by EUR 1,321.3 million if interest rates were to decrease by 200 basis points. For enriching the analysis of the net interest income sensitivity, the net interest income of the Bank would increase by EUR 1,280.7 million (2022: EUR 937.3 million) and of the Group by EUR 1,385.5 million if interest rates were to increase by 200 basis points. The Bank uses a dedicated software that allows to simulate the sensitivity of earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the ‘’ongoing’’ assumption that, over the time horizon analysed, the Bank realises (at market rates defined in the underlying scenario) the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. In line with the Bank’s current practice, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank’s business. The administrative costs are projected according to the forecasts of the Operational Plan. Interest rate risk management for the Fund (‘EIF’) Even though EIF does not fund itself on capital/money markets, EIF is exposed to Interest Rate Risk, primarily to the gap risk. The major interest rate sensitive exposures at EIF are its pension Defined Benefit Obligations (DBO) on the liabilities side and its fixed income treasury book on the assets side. Although EIF’s risk appetite statement does not currently include interest rate risk indicators and does not have an articulated Interest Rate Risk Strategy, EIF allocates economic capital to cover its interest rate risk exposures. EIF is following the Group capital measurement methodology for Interest Rate Risk in the Banking Book (‘IRRBB’), i.e. EIF interest rate risk is assessed from both the Normative and from the Economic perspectives, with the worse of the two being considered under the Economic Capital (‘ECap’) ratio. 10 To note that the Bank manages also the risk to its net interest income (NII) via the Supervisory Outlier Test for NII, namely the so called “NII Large Decline”. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 148

U.3.2. Foreign exchange rate risk The foreign exchange (‘FX’) risk is the risk to the economic value or to the income derived from, the Group’s positions due to adverse movements of foreign exchange rates. The Group is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets, liabilities and hedging instruments. In compliance with the Bank’s Statute and with the EIF Risk Appetite Framework, the Group does not engage in currency operations not directly required to carry out its core activities (more specifically: for the Bank, mismatches of currencies in the asset-liability structure are kept within pre-approved tight limits while, for EIF, open FX positions may arise from its Equity and Guarantee investments, in line with its Statutes and Risk Appetite Framework). Foreign exchange position (in EUR million) Currency at 31 December 2023 Euro Pound Sterling US Dollar Other currencies Sub-total except Euro Total 2023 Assets: Cash in hand, balances with central banks and post office banks 210 0 0 0 0 210 Treasury bills and other bills eligible for refinancing with central banks 27,804 1,289 7,920 0 9,209 37,013 Other loans and advances: - Current accounts 967 71 49 59 179 1,146 - Credit institutions 40,809 0 0 4,717 4,717 45,526 - Customers 56 0 0 0 0 56 41,832 71 49 4,776 4,896 46,728 Loans: - Credit institutions 68,034 649 12,871 8,948 22,468 90,502 - Customers 277,163 24,807 10,317 22,508 57,632 334,795 345,197 25,456 23,188 31,456 80,100 425,297 Debt securities including fixed-income securities 7,054 95 2,984 1,768 4,847 11,901 Shares, other variable-yield securities and participating interests 9,711 464 895 429 1,788 11,499 Other assets 12,993 1,542 2,069 1,036 4,647 17,640 Total assets 444,801 28,917 37,105 39,465 105,487 550,288 Liabilities: Amounts owed to credit institutions 2,126 0 20 0 20 2,146 Amounts owed to customers 1,953 1 85 33 119 2,072 Debts evidenced by certificates: - Debt securities in issue 255,469 34,774 96,841 39,551 171,166 426,635 - Others 6,206 115 319 1,544 1,978 8,184 261,675 34,889 97,160 41,095 173,144 434,819 Subscribed capital, reserves, profit and minority interest 83,141 0 0 0 0 83,141 Other liabilities 23,288 1,485 2,299 1,038 4,822 28,110 Total liabilities 372,183 36,375 99,564 42,166 178,105 550,288 Off balance sheet currency swaps -73,181 7,559 62,475 3,147 73,181 Net position -563 101 16 446 563 149 2023 FINANCIAL REPORT

Foreign exchange position (in EUR million) Currency at 31 December 2022 Euro Pound Sterling US Dollar Other currencies Sub-total except Euro Total 2022 Assets: Cash in hand, balances with central banks and post office banks 113 0 0 0 0 113 Treasury bills and other bills eligible for refinancing with central banks 17,700 653 3,492 0 4,145 21,845 Other loans and advances: - Current accounts 737 83 57 107 247 984 - Credit institutions 59,640 0 36 4,535 4,571 64,211 - Customers 75 0 0 51 51 126 60,452 83 93 4,693 4,869 65,321 Loans: - Credit institutions 70,825 757 13,483 8,061 22,301 93,126 - Customers 270,031 27,231 9,404 19,807 56,442 326,473 340,856 27,988 22,887 27,868 78,743 419,599 Debt securities including fixed-income securities 6,511 34 2,547 2,068 4,649 11,160 Shares, other variable-yield securities and participating interests 8,584 512 831 369 1,712 10,296 Other assets 15,120 1,379 1,605 866 3,850 18,970 Total assets 449,336 30,649 31,455 35,864 97,968 547,304 Liabilities: Amounts owed to credit institutions 5,425 0 11 6 17 5,442 Amounts owed to customers 1,213 21 98 159 278 1,491 Debts evidenced by certificates: - Debt securities in issue 245,409 37,162 100,100 39,853 177,115 422,524 - Others 5,868 113 322 2,871 3,306 9,174 251,277 37,275 100,422 42,724 180,421 431,698 Subscribed capital, reserves, profit and minority interest 80,656 0 0 0 0 80,656 Other liabilities 23,882 1,320 1,783 1,032 4,135 28,017 Total liabilities 362,453 38,616 102,314 43,921 184,851 547,304 Off balance sheet currency swaps -87,076 8,020 70,938 8,118 87,076 Net position -193 53 79 61 193 U.4. Liquidity and funding risk Liquidity risk refers to the ability of the Group to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Group to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Group’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. Liquidity risk management of the Bank Liquidity risk is managed in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, make disbursements on loans and cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but undisbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. The liquidity risk policy also incorporates a floor on treasury levels: indeed, the Bank's total liquidity ratio (liquidity as a percentage of the next 12 months projected net cash flows) must at all times exceed 25%. The Group has in place a Group Contingency Funding Plan (‘Group CFP’), which specifies appropriate decision-making procedures and corresponding responsibilities. The Group CFP is regularly tested and benchmarked against applicable best banking practices, including relevant Guidelines issued by the European Banking Authority in this respect. The Group CFP is approved annually by the Board of Directors of the Bank. Regular stress-testing analyses are executed as a part of the liquidity risk monitoring and drive the size of the liquidity buffers of EIB and EIF. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 150

On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement and for other operational needs. The Liquidity Coverage Ratio (‘LCR’) is computed on a daily basis in line with EU CRR both in the functional currency (EUR) as well as in the other significant currencies. Consistency of the currency denomination of the liquid assets with the net liquidity outflows is ensured on an ongoing basis, in order to prevent an excessive currency mismatch. As at 31 December 2023, the Bank’s LCR stood at 423.7% (2022: 348.0%) and the Group LCR stood at 437.5% (2022: 352.4%). In addition, also the net stable funding ratio (‘NSFR’) is computed in line with EU CRR both in the functional currency (EUR) as well as in the other significant currencies. As at 31 December 2023, the Bank’s NSFR stood at 118.3% (2022: 124.6%) and the Group NSFR stood at 118.6% (2022: 124.9%). The Group continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources mainly as a result of its prudent approach to liquidity management. As a consequence, the geopolitical and financial turbulences occurred in 2022 and carried on in 2023 had very limited impact on liquidity and funding. Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity of the Fund to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. Liquidity risk measurement The table hereafter analyses the assets and liabilities of the Group by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined". 151 2023 FINANCIAL REPORT

Liquidity risk (in EUR million) Maturity at 31 December 2023 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Total 2023 Assets: Cash in hand, balances with central banks and post office banks 210 0 0 0 0 210 Treasury bills and other bills eligible for refinancing with central banks 9,286 9,581 10,590 7,556 0 37,013 Other loans and advances: - Current accounts 1,146 0 0 0 0 1,146 - Credit institutions 42,646 2,880 0 0 0 45,526 - Customers 56 0 0 0 0 56 43,848 2,880 0 0 0 46,728 Loans: - Credit institutions 1,979 10,364 38,515 39,619 25 90,502 - Customers 4,833 22,973 116,935 189,957 97 334,795 6,812 33,337 155,450 229,576 122 425,297 Debt securities including fixed-income securities 169 1,476 4,445 5,811 0 11,901 Shares, other variable-yield securities and participating interests 0 0 0 0 11,499 11,499 Other assets 1,163 1,465 3,128 1,443 10,441 17,640 Total assets 61,488 48,739 173,613 244,386 22,062 550,288 Liabilities: Amounts owed to credit institutions 2,146 0 0 0 0 2,146 Amounts owed to customers 2,072 0 0 0 0 2,072 Debts evidenced by certificates 26,809 59,167 180,636 168,207 0 434,819 Subscribed capital, reserves, profit and minority interest 0 0 0 0 83,141 83,141 Other liabilities 587 1,644 4,539 2,914 18,426 28,110 Total liabilities 31,614 60,811 185,175 171,121 101,567 550,288 Some of the borrowings and associated swaps include early termination triggers or call options granted to the hedging swap counterparties and the Bank as well has the right to call the related bonds before maturity. If the Bank were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2024 – 2026 would amount to EUR 1.69 billion. Liquidity risk (in EUR million) Maturity at 31 December 2022 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Total 2022 Assets: Cash in hand, balances with central banks and post office banks 113 0 0 0 0 113 Treasury bills and other bills eligible for refinancing with central banks 3,155 5,644 7,911 5,135 0 21,845 Other loans and advances: - Current accounts 984 0 0 0 0 984 - Credit institutions 64,011 200 0 0 0 64,211 - Customers 126 0 0 0 0 126 65,121 200 0 0 0 65,321 Loans: - Credit institutions 2,913 11,446 40,888 37,856 23 93,126 - Customers 5,595 18,108 115,010 187,671 89 326,473 8,508 29,554 155,898 225,527 112 419,599 Debt securities including fixed-income securities 1,319 519 3,114 6,208 0 11,160 Shares, other variable-yield securities and participating interests 0 0 0 73 10,223 10,296 Other assets 615 1,859 6,181 1,881 8,434 18,970 Total assets 78,831 37,776 173,104 238,824 18,769 547,304 Liabilities: Amounts owed to credit institutions 5,442 0 0 0 0 5,442 Amounts owed to customers 1,491 0 0 0 0 1,491 Debts evidenced by certificates 20,747 48,006 200,968 161,977 0 431,698 Subscribed capital, reserves, profit and minority interest 0 0 0 0 80,656 80,656 Other liabilities 981 1,698 5,425 3,630 16,283 28,017 Total liabilities 28,661 49,704 206,393 165,607 96,939 547,304 EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 152

U.5. Operational Risk As defined in the EIB Group Operational Risk Policy, Operational Risk means the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events11. All Group’s activities may be affected by Operational Risk and therefore the Group aims to systematically identify, assess, monitor and report Operational Risks on a regular basis, and ensure that sufficient controls and risk mitigants are in place to limit the exposure to Operational Risk. The Operational Risk Unit in the EIB Group Risk & Compliance, the EIF Risk Management, and the Internal Controls and Assertion Division in Financial Control at the EIB, are responsible for defining the Group Operational Risk Framework and related policies while the responsibility for implementing the Framework lies with all the Departments of the Group. The Group organises its Operational Risk Management activities in compliance with the applicable Best Banking Practice (“BBP”). In terms of reporting, the EIB Group Operational Risk Report is approved by the Group Chief Risk Officer (‘GCRO’) responsible for overall aspects of managing and monitoring Operational Risk and then submitted to the Management Committee (‘MC’), the Audit Committee (‘AC’) and Directors General (‘DGs’). In addition, losses/gains above EUR 0.25 million are immediately escalated to the President. Following the Board of Directors’ approval in July 2023, the Group implemented the revised Non Financial Risk Appetite Framework (‘NFR RAF’) with the updated operational (key) risk indicators. The first Group NFR RAF Dashboards have been prepared and distributed to the Senior Management with the data as of Q2 2023. At the EIF, the Operational Risk function within Risk Management provides regular reporting to the Audit Board (‘AB’) and the Senior Management. The Group has robust compliance controls, including a dedicated Sanctions Compliance Programme, ensuring that its activities comply with all sanctions applicable to EIB Group. With specific reference to sanctions targeting the Russian invasion of Ukraine, no material impact has been identified on Group’s business activities. The Group is a crucial institution of the European Union, and as such, it is a likely target for cyber-attacks. With the ongoing crisis in Ukraine, the risk of direct and spill-over attacks has increased, and the Group is closely monitoring this risk in collaboration with the Computer Emergency Response Team for the EU institutions, bodies and agencies (‘CERT-EU’). To ensure the security and integrity of its operations, the Group has implemented robust security measures to protect against cyber-attacks. Note V – Derivatives The Bank uses derivative instruments as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from committed transactions settling in the future, and as part of its liquidity management. Derivatives are financial instruments, the payoff of which depends on the prices of the underlying assets, interest rates, exchange rates or indices. The Fund does not use derivatives instruments. The majority of the Bank swaps are concluded to hedge borrowings, loans and bond holdings or for the global Assets and Liabilities Management (‘ALM’) position and are therefore of a long-term nature (see Note V.1.). The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements (see Note V.2.). Future contracts (futures) can be used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, traded on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control. V.1. Hedging and asset liability management (‘ALM’) derivatives The derivatives used in the context of hedging and ALM hedging activities are: • Currency swaps; • Interest rate swaps; and • Structured swaps. V.1.1. Currency swaps Currency swaps are contracts under which it is agreed to exchange principal and interest payments in one currency against another currency. The Bank enters into currency swaps mainly to hedge its borrowings and loans. The following table shows the maturities of currency swaps (including structured swaps – see Note V.1.3 and excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet. 11 The definition of external events excludes cases of client bankruptcy or unfavourable market movements or similar events, which represent triggers for Credit and respectively Market Risk. 153 2023 FINANCIAL REPORT

Currency swaps at 31 December 2023 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2023 Notional amount (receivable) 48,884 126,706 38,144 25,126 238,860 Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*) 803 13 -619 277 474 Currency swaps at 31 December 2022 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2022 Notional amount (receivable) 43,783 136,262 36,102 27,198 243,345 Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*) 221 1,816 -744 26 1,319 (*) Including the fair value of macro-hedging currency swaps which stood at EUR 739 million as at 31 December 2023 (2022: EUR 2,530 million). EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 154

V.1.2. Interest rate swaps Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest payments, or floating-rate interest payments linked to different rates (basis swaps), in the same currency. Interest rate swaps enable the Bank to hedge the interest rate risk of its borrowings, loans and bond holdings, and modify the interest rate structure of the balance sheet. The following table shows the maturities of interest rate swaps (including structured swaps – see Note V.1.3 and including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet. Interest rate swaps at 31 December 2023 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2023 Notional amount 86,963 225,450 146,702 139,543 598,658 Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*) -410 -1,021 -3,551 -106 -5,088 Interest rate swaps at 31 December 2022 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2022 Notional amount 75,935 230,220 131,299 135,571 573,025 Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*) -700 -5,269 -4,092 993 -9,068 (*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -289 million as at 31 December 2023 (2022: EUR -349 million). V.1.3. Structured swaps The Bank enters into borrowing contracts and loans encompassing options on interest rates, exchange rates, inflation rates and stock indices. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. The table below further details the number, fair value and notional amounts of structured swaps: Structured swaps at 31 December Early termination embedded Structured coupon 2023 2022 2023 2022 Number of transactions 109 119 153 156 Notional amount (in EUR million) 4,103 4,909 9,236 10,413 Fair value (i.e. net discounted value including CVA, DVA and CollVA) (in EUR million) -459 -774 -2,231 -2,310 The fair value of structured swap transactions is computed using option pricing models, calibrated to available market prices of options. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. All option contracts embedded in, or linked with, borrowings are negotiated over the counter. V.1.4. Derivatives credit risk mitigation policy The credit risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Bank has signed Credit Support Annexes with most of its active swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds. The credit risk with respect to derivatives lies in the loss that the Bank would incur if the counterparty is unable to honour its contractual obligations. In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising from the use of such instruments. 155 2023 FINANCIAL REPORT

• Contractual framework: All of the Bank’s derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. Minimum conditions for new agreements are specified in the risk guidelines. • Counterparty selection: The minimum rating at the outset is set in the risk guidelines at A3. The EIB has in most cases the right of early termination if the counterparty rating drops below a certain level. • Collateralisation: − Exposures (in some cases subject to thresholds) are collateralised by cash and bonds. − Certain transactions are collateralised above the current market value. − Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release. As part of the ISDA agreements, the Bank has received securities and cash that it is allowed to sell or repledge. The fair value of the securities accepted under these terms amounts to EUR 4,708 million as at 31 December 2023 (2022: EUR 6,902 million), with the following composition, detailed based on the nature of the collateral and based on Moody’s equivalent rating: Swap collateral (in EUR million) Moody's equivalent rating Bonds Cash Total 2023 Government Agency, supranational, covered bonds Aaa 12 438 0 450 Aa1 to Aa3 997 0 0 997 A1 to A3 3 0 0 3 Baa1 to Baa3 2,166 0 0 2,166 Non-Rated 0 0 1,092 1,092 Total 2023 3,178 438 1,092 4,708 Swap collateral (in EUR million) Moody's equivalent rating Bonds Cash Total 2022 Government Agency, supranational, covered bonds Aaa 780 546 0 1,326 Aa1 to Aa3 254 0 0 254 A1 to A3 0 0 0 0 Baa1 to Baa3 2,951 0 0 2,951 Non-Rated 0 0 2,371 2,371 Total 2022 3,985 546 2,371 6,902 The Bank has implemented the usage of an IT system, the Collateral management system (‘CMS’). The key objective of the CMS is to ensure that the Bank is capable to utilise for repos a real-time inventory of assets and collateral accepted in secured markets. Securities received as collateral for loans, derivatives and reverse repos, repos are valued in CMS on a daily basis, by using prices quoted in active markets, supplied by a Market Price Service Provider (i.e. Bloomberg) or, if quoted prices are not available, by using market-based valuations. • Credit risk measurement for derivatives: The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. The Bank, for internal purposes, measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring. It uses the Standardised Approach for Counterparty Credit Risk (SA-CCR) for regulatory capital allocation according to the Capital Requirements Regulation (CRR). The Bank computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2023 the current unsecured exposure stood at EUR 128 million (EUR 165 million as of 31 December 2022). In addition, the Bank computes the Potential Future Exposure, which takes into account the possible increase in the netting set’s exposure over the margin period of risk of 20 business days. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2023 the Potential Future Exposure at origin stood at EUR 2,325 million (EUR 2,266 million as of 31 December 2022). EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 156

• Limits: The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3). The derivatives portfolio is valued and compared against limits on a daily basis. The following table provides a breakdown of counterparties by internal rating. Grouped ratings Percentage of nominal Current Unsecured Exposure Potential Future Exposure (in EUR million) (in EUR million) Moody’s equivalent rating 2023 2022 2023 2022 2023 2022 Aaa 0.40% 0.47% 0 0 8 0 Aa1 to Aa3 14.39% 18.10% 0 4 483 370 A1 to A3 83.24% 75.46% 71 146 1,602 1,783 Below A3 1.97% 5.97% 57 15 232 113 Total 100.00% 100.00% 128 165 2,325 2,266 V.2. As part of the treasury management Long-term futures are also used by the Bank to adjust the interest rate exposure of its SLP bond portfolios. The notional amount of long-term futures stood at EUR 21,312 million at 31 December 2023 (2022: EUR 8,804 million), with a EUR -26 million fair value (2022: EUR 29 million). The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. The notional amount of short-term currency swaps receivable stood at EUR 26,212 million at 31 December 2023 (2022: EUR 21,412 million). The fair value of these contracts was EUR -338 million at 31 December 2023 (2022: EUR -366 million). The notional amount of short-term currency forwards was EUR 127 million at 31 December 2023 (2022: EUR 267 million). The fair value of these contracts was EUR 0 million at 31 December 2023 (2022: EUR 4 million). The EIF does not use derivatives as part of treasury management activities. 157 2023 FINANCIAL REPORT

Note W – Conversion rates The following conversion rates were used for drawing up the balance sheets as at 31 December 2023 and 2022: 31.12.2023 31.12.2022 Non-euro currencies of EU member states Bulgarian Lev (BGN) 1.9558 1.9558 Czech Koruna (CZK) 24.7240 24.1160 Danish Krone (DKK) 7.4529 7.4365 Croatian Kuna (HRK)* - 7.5365 Hungarian Forint (HUF) 382.8000 400.8700 Polish Zloty (PLN) 4.3395 4.6808 Romanian Leu (RON) 4.9756 4.9495 Swedish Krona (SEK) 11.0960 11.1218 Non-EU currencies Australian Dollar (AUD) 1.6263 1.5693 Azerbaijani Manat (AZN) 1.8762 1.8103 Brazilian Real (BRL) 5.3618 5.6386 Canadian Dollar (CAD) 1.4642 1.4440 Swiss Franc (CHF) 0.9260 0.9847 Chinese Renminbi (CNY) 7.8509 7.3582 Colombian Peso (COP) 4,286.2500 5,170.0000 Dominican Peso (DOP) 64.0779 59.8400 Egyptian Pound (EGP) 34.1970 26.4223 Ethiopian Birr (ETB) 61.9830 56.9660 Pound Sterling (GBP) 0.8691 0.8869 Georgian Lari (GEL) 2.9486 2.8462 Hong Kong Dollar (HKD) 8.6314 8.3163 Indian Rupees (INR) 91.9045 88.1710 Jordanian Dinar (JOD) 0.7845 0.7581 Japanese Yen (JPY) 156.3300 140.6600 Kenyan Shilling (KES) 173.2000 131.6800 Kazakhstani Tenge (KZT) 501.9600 494.0400 Moroccan Dirham (MAD) 10.9113 11.1556 Moldovan Leu (MDL) 19.0900 20.3700 Mexican Peso (MXN) 18.7231 20.8560 Norwegian Krone (NOK) 11.2405 10.5138 New Zealand Dollar (NZD) 1.7504 1.6798 Serbian Dinars (RSD) 117.1600 117.2000 Russian Ruble (RUB) 99.6831 76.8960 Tunisia Dinar (TND) 3.3866 3.3055 Turkish Lira (TRY) 32.6531 19.9649 Taiwan Dollar (TWD) 33.9221 32.7869 Tanzanian Shilling (TZS) 2,772.5300 2,487.3700 Ukraine Hryvnia (UAH) 42.1175 39.4092 United States Dollar (USD) 1.1050 1.0666 Central African CFA Franc (XAF) 655.9570 655.9570 West African CFA Franc (XOF) 655.9570 655.9570 South African Rand (ZAR) 20.3477 18.0986 *Currency of Croatian Kuna was discontinued on 31 December 2022 and replaced by Euro as official currency. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 158

Note X – Related party transactions (in EUR ’000) X.1. Participating interests The amounts included in the consolidated financial statements concerning participating interests are disclosed as follows: 31.12.2023 31.12.2022 Participating interests 493,709 386,651 Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests -1,534 -1,427 Participating interests - uncalled 832,648 483,923 X.2. Key Management Personnel The Group has identified members of the Board of Directors, the Audit Committee, the Management Committee, the GCRO and the Directors General heading the different EIB organisational directorates, as well as the head of Internal Audit independent department, as key management personnel. Key management personnel compensation for the relevant reporting periods, included within “General administrative expenses” (Note R), is disclosed in the following table: 2023 2022 Short-term benefits(1) 11,203 11,342 Post-employment benefits(2) 912 874 Termination benefits 556 315 Total 12,671 12,531 (1) Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the GCRO, Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee. (2) Post-employment benefits comprise pensions and expenses for post-employment health insurance paid to members of the Management Committee, the GCRO, the Directors General and other Directors. There were neither advances or credit granted to key management personnel, nor commitments entered into on their behalf by way of guarantee of any kind. Open balances with key management personnel as at 31 December 2023 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year-end: 31.12.2023 31.12.2022 Pension plans and health insurance (Note L) 98,205 100,113 Other liabilities (Note G) 17,628 15,288 Note Y – Post balance sheet events There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the consolidated Financial Statements as at 31 December 2023. In the context of the current geopolitical and economic environment, the Group continues to monitor the situation closely notably as part of the subsequent event review. 159 2023 FINANCIAL REPORT

Note Z – Management of third party funds Z.1. Innovation Fund The Innovation Fund is established by Article 10a(8) of Directive 2003/87/EC to support across all Member States innovation in low-carbon technologies and processes, including environmentally safe carbon capture and utilisation ('CCU') that contributes substantially to mitigating climate change, as well as products substituting carbon intensive ones produced and to help stimulate the construction and operation of projects that aim at the environmentally safe capture and geological storage ('CCS') of CO2, as well as of innovative renewable energy and energy storage technologies. The EIB prepares separate financial statements for Innovation Fund. Z.2. Modernisation Fund The Modernisation Fund, set up under Article 10d of the revised EU Emissions Trading System (ETS) Directive, aims to modernise energy systems and improve energy efficiency of 10 EU beneficiary Member States (MS): Bulgaria, Czech Republic, Croatia, Estonia, Hungary, Latvia, Lithuania, Poland, Romania and Slovakia. The Modernisation fund supports investments in generation and use of energy from renewable sources, energy efficiency, energy storage, modernisation of energy networks, including district heating, pipelines and grids, redeployment, re-skilling and upskilling workers, education, job-seeking initiatives and start-ups. The EIB prepares separate financial statements for Modernisation Fund. Z.3. Investment Facility - Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for Investment Facility. Z.4. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) No 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision No 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (‘R&I’) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for InnovFin. Z.5. InvestEU On 7 March 2022 the EU, the EIB and the EIF signed a Guarantee Agreement (“Agreement”) establishing the EU guarantee under the InvestEU. The InvestEU programme aims to give an additional boost to sustainable investment, innovation, social inclusion and job creation in Europe. The InvestEU is expected to stimulate public and private investments by using a EUR 26.2 billion EU budgetary guarantee, 75% of this EU budgetary guarantee being granted separately to the EIB and the EIF. On 1 April 2022, all operations in the EFSI Debt Standard Portfolio and in the EFSI Hybrid Portfolio were transferred to the InvestEU. These operations which were originally guaranteed under the EFSI Agreement, are defined as the “Pre-2021 Operations”. The EIB prepares separate financial statements for InvestEU. Finland Climate Action Guarantee EIF was approached by the Finnish Government in March 2021 to implement a financial instrument focused on green transitioning. The contribution from Finland is made via InvestEU. The Contribution Agreement was signed in September 2022, whilst the InvestEU Guarantee Amendment including the MS-C Schedule for Finland was signed on 10th August 2023. The Finland Climate Action Guarantee aims to address Finland’s current challenges in supporting investments in the energy efficiency and renewable energy sectors. The Finland Climate Action Guarantee will facilitate access to finance for clean and efficient production and use of energy, sustainable and efficient infrastructure as well as research and innovation of low carbon solutions, ultimately contributing to the green and sustainable transformation of the local economy and to the achievement of the climate targets. EDF Top-Up (European Defence Fund) A top-up to the InvestEU Mandate supporting the Target Area of Defence under the Enabling Sectors sub-product. EUR 100 million received in tranches from the European Defence Fund, which – when combined with EIF own resources – results in c. EUR 175 million of investment capacity. Operations to support funds with strategies that include solutions and technologies with dual-use potential that will accelerate the evolution of Europe’s technological and industrial base in the area of defence. InvestEU Climate Mitigation Following the signature of the 3rd IEU amendment, a new uncapped portfolio is envisaged with top-up commitments from an existing (SIW) window, designed to deploy a specific component of the sustainability guarantee product of InvestEU. Z.6. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 160

Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. Z.7. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (‘CEF’) is a joint agreement between the EIB and the European Commission, which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (‘LGTT’) and to the Pilot phase of Project Bond Initiative (‘PBI’). The LGTT and PBI were merged under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for CEF. Z.8. Partnership Platform for Funds (‘PPF’) The PPF is an EIB-managed multi-region, multi-contributor and multi-sector Platform incorporating multiple funds, and was established considering the need to increase financial flows for sustainable development and building on the successful experience of the European Investment Bank. The funds under the PPF implemented in accordance with the Platform Rules. The EIB prepares a separate combined financial report for PPF. Z.9. Pan-European Guarantee Fund (“EGF”) EGF was endorsed by the European Council on 23 April 2020 as part of the overall EU Covid-19 response package. As of July 2021, 22 Member States confirmed their participation with an expected guarantee volume of approximately EUR 24.4 billion, while only entities in participating countries are eligible for support. The EGF is designed to finance high-risk operations and final beneficiaries that would meet financial intermediaries’ requirements for commercial financing, but are struggling due to the economic impact of the COVID-19 pandemic. For this reason, the focus of the EGF are SMEs, which will benefit from at least 65% of the EGF-supported financing. The EGF is jointly implemented by EIB and EIF, each responsible for approximately half of the amount and with a different product mix. While EIF envisaged capped and uncapped portfolio guarantees and indirect equity-type investments (funds), on EIB side, the deployed products are linked risk sharing, venture debt and synthetic Asset Based Securities. The EIB prepares separate financial statements for EGF. Z.10. European Structural Investment Fund (‘ESIF’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 19 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for ESIF. European Structural and Investment Funds – Croatia 2 Also called the Croatian Venture Capital Initiative 2 (CVCi 2), the mandate represents a successor equity programme to the CVCi (ESIF Croatia, signed in 2018), for the new 2021-2027 programming period. Continuing the strategy of the original programme, under the larger CVCi 2 the EIF will deploy up to EUR 80 million (more than double the funding available under the CVCi) in venture capital and acceleration funds investing in Croatian start-ups, and will also additionally encourage the fund managers to consider allocations towards investments aligned with EIF’s climate action and environmental sustainability criteria. EAFRD - FOSTER II – Occitanie Région Occitanie has approached EIF to establish a 3rd generation of decentralized financial instruments using structural funds (ex ante done by EIB). EIF will manage a holding fund of EUR 33.3 million, composed of one scalable underlying type of products: (1) capped portfolio guarantees (targeting the agricultural sector). ERDF - FOSTER II – Occitanie Région Occitanie has approached EIF to establish a 3rd generation of decentralized financial instruments using structural funds (ex ante done by EIB). EIF will manage a holding fund of EUR 70 million composed of two scalable underlying type of products: (1) capped portfolio guarantees (SMEs); and (2) funded risk sharing products (innovation and social enterprises). European Structural and Investment Fund - Normandie – EAFRD Région Normandie approached EIF to replicate its regional Financial Instruments targeting the agri-sector and implemented in France since 2016. EIF will manage a holding fund of EUR 35 million made up of an underlying financial instrument in the form of a capped portfolio guarantee with an agri focus. European Structural Investment Fund - Auvergne Rhône-Alpes – EAFRD Région Auvergne Rhône-Alpes approached EIF to replicate its regional Financial Instruments targeting the agri-sector and implemented in France since 2016. EIF will manage a holding fund of EUR 40 million made up of an underlying financial instrument in the form of a capped portfolio guarantee with an agri focus. 161 2023 FINANCIAL REPORT

FAIRE - FRR II – ERDF Région Réunion has approached the EIF to establish a second generation of decentralized financial instruments using structural funds. Ex ante assessment carried out by EIB. EIF will manage a holding fund of EUR 50 million, composed of scalable underlying type of products: (1) funded risk sharing product and (2) equity co-investment. Z.11. COSME LGF & EFG To address the difficulties in access to finance for SMEs, COSME establishes the Loan Guarantee Facility (‘LGF’) and the Equity For Growth (‘EFG’). The LGF and the EFG aim to improve access to finance for SMEs in the form of debt and equity respectively. The Financial Instruments also include the mechanism of the EU Contribution under the SME Initiative. The EFG has been structured in the form of an equity financial instrument supporting Union enterprises growth and Research Innovation. The LGF has been structured in the form of a direct and indirect guarantee financial instrument. The objective of LGF is to contribute to the reduction of the structural shortcoming of the SME financing market and to support the creation of a more diversified SME finance market. Through direct and indirect guarantee, LGF aims to guarantee debt financing which addresses the particular difficulties that viable SMEs face in accessing finance. Furthermore, by guaranteeing the mezzanine tranche of eligible and transparent securitisation transactions, LGF aims to provide new avenues of financing for SMEs. The EIF prepares separate financial statements for COSME LGF & EFG. Z.12. Trust accounts with ETCI The ETCI initiative was launched on 13 February 2023 with EIB Group resources (EUR 400 million from EIB and EUR 100 million from EIF) alongside contributions from Germany, France, Spain, Italy, Belgium and the Netherlands. With EUR 3.25 billion in capital committed, it seeks to tackle the scale-up gap in Europe, by investing in large-scale venture capital funds, which will in turn provide growth financing to European tech champions in their late-stage growth phase. ETCI therefore plays a key role in securing Europe’s strategic autonomy, ensuring the most promising technology companies, that were born in Europe, can find in Europe the capital they need for their upscaling development. Z.13. SME Initiative Italy During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under Horizon 2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with Horizon 2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Italy. Z.14. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for EUAI Trust Fund. Z.15. REG This corresponds to three regional mandates. Irish Economic Robustness Investment Platform (‘Irish SMEs’). Irish SMEs is a mandate signed by the Irish Government with the EIF to set up an uncapped counter-guarantee with the Irish National Promotional Bank dedicated mainly to medium-term loans and to all SMEs supported by a structure similar to the SME Initiative, with national funds covering the First Loss Piece, EIB Group covering mezzanine (EIB through EFSI) and senior risk (EIB and potentially EIF). Under the French “Investment Plan 2018-2022” (known as the Macron Investment Plan), a window dedicated to agriculture has been set up in order to mobilise EUR 5 billion of investments in the sector. In this context, the French Ministry of Agriculture has requested the EIF to design a guarantee instrument with the aim of triggering between EUR 750 million and EUR 1.1 billion of new debt financing to French farmers. In light of this, the French Ministry of Agriculture has decided to allocate EUR 60 million for this instrument and has requested the EIF to combine the FMA contribution with an EFSI contribution for an amount up to EUR 45 million. Prêt Participatif Grand Est is a new financial instrument launched in France as a result of the close collaboration between the Région Grand Est and the EIF. It is an important component of the region’s ambitious recovery program known as “Business Act Region Grand-Est” and it aims to mobilise over EUR 250 million of subordinated loans (prêts participatifs) for local entrepreneurs. This financial instrument is funded by Région Grand Est’s own resources and builds on EIF’s standard model of First Loss Portfolio Guarantee (FLPG) deployed through financial intermediaries. It is expected to: • generate a significant leverage on the regional resources committed to this initiative; • create substantial impact on the market by supporting SMEs, including those impacted by the crisis but still intending to pursue viable projects for their growth; • offer preferential credit conditions for Grand Est based entrepreneurs. Irish Households. The Irish Department for the Environment, Climate and Communications signed an agreement on 30 November 2023, entrusting EUR 48 million of National Budget to the EIF to cover the first loss piece of a new guarantee scheme (Home Energy Upgrade Loan Scheme), an 80% uncapped counter-guarantee by the EIB group to the Irish NPI, the Strategic Banking Cooperation of Ireland (SBCI). EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 162

The objective of the Home Energy Upgrade Loan Scheme is to support the delivery of low-cost finance in the form of reduced interest rates on loans to eligible individuals to fund retrofitting of their properties for energy efficiency and decarbonisation purposes. Z.16. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. The EIF prepares separate financial statements for JEREMIE. Z.17. SME Initiative Romania During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under Horizon 2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with Horizon 2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Romania. Z.18. Recovery and Resilience Facility Financial Instruments (‘RRF-FI’) EIB manages and invests RRF resources on behalf of the respective EU Member Stats according to an investment strategy and business plan agreed in a funding agreement between the EIB and the mandator. Furthermore, the EIB performs fund administration tasks (including monitoring, reporting, treasury management). If requested by the EU Member States, the mandate can also embed the Bank’s advisory support. RRF-FI can be deployed under three implementation modalities: (i) direct implementation, where EIB directly selects and appraises underlying operations, (ii) indirect implementation through a financial intermediary, and (iii) blending. RRF Equity Cyprus RRF Equity Cyprus is the first equity mandate signed between the EIF and the Republic of Cyprus. The mandate is structured as a direct award of EUR 30 million to EIF, financed by the National Recovery and Resilience Plan of Cyprus (EUR 20 million) and reflows from the JEREMIE programme of the 2007-2013 PP. The mandate foresees the deployment of a generalist VC fund targeting innovative enterprises and start-ups in their (pre-) seed and early stages of development. This will be the first VC fund deployed in the country with the support of public resources. RRF Equity Bulgaria The RRF Equity Bulgaria mandate is structured as a direct award of EUR 180 million to EIF under the National Recovery and Resilience Plan of Bulgarian, in connection with the country's Recovery and Resilience Facility established by Regulation (EU) 2021/241. Equity financing will be provided to support investments under three windows, namely: - Equity instruments for Growth (initial budget allocation of up to EUR 75 million) - Equity instruments for Innovation (initial budget allocation of up to EUR 75 million) - Equity instruments for climate neutrality and digital transformation investments (initial budget allocation of up to EUR 30 million) The mandate will contribute in alleviating the negative impacts of the pandemic from the Bulgarian market in general and more risky undertakings, in particular, by providing equity financing to TT projects, SMEs and mid-caps that will be used to foster innovation and help the transition to the knowledge economy; it will also finance equity investments (e.g. infrastructure projects) supporting climate neutrality and digital transformation. Recovery and Resilience Facility - Czech Republic Also called the RRF Czech Republic Fund of Funds (RRFCZ FoF), the mandate represents an RRF-funded programme with an initial funding of EUR 55 million to be deployed in three specialized venture capital funds focused on investments in mainly Czech start-ups developing strategic digital technologies – a pre-seed co-investment fund, a fintech/blockchain fund and a university AI TT fund. The available funding will be increased by additional EUR 80 million in 2024 for commitments to additional funds with broader strategies, aiming to support additional sectors considered to be of strategic importance to the Czech Republic. RRF Bulgaria debt The Bulgarian Government has earmarked in the Recovery and Resilience Plan (“RRP”) a total amount of EUR 150m for the deployment by EIF of two portfolio guarantee instruments, both based on the eligibility criteria of the relevant InvestEU EU-Compartment (“EU-C”) instruments, namely: (i) EUR 75 million of RRP resources for the Sustainability Guarantee; and (ii) EUR 75 million of RRP resources for the SME Competitiveness Guarantee. The Contribution Agreement was signed in November 2022, and the InvestEU Guarantee Agreement Amendment including the and MS-C Schedule for Bulgaria was signed on 10 August 2023. The mandate, via the SME Competitiveness Guarantee, would ultimately contribute to strengthening the resilience, increase productivity and support sustainable growth of the Bulgarian companies. In addition, for 50% of the mandate resources, the Sustainability Guarantee aims to address Bulgaria’s current challenges in supporting investments in the energy efficiency and renewable energy sectors, contributing to the green and sustainable transformation of the local economy and to the achievement of the climate targets. RRF Romania debt EIF was approached by the Romanian Government in February 2021 for implementation of financial instruments under RRF. After the Mandate AA approval at PMC, based on the feedback received from the EC, it was decided to approach the debt component as an InvestEU MS-C contribution and the equity component as a direct award. The InvestEU Guarantee Agreement Amendment including the MS-C applicable framework and MS-C Schedule for Romania was signed on 23 May 2023. The mandate, via the Competitiveness Guarantee, would ultimately contribute to strengthening the resilience, increase productivity and competitiveness of the Romanian companies. In addition, for 40% of the mandate RRF resources, the Sustainability Guarantee aims to address Romania’s current challenges in supporting investments in the energy efficiency and renewable energy sectors, contributing to the green and sustainable transformation of the local economy and to the achievement of the climate targets. 163 2023 FINANCIAL REPORT

RRF Greece The Greek Government contributed EUR 400 million with EIF as Implementing Partner in the context of an overall contribution of EUR 500 million to the MS Compartment of InvestEU. EIF and EIB had liaised with the Ministry of Finance and proposed standard guarantees employed under the EU compartment of InvestEU. The MS has selected the Sustainability, SME Competitiveness and Innovation / Digitalisation. Z.19. Decentralised Financial Instruments (‘DFIs’) (former Fund of Funds (‘JESSICA II’)) The Decentralised Financial Instruments (‘DFIs’) consists of Fund of Funds (‘FoF’) and Holding Funds (‘HF’) financed by the European Structural and Investment Funds (the ‘ESIF’) from the Member States Operational Programmes during 2014-2020 and 2021-2027, respectively. The DFI facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. Z.20. European Fund for Strategic Investments (‘EFSI EIF’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (the EIAH Agreement). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for EIAH. EFSI – European Fund Strategic Investment EFSI is an initiative launched jointly by the EIB Group and the European Commission to help overcome the current investment gap in the EU by mobilising private financing for strategic investments. EFSI is a EUR 16 billion guarantee from the EU budget, complemented by an allocation of EUR 5 billion of EIB’s own capital. EFSI comprises both the Innovation and Infrastructure Window ("IIW") and the SME Window ("SMEW"), to be respectively implemented by the EIB and the EIF. A total amount of EUR 5 billion is initially allocated to the SMEW under EFSI, as follows: (i) up to EUR 2.5 billion to be indirectly backed by the EU Guarantee; and (ii) EUR 2.5 billion to be contributed by the EIB at its own risk to increase the currently existing RCR Mandate. The EFSI Steering Board is entitled to increase the allocation of the EU Guarantee to the SMEW by an additional EUR 0.5 billion (i.e., up to a maximum amount of EUR 3 billion from time to time). EFSI - Private Credit The Programme will comprise two complimentary products, the Cash Investment Product and Investor Guarantee Product. The Cash Investment Product will enable EIF’s direct investment into eligible DDFs, prioritising first closings. These fund investments will support fund creation and give EIF the opportunity to provide input on fund governance and investment strategy. EIF’s direct investment aims at catalysing other fund investors, who take considerable comfort from EIF’s participation and due diligence. The Investor Guarantee Product will enable EIF to further support fundraising by partially guaranteeing (up to 50%) the investment made by institutional investors into DDFs where EIF has already committed to invest. The guarantee product is expected to crowd in investors who are new to this nascent asset class but also encourage larger investments from investors already considering an investment. The Investor Guarantee Product can contribute to scaling up the asset class. EFSI - Combination Product Framework product for combining EFSI resources together with EAFRD national resources to create new financial instruments. Aims to address financing gaps and support specific high priority investment objectives where Member State and EU policy objectives align. Agriculture has initially been prioritised as a sector where SMEs experience a significant financing gap. EFSI - Skills & Education Skills and Education Guarantee Pilot is aiming at enhancing access to finance in the field of education, training and skills in the form of a capped (counter-) guarantee instrument, and it is one of the products to pilot under EFSI 2 in preparation of the next MFF. It will have a broad eligibility covering a wide spectrum of education/training programmes both for students and adulthood learners (may also cover SMEs) and be implemented through various intermediaries. • Category A: Students and Learners; • Category B: Enterprises investing in skills and skills utilisation of their workforce; and EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 164

• Category C: Organisations supplying education, training, skills and related services (including kindergartens, nursery schools, early childhood services, etc.). EFSI-ESCALAR ESCALAR is a EUR300 million pilot mandate targeting the financing gap experienced by high growth European companies (scale-ups). ESCALAR invests in funds with an investment focus on scale-ups. ESCALAR will make equity investments in funds, and side vehicles of funds, through a different share class or fund unit to other investors. ESCALAR investments will have different terms to the investments made by other investors, namely a (1) Preference on fund distributions in certain predefined downside scenarios, and (2) Subordination, and reduced claim, on investment returns. Z.21. ACP TF EC Compartment The African, Caribbean and Pacific (ACP) Trust Fund is an action entrusted to EIB for Private Sector Operations and financed from the general budget of the European Union under NDICI based on reflows from the ACP Investment Facility. It contributes to the general objectives of NDICI-Global Europe and it focuses on private sector operations in Eligible Countries characterised by high risk, expected to achieve high impact, such as equity, quasi equity, local currency lending, lending to fragile countries and co-financing with EFSD+ guarantees. It compromises both Financial Instruments and Technical Assistance services. The EIB prepares separate financial statements for ACP TF. Z.22. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. Z.23. InnovFin Equity The Horizon 2020 Financial Instruments aim to ease the access to risk financing for Final Recipients in order to support eligible Research and Innovation. This covers loans, guarantees, equity and other forms of risk finance. The Horizon 2020 Financial Instruments aim also to promote early-stage investment and the development of existing and new venture capital funds; improve knowledge transfer and the market for intellectual property; attracts funds for the venture capital market; and, overall; help to catalyse the transition from the conception, development and demonstration of new products and services to their commercialisation. The Horizon 2020 debt financial instrument also includes the implementation mechanism of the EU Contribution under the SME Initiative. The InnovFin Equity facility for early-stage aims at promoting early-stage investment and the development of existing and new venture capital funds providing equity finance for innovative enterprises, in particular in the form of venture or mezzanine capital in their early stage. The EIF prepares separate financial statements for InnovFin Private Equity. Z.24. Employment and Social Innovation (‘EaSI’) The EaSI Guarantee financial Instrument consists, inter alia, of the EaSI Microfinance Guarantee, which is the successor to the micro-credit guarantees under the European Progress Microfinance facility (“Progress Microfinance”). It will extend the support given to microcredit providers under Progress Microfinance. In addition, the EaSI Guarantee financial Instrument consists of the EaSI Social Entrepreneurship Guarantee, which is a new product, which will facilitate access to finance for social enterprises and support the development of the social investment market. The EIF prepares separate financial statements for EaSI. The Employment and Social Innovation funded instrument ("EaSI Funded Instrument") has been set up as a new sub-fund of the EU Microfinance FCP-FIS. This mandate is the successor of the European Progress Microfinance sub-fund which was launched in 2010 and has a target size of EUR 200 million, blending resources from the European Commission, the EIB and the EIF. EaSI Funded Instrument contributes to the development of the new social entrepreneurship ecosystem whilst at the same time consolidates EIF's role in the microfinance market. The loan products provided by the EaSI Funded Instrument will address in particular the funding gap for small intermediaries, such as non-banks and small/niche banks (ethical banks for instance), which usually have limited access to deposit funding, as opposed to larger banks which, having access to secured funding for their lending activity, may seek additional risk coverage through guarantee instruments. Z.25. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (‘SMEs’) and small Mid-Caps. The EIB prepares separate consolidated financial statements for RSFF including RSI. Z.26. SME Initiative Bulgaria During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection 165 2023 FINANCIAL REPORT with a specific allocation under Horizon 2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with Horizon 2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Bulgaria. Z.27. InnovFin SME Guarantee In the context of the “Access to Risk Finance Programme” of Horizon 2020 and specific programme provides for the establishment of a financial instrument for debt and a financial instrument for equity. A Risk-Sharing facility called InnovFin SME Guarantee has been structured in the form of a guarantee, using the EU’s contribution for first defaulted amount taking and the risk-taking capacity of the EIF for second-Defaulted Amount taking. The objective of the Facility is to incentivise Intermediaries to extend loans or financial leases to small and medium sized enterprises and Small Mid-caps with significant activities in Research, Development and Innovation. The EIF prepares separate financial statements for InnovFin SME Guarantee. Z.28. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for GIF 2007. Z.29. EU for Ukraine Fund (EU4U) The Fund aims at strengthening the project-related part of the EU’s support to Ukraine’s reconstruction and recovery, complementarily to macro-financial support. It seeks to foster economic and social resilience, as well as sustainable infrastructure, in view of revitalizing the country’s economy and supporting Ukraine’s efforts to progress on the path to EU accession. The Fund is designed to be a high-risk, high-impact intervention of temporary nature. The EIB prepares separate financial statements for the Fund. Z.30. Cultural and Creative Sectors Guarantee Facility The financial instrument, set-up under Creative Europe - the main EU programme dedicated to the cultural and creative sectors - will be managed by the EIF on behalf of the European Commission. The initiative will allow the EIF to provide guarantees and counter-guarantees to selected financial intermediaries to enable them to provide more debt finance to entrepreneurs in the cultural and creative arena. Loans generated are expected to support more than ten thousand SMEs in a wide range of sectors such as audio-visual (including film, television, animation, video games and multimedia), festivals, music, literature, architecture, archives, libraries and museums, artistic crafts, cultural heritage, design, performing arts, publishing, radio and the visual arts. The EIF prepares separate financial statements for Cultural and Creative Sectors Guarantee Facility. Z.31. Private Finance for Energy Efficiency (‘PF4EE’) Instrument The Private Finance for Energy Efficiency (‘PF4EE’) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. Z.32. SME Initiative Finland During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under Horizon 2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with Horizon 2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Finland. Z.33. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (‘WB EDIF’) is a joint initiative signed in December 2012 by the EC (‘DG ELARG’), EIB Group and the European Bank for Reconstruction and Development (‘EBRD’). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (‘IPA’) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (‘ENEF’), Trustee on behalf of the EC for the Enterprise Innovation Fund (‘ENIF’), and manager of the Guarantee Facility. The EIF prepares separate financial statements for WB EDIF. As a response to the COVID crisis and the successive energy crisis in the Western Balkans region, the Commission allocated to EIF EUR 60m for a guarantee facility to be deployed in the WB6 economies. Such guarantee facility would follow the model of the existing WB EDIF GF II, with the changes in the product necessary to make it fit for the different purpose. The facility will be labelled and deployed under the Western Balkan Investment Framework (“WBIF”), a multi-IFI and multi-product platform regulated by the NDICI framework and serving as the main gateway for private sector development measures in the Western Balkans. The ultimate objective of the WB GF4SME resilience is to facilitate and increase access to, and availability of, finance for SMEs in the Western Balkans. The guarantees and counter-guarantees issued by EIF under this facility shall cover portfolios of newly granted debt instruments provided for the ultimate benefit of SMEs which qualify as Final Beneficiaries under this agreement. The guarantees are financed by EU and are issued by EIF in its own name but on account and risk of the EU. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 166

Z.34. National Promotional Institutions (‘NPI’) NPI securitisation initiative (‘ENSI’) The EIF and several National Promotional Institutions (‘NPIs’) including KfW, bpifrance, CDP, Malta Development Bank Working Group, IFD, ICO and BBB have launched the EIF-NPI Securitisation Initiative (‘ENSI’), a cooperation and risk sharing platform aiming at providing more funding to small and medium-sized enterprises (‘SMEs’) via the capital markets. The objective of this joint cooperation in SME Securitisation transactions is to stimulate the availability of finance to SMEs in Europe by revitalising the SME Securitisation market while catalysing resources from the private sector. This reflects the spirit of the European Fund for Strategic Investments aiming to achieve a much wider outreach in support of SMEs. Under this mandate, EIF is enabled to manage up to EUR 100 million of resources from Cassa Depositi e Prestiti (''CDP''). CDP resources under the Mandate will be deployed through investments in technology transfer funds/platforms alongside 1:1 match funding from EIF in the form of co-investment, resulting in total resources managed by EIF under this programme of up to EUR 200 million. NPI equity platform The EIF-NPI Equity Platform is a collaborative initiative launched by the EIF in 2016, which promotes knowledge sharing and best practices between the EIF and national promotional institutions (NPIs) or banks (NPBs) across EU Member States. Its goal is to enhance access to funding for SMEs and midcaps, support the defragmentation of equity markets, and match national, EU and private sources of funding. NPI ICF TT Investment partnership between EIF and Institut Català de Finances (''ICF'') to commit EUR 30 million of ICF resources into a technology transfer fund focussed on investments in technology transfer projects and/or companies linked to Spain’s Catalonia region. Resources from ICF will be matched by at least EUR 15 million of EIF-managed resources. Under this partnership, both EIF and ICF will invest in the selected technology transfer fund, each acting as Limited Partner investor in its own right. NPI SM – CDP Equity Social Infra Under this partial delegation mandate, EIF advises and co-invests alongside CDP Real Asset up to EUR 150 million of other EIF-managed resources, mostly InvestEU SIW and SISW. Resources under the Mandate will be deployed through investments in real estate funds focusing on student, senior and social housing. The matching ratio will be 1:1 at portfolio level, resulting in total resources under this programme of up to EUR 300 million. Standardised NPI Mandate – Croatian Bank for Reconstruction and Development II Under this Standardised NPI Mandate, up to EUR 28.3 million RRF resources will be deployed via the Croatian Bank for Reconstruction and Development (''HBOR'') into (a) fund(s) in Croatia with a focus on Climate and Innovation. The deployment of resources will take place alongside match funding from EIF based on the Partial Delegation approach, resulting in total resources under this programme of up to EUR 56.6 million. Z.35. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for SMEG 2007. Z.36. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. Z.37. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (‘DCFTA’). DCFTA Initiative East aims to strengthen economic development in the countries, which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (‘SME’s) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. EU4Business Team Europe Initially designed as the DCFTA East GF Phase 2, following the COVID-19 crisis and additional allocation, the facility is revised and re-named. The mandate is structured through a CA between the EC and the EIB, followed with a back-to-back agreement between EIB and EIF. EIF will provide capped guarantees (80% guarantee rate, portfolio cap up to 25%) in Armenia, Azerbaijan, Georgia, Moldova and Ukraine. Z.38. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and 167 2023 FINANCIAL REPORT debt finance instruments and Additional Tasks Window, which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. Z.39. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for GF Greece. Z.40. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (‘AECID’)) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for AECID. Z.41. EFSI-EIAH Please refer to paragraph Z.20. above. Z.42. JESSICA (Holding Funds) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. Z.43. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Türkiye. The facility provides tailor-made financial help to SMEs and micro-enterprises in Türkiye’s least developed provinces in partnership with major Turkish banks. The EIF prepares separate financial statements for GAGF. Z.44. GCFF The objective of Global Concessional Finance Facility (GCFF) is to support middle income countries in MENA region impacted by the influx of refugees through the provision of concessionally to MDB (Multilateral development banks) financing and improved coordination. EIB has implemented the GCFF Jordan Private Sector Guarantee Facility comprising partial portfolio guarantees to local financial intermediaries, either banks or microfinance institutions. The Facility provides partial risk protection to financial intermediaries in form of guarantees on underlying debt-financing granted to MSMEs on a portfolio basis. Z.45. SME Initiative Malta In 19 January 2015, the European Commission, the EIB and the ElF signed an amendment to the Horizon 2020 delegation agreement setting out the terms and conditions applicable to certain terms of the dedicated window corresponding to the SME Initiative and the contribution of the EU to such dedicated windows of the Horizon 2020 Financial Instruments. SME Initiatives in Spain and Malta were launched in the previous year. The EIF prepares separate financial statements for SME Initiative Malta. Z.46. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for FEMIP Trust Fund. Z.47. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 168

Z.48. MAP Guarantee This resource is split equally between private equity and guarantee products. The equity segment known as ESU 1998 (‘G&E’) and ESU 2001 (‘MAP’) covers the ETF start-up investments. The guarantees segment known as SMEG 1998 G&E and SMEG 2001 MAP, provides guarantees against the beneficiary’s undertaking. The EIF prepares separate financial statements for MAP Guarantee. Z.49. SME Initiative for Spain On 26 January 2015, the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. The EIF prepares separate financial statements for SME Initiative for Spain. Z.50. Instrument for Pre-accession Assistance II / III (‘IPA II / IPA III’) The Instrument for Pre-accession Assistance (‘IPA’) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The EU pre-accession funds are also a sound investment into the future of both the enlargement region and the EU, helping the EU reaching its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment, climate change, etc. The successors of IPA I, IPA II, and IPA III are implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. Although, the IPA II Regulation applied until 31 December 2020, the implementation is still ongoing. The EIB prepares financial statements for specific grant agreements. Z.51. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for EPTA Trust Fund. Z.52. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (‘ENP’) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for NIF Trust Fund. Z.53. German Future Fund Growth Facility (‘GFFGF’) German coalition government programme, which foresees the development of equity instruments with a particular focus on digitalisation and clean-tech (overall targeted volume EUR 10 billion) called the German Future Fund. A potential amount of up to EUR 3 billion could be allocated to EIF for investments into German growth funds and co-investments in companies in a delegated way, or via blind-pool co-investment vehicles. The mandate will have an investment period for initial commitments in funds over 10 years. Z.54. TTA Türkiye TTA Türkiye is an initiative designed by the EIF in cooperation with the Ministry of Science, Industry and Technology (‘MoSIT’), the Scientific and Research Council of Türkiye (‘TÜBITAK’), the Delegation of the European Union to Türkiye and the DG Regional Policy of the European Commission. TTA Türkiye is co-financed by the EU and the Republic of Türkiye under the Regional Development Component of the Instrument for Pre-Accession Assistance (‘IPA’) funds and managed by EIF. TTA Türkiye aims at achieving two objectives: setting-up a financially sustainable fund by facilitating the commercialisation of scientific research and development (‘R&D’) confined in universities and research centres and catalysing development of the technology transfer market in Türkiye, with a particular emphasis on spill-overs to the less developed/developing regions of Türkiye. Z.55. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for NCFF. Z.56. EU support to Boost Africa The “EU Support Boost Africa” is a joint initiative between the EIB and the African Development Bank. Its core objectives are to enable and enhance entrepreneurship and innovation across Africa in a commercially viable way and to address a current gap in the Sub-Saharan market, by providing early stage venture capital paired with skills development. The Facility comprises a Financial Instrument Window, which consists of equity and quasi-equity instruments, and Additional Tasks Window, which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. 169 2023 FINANCIAL REPORT

Z.57. IW4 The Neighbourhood, Development and International Cooperation Instrument (“NDICI”) – Global Europe Regulation entered into force on 14 June 2021. It replaces and merges most of the EU’s existing external financing instruments by bringing them into one broad regulation. The financing operations undertaken in the past under the ELM, the Cotonou Mandate (including the ACP Investment Facility and EIB own resources lending in the ACP countries supported by the EU Member States comprehensive guarantee), and the External Investment Plan / EFSD are to be fully integrated into EFSD+. This regulation establishes the overall framework for the EIB operations outside EU under the 2021-2027 MFF, in particular to support the EU policies in the Neighbourhood, Sub-Saharan Africa, Asia and the Pacific, Americas and the Caribbean. NDICI Investment Window 1 (“IW1”) and Investment Window 4 (“IW4”) are dedicated investment windows formalised in separate Guarantee Agreements under which, the EU providing risk cover for guaranteed EIB loan operations in Africa, Caribbean, and Pacific. The EIB prepares separate financial statements both for NDICI IW1 and IW4. Z.58. Multi-Regional Guarantee Platform for Italy (‘AGRI’) The Italian Agri Platform was formally launched with the signing of the Funding Agreement between the EIF and 6 Italian Regions (Veneto, Emilia Romagna, Umbria, Campania, Calabria, Puglia). Two additional Italian Regions (Piemonte and Toscana) joined in 2018. The Agriculture Platform in Italy is using Structural funds from European Agricultural Fund for Rural Development (‘EARFD’) to deploy the financial instrument using each participating Rural Development Programme (‘RDP’) resources to cover the first losses. The aim of the Platform is to steer the Regional Managing Authorities towards standard products, to foster new business at regional level while supporting new lending to farmers and agri-businesses. Z.59. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. The EIF prepares separate financial statements for MAP Equity. Z.60. InvestEU Advisory Hub The InvestEU Regulation sets up the InvestEU Programme with a view to supporting the policy objectives of the Union by means of financing and investment operations that contribute to the sustainable development and competitiveness of the Union economy. InvestEU Advisory Hub support, provide project advisory, capacity building and market development support to promoters and intermediaries to create the InvestEU pipeline of projects. The Commission and the EIB signed an advisory agreement on the provision of eleven thematic advisory support initiatives covering policy and investment priorities under the Sustainable Infrastructure Window, Research, Innovation and Digitisation and SME Window, Social Investment and Skills Window and the Cross-Sectoral Window of the InvestEU Advisory Hub. The EIB prepares separate financial statements for InvestEU Advisory Hub. Z.61. Baltic Innovation Fund (‘BIF’) The Baltic Innovation Fund (‘BIF’), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijos in Lithuania. The EIF prepares separate financial statements for BIF. Baltic Innovation Fund 2 (“BIF 2”) is a successor Fund of Funds to the EIF managed Baltic Innovation Fund (“BIF”). The BIF 2 is envisaged to have an identical structure to BIF (virtual FoF that minimises costs and enables synergies with similar initiatives), with a slightly increased size of EUR 156 million (BIF size is EUR 130 million). The three Baltic States would commit in aggregate EUR 78 million (EUR 26 million each) alongside EUR 78 million from EIF-managed RCR resources. EIF will act as a manager of the facility. BIF 2 would be more focused towards the growth capital to complement the local initiatives for early stage investments. The target level of contributions by the three Baltic NPIs is as follows: • KredEx (Estonia): EUR 26 million, • Altum (Latvia): EUR 26 million, • INVEGA (Lithuania): EUR 26 million. Z.62. GEEREF Under the Global Energy Efficiency and Renewable Energy Fund (‘GEEREF’), EIF has been acting since December 2007 as investment advisor. GEEREF is supported by the EC, the Federal Government of Germany and the Kingdom of Norway and its objective is to invest primarily in regional funds with assets in projects and companies involved in energy efficiency and renewable energy enhancing access to clean energy in developing countries and economies in transition. The GEEREF business development is formally delegated to the EIB under a sub-advisory agreement. Z.63. Student Loan Guarantee Facility (‘Erasmus’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for Student Loan Guarantee. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 170

Z.64. Polish Growth Fund-of-Funds (‘PGFF’) The Polish Growth Fund-of-Funds (‘PGFF’), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. The EIF prepares separate financial statements for PGFF. Z.65. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB and the European Commission. The strategic objective is assisting in the quality and timely delivery of projects in the Cohesion Policy, Connecting Europe Facility, Instrument for Pre-Accession Assistance and the Just Transition by providing targeted advisory support to the relevant counterparts during the whole life cycle of projects starting from identification of pipelines, selection and prioritization, development and approval of Cohesion Policy funds, Connecting Europe Facility and Just Transition Fund projects; as well as for the financial closing of projects and their subsequent implementation and completion. The EIB prepares separate financial statements for JASPERS. Z.66. Central Europe Fund of Funds (‘CEFoF’) The Central Europe Fund of Funds (‘CEFoF’) is a fund-of-funds initiative created by the European Investment Fund (‘EIF’) in close co-operation with the governments and national agencies of Austria, Czech Republic, Slovakia, Hungary and Slovenia (the CE countries) to boost equity investments into small and medium-sized enterprises (‘SMEs’) and small mid-caps across the region, establishing a sound market-based risk financing infrastructure, implementing the best market standards for equity investments in businesses and attracting institutional investors and investment managers to Central Europe. Z.67. fi-compass "fi-compass” is a platform for advisory services under Cohesion Funds, more generally referrers as shared management funds, provided by the European Commission in partnership with the EIB. It provides technical assistance supporting stakeholders in the development of the necessary knowledge base and administrative capacity for the purposes of the implementation of financial instruments and disseminating good practices among Member States. Z.68. Alpine Growth Investment Platform (‘AlpGIP’) In September 2017, EIF launched an innovative regional equity platform (non-corporate structure) targeting the late venture capital and growth segment in the EU Alpine Macroregion. The Italian regions Lombardia, Piemonte, Val d’Aosta and Alto Adige (Bolzano region) have already invested in the Platform other regions are expected to join at a later stage. Z.69. German Corona Matching Facility (CMF) The German Government, as part of its COVID-19 crisis measures for the German economy, aims to provide automatic and standardised pari-passu co-investments to VC funds for all German portfolio companies in all financing rounds until 30 June 2021. Z.70. GEF-UNEP This is a Global Environment Facility (GEF) in cooperation with United Nations Environment Programme (UNEP) for the execution of the Technical Assistance supporting the identification, selection and design of future investments which are primarily capital investment projects with outcomes leading to nutrient reduction, which will indirectly contribute to the long-term outcome of depollution of the Mediterranean Sea. Z.71. EU Trade and Competitiveness Program (‘EUTCP’) In line with the EU policy objectives of boosting economic growth, supporting private sector development, enhancing regional integration and climate change mitigation and adaptation, EIB joins forces with the EC in order to develop the EUTCP. The EUTCP does combine: (i) EIB long-term Loan for Value Chains with; (ii) a guarantee instrument (Risk Sharing Facility); and (iii) technical assistance (Expert Support Facility) in order to address market failures in the selected countries. It also represents a strategically important initiative for the EIB for its positioning in the respective countries. It is expected that the Program will result in significant investments in SMEs along selected value chains in the target countries as it enables new guarantee instruments that will complement EIB’s classical products. The EIB prepares separate financial statements for the Risk Sharing Facility of EUTCP. Z.72. MS-C - Member State Compartments MS-C Malta Based on EIF’s longstanding relationship with the Managing Authority (“MA”) and the positive track-record in implementing financial instruments in Malta, the Maltese Government has requested the EIF to provide continuation to the SME Initiative (successfully implemented in the country) with the InvestEU SME Competitiveness uncapped guarantee to be financed via the Member State-Compartment (“MS-C”) with a combination of ERDF and national resources. Due to limitations in the regulation, the Maltese Government can only earmark EUR 9.48 million from their ERDF operational programme. They will therefore increase the amount to EUR 16.55 million, using EUR 7.07 million of own budgetary resources (which is in line with the initial amount of 171 2023 FINANCIAL REPORT the two previous initiatives, JEREMIE and SME Initiative). The Maltese MA has indicated that additional resources may be added after 2025, targeting a total size of EUR 30 million (subject to the amendment of the Contribution Agreement and relevant legal documentation). Z.73. FoF mandates (virtual) A successor Luxembourg Future Fund 2 (‘LFF’) mandate focusing on early stage, growth, mezzanine and co-investments with a pre-defined Luxembourg angle (Luxembourg Economic Substance Criteria). LFF 2 investments operations will take place in the form of primary fund commitments as well as co-investments (via SPVs). The LFF 2 investment strategy has been widened (compared to LFF 1), to also encompass private equity and hybrid debt-equity strategies in addition to VC. Investments will focus on innovative companies across green technologies, general ICT, new space technologies, medical technologies as well as financial technologies (list being non-exhaustive). LFF 2 is a virtual structure with a mandate bank account. Z.74. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. Z.75. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Türkiye (‘CFCU’). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Türkiye. The EIF prepares separate financial statements for the G43. Z.76. EU4Business Guarantee Facility EU4Business Guarantee Facility financed from the general budget of the EU under NIP, represents an extension (Phase II) of the first phase of the DCFTA Initiative, intended to support the economic development of the Eastern Partnership countries (Ukraine, Georgia and Moldova). The Facility focuses on SMEs that are operating in the following exporting sectors: Agriculture, Manufacturing or Information Technologies. It is designed to address market failures in the selected countries, through the provision of SME portfolio guarantees to local banks and other financial intermediaries, enabling them to enhance transaction terms and conditions and thus improve access to finance for SMEs. The EIB mandated EIF with the implementation and management of the Guarantee Facility. Z.77. AIP Kulima The “Support for Kulima Access to Finance Programme” developed under the Africa Investment Platform (“AIP”) comprises an intermediated facility for on-lending to eligible private agri-food sector investments in Malawi. It aims to promote sustainable agricultural growth to increase incomes, employment and food security in the context of a changing climate. The EIB prepares separate financial statements for the programme. Z.78. AIP Zambia The “Zambia Agriculture Value Chain Facility Programme” developed under AIP aims to support the Government of Zambia's policy objectives to reduce rural poverty and malnutrition and to improve rural livelihoods. The EIB Project aims to address market failures in the agriculture value chains by supporting the access to finance for private agriculture value chain actors through financial intermediaries, as well as by strengthening the capacity of financial intermediaries to lend to those actors. The EIB prepares separate financial statements for the programme. Z.79. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF prepares separate financial statements for TTP. Z.80. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. Z.81. EFSD Guarantee "Access to Finance Initiative" The EFSD Guarantee “SME Access to Finance Initiative” is a guarantee facility targeting SMEs, underserved entrepreneurs with a particular focus on young entrepreneurs, female entrepreneurs, start-ups and certain other groups in certain target countries and with the overriding objective of addressing some of the root causes of migration. The Programme aims to provide local banks and financial institutions selected by EIB with first loss credit protection for portfolios of loans extended to, and bank guarantees and letters of credit opened for, SMEs or micro-SMEs managed or owned by these underserved entrepreneurs who have less access to finance than other entrepreneurs because their local financial institutions associate them with higher levels of risk. The target countries will be located in the eastern and southern European Neighbourhood. The EIB prepares separate financial statements for the programme. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 172

Z.82. Mezzanine Dachfonds für Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (‘BMWi’) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German Mid-Caps. Z.83. EPIC EPIC (Technical Assistance for Eastern Partnership Investment in Connectivity) is a technical assistance facility under the Neighbourhood Investment Platform (NIP) which contributes to improve connectivity both within the Eastern Partnership region and between the Eastern Partnership countries and the EU. EIB prepares separate financial statements for EPIC. Z.84. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Türkiye. Z.85. TARGET TARGET (Technical Assistance for Regions Undergoing a Green Energy Transition) is a technical assistance facility to assist Coal+ Regions with the identification and development of Clean Energy Projects and Energy Efficiency Projects, as well as the creation of investments and sustainable jobs on the ground, moving away from Coal+ based activities. The EIB prepares separate financial statements for TARGET. 173 2023 FINANCIAL REPORT

Statement of Special Section(1) as at 31 December 2023 and 31 December 2022 (in EUR ‘000) ASSETS 31.12.2023 31.12.2022 Mediterranean Countries From resources of the European Union Disbursed loans outstanding 3,415 4,550 Risk capital operations - amounts to be disbursed 21,523 21,523 - amounts disbursed 26,319 27,783 47,842 49,306 Total(2) 51,257 53,856 · Lomé Conventions Operations from risk capital resources - amounts disbursed 67,964 74,631 Total(3) 67,964 74,631 Total 119,221 128,487 LIABILITIES 31.12.2023 31.12.2022 Funds under trust management Under mandate from the European Union - Financial Protocols with the Mediterranean Countries 29,734 32,333 - Lomé Conventions 67,964 74,631 Total funds under trust management 97,698 106,964 Funds to be disbursed On loans and risk capital operations in the Mediterranean countries 21,523 21,523 Total funds to be disbursed 21,523 21,523 Total 119,221 128,487 For information: Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest: a) Under the First, Second and Third Lomé Conventions as at 31 December 2023 EUR ‘000 172,152 (2022: EUR ‘000 191,538). b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2023 EUR ‘000 21,004 (2022: EUR ‘000 25,216). In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. The total amount of the EU guarantee to be issued is EUR ‘000 38,920 as at 31 December 2023 (2022: EUR ‘000 38,920). Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (‘NIF’) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates. The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December. EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 174

Note (2): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Türkiye and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840,457 less: exchange adjustments 57,287 cancellations 179,322 repayments 552,591 -789,200 51,257 Note (3): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (‘ACP-OCT’) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3,116,097 Equity participations 121,002 Initial amount: 3,237,099 add: capitalised interests 9,548 less: cancellations 746,373 repayments 2,376,485 exchange adjustments 55,825 -3,178,683 67,964 175 2023 FINANCIAL REPORT

INDEPENDENT AUDITOR’S REPORT KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the consolidated financial statements Opinion We have audited the consolidated financial statements of EUROPEAN INVESTMENT BANK and its subsidiary (the “Group”), which comprise the consolidated balance sheet as at 31 December 2023, and the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2023, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the consolidated financial statements” section of our report. We are also independent of the Group in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the consolidated financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. INDEPENDENT AUDITOR’S REPORT 176

1 Value adjustments of loans to customers and credit institutions Why the matter was considered to be one of most significance in our audit As at 31 December 2023, the Group reports loans accounted for at cost of EUR 425,839 million (31 December 2022: EUR 419,991 million) representing 77% of total assets (31 December 2022: 77%) and recognized individually assessed value adjustments on loans amounting to EUR 455 million (31 December 2022: EUR 316 million). The Group reviews its loans at each reporting date to assess whether an allowance for value adjustments should be recorded. These loans are not traded in an active market, therefore significant judgments and estimates are applied by Management in its assessment of their recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the amount of value adjustment recorded. These critical judgments include matters such as the identification and assessment of potential indicators of value adjustments, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied. The impact of the war in Ukraine and its broader economic consequences have resulted in uncertain economic conditions that vary across countries and industry sectors, the difficult market conditions continuing to impact the financial position and performance of companies and banks during the 2023 financial year. This uncertainty increased the level of judgement involved in the determination and calculation of value adjustments on loans. The key inputs and assumptions used by Management in its assessment of loans value adjustments are detailed in Note A.1.2 to the consolidated financial statements as well as the accounting policy for the value adjustment in Note A.2.7.1 and the detail of specific value adjustments in Note D.2. The loans accounted for at cost are disclosed in Note D.1 to the consolidated financial statements as well as the accounting policy for the loans in Note A.2.7.1. How the matter was addressed in our audit Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of allowance for value adjustment for individually assessed loans. For a sample of loans with specific allowances for value adjustment, we evaluated the Group's individual assessment of each loan by specifically challenging the Group 's assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, we further critically assessed whether the Group revised its estimates and assumptions for specific allowances established in prior years. The impact of the difficult market conditions, coupled with inflationary pressures and elevated 1 Value adjustments of loans to customers and credit institutions Why the matter was considered to be one of most significance in our audit As at 31 December 2023, the Group reports loans accounted for at cost of EUR 425,839 million (31 December 2022: EUR 419,991 million) representing 77% of total assets (31 December 2022: 77%) and recognized individually assessed value adjustments on loans amounting to EUR 455 million (31 December 2022: EUR 316 million). The Group reviews its loans at each reporting date to assess whether an allowance for value adjustments should be recorded. These loans are not traded in an active market, therefore significant judgments and estimates are applied by Management in its assessment of their recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the amount of value adjustment recorded. These critical judgments include matters such as the identification and assessment of potential indicators of value adjustments, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied. The impact of the war in Ukraine and its broader economic consequences have resulted in uncertain economic conditions that vary across countries and industry sectors, the difficult market conditions continuing to impact the financial position and performance of companies and banks during the 2023 financial year. This uncertainty increased the level of judgement involved in the determination and calculation of value adjustments on loans. The key inputs and assumptions used by Management in its assessment of loans value adjustments are detailed in Note A.1.2 to the consolidated financial statements as well as the accounting policy for the value adjustment in Note A.2.7.1 and the detail of specific value adjustments in Note D.2. The loans accounted for at cost are disclosed in Note D.1 to the consolidated financial statements as well as the accounting policy for the loans in Note A.2.7.1. How the matter was addressed in our audit Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of allowance for value adjustment for individually assessed loans. For a sample of loans with specific allowances for value adjustment, we evaluated the Group's individual assessment of each loan by specifically challenging the Group 's assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, we further critically assessed whether the Group revised its estimates and assumptions for specific allowances established in prior years. The impact of the difficult market conditions, coupled with inflationary pressures and elevated interest rates were followed-up both in assessing the value adjustment of the evaluated exposure and in determining our sample of exposures where we drew a particular attention to the sectors most vulnerable to the effects of the pandemic. Such effect on the Bank’s lending portfolio was assessed as part of our audit procedures. KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the consolidated financial statements Opinion We have audited the consolidated financial statements of EUROPEAN INVESTMENT BANK and its subsidiary (the “Group”), which comprise the consolidated balance sheet as at 31 December 2023, and the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2023, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the consolidated financial statements” section of our report. We are also independent of the Group in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the consolidated financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of the audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. 177 2023 FINANCIAL REPORT

1 Value adjustments of loans to customers and credit institutions Why the matter was considered to be one of most significance in our audit As at 31 December 2023, the Group reports loans accounted for at cost of EUR 425,839 million (31 December 2022: EUR 419,991 million) representing 77% of total assets (31 December 2022: 77%) and recognized individually assessed value adjustments on loans amounting to EUR 455 million (31 December 2022: EUR 316 million). The Group reviews its loans at each reporting date to assess whether an allowance for value adjustments should be recorded. These loans are not traded in an active market, therefore significant judgments and estimates are applied by Management in its assessment of their recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the amount of value adjustment recorded. These critical judgments include matters such as the identification and assessment of potential indicators of value adjustments, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied. The impact of the war in Ukraine and its broader economic consequences have resulted in uncertain economic conditions that vary across countries and industry sectors, the difficult market conditions continuing to impact the financial position and performance of companies and banks during the 2023 financial year. This uncertainty increased the level of judgement involved in the determination and calculation of value adjustments on loans. The key inputs and assumptions used by Management in its assessment of loans value adjustments are detailed in Note A.1.2 to the consolidated financial statements as well as the accounting policy for the value adjustment in Note A.2.7.1 and the detail of specific value adjustments in Note D.2. The loans accounted for at cost are disclosed in Note D.1 to the consolidated financial statements as well as the accounting policy for the loans in Note A.2.7.1. How the matter was addressed in our audit Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of allowance for value adjustment for individually assessed loans. For a sample of loans with specific allowances for value adjustment, we evaluated the Group's individual assessment of each loan by specifically challenging the Group 's assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, we further critically assessed whether the Group revised its estimates and assumptions for specific allowances established in prior years. The impact of the difficult market conditions, coupled with inflationary pressures and elevated interest rates were followed-up both in assessing the value adjustment of the evaluated exposure and in determining our sample of exposures where we drew a particular attention to the sectors most vulnerable to the effects of the pandemic. Such effect on the Bank’s lending portfolio was assessed as part of our audit procedures. 1 Value adjustments of loans to customers and credit institutions Why the matter was considered to be one of most significance in our audit As at 31 December 2023, the Group reports loans accounted for at cost of EUR 425,839 million (31 December 2022: EUR 419,991 million) representing 77% of total assets (31 December 2022: 77%) and recognized individually assessed value adjustments on loans amounting to EUR 455 million (31 December 2022: EUR 316 million). The Group reviews its loans at each reporting date to assess whether an allowance for value adjustments should be recorded. These loans are not traded in an active market, therefore significant judgments and estimates are applied by Management in its assessment of their recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the amount of value adjustment recorded. These critical judgments include matters such as the identification and assessment of potential indicators of value adjustments, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied. The impact of the war in Ukraine and its broader economic consequences have resulted in uncertain economic conditions that vary across countries and industry sectors, the difficult market conditions continuing to impact the financial position and performance of companies and banks during the 2023 financial year. This uncertainty increased the level of judgement involved in the determination and calculation of value adjustments on loans. The key inputs and assumptions used by Management in its assessment of loans value adjustments are detailed in Note A.1.2 to the consolidated financial statements as well as the accounting policy for the value adjustment in Note A.2.7.1 and the detail of specific value adjustments in Note D.2. The loans accounted for at cost are disclosed in Note D.1 to the consolidated financial statements as well as the accounting policy for the loans in Note A.2.7.1. How the matter was addressed in our audit Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of allowance for value adjustment for individually assessed loans. For a sample of loans with specific allowances for value adjustment, we evaluated the Group's individual assessment of each loan by specifically challenging the Group 's assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, we further critically assessed whether the Group revised its estimates and assumptions for specific allowances established in prior years. The impact of the difficult market conditions, coupled with inflationary pressures and elevated interest rates were followed-up both in assessing the value adjustment of the evaluated exposure and in determining our sample of exposures where we drew a particular attention to the sectors most vulnerable to the effects of the pandemic. Such effect on the Bank’s lending portfolio was assessed as part of our audit procedures. We also tested a sample of individually significant exposures potentially impaired for which no value adjustment had been recorded as well as a sample of exposures which had not been identified by the Group as being potentially impaired. For both types, we assessed whether appropriate consideration had been given to the collectability of future cash flows and the valuation of the underlying collaterals. We assessed the disclosures in the consolidated financial statements in relation to allowance for value adjustment of loans with reference to the requirements of the prevailing accounting standards. Other information The Management is responsible for the other information. The other information comprises the information stated in the sections called “Highlights, Overview, EIB Statutory Bodies and Audit and control”, which are mainly based on statutory EU Directives information, but does not include the consolidated financial statements and our report of the “réviseur d’entreprises agréé” thereon. Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report this fact. We have nothing to report in this regard. Responsibilities of the Management and Those Charged with Governance for the consolidated financial statements The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the general principles of the Directives, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the Management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so. Those charged with governance are responsible for overseeing the Group’s financial reporting process. Responsibilities of the réviseur d’entreprises agréé for the audit of the consolidated financial statements The objectives of our audit are to obtain reasonable assurance about whether the consolidated KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. INDEPENDENT AUDITOR’S REPORT 178

We also tested a sample of individually significant exposures potentially impaired for which no value adjustment had been recorded as well as a sample of exposures which had not been identified by the Group as being potentially impaired. For both types, we assessed whether appropriate consideration had been given to the collectability of future cash flows and the valuation of the underlying collaterals. We assessed the disclosures in the consolidated financial statements in relation to allowance for value adjustment of loans with reference to the requirements of the prevailing accounting standards. Other information The Management is responsible for the other information. The other information comprises the information stated in the sections called “Highlights, Overview, EIB Statutory Bodies and Audit and control”, which are mainly based on statutory EU Directives information, but does not include the consolidated financial statements and our report of the “réviseur d’entreprises agréé” thereon. Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report this fact. We have nothing to report in this regard. Responsibilities of the Management and Those Charged with Governance for the consolidated financial statements The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the general principles of the Directives, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the Management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so. Those charged with governance are responsible for overseeing the Group’s financial reporting process. Responsibilities of the réviseur d’entreprises agréé for the audit of the consolidated financial statements The objectives of our audit are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of the “réviseur d’entreprises agréé” that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF and the IRE will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As part of an audit in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF and the IRE, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our report of the “réviseur d’entreprises agréé” to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our report of the “réviseur d’entreprises agréé”. However, future events or conditions may cause the Group to cease to continue as a going concern. Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation. Obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the Group audit. We remain solely responsible for our audit opinion. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. 1 Value adjustments of loans to customers and credit institutions Why the matter was considered to be one of most significance in our audit As at 31 December 2023, the Group reports loans accounted for at cost of EUR 425,839 million (31 December 2022: EUR 419,991 million) representing 77% of total assets (31 December 2022: 77%) and recognized individually assessed value adjustments on loans amounting to EUR 455 million (31 December 2022: EUR 316 million). The Group reviews its loans at each reporting date to assess whether an allowance for value adjustments should be recorded. These loans are not traded in an active market, therefore significant judgments and estimates are applied by Management in its assessment of their recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the amount of value adjustment recorded. These critical judgments include matters such as the identification and assessment of potential indicators of value adjustments, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied. The impact of the war in Ukraine and its broader economic consequences have resulted in uncertain economic conditions that vary across countries and industry sectors, the difficult market conditions continuing to impact the financial position and performance of companies and banks during the 2023 financial year. This uncertainty increased the level of judgement involved in the determination and calculation of value adjustments on loans. The key inputs and assumptions used by Management in its assessment of loans value adjustments are detailed in Note A.1.2 to the consolidated financial statements as well as the accounting policy for the value adjustment in Note A.2.7.1 and the detail of specific value adjustments in Note D.2. The loans accounted for at cost are disclosed in Note D.1 to the consolidated financial statements as well as the accounting policy for the loans in Note A.2.7.1. How the matter was addressed in our audit Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of allowance for value adjustment for individually assessed loans. For a sample of loans with specific allowances for value adjustment, we evaluated the Group's individual assessment of each loan by specifically challenging the Group 's assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, we further critically assessed whether the Group revised its estimates and assumptions for specific allowances established in prior years. The impact of the difficult market conditions, coupled with inflationary pressures and elevated interest rates were followed-up both in assessing the value adjustment of the evaluated exposure and in determining our sample of exposures where we drew a particular attention to the sectors most vulnerable to the effects of the pandemic. Such effect on the Bank’s lending portfolio was assessed as part of our audit procedures. KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. 179 2023 FINANCIAL REPORT

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. Report on other requirements In accordance with the Framework Agreement (“the Agreement”) dated 19 February 2009, renewed on 3 March 2017 , as extended for the period 2022-2024 on 14 December 2020 and subsequently prolonged up to 31 December 2026 by the Addendum No. 2 to the Agreement on 23 November 2023, signed between European Investment Bank and KPMG Audit S.à r.l, we have been appointed to carry the audit services defined in the Agreement. The duration of our uninterrupted engagement, including previous renewals and reappointments, is 15 years. We confirm that the audit opinion is consistent with the communication to the Audit Committee or equivalent. We confirm that the prohibited non-audit services referred to in IESBA Code of Ethics were not provided and that we remained independent of the Group in conducting the audit. Luxembourg, 21 March 2024 KPMG Audit S.à r.l. Cabinet de révision agréé M. Weber Partner Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF and the IRE will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As part of an audit in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF and the IRE, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our report of the “réviseur d’entreprises agréé” to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our report of the “réviseur d’entreprises agréé”. However, future events or conditions may cause the Group to cease to continue as a going concern. Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation. Obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the Group audit. We remain solely responsible for our audit opinion. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. 1 Value adjustments of loans to customers and credit institutions Why the matter was considered to be one of most significance in our audit As at 31 December 2023, the Group reports loans accounted for at cost of EUR 425,839 million (31 December 2022: EUR 419,991 million) representing 77% of total assets (31 December 2022: 77%) and recognized individually assessed value adjustments on loans amounting to EUR 455 million (31 December 2022: EUR 316 million). The Group reviews its loans at each reporting date to assess whether an allowance for value adjustments should be recorded. These loans are not traded in an active market, therefore significant judgments and estimates are applied by Management in its assessment of their recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the amount of value adjustment recorded. These critical judgments include matters such as the identification and assessment of potential indicators of value adjustments, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied. The impact of the war in Ukraine and its broader economic consequences have resulted in uncertain economic conditions that vary across countries and industry sectors, the difficult market conditions continuing to impact the financial position and performance of companies and banks during the 2023 financial year. This uncertainty increased the level of judgement involved in the determination and calculation of value adjustments on loans. The key inputs and assumptions used by Management in its assessment of loans value adjustments are detailed in Note A.1.2 to the consolidated financial statements as well as the accounting policy for the value adjustment in Note A.2.7.1 and the detail of specific value adjustments in Note D.2. The loans accounted for at cost are disclosed in Note D.1 to the consolidated financial statements as well as the accounting policy for the loans in Note A.2.7.1. How the matter was addressed in our audit Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of allowance for value adjustment for individually assessed loans. For a sample of loans with specific allowances for value adjustment, we evaluated the Group's individual assessment of each loan by specifically challenging the Group 's assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, we further critically assessed whether the Group revised its estimates and assumptions for specific allowances established in prior years. The impact of the difficult market conditions, coupled with inflationary pressures and elevated interest rates were followed-up both in assessing the value adjustment of the evaluated exposure and in determining our sample of exposures where we drew a particular attention to the sectors most vulnerable to the effects of the pandemic. Such effect on the Bank’s lending portfolio was assessed as part of our audit procedures. KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. INDEPENDENT AUDITOR’S REPORT 180

STATEMENT BY THE AUDIT COMMITTEE The Audit Committee reports the following statement to the Board of Governors, prior to the Board of Governors approval of the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s consolidated financial statements prepared in accordance with the general principles of the ‘Directives’ The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: - designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, - noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2023 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the Directives’), is unqualified, - convened on a regular basis with the Heads of Directorates and relevant services including, • Financial Control, • Group Risk and Compliance and Portfolio Management and Monitoring, - met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, - received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering - the consolidated financial statements for the financial year ended 31 December 2023 adopted by the Board of Directors on 21 March 2024, - that the foregoing provides a reasonable basis for its statement and, - Articles 24, 25 & 26 of the Rules of Procedure, 181 2023 FINANCIAL REPORT

to the best of its knowledge and judgement: confirms that the consolidated financial statements of the European Investment Bank, which comprise the consolidated balance sheet as at 31 December 2023, the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the consolidated financial position of the European Investment Bank as of 31 December 2023, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 21 March 2024 Audit Committee Statement by the Audit Committee The Audit Committee reports the following statement to the Board of Governors, prior to the Board of Governors approval of the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s unconsolidated financial statements prepared in accordance with the general principles of the ‘Directives’ The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: - designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, - noted that the opinion of KPMG on the unconsolidated financial statements of the European Investment Bank for the year ended 31 December 2023 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), is unqualified, - convened on a regular basis with the Heads of Directorates and relevant services including, ▪ Financial Control, ▪ Group Risk and Compliance and Portfolio Management and Monitoring, - met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, - received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering - the financial statements for the financial year ended 31 December 2023 adopted by the Board of Directors on 21 March 2024, - that the foregoing provides a reasonable basis for its statement and, - Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: - confirms that the activities of the Bank are overall conducted in a proper manner, in particular with regard to risk management and monitoring; - has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that, to this end, it has verified that the Bank's operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure; - confirms that the financial statements of the European Investment Bank, which comprise the balance sheet as at 31 December 2023, the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the financial position of the European Investment Bank as of 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 21 March 2024 Audit Committee STATEMENT BY THE AUDIT COMMITTEE 182

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS as at 31 December 2023 EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 183

Consolidated balance sheet as at 31 December 2023 (in EUR ’000) Assets 31.12.2023 31.12.2022 1. Cash in hand, balances with central banks and post office banks (Note B.1) 210,008 112,703 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 36,971,320 21,620,352 3. Loans and advances to credit institutions a) repayable on demand 1,145,899 984,212 b) other loans and advances (Note C) 46,059,368 64,218,218 c) loans (Note D.1) 90,189,678 91,623,813 d) impairment on loans and advances, net of reversals (Note D.2) -67,933 -32,444 137,327,012 156,793,799 4. Loans and advances to customers a) other loans and advances (Note C) 55,658 125,976 b) loans (Note D.1) 335,431,808 321,262,627 c) impairment on loans and advances, net of reversals (Note D.2) -479,016 -295,939 335,008,450 321,092,664 5. Debt securities including fixed-income securities (Note B.2) a) issued by public bodies 5,373,528 4,443,133 b) issued by other borrowers 6,521,041 6,539,924 11,894,569 10,983,057 6. Shares and other variable-yield securities (Note B.3) 20,289,333 18,892,954 7. Derivative assets (Note Q) 28,657,496 35,044,316 8. Property, furniture and equipment (Note E) 392,863 344,591 9. Intangible assets (Note E) 96,045 70,167 10. Other assets (Note G.1) 431,698 223,367 11. Subscribed capital and reserves, called but not paid (Note W.1) 487,592 811,264 12. Prepayments 259,469 286,131 Total assets 572,025,855 566,275,365 The accompanying notes form an integral part of these consolidated financial statements. 184 2023 FINANCIAL REPORT

Consolidated balance sheet (continued) as at 31 December 2023 (in EUR ’000) Liabilities and equity 31.12.2023 31.12.2022 Liabilities 1. Amounts owed to credit institutions (Note H.1) a) repayable on demand 1,094,567 2,371,014 b) with agreed maturity or periods of notice 1,052,802 3,071,698 2,147,369 5,442,712 2. Amounts owed to customers (Note H.2) a) repayable on demand 1,912,580 1,433,117 b) with agreed maturity or periods of notice 159,560 57,637 2,072,140 1,490,754 3. Debts evidenced by certificates (Note I) a) debt securities in issue 422,282,039 407,336,160 b) others 9,462,996 10,081,802 431,745,035 417,417,962 4. Derivative liabilities (Note Q) 34,337,466 43,757,867 5. Other liabilities (Note G.2) 5,505,607 5,040,120 6. Deferred income (Note F) 666,671 479,339 7. Provisions a) pension plans and health insurance scheme (Note J) 6,473,001 5,722,781 b) provisions for guarantees issued and commitments (Note D) 62,112 48,537 6,535,113 5,771,318 Total liabilities 483,009,401 479,400,072 Equity 8. Capital (Note W) a) subscribed 248,795,607 248,795,607 b) uncalled -226,604,892 -226,604,892 22,190,715 22,190,715 9. Reserves a) reserve fund 24,879,561 24,879,561 b) additional reserves 24,257,413 22,998,138 c) fair value reserve 973,274 750,044 d) special activities reserve 11,194,601 10,303,216 e) general loan reserve 1,883,372 2,115,966 63,188,221 61,046,925 10. Profit for the financial year (Note K) 2,272,050 2,326,985 Total equity attributable to the equity holders of the Bank 87,650,986 85,564,625 11. Non-controlling interests 1,365,468 1,310,668 Total equity 89,016,454 86,875,293 Total liabilities and equity 572,025,855 566,275,365 The accompanying notes form an integral part of these consolidated financial statements. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 185

Consolidated income statement for the year ended 31 December 2023 (in EUR ‘000) 2023 2022 1. Interest and similar income (Note L) (1) 25,379,428 18,309,260 2. Interest expense and similar charges (Note L) -22,546,837 -15,623,347 3. Income from shares and other variable-yield securities 681,570 672,023 4. Fee and commission income (Note O) 688,411 670,069 5. Fee and commission expense (Note O) -365,321 -383,216 6. Result on financial operations (Note M) 238,717 240,240 7. Net other operating income and expense (Note N) 2,283 10,477 8. Change in impairment on loans and advances and provisions for guarantees, net of reversals (Notes D.2, D.4) -232,435 41,499 9. Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield securities, net of reversals -1,228 1,240 10. General administrative expenses (Note P) a) staff costs -1,029,315 -1,174,273 b) other administrative expenses -367,751 -306,561 -1,397,066 -1,480,834 11. Depreciation and amortisation: property, furniture and equipment and intangible assets (Note E) a) property, furniture and equipment -70,161 -76,360 b) intangible assets -35,854 -29,696 -106,015 -106,056 12. Profit for the financial year 2,341,507 2,351,355 Attributable to: Non-controlling interests 69,457 24,370 Equity holders of the Bank 2,272,050 2,326,985 (1) For the year ended 31 December 2023, Interests and similar income included EUR '000 14,613,519 (2022: EUR '000 7,137,966) calculated on assets held at amortised cost based on effective interest method. The accompanying notes form an integral part of these consolidated financial statements. 186 2023 FINANCIAL REPORT

Consolidated statement of profit or loss and other comprehensive income for the year ended 31 December 2023 (in EUR ’000) 2023 2022 Profit for the financial year 2,341,507 2,351,355 Other comprehensive income Items that will not be reclassified to profit or loss: Remeasurements of defined benefit liability (Note J) -395,062 3,395,787 Changes in fair value attributable to change in the own credit risk of financial liabilities designated at the FVO - fair value reserve (Note R) 37,540 230,741 Net gains / losses on investment in equity instruments designated at FVOCI (Note B.3) 99,293 -50,349 Items that are or may be reclassified to profit or loss: Changes in fair value attributable to the currency basis spread of hedging derivatives - fair value reserve (Note Q) 86,685 4,800 Changes in fair value attributable to the cash flow hedging derivatives - fair value reserve (Note Q) 668 0 Total other comprehensive income -170,876 3,580,979 Total comprehensive income 2,170,631 5,932,334 Attributable to: Non-controlling interests 59,493 162,205 Equity holders of the Bank 2,111,138 5,770,129 The accompanying notes form an integral part of these consolidated financial statements. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 187

Consolidated statement of changes in equity for the year ended 31 December 2023 (in EUR ’000) Subscribed capital Uncalled capital Reserve Fund Additional reserves Fair value reserve Special activities reserve General loan reserve Result of the year before appropriation Total Non-controlling interests Total consolidated equity Balance at 1 January 2022 248,795,607 -226,604,892 24,879,561 9,736,449 575,725 12,152,954 2,021,337 8,277,324 79,834,065 1,188,969 81,023,034 Comprehensive income Profit for the financial year 0 0 0 0 0 0 0 2,326,985 2,326,985 24,370 2,351,355 Other comprehensive income 0 0 0 3,257,952 185,192 0 0 0 3,443,144 137,835 3,580,979 Total comprehensive income 0 0 0 3,257,952 185,192 0 0 2,326,985 5,770,129 162,205 5,932,334 Appropriation of prior year’s result 0 0 0 10,032,433 0 -1,849,738 94,629 -8,277,324 0 0 0 Other 0 0 0 -28,696 -10,873 0 0 0 -39,569 0 -39,569 Transactions with owners of the Group Movement of non-controlling interest subsidiary 0 0 0 0 0 0 0 0 0 -40,506 -40,506 Total transactions with owners of the Group 0 0 0 0 0 0 0 0 0 -40,506 -40,506 Balance at 31 December 2022 248,795,607 -226,604,892 24,879,561 22,998,138 750,044 10,303,216 2,115,966 2,326,985 85,564,625 1,310,668 86,875,293 Comprehensive income Profit / Loss for the financial year 0 0 0 0 0 0 0 2,272,050 2,272,050 69,457 2,341,507 Other comprehensive income 0 0 0 -385,098 224,186 0 0 0 -160,912 -9,964 -170,876 Total comprehensive income 0 0 0 -385,098 224,186 0 0 2,272,050 2,111,138 59,493 2,170,631 Appropriation of prior year’s result 0 0 0 1,668,194 0 891,385 -232,594 -2,326,985 0 0 0 Other 0 0 0 -23,821 -956 0 0 0 -24,777 0 -24,777 Transactions with owners of the Group Movement of non-controlling interest subsidiary 0 0 0 0 0 0 0 0 0 -4,693 -4,693 Total transactions with owners of the Group 0 0 0 0 0 0 0 0 0 -4,693 -4,693 Balance at 31 December 2023 248,795,607 -226,604,892 24,879,561 24,257,413 973,274 11,194,601 1,883,372 2,272,050 87,650,986 1,365,468 89,016,454 The accompanying notes form an integral part of these consolidated financial statements. 188 2023 FINANCIAL REPORT

Consolidated cash flow statement for the year ended 31 December 2023 (in EUR ‘000) 2023 2022 A. Cash flows from operating activities: Profit for the financial year 2,341,507 2,351,355 Adjustments for: Change in impairment on loans and advances and provisions for guarantees (Notes D.2, D.4) 232,435 -41,499 Depreciation and amortisation on property, furniture and equipment and intangible assets, and write-off (Note E) 106,054 106,056 Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield securities 1,228 -1,240 Change in fair value adjustment of debt securities -136,821 139,720 IFRS adjustments on loans and associated swaps (Note M.1) 126,671 576,878 IFRS adjustments on borrowings and associated swaps (Note M.1) 144,651 -793,275 IFRS adjustments on other derivatives (Note M.1) -508,855 -21,284 Net interest income (Note L.1) -2,832,591 -2,685,913 Effect of exchange rate changes -651 -159,454 Loss on operating activities -526,372 -528,656 Disbursements of loans and advances to credit institutions and customers -48,514,708 -49,994,020 Repayments of loans and advances to credit institutions and customers 43,574,663 44,590,423 Change in other loans and advances (Note C) -19,293,728 6,673,633 Change in deposit with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) -122,729 57,213 Change in treasury operational portfolios -12,676,334 17,386,502 Change in amounts owed to credit institutions and customers (Note H) -2,714,415 -18,560,431 Change in provisions for pension plans and health insurance scheme 283,778 33,696 Change in provisions for guarantees issued and commitments (Note D.4) 0 60,302 Change in interest accrued on cash and cash equivalents -527,699 903 Change in other assets and other liabilities and change in prepayments and accruals -1,713,773 6,064,303 Interest received 21,997,418 16,524,214 Interest paid -19,650,916 -13,652,025 Net cash used from/(used in) operating activities -39,884,815 8,656,057 B. Cash flows from investing activities: Securities in Long-Term HQLA Portfolio purchased during the year -2,026,516 -1,778,122 Securities from Long-Term HQLA Portfolio matured or sold during the year 9,000 450,000 Purchase of loan substitutes and ABS portfolio EIF included in the debt securities portfolios -5,538,597 -4,070,061 Redemption of loan substitutes and ABS portfolio EIF included in the debt securities portfolios 3,929,239 4,633,922 Additions on shares and other variable-yield securities (Note B.3) -2,746,960 -2,537,116 Reflows on shares and other variable-yield securities (Note B.3) 1,471,603 1,811,116 Purchase of property, furniture and equipment and intangible assets (Note E) -129,237 -81,032 Net cash used from/(used in) investing activities -5,031,468 -1,571,293 C. Cash flows from financing activities: Issuance of debts evidenced by certificates 112,247,710 84,649,253 Redemption of debts evidenced by certificates -106,254,511 -97,048,909 Member States' contribution 319,700 319,700 Subscription of EIF shares -30,518 0 Dividend paid to non-controlling interests -5,348 -5,737 Payment of lease liabilities -20,835 -39,734 Net cash used from/(used in) financing activities 6,256,198 -12,125,427 Summary statement of cash flows: Cash and cash equivalents at beginning of financial year 63,988,410 69,121,468 Net cash from: Operating activities -39,884,815 8,656,057 Investing activities -5,031,468 -1,571,293 Financing activities 6,256,198 -12,125,427 Effect of exchange rate changes on cash held 244,997 -92,395 Cash and cash equivalents at end of financial year 25,573,322 63,988,410 Cash and cash equivalents are composed of: Cash in hand, balances with central banks and post office banks, excluding deposit with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) 13 25,389 Money market securities (Note B.2) 49,891 552,038 Loans and advances to credit institutions and customers: Repayable on demand 1,145,899 984,212 Other loans and advances (Note C) 24,377,519 62,426,771 25,573,322 63,988,410 EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 189

Consolidated cash flow statement (continued) for the year ended 31 December 2023 (in EUR ‘000) Non-cash changes (In EUR '000) 31.12.2022 Cash flows Exchange adjustments Fair value adjustments Other changes 31.12.2023 Long-term borrowings 409,075,357 -10,709,103 -2,596,851 11,205,050 0 406,974,453 Lease liability 97,022 -20,835 -1,747 933 50,968 126,341 Short-term borrowings 8,342,605 16,702,302 -274,325 0 0 24,770,582 Changes in liabilities arising from financing activities 417,514,984 5,972,364 -2,872,923 11,205,983 50,968 431,871,376 Non-cash changes (In EUR '000) 31.12.2021 Cash flows Exchange adjustments Fair value adjustments Other changes 31.12.2022 Long-term borrowings 459,717,547 -6,065,578 3,490,674 -48,067,286 0 409,075,357 Lease liability 132,151 -39,734 -3,511 1,061 7,055 97,022 Short-term borrowings 14,185,086 -6,334,078 491,597 0 0 8,342,605 Changes in liabilities arising from financing activities 474,034,784 -12,439,390 3,978,760 -48,066,225 7,055 417,514,984 The accompanying notes form an integral part of these consolidated financial statements. 190 2023 FINANCIAL REPORT

European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2023 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, L-2950 Luxembourg. The Bank and its subsidiary are defined as the ‘Group’ or ‘EIB Group’ as per Note A.4.1. The subsidiary held by the Bank is disclosed in Note B.4.1. Note A – Material accounting policies A.1. Basis of preparation A.1.1. Statement of compliance The European Investment Bank Group’s consolidated financial statements (the ’Financial Statements’) have been prepared on a going concern basis and in accordance with IFRS Accounting Standards (‘IFRS’), as adopted by the European Union. The financial statements as at 31 December 2023 include the consolidated income statement, the consolidated statement of comprehensive income, the consolidated balance sheet, the consolidated cash flow statement, the consolidated statement of changes in equity, and the notes. Segment reporting is contained in the notes. Risk reporting pursuant to IFRS 7 is primarily performed using a separate report on the opportunities and risks of future developments (risk report) as part of the management report. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 21 March 2024 and authorised their submission to the Board of Governors for approval by 26 April 2024. A.1.2. Basis of measurement The consolidated financial statements have been prepared on an amortised cost basis, except for derivative financial instruments, financial assets at fair value through other comprehensive income, financial assets and liabilities designated at fair value through profit or loss, financial instruments mandatorily measured at fair value through profit or loss and financial guarantees, which have been measured at the higher of the amount initially recognised less amortisation (when appropriate) under IFRS 15 and the loss allowance determined in accordance with IFRS 9. The receiver leg of financial guarantees is measured at fair value through profit or loss by discounting the future cash flows according to IFRS 9. The amortised cost (‘AC’) of financial assets and financial liabilities, designated as hedged items in qualifying fair value hedging relationships, are adjusted for hedging gains or losses. The liability for the defined-benefit obligation is recognised as the present value of the defined-benefit obligation, plus any unrecognised actuarial gains, less any unrecognised past service cost or unrecognised actuarial losses. The Financial Statements are presented in euro rounded to the nearest thousand, unless otherwise indicated. A.1.3. Bank’s exposure to the United Kingdom (‘UK’) On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union (‘EU’) pursuant to Article 50 of the Treaty on European Union (‘TEU’). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the “Withdrawal Agreement”), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank (‘EIB’) and its share of the EIB’s subscribed capital. Effective 1 February 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement (Symmetrical Capital Replacement) covered both the called part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the called part was financed by converting EIB reserves into called subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB’s subscribed capital. In addition, the capital subscribed by Poland and Romania in the EIB increased by EUR 5,386,000,000 and EUR 125,452,381, respectively. This capital increase (Asymmetrical Capital Increase) took effect on 1 March 2020, one month after the withdrawal of the United Kingdom from the EU. Poland and Romania will pay the called portion of their increase in the EIB’s subscribed capital and contribute to the EIB reserves in ten equal semi-annual instalments. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 191

The Withdrawal Agreement contains, among other things, several provisions governing the financial settlement in respect of the EIB as a result of the termination of UK membership of the EIB. In accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the United Kingdom shall remain liable, under its former share of the subscribed capital in the EIB, for the EIB’s pre-withdrawal exposure. In this respect as at 31 December 2023, the EIB’s pre-withdrawal exposure amounts to EUR 391,189 million, whereas the limit of the United Kingdom’s liability amounts to EUR 39,195 million. The United Kingdom shall also remain liable for other EIB risks as long as such risks are not related to post-withdrawal lending. In addition, in accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the EIB shall pay to the United Kingdom on behalf of the EU an amount equal to the UK share of the called capital of the EIB in twelve annual instalments. Except for such repayment of the UK called capital, the EIB shall not be obliged to make any other payment, return or remuneration to the United Kingdom in connection with the termination of its membership of the EIB or on account of the retention by the United Kingdom of certain liabilities as described in the relevant provisions of the Withdrawal Agreement. A.2. Significant accounting judgments, assumptions and estimates In preparing the consolidated Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgment are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Financial Statements. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions estimates are recognised prospectively. The most significant use of judgments and estimates is as follows: Fair value of financial instruments Where the fair values of financial instruments recorded on the consolidated balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include model choice and considerations of liquidity and model inputs such as correlation and volatility for longer dated derivatives (Note A.4.6). Impairment losses on financial instruments The expected credit loss (‘ECL’) measurement requires management to apply significant judgments, in particular, the assessment of a significant increase in credit risk since initial recognition, the incorporation of forward looking information and further the estimation of the amount and timing of future cash flows and collateral values when determining impairment losses. These estimates are driven by a number of factors, which can result in significant changes in the timing and amount of allowance for credit loss to be recognised (Note A.4.4); relevant assumptions on the effects on impairment resulting from the general context of uncertainty and various risks resulting from the current geopolitical and economic environment are detailed in Note A.4.4 and Note S. Valuation of unquoted equity investments Valuation of unquoted equity investments is normally based on one of the following: • recent arm’s length market transactions; • current fair value of another instrument that is substantially the same; • the expected cash flows discounted at current rates applicable for items with similar terms and risk characteristics; or • other valuation models. The determination of the cash flows and discount factors for unquoted equity investments requires significant estimation. The Group calibrates the valuation techniques periodically and tests them for validity using either prices from observable current market transactions in the same instrument or from other available observable market data (Note A.4.6). Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty (Note A.4.14). Consolidation of entities in which the Group holds an interest The Group made judgments that none of the entities (except for the European Investment Fund (‘EIF’), in which it holds an interest, are controlled by the Group at the end of the year based on its aggregate economic interests in the individual entities (comprising any carried interests and expected management fees) and the rights to remove the decision making body. In all cases, based on the assessment of the aforementioned factors, the Group is not able to control individually either the General Partner or the Fund Manager or the Management Board which have sole responsibility for the management and control of the activities and affairs of the investees and have the power and authority to do whatever necessary to carry out the purpose and objectives of the investees (Note B.4). 192 2023 FINANCIAL REPORT

A.3. Changes in accounting standards Except for the changes below, the Group has consistently applied the accounting policies set out in Note A.4. to all periods presented in these consolidated financial statements. New and amended standards adopted by the Group The following new standards and amendments to existing standards, became effective for the Group’s consolidated financial statements as of 1 January 2023: • Amendments to IAS 1 Presentation of Financial Statements and IFRS Practice Statement 2: Disclosure of Accounting policies; • Amendments to IAS 8 Accounting policies, Changes in Accounting Estimates and Errors: Definition of Accounting Estimates; • New standard IFRS 17 Insurance contracts: Initial Application of IFRS 17; • Amendments to IAS 12 Income Taxes: Deferred Tax related to Assets and Liabilities arising from a Single Transaction and International Tax Reform – Pillar Two Model Rules. The new standard issued and amendments listed above did not have any impact on the amounts recognised in prior periods and are not expected to significantly affect the current or future periods. New standards, amendments, and interpretations not yet adopted by the Group As at 31 December 2023, the following amendments to existing Standards had been issued but were not mandatory for annual reporting periods ending on 31 December 2023: Amendments to existing Standards endorsed by the EU, and which are effective for annual periods beginning on or after 1 January 2024: • Amendments to IAS 1 Presentation of Financial Statements: Classification of Liabilities as Current or Non-current and Non-current Liabilities with Covenants; • Amendments to IFRS 16 Leases: Lease Liability in a Sale and Leaseback. Amendments to existing Standards not yet endorsed by the EU: • Amendments to IAS 7 Statement of Cash Flows and IFRS 7 Financial Instruments: Supplier Finance Arrangements; • Amendments to IAS 21 The Effects of Changes in Foreign Exchange Rates: Lack of exchangeability; • Amendments to IFRS 10 Consolidated Financial Statements and IAS 28 Investments in Associates and Joint Ventures: Sale of Contribution of Assets between an Investor and its Associate or Joint Venture. At the date of authorisation of these consolidated financial statements none of the above listed Standards or amendments to existing Standards have been adopted early by the Group and no Interpretations have been issued that are applicable and need to be taken into consideration by the Group at either reporting date. Management anticipates that all relevant pronouncements will be adopted for the first period beginning on or after the effective date of the pronouncement, and that there will be not any material impact on the Group’s financial statements. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 193

A.4. Summary of material accounting policies A.4.1. Basis of consolidation Subsidiaries Subsidiaries are all entities directly or indirectly controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. All significant subsidiaries are included in the consolidated financial statements under IFRS, while entities immaterial to the Group are excluded from the scope of consolidation. The financial statements of any subsidiary are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. The Financial Statements of EIB Group comprise those of the European Investment Bank (the ‘Bank’ or ‘EIB’) and those of its subsidiary, the European Investment Fund (the ‘Fund’ or ‘EIF’). The financial statements of its subsidiary are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank exercises control over the EIF and therefore has applied the principles provided for under IFRS 10 in preparing consolidated financial statements. Hence, the Group consolidates the financial statements of the EIB and the EIF line by line by adding together like items of assets, liabilities, equity, income and expenses. Non-controlling interests Under IFRS, non-controlling interests are measured at their proportionate share of the subsidiaries net identifiable assets. They represent the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank. The non-controlling interest attributable to the European Commission (‘EC’) as one of the minority shareholders of the EIF is presented separately in the consolidated balance sheet under “Equity attributable to non-controlling interest” and consolidated income statement under “Profit attributable to non-controlling interest”. Commitment on EIF shares held by third party investors Under the terms of a replacement share purchase undertaking (‘RSPU’) in respect of the shares held by the EIF’s non-controlling shareholders other than the EC, the EIB is offering to buy these on an annual basis. The exercise price is determined on the basis of the audited annual accounts of the EIF and corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the retained earnings, the fair value reserve and the profit for the year, net of the dividend decided by the EIF’s General Meeting (see also Note G). Under IFRS, the RSPU is considered as a written put option over the above non-controlling interest, reflecting a contractual obligation to pay cash in the future to purchase the EIF shares from this minority shareholder group. As per IAS 32, such an arrangement gives rise to a financial liability in the amount of the present value of the redemption amount even if the payment of that cash is conditional on the option being exercised by the holder. Accordingly, under IFRS, the commitment is reclassified from “Non-controlling interest” and a corresponding financial liability in the amount of the fair value of the option’s exercise price (equivalent to the yearly established agreed price) is recognised under “Other liabilities” and attributed to owners of the parent. Subsequently, this financial liability is measured in accordance with IFRS 9, i.e. any changes in the fair value of the financial liability subsequent to the acquisition date are recognised in the consolidated income statement under “Interest expense and similar charges”. Any excess or deficit of non-controlling interest over the agreed price is reclassified to “consolidated reserves”. Interests in associates and joint ventures The Group’s interests in investees comprise interests in associates and joint ventures. Associates are those entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which the Group has joint control, whereby the Group has rights to the net assets of the arrangement, rather than the rights to its assets and obligations for its liabilities. The accounting treatment for associates and joint ventures is further explained in Note A.4.8.6. Transactions eliminated on consolidation After aggregation of the balance sheet and the income statement accounts, all intra-group balances and transactions, income and expenses resulting from intra-group transactions are eliminated. A.4.2. Foreign currency translation The consolidated Financial Statements are presented in euro (‘EUR’), as the functional currency of the Group and unit of measurement for the capital accounts of the Member States. The Group conducts its operations in euro, in other currencies of the Member States and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in currencies other than euro are translated into euro at the exchange rate prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the consolidated income statement under “Result on financial operations”. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non-monetary financial asset, exchange differences are either recognised in the consolidated income statement or within the equity reserves. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction and unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities are recognised in the consolidated income statement under “Result on financial operations”. 194 2023 FINANCIAL REPORT

A.4.3. Classification and measurement Financial assets and financial liabilities At initial measurement, the Group measures a financial asset or a financial liability at fair value plus or minus, for an item that is not at fair value through profit or loss (‘FVTPL’), transaction costs that are directly attributable to its acquisition or issue. The fair value at initial recognition is generally its cost. On initial recognition, a financial asset is classified as measured at amortised cost (‘AC’), fair value through other comprehensive income (‘FVOCI’) or FVTPL and a financial liability is classified as measured at AC or FVTPL. Under IFRS 9, classification starts with determining whether the financial asset shall be considered as a debt or equity instrument. IFRS 9 refers to the definitions in IAS 32 Financial Instruments: Presentation. Debt instruments are those instruments that meet the definition of a financial liability from the issuer’s perspective according to IAS 32, such as loans, government and corporate bonds. A debt instrument is classified at amortised cost if it meets both of the following conditions and is not designated as at fair value through profit or loss: • the asset is held within a business model whose objective is to hold assets to collect contractual cash flows; and • the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding (‘SPPI criteria’). A debt instrument is classified at fair value through other comprehensive income only if it meets both of the following conditions and is not designated as at fair value through profit or loss: • the asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and • the contractual terms of the financial asset give rise on specific dates to cash flows that are fulfilling the SPPI criteria. The above requirements should be applied to an entire financial asset, even if it contains an embedded derivative. Equity instruments are instruments that meet the definition of equity from the issuer’s perspective according to IAS 32, that is, instruments that do not contain a contractual obligation to pay and that evidence a residual interest in the issuer’s net assets. On initial recognition of an equity investment that is not held for trading, the Group may irrevocably elect to present subsequent changes in other comprehensive income. This election is made on an investment-by-investment basis. All other financial assets are classified as measured at fair value through profit or loss. A financial liability is measured at amortised cost except for financial liabilities: • that are mandatorily measured at fair value through profit or loss (e.g. derivative liabilities); and • that are designated as measured at fair value through profit or loss. On initial recognition the Group may irrevocably designate a financial asset or liability that otherwise meets the requirements to be measured at amortised cost as at fair value through profit or loss (so called “fair value option” (‘FVO’) when elected or FVTPL) if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise or if the financial assets and financial liabilities are managed and its performance is evaluated on a fair value basis. The main financial instruments designated at the FVO are hedged loans and debts evidenced by certificates that are not eligible for hedge accounting. For the purpose of disclosure requirements, the Group has defined the classes of financial instruments based on similarity of characteristics. Business model assessment EIB Group makes an assessment of the objective of a business model in which a debt instrument is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes: • the stated policies and objectives for the portfolio and the operation of those policies in practice. In particular, whether management´s strategy focuses on earning contractual interest revenue, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of the liabilities that are funding those assets or realising cash flows through the sale of the assets; • how the performance of the portfolio is evaluated and reported to the Group’s management; • the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed; and • the frequency, volume and timing of sales in prior periods, the reasons for such sales and its expectation about future sales activity. However, information about sales activity is not considered in isolation, but as part of an overall assessment of how the Group’s stated objective for managing the financial assets is achieved and how cash flows are realised. Solely payment of principal and interests (‘SPPI’) criteria For the purpose of this assessment, ‘principal’ is defined as the fair value of the debt instrument on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as profit margin. In assessing whether the contractual cash flows are solely payments of principal and interest, EIB Group considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. Derecognition The Group derecognises a financial asset when the contractual rights to the cash flows from the financial asset expire or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 195

or which the Group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset. The Group derecognises a financial liability when its contractual obligations are discharged, cancelled or expired. On derecognition of a financial asset or financial liability, the difference between the carrying amount of the asset or liability (or the carrying amount allocated to the portion of the asset or liability derecognised) and the sum of (i) the consideration received or paid and (ii) any cumulative gain or loss that had been recognised in other comprehensive income is recognised in profit or loss except for the cumulative gains or losses recognised in other comprehensive income for equity investments measured at fair value through other comprehensive income which are transferred to the additional reserves rather than to the income statement on disposal. In the context of IBOR reform, the Group’s assessment of whether a change to an amortised cost financial instrument is substantial, is made after applying the practical expedient introduced by IBOR reform Phase 2. As per the amendments issued by the IASB, the Group does not derecognise a financial instrument, which contractual cash flows are modified as a direct consequence from the reform and the change is economically equivalent to the previous basis for determining the contractual cash flows (i.e. the basis immediately before the change). Reclassification Financial assets are not reclassified subsequent to their initial recognition, except in the period after the Group changes its business model for managing financial assets. Modification A financial asset measured at amortised cost is considered modified when its contractual cash flows are renegotiated or otherwise modified. Renegotiation or modification may or may not lead to derecognition of the old and recognition of the new financial instrument. A substantial contractual modification on the cash flows of a financial asset measured at amortised cost which results in the derecognition of the financial asset, leads to the recognition of the new financial asset at its fair value, and the recording of the modification gain or loss impact in the consolidated income statement under “Result on financial operations”. A contractual modification is deemed substantial if the discounted present value of the cash flows under the revised terms (discounted using the original effective interest rate) is at least 10% different from the discounted present value of the remaining cash flows of the original financial asset. Qualitative factors such as a change in the currency on which the financial asset is denominated and conversion features are also considered. In the context of IBOR reform, the Group’s assessment of whether a change to an amortised cost financial instrument is substantial, is made after applying the practical expedient introduced by IBOR reform Phase 2. The Group updates the effective interest rate, without modifying the carrying amount of the financial instrument if the basis for determining the contractual cash flows of the financial instrument, measured at amortised cost, changes as a direct consequence from the reform and if the change is economically equivalent to the previous basis (i.e., the basis immediately before the change). Offsetting The Group offsets financial assets and liabilities in the Group's consolidated balance sheet if the corresponding criteria under IAS 32 are met. Furthermore, the financial assets and liabilities might be subject to a legally enforceable master netting arrangement or similar agreement that covers similar financial instruments, irrespective of whether they are offset in the consolidated balance sheet. The similar agreements include global master repurchase agreements. Similar financial instruments include repurchase agreements and reverse repurchase agreements. A.4.4. Impairment IFRS 9 is based on a forward-looking ‘expected credit loss’ (‘ECL’) model. This requires judgment as to how changes in economic factors affect expected credit losses, which are determined on a probability-weighted basis. Within the Group, the IFRS 9 impairment model applies to financial assets measured at amortised cost as well as to off-balance sheet commitments and financial guarantees. Under IFRS 9, loss allowances are measured on either of the following bases: • 12-month ECL’s: these are the ECLs that result from possible default events within the 12 months after the reporting date; and • Lifetime ECL’s: these are the ECLs that result from all possible default events over the expected life of a financial instrument. The IFRS 9 standard sets out a “three-stage” model for impairment based on changes in credit quality since initial recognition. Financial instruments are classified in Stage 1 except for those instruments for which significant increase in credit risk (‘SICR’) since initial recognition is identified. This includes both quantitative and qualitative information and analysis, based on the Group’s expertise, including forward-looking information. Further details on credit risk policies are detailed under Note S.2. The Group’s assessment of the significant increase in credit risk is based on a sequential approach which is using counterparty or instrument specific information consistent to the policies laid out in the Credit Risk Guidelines (‘CRG’) and the Financial Monitoring Guidelines and Procedures (‘FMGPs’), notably covering early warning trigger, internal rating (a decrease of 3 notches or more when compared to the historical internal rating for counterparties which current internal rating is below investment grade) and arrears (more than 30 days past due). The Group considers that any general context of uncertainty and various risks resulting from the current geopolitical and economic environment are reflected within the existing forward-looking ECL model which is deemed sufficiently robust to factor in such extreme events. Notably, respective impacts, if any, have been directly captured into parametric estimates (Point-in-Time PDs/LGDs) via downgrade rates and macroeconomic scenarios. If significant increase in credit risk has occurred, the financial instrument is moved to Stage 2 but is not yet deemed to be credit-impaired. If the financial instrument is credit-impaired, the financial instrument is then moved to Stage 3. To identify Stage 3 exposures, the Bank determines whether or not there is objective evidence of a non-performing exposure. For that, the Group considers a financial asset to be in default when the borrower is unlikely to pay its credit obligations to the Group in full, without recourse by the Group or the borrower is past due more than 90 days on any material credit obligation to the Group. In this respect, a financial asset is considered credit impaired when it is determined that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or an equivalent value. Individual credit exposures are evaluated based upon the borrower’s 196 2023 FINANCIAL REPORT characteristics, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realisable value of any collateral. All impaired claims are reviewed and analysed at least semi-annually. Any subsequent changes to the amounts and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to the consolidated income statement. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established impairments or directly to the consolidated income statement and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to the consolidated income statement. Financial assets that are written off could still be subject to enforcement activities in order to comply with the Group's procedures for recovery of amounts due. Measuring ECL – Inputs, Assumptions and Techniques Lifetime ECL measurement applies to Stage 2 and Stage 3 assets, while 12-month ECL measurement applies to Stage 1 assets. The measurement of the expected credit losses was performed based on the following credit risk parameters: • Probability of default (‘PD’); • Loss Given default (‘LGD’); and • Exposure at default (‘EAD’). The probability of default represents the likelihood of a counterpart defaulting on its financial obligation, either over the next 12 months, or over the remaining lifetime of the obligation. PD is an estimate at a certain date, which is calculated based on statistical rating models, and assessed using rating tools tailored to the various categories of counterparties and exposures. Ratings are primary input into the determination of the term structure of probability of default for exposures. The Group collects performance and default information about its credit risk exposures. The collected data are segmented by industry and region. Different industries and regions reacting in a homogenous manner to changes in the credit conditions and macroeconomic environment are analysed together. The Group employs statistical models to estimate the multi-period probability of default incorporating macroeconomic projections. The loss given default represents the expectation of the ratio of the loss on an exposure due to the default of a counterparty to the amount outstanding at default. Loss given default can be also defined as “1 - Recovery Rate”. LGD estimates are determined mainly by geography and by type of counterparty, with five main exposure classes: Sovereigns, Public Institutions, Financial Institutions, Corporate and Project Finance. LGD values can be further adjusted based on the product and contract specific features of the exposure. The Group incorporates forward-looking information into both its assessment of whether the credit risk of an instrument has increased significantly since its initial recognition and its measurement of expected credit losses. For the measurement of ECL, the Group has developed a conditional modelling approach for calculating PD term structures involving: • the definition of an economically reasonable link function between the credit cycle and macroeconomic variables, and • a set of three macro-economic scenarios (one baseline and two scenarios reflecting downturn and upturn in the economy) with multi-year potential realisation for the GDP and their associated likelihoods. To generate macroeconomic scenarios, the Bank uses a macro semi-structural multi-country and multi-equation model of the global economy with country specific blocks. The central / baseline scenario is designed to be consistent with the most recent European Commission (‘EC’) forecasts. The positive and negative scenarios are designed around the central scenario by the deployment of the multi-country/multi-equation model. The scenarios are derived shocking GDP, which is the key measure of economic activity. The shocks to real GDP are calibrated to replicate the observed volatility of the variable. Also, expert judgment is applied, when appropriate, to refine the size and persistency of GDP shocks. As a result, shocks are determined together with a decay function to determine the impact of the shocks over time. Probabilities attached to each scenario are defined reflecting market (volatility) indicators and internally developed indicators/trackers deployed in a consistent manner over time to capture uncertainty. The EAD represents the expected exposure in the event of a default and is based on the current exposure to the counterparty and potential changes to the current amount allowed under the contract including amortisation. The EAD of a financial asset is its gross carrying amount. For lending commitments and financial guarantees, the EAD includes the amount drawn, as well as potential future amounts that may be drawn under the contract. Preferred creditor status (‘PCS’) The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU Sovereign Exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States sovereign exposure or guarantees. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses (‘CAC’) included in debt instruments issued by EU Sovereigns. A.4.5. Derivatives and hedging activities The Group uses derivative instruments mainly for hedging market exposure on borrowings, treasury, and lending transactions, and also as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast transactions. All derivative instruments of the Group are measured at fair value through profit or loss and are reported as derivative assets or liabilities. Accrued interest on derivatives is part of the fair value recorded. Fair values are obtained from market inputs, discounted cashflow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as the time value of money, yield curve and volatility of the underlying. Changes in the fair value of derivatives are included in “Result on financial operations”. The Group’s hedging activities are designed to mitigate interest rate and currency risk by using swaps either to convert the interest rate risk profile, on both assets and liabilities, into standard floating rate risk or to protect against volatility of future cash flows such as future interest receipts on EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 197

floating-rate loans. Where the Group enters into a micro-hedge, each hedge relationship includes one or multiple hedged items, hedged fully or partially. Dependent on the hedging instrument, the hedged risk of the hedged item is determined as follows: • in case of using interest rate swap, only the interest rate risk with respect to the benchmark interest rate curve of the hedged item is hedged; and • in case of using a currency interest rate swap, the interest rate risk with respect to the benchmark interest rate curve and the currency risk with respect to the benchmark currency of the hedged item are hedged. From the three types of hedging relationships recognised by IFRS 9, the Group currently applies fair value and cash flow hedge accounting (the latter was introduced in February 2023). A fair value hedge is a hedge arrangement to mitigate risk related to changes in fair value of a recognised asset or liability or an unrecognised firm commitment, or a component of any such item, that is attributable to a particular risk and could affect profit or loss. The objective of hedge accounting is to represent, in the financial statements, the effect of the Group’s risk management activities that use financial instruments, on a micro-basis, to manage exposures arising from particular risks that could affect profit or loss. A cash flow hedge is an arrangement to mitigate risk related to the exposure to variability in cash flows that is attributable to a particular risk associated with a recognised asset or liability, an unrecognised firm commitment (currency risk only) or a highly probable forecast transaction and could affect profit or loss. The Group also hedges interest rate risk and basis risk on a macro basis as part of asset-liability management without application of hedge accounting. To qualify for hedge accounting, a hedge relationship has to consist of eligible hedging instruments and eligible hedged items. A derivative measured at fair value through profit or loss may be designated as a hedging instrument. The Group uses the following eligible hedging instruments and combinations of them: • Interest rate swaps; and • Currency swaps. A qualifying hedging instrument is designated in its entirety as a hedging instrument, with the exception that the foreign currency basis spread in case of currency swaps, which is separated and excluded from the designation. A hedged item can be a recognised asset or liability or an unrecognised firm commitment. The hedged item can be a single item or a group of items and can also be a component of such an item or group of items, but it must be reliably measurable. The following eligible hedged items are designated by the Group: • Borrowings; • Loan substitutes; • Loans; and • Treasury debt securities. The Group may also designate as hedged item or hedging instrument components of nominal amount of the aforementioned eligible financial assets and liabilities. In applying hedge of interest rate risk, the Group designates as hedged risk the contractually or non-contractually specified benchmark interest component that is separately identifiable and reliably measurable. On initial designation of the hedging relationship, the Group documents the relationship between hedging instruments and hedged items, including the risk management objective and strategy in undertaking the hedge, together with the method that will be used to assess the effectiveness of the hedging relationship on a continuous basis. As a result of the adoption of IBOR reform Phase 2 amendments, the Group applied temporary reliefs that allow the Group’s hedging relationships to continue upon the replacement of an existing IBOR with an RFR. A hedging relationship qualifies for hedge accounting if it meets all the following effectiveness requirements: • there is an economic relationship between the hedged item and the hedging instrument; • the effect of credit risk does not dominate the value changes that result from that economic relationship; and • the hedge ratio of the hedging relationship is the same as that resulting from the quantity of hedged item that the Group actually hedges and the quantity of the hedging instrument that the Group actually uses to hedge that quantity of hedged item. For fair value hedges the Group assesses the economic relationship between the hedged item and the hedging instrument with a qualitative analysis under which the critical terms of the hedging instrument and the hedged item match or are closely aligned, in which case the hedging relationship can be assumed highly effective. In certain circumstances, under which the critical terms of the hedged item do not match exactly with the critical terms of the hedging instrument, the hedge effectiveness is quantitatively assessed with the dollar offset method. For cash flow hedges the Group assesses whether the derivative designated in each hedging relationship is expected to be and has been effective in offsetting changes in cash flows of the hedged item under the hypothetical derivative method. For the purpose of evaluating whether the hedging relationship is expected to be highly effective, the Group considers that the benchmark interest rate is not altered as a result of IBOR reform. In order to show that the effect of credit risk does not dominate the value changes that result from the economic relationship between hedged items and hedging instruments, the Group is assessing the creditworthiness holistically considering all circumstances for both hedged items and hedging instruments. Hedge ineffectiveness is defined as the difference between the hedging gains or losses of the hedging instrument and the hedged item. Possible sources of ineffectiveness are as follows: • the CVA/DVA/CollVA of the swap, which is not reflected in the fair value of the hedged item attributable to the change in interest rate; 198 2023 FINANCIAL REPORT

• the different discount and forward curves used for the valuation of the hedging instruments and the hedged items; • minor deviations (within accepted thresholds) of the critical terms; and • as a result of the IBOR reform, minor one-time (2021 transition) valuation difference arising from the re-measurements of i) the hedging instrument following the application of the ISDA Fall-back Protocol amendments; and ii) the hedged item due to the adjustment of the discount curve for GBP, CHF and JPY LIBOR in 2021 as well as for USD in 2023 (see below). In case an economic hedge relation does not qualify for a hedge relation according to IFRS 9, the Group designates the hedged item irrevocably at the fair value option (‘FVO’) at deal inception to reduce a potential accounting mismatch, i.e. the hedged items are measured subsequently at fair value through profit or loss (‘FVTPL’). When the Group designates a financial liability as the fair value option (‘FVO’), the amount of change in the fair value attributable to changes in its credit risk (so called “own credit adjustment”, ‘OCA’) is presented in other comprehensive income in the “fair value reserve” (Note R). Accounting for fair value hedges As long as a fair value hedge meets the qualifying criteria mentioned above, the hedging relationship shall be accounted for as follows: • the fair value gain or loss on the hedging instrument shall be recognised on consolidated balance sheet and in the consolidated income statement; and • the fair value hedge gain or loss on the hedged item shall adjust the carrying amount of the hedged item (if applicable) and be recognised in the consolidated income statement (so called “basis adjustment”). When a hedged item is an unrecognised firm commitment, the cumulative change in the fair value of the hedged item subsequent to its designation is recognised as an asset or a liability (recognised under respective consolidated balance sheet line, e.g. loans and advances to customers) with a corresponding gain or loss recognised in the consolidated income statement. The designation of the hedge relationship and the calculation of the fair value of the hedged item start at trade date. In case of a late designation, the fair value gain or loss on the hedged item at the designation day is calculated and amortised in accordance with the effective interest method over the period of the hedge relationship. Subsequently, the accounting treatment follows the normal course of the hedging relationship described above. As allowed by IFRS 9, the Group separates the fair value of the foreign currency basis spread (‘CBS’) from the hedging instrument (‘CCIRS’) and applies a special treatment known as the cost of hedging approach, to the extent that it interrelates to the hedged item. The initial CBS of the hedging instrument, measured and stored at the date of designation, is amortised linearly over the residual lifetime of the hedge. Subsequent changes in the fair value of the CBS are recognised directly in a separate account within other comprehensive income. The fair value of the CBS converges at maturity to zero and therefore no amount recorded in other comprehensive income will have to be reclassified to the consolidated income statement. Typical reasons for a (partial) de-designation of a hedge relation are amendments of the contractual terms of the hedged items and/or hedging instruments, which lead to a violation of the hedge effectiveness criteria, partial prepayments/buy-backs/early expirations and an increase of credit risk, which lead to dominance of credit component of hedged item or hedging instrument. Termination may occur in case of full prepayment/full buy-back of the hedged item or any other event that will cause the hedged item to disappear from the consolidated balance sheet. The profit or loss result of fair value hedge accounting, which is recognised within “Result on financial operations” in the consolidated income statement, is also impacted by the amortisation of initial CBS, due to the cost of hedging approach. Also included within this caption of the consolidated income statement are the gains and losses attributable to derivatives that the Group uses for hedging interest-rate risk on a macro basis, but for which the Group does not apply hedge accounting. Accounting for cash flow hedges If the cash flow hedge meets the qualifying criteria the hedging relationship shall be accounted for as follows: • The hedging instrument is re-measured at fair value and the gains or losses on the effective portion of the hedging instrument are recognised in other comprehensive income. These amounts will be taken to the fair value reserve as a separate component of equity. The amount recognised in the fair value reserve shall be the lower of the cumulative gain or loss on the hedging instrument from the inception of the hedge, and the cumulative change in the fair value of the expected cash flows on the hedged item from the inception of the hedge. • If the cumulative change in the hedging instrument exceeds the change in the hedged item, ineffectiveness will be recognised in the consolidated income statement for the excess, which is included under “Result on financial operations”. • When cash flows relating to the hedged items (e.g. interest income) are reported in the consolidated income statement, amounts in other comprehensive income are reclassified (‘recycled’) to the consolidated income statement under “Result on financial operations”. Typical reasons for a de-designation of a cash flow hedge relation are prepayments which may lead to a violation of the hedge effectiveness criteria, or an increase of credit risk, which lead to dominance of credit component of hedged item or hedging instrument. The accounting treatment where cash flow hedges are discontinued is as follows: • If the hedged cash flows are no longer expected to occur, then the amount in the fair value reserve is immediately reclassified from other comprehensive income to the consolidated income statement. • If the hedged cash flows are still expected to occur, then the amount accumulated in the fair value reserve is not reclassified until the hedged cash flows affect the consolidated income statement. If the hedged cash flows are expected to affect the consolidated income statement in multiple reporting periods, then the amount in the fair value reserve is reclassified from other comprehensive income to the consolidated income statement on a linear basis. Determination of fair value of hedged items, hedging instruments and other derivatives in the context of IBOR Reform In the context of the IBOR reform, for fair value hedging relations in USD, the Group applied the Phase 1 of IASB IBOR project. The Bank has adhered to ISDA IBOR fallback protocol in March 2021. It has accordingly implemented the fallback rates to determine the cash flows of the hedging instruments for the relevant LIBOR benchmarks. Likewise, the Bank has applied economically equivalent revised discount rates when determining the fair value of the hedged item in GBP, CHF and JPY currencies (in 2021) while the fair value of the hedged items in USD currency was determined using USD LIBOR discount curve (in 2022). The hedging relationships were not discontinued when the basis for determining the contractual cash flows of the hedging instrument changes as a direct consequence from the reform and if it was considered economically equivalent to the previous basis (i.e., the basis immediately before the change). Moreover, and since the introduction by the Group of the hedge accounting under IFRS 9, the Group’s formal hedging documentation for all existing and new hedge relationships included, in anticipation of the IBOR Reform, the reference to the alternative benchmarks. Hence, it was considered by the Group that the hedged risk becomes the LIBOR successor upon cessation of phase 11. 1 when the uncertainty arising from IBOR reform is no longer present. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 199

The Group then remeasured accordingly the cumulative changes in the hedging instruments and hedged items based on new relevant alternative benchmark rates. The one-time transition difference was recorded in the Bank’s profit or loss accounts under “Result on financial operations”. A.4.6. Fair value of financial instruments Derivative financial instruments are initially recognised using the trade date basis. Fair value of financial instruments Fair value is the price that would be received on selling an asset or paid on transferring a liability in an orderly transaction between market participants at the measurement date in the principal, or in its absence, the most advantageous market to which the Group has access at that date. The fair value of a liability reflects its non-performance risk. When applicable, the Group measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as active if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an on-going basis. Where the fair values of financial assets and financial liabilities recorded on the consolidated balance sheet cannot be derived from active markets, they are determined using valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The chosen valuation technique incorporates all the factors that market participants would take into account in pricing a transaction. Portfolios of financial assets or financial liabilities that are exposed to market or credit risk that are managed by the Group on the basis of the net exposure to either market or credit risk are measured on the basis of a price that would be received on selling a net long position or paid on transferring a net short position for a particular risk exposure. These portfolio level adjustments are allocated to the individual assets and liabilities on the basis of the relative risk adjustment of each of the individual instruments in the portfolio. The Group measures fair values using the following fair value hierarchy that reflects the significance of the inputs used in making the measurements: • Level 1: inputs that are unadjusted quoted market prices in active markets for identical instruments to which the Group has access; • Level 2: inputs other than quoted prices included within Level 1 that are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using quoted market prices in active markets for similar instruments, quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly or indirectly observable from market data; and • Level 3: inputs that are not observable. This category includes all instruments where the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments where significant unobservable adjustments or assumptions are required to reflect differences between the instruments. The Group recognises transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred. A.4.7. Fee and commission income The Group earns fee and commission income from a diverse range of services it provides to its customers, which are accounted for in accordance with IFRS 15. The Group recognises the revenue when performance obligations are satisfied by transferring control of the promised service to the customer. As a general rule, customer obtains control when it has the ability of direct use or ability of obtaining substantially all the benefits from this service. In some circumstances, judgment might be needed to determine when control transfers. Fee and commission income can be divided into two broad categories based on the following: • Over time: the Group satisfies the performance obligation and, therefore, transfers control over time; and • Point in time: the Group satisfies the performance obligation and transfers control to the customer at a point in time. Main sources of commission income are guarantees, loans and services provided for third party mandates. The amount of commission income received is fixed or variable, based on certain criteria depending on different variable components such as percentage (%) of the EU contribution committed or linked to this single performance obligation. If the consideration includes a variable amount, the Group estimates the amount of consideration to which it will be entitled to in exchange for transferring the services to the customer. The variable consideration is estimated at contract inception and constrained to an extent that is highly probable that a significant revenue reversal in the amount of cumulative revenue recognised will not occur when the associated uncertainty with the variable consideration is subsequently resolved. Fee and commission income from revenues that are satisfied over time is recognised on an accruals basis over the service period. Fee and commission income earned from providing or fulfilling point-in-time services is recognised when the service has been completed. Regarding the performance obligations satisfied over time, the Group uses the “Input Method” to recognise income on the basis of its efforts or inputs to the satisfaction of these performance obligations and recognise over the time such fees. Regarding the performance obligations, maximum amounts, or “caps” on management fees are applicable to certain mandates. Where this applies, management fees will likely cease to be received before the end of the mandate, which is typically in 15 to 25 years, and will be paid over a limited timeframe such as in the first few years of the mandate, and which is therefore not correlated with the services performed and costs incurred by the Group. To address this issue, the Group uses a deferred income policy (further referred to as “contract liabilities mechanism”). The contract liabilities mechanism is based on the total costs to be incurred by the Group in relation to the mandate using ex-ante financial models for all new mandates as part of their approval process. This deferral policy ensures sustainable operations and revenue recognition based on percentage of completion of the contract. Respective adjustments are recorded in the consolidated balance sheet under “Deferred income”. 200 2023 FINANCIAL REPORT

A.4.8. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and shares and other variable-yield securities The consolidated balance sheet captions “Treasury bills and other bills eligible for refinancing with central banks” and “Debt securities including fixed-income securities” include: • debt securities measured at amortised cost; • debt securities mandatorily measured at fair value through profit or loss; and • debt securities designated to be measured at fair value through profit or loss. A.4.8.1. Treasury monetary portfolio The treasury monetary portfolio (‘TMP’) of the Group is held for the purpose of: • being the primary liquidity buffer for the Bank, timely providing the cash needed in any currency for which the Bank has implemented a treasury activity; and • covering the relevant transfer price, compatibly with the conditions of the financial markets and the respect of the previous - overarching – objective of maintaining an adequate level of liquidity in the Group. • The portfolio comprises money market products with a maximum maturity of twelve months, including treasury bills and negotiable debt securities issued by public bodies or credit institutions. These securities are initially recorded at fair value plus any directly attributable transaction costs. The difference between entry price and redemption value is amortised in accordance with the effective interest method over the remaining life of the securities. The securities in this portfolio are held with the intention to collect contractual cash flows and classified at amortised cost. As part of this business model, sales are considered to be infrequent or insignificant in volume. A.4.8.2. Securities liquidity portfolio (‘SLP’) The securities liquidity portfolio (‘SLP’) comprises listed debt securities issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. As the business model of the portfolio is largely driven by an active management of the Group making use of derivatives and sales of long-term asset in order to allow for a rapid readjustment of the duration and the mitigation of credit risks by moving the asset class allocation, the securities in this portfolio are mandatorily measured at fair value through profit or loss. Gains and losses realised on disposal or redemption and unrealised gains and losses from changes in the fair value are reported in the account “Result on financial operations”. Interest income from the SLP assets is included in “Interest and similar income”. The market value of “Securities liquidity portfolios” is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.4.8.3. Long-Term High Quality Liquid Assets (HQLA) Portfolio (‘LTHP’) The main purpose of the portfolio is to serve as a core long-term liquidity reserve for the Bank in EUR and USD, composed of highly-rated liquid bonds. Investments are authorised in securities that are issued or guaranteed by: • Governments of the European Union Member States and the United States of America (USA); • European Union, European Stability Mechanism, European Financial Stability Facility. Securities under this portfolio are to be purchased with the intention of holding them to maturity and to collect the contractual cash flows and are consequently classified at amortised cost. As part of this business model, sales are considered to be infrequent or insignificant in volume. Where an LTHP security meets the eligibility criteria of hedge accounting (Note A.4.5), the amortised cost is adjusted for the fair value attributable to the risks being hedged and is recognised in the consolidated income statement in “Result on financial operations”. The hedge fair value measurement is based on discounted cashflow technique. A.4.8.4. EIF Operational Portfolio The EIF Operational Portfolio has the following two objectives: • to provide returns commensurate with the long-term nature of the investments; and • serve as a 2nd line of liquidity. It consists of investments in long-term debt instruments (e.g. bonds, notes and other obligations). The securities in this portfolio are held with the intention of holding them to maturity and to collect the contractual cash flows and are consequently classified at amortised cost. As part of this business model, sales are considered to be infrequent or insignificant in volume. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 201

A.4.8.5. Loan substitutes portfolio and ABS Portfolio EIF The loan substitutes portfolio and ABS Portfolio EIF mainly consist of obligations in the form of bonds, notes or certificates issued by special purpose vehicles (‘SPVs’) or trust vehicles with the intention of holding them to maturity and to collect the contractual cash flows. A loan substitute can take the form of a contractually linked multiple or single tranche instrument. Where an investment in this portfolio meets the SPPI criterion, it is classified at amortised cost unless it has the nature of a fixed rate loan substitute and qualifies for hedge accounting (Note A.4.5) in which case it is designated in a hedge relation and the amortised cost is adjusted for the fair value attributable to the risks being hedged. The hedge fair value measurement is based on discounted cashflow technique. Economically hedged loan substitutes that cannot be included in hedge accounting are designated irrevocably to the fair value option to reduce the accounting mismatch due to the classification of the hedging instrument at fair value through profit or loss. Contractually linked multiple or single tranche instruments included in the loan substitutes portfolio not fulfilling the SPPI criterion are mandatorily measured at fair value through profit or loss. Front-end fees on loan substitutes are deferred and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan substitute. The front-end fees are deferred and recognised under “Interest and similar income” in the income statement over the life of the underlying loan substitute. Undisbursed parts of loan substitutes are recorded in the consolidated off balance sheet at their nominal value. Impairment on debt securities The Group assumes that the credit risk on treasury portfolios has not increased significantly since initial recognition due to inherent low credit risk. The credit risk associated with treasury debt securities (bonds, discount papers, etc.) is managed by selecting sound counterparties and issuers with a minimum rating at the outset set above investment grade per internal policies. Further, a regular assessment is performed to ensure that at each financial reporting date, the treasury assets meet the low credit risk criteria (see Note S.2.4). Consequently, the loss allowances relating to treasury assets measured at amortised cost are determined at an amount equal to 12-month ECL. As regards the loan substitutes, the ECL impairment model applied on loans and advances equally applies to instruments within the loan substitutes portfolio measured at amortised cost as well as to related undisbursed commitments. Respective loss allowances under IFRS 9 are calculated on either 12-month ECLs or Lifetime ECLs as per the impairment model explained in Note A.4.4. A.4.8.6. Shares and other variable-yield securities This caption in the consolidated balance sheet includes: • instruments mandatorily measured at fair value through profit or loss; • instruments designated as at fair value through other comprehensive income; and • instruments designated at fair value through profit or loss. The Group’s equity portfolio is mainly composed of private equity and venture capital operations, debt funds, infrastructure funds, investment funds and the participation in the European Bank for Reconstruction and Development (‘EBRD’) and is carried at fair value. Private equity, venture capital, debt funds, infrastructure funds and investment funds Private equity and Venture capital (‘VC’) operations, debt, infrastructure and investment funds are measured mandatorily at fair value through profit or loss with changes in the fair value recorded in “Result on financial operations”. In certain co-investments performed by the Bank, the investments are initially recognised at cost and the net-paid-in represents the drawdowns paid net of any capital repayments allocated in accordance with the agreed waterfall. The undrawn but committed part of these investments is recorded as consolidated off-balance sheet commitments at their nominal value. The fair value (before application of a waterfall if applicable) is determined by applying the aggregated net asset value (‘NAV’) method (thereby assuming that, despite the absence of readily ascertainable market value, NAV is the best estimate of the fair value). This valuation method implicitly assumes that if the NAVs of underlying funds (as derived from the latest available before year-end fund managers’ reports) can be considered to be the best estimate of the fair value as determined under IFRS 13, then the aggregation of the NAVs of all funds will itself be equivalent to the fair value as determined under IFRS 13. The fair value is determined by applying where available, and in order of priority, either: • the Group share value at the latest available date, submitted by the respective fund manager, or; • the number of shares or units held by the Group multiplied by the price per share or units latest available date reported by fund manager, or; • the Group’s percentage ownership in the specific compartment multiplied by the specific compartment net asset value (the “NAV”) reflected in the most recent fund manager’s report, or; • the Group’s percentage of ownership in the fund multiplied by the latest available fund NAV. In certain co-investments performed by the Bank, the fair value may be determined based on the agreed waterfall calculation. The attributable NAV is adjusted for events occurring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material by the Management Committee. 202 2023 FINANCIAL REPORT

In that respect, following the general context of uncertainty and various risks resulting from the current geopolitical and economic environment and the volatility observed in terms of performance, the Group enhanced its valuation techniques to estimate any adjustment on the fair value of the VC investments for the NAVs not reported by the fund managers at the reporting date of the Group financial statements. In particular, the Group considers the below elements to determine the fair value of these investments: • Insight information collected from the markets; • Comparison of the performance of relevant benchmarks with the performance of the portfolio by reviewing the correlation between the portfolios; • Observable trends from the last quarter NAVs available at the reporting date. Based on the three elements considered all together, the Group is able to determine an adjustment rate, if any, to be applied on the portfolio to derive a best estimate. For specific investments where NAVs cannot readily be determined, other guidelines for example the International Private Equity and Venture Capital Valuation (‘IPEV’) Guidelines, as published by the IPEV Board might be used and more detailed monitoring and review will be required. In accordance with this method, the funds are internally classified into three categories: • Category I – funds that have adopted the fair value requirements of IFRS 13 or IPEV Guidelines for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value; • Category II – funds that have adopted other valuation guidelines (such as the former 2001 EVCA) or standards that can be considered to be in line with IFRS 13, for which an equivalent NAV can be calculated; and • Category III – funds that have not adopted the fair value requirements of IFRS 13 or any other valuation guidelines in line with IFRS 13. Secondary sales Secondary sale transactions on venture capital funds and investment funds lead to derecognition of the underlying assets. Gains or losses from secondary sales are recorded in “Result on financial operations” and are calculated as the difference between the sales proceeds and the net carrying amount. Interests in joint ventures and associates The Group complies with the conditions necessary to use the venture capital organisations and similar entities measurement exemption included in IFRS 11 and IAS 28 and consequently decides not to use equity accounting on, or proportionately consolidate investments in respect of such investments. Upon initial recognition, holdings in joint ventures or associates are designated at fair value through profit or loss and measured subsequently at fair value in accordance with IFRS 9, with changes in fair value recognised in the consolidated income statement during the year of the change. Joint ventures are contractual agreements whereby the Group and other parties undertake an economic activity that is subject to joint control. A joint control is the contractually agreed sharing of control over an economic activity and exists only when the strategic financial and operating decisions relating to the activity require the unanimous consent of the parties sharing the control (the venturers). The participations acquired by the Group for its own account or on behalf of its mandate providers typically represent investments in private equity or venture capital funds. According to industry practice, such investments are generally investments jointly subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such a fund. As a consequence, any membership by an investor in a governing body of such fund does not in principle entitle such investor to influence the day-to-day operations of the fund. In addition, individual investors in a private equity or venture capital fund do not determine the policies of a fund such as distribution policies on dividends or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel, or obtaining privileged access to essential technical information. The Group’s investments, made for its own account or on behalf of its mandate providers, are executed in line with the above stated industry practice. In addition, the Group is exposed to variability of returns from these investments. Therefore, in considering whether it has control, the Group evaluates whether it manages key decisions that most significantly affect these investments’ returns. As a result, and according to IFRS 10, the Group has concluded that it does not control those vehicles. Associates are entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies. Participation in EBRD The Group also holds a participation in the EBRD for which the Group’s management has elected to irrevocably designate it at fair value through other comprehensive income as this investment was made for long-term strategic purposes. At initial recognition, the Group measures this participation at its fair value plus transaction costs. Subsequently, changes in fair value gains and losses, including foreign currency translation gains and losses, are recognised in other comprehensive income, and are never reclassified to profit or loss, even on disposal. Capital subscribed by the Group but uncalled from the investment in the EBRD is recorded as consolidated off-balance sheet commitments. A.4.9. Loans and advances to credit institutions and customers Loans and advances to credit institutions and customers mainly include loans where money is provided directly to the borrower. Loans and advances are recognised when cash is advanced to borrowers. They are initially recorded at cost (their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortised cost using the effective interest rate method. Undisbursed parts of loans are recorded as consolidated off-balance sheet commitments at their nominal value. Where loans meet the eligibility criteria of fair value hedge accounting (Note A.4.5), the fair value hedge gain or loss on the loans shall adjust their carrying amount and be recognised in the consolidated income statement in “Result on financial operations”. Where loans meet the eligibility criteria of the fair value option or do not meet the criteria for being classified at amortised cost or fair value through other comprehensive income (Note A.4.3), they are designated on initial recognition as at fair value through the consolidated income statement and are measured at their fair value. The fair value measurement technique used is based on a discounted cash flow technique. Loans designated at fair value are recorded at fair value in the consolidated balance sheet. Changes in fair value are recorded in “Result on financial operations”. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 203

For the impact of the IBOR reform on remeasurement of loans and advances to credit institutions and customers at amortised cost, please refer to the dedicated paragraph in Note A.4.3 – Classification and Measurement / Modification. For the impact of the IBOR reform on remeasurement of loans and advances to credit institutions and customers meeting eligibility criteria of hedge accounting, please refer to the dedicated paragraphs in Note A.4.5 – Derivatives and hedging activities / Determination of fair value of hedged items, hedging instruments and other derivatives in the context of IBOR Reform. For the impact of the IBOR reform on remeasurement of loans and advances to credit institutions and customers in GBP, CHF and JPY currencies reported under Fair Value Option, the Bank has applied economically equivalent discount rates since the migration, while the fair value of the hedged items in USD currency was switched to an economically equivalent discount in 2023. A.4.9.1. Interest on loans Interest on loans originated by the Group is recorded in the consolidated income statement under “Interest and similar income” using the effective interest rate method and on the consolidated balance sheet under “Loans and advances”. A.4.9.2. Reverse repurchase agreements (‘Reverse repos’) A reverse repurchase agreement is one under which the Group lends liquid funds to a credit institution which provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the Group’s custodian in exchange for settlement at the agreed price, which generates a return for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions - b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the consolidated balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Group monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. A.4.9.3. Term and on-demand deposits (‘Deposits’) Deposits are operations under which the Group lends liquid funds to a credit institution or customer for a certain period or on-demand against a return agreed between the parties. Deposits are entered at their nominal amount on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions or customers - other loans and advances”. A.4.9.3.1. Interest on deposits and reverse repurchase agreements Interest on deposits and reverse repurchase agreements are recognised as interest income or expense over the life of each agreement. Interest on deposits and reverse repurchase agreements is recognised as “Interest and similar income” or “Interest expense and similar charges” over the life of each agreement. A.4.9.4. Fees on loans Front-end fees on loans are deferred, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry. The front-end fees are deferred and recognised under “Interest and similar income” in the income statement over the life of the underlying loan. A.4.9.5. Interest subsidies Interest subsidies received in advance (Note F) are deferred and are recognised as an adjustment to the effective yield, being recorded under “Interest and similar income” in the consolidated income statement over the period from disbursement to repayment of the subsidised loan. A.4.10. Impairments on loans and advances Within the Group, the expected credit loss impairment model applies to loans and advances measured at amortised cost as well as to consolidated off-balance sheet commitments. Loss allowances, under IFRS 9, are measured on either 12-month ECL or Lifetime ECL as per the impairment model, which is analysed in note A.4.4. A.4.11. Financial guarantees Financial guarantee contracts require the Group to make specified payments to reimburse the holder for a loss it incurs if a specified debtor fails to make payments when due in accordance with the terms of a debt instrument. Signed financial guarantees are generally accounted and disclosed as off-balance sheet items. Financial guarantees are initially accounted for using the gross approach with offsetting of the receiver and the payer leg and recognised in the consolidated balance sheet at fair value. As EIB Group’s financial guarantee contracts are issued to unrelated parties in a stand-alone arm's length transaction, their fair value at inception is deemed to equal the premium received. At initial recognition, the obligation to pay corresponds to the net present value ('NPV') of expected premium inflows or the initial expected loss. Subsequently, financial guarantees are accounted for using the gross approach with future premiums to be received recorded separately as a financial asset and measured at fair value while the financial liability is measured at the higher of: • the amount of the loss allowance as determined under IFRS 9; and 204 2023 FINANCIAL REPORT

• the amount initially recognised i.e. NPV less, where appropriate, cumulative amortisation recognised in accordance with the principles of IFRS 15. Where eligible, the net present value (‘NPV’) of expected premium inflows and the amount of the expected payment obligations are offset. As per IAS 32, a financial asset and a financial liability shall be offset (net presentation) and the net amount presented in the consolidated balance sheet when, and only when, an entity: • currently has a legally enforceable right to set off the recognised amounts; and • intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously. In case the measurement of a financial guarantee contract results in a net asset position, the respective guarantee is presented in the consolidated balance sheet under “Other assets”. In case the measurement of a financial guarantee results in a net liability position, the respective operations are presented in the consolidated balance sheet: • Under “Other liabilities” for contracts for which the amortised initial NPV is higher than the 12-months ECL or lifetime ECL; • Under “Provision for guarantees issued and commitments” for contracts that are credit-impaired and hence a loss allowance based on lifetime ECL is recognised. When a financial guarantee is not eligible for net presentation the asset side and liability side are presented separately on the Group’s balance sheet. Any increase or decrease in the “Other assets” or “Other liabilities” relating to financial guarantees is recognised in the consolidated income statement under “Result on financial operations”. Any increase or decrease in the “Provision for guarantees issued and commitments” relating to financial guarantees other than the settlement of guarantee calls is recognised in the consolidated income statement under "Change in impairment on loans and advances and provisions for guarantees, net of reversals". Any premiums received are recognised in the consolidated income statement in "Fee and commission income". Any upfront fees received are recognised in "Deferred income" in the consolidated balance sheet and amortised in the consolidated income statement on a straight-line basis over the life of the financial guarantee. A.4.12. Property, furniture and equipment Property, furniture and equipment include land, Group-occupied properties and other machines and equipment. Property, furniture and equipment are reviewed periodically for impairment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation, less accumulated impairment. The costs of the Group's headquarters buildings in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis, as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles are recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation, less accumulated impairment. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg and Weimershof: 30 years; • Permanent equipment, fixtures and fittings: 10 years; • Furniture: 5 years; • Office equipment and vehicles: 3 years. There is no depreciation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. A.4.13. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement. Intangible assets are recognised as assets and are amortised on a straight-line basis over their estimated useful economic lives. At each consolidated balance sheet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If such indications exist, an analysis is performed to assess whether the carrying amounts are fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount. Internally developed software meeting these criteria is carried at cost less accumulated amortisation, less accumulated impairment calculated on a straight-line basis over three years from completion. There is no amortisation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. A.4.14. Pension plans and health insurance scheme The Group operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Group also provides certain additional post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded, as defined by IAS 19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. The charge to EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 205

the consolidated income statement in respect of the defined-benefit pension plan is based on the current service cost and interest cost as determined by qualified external actuaries. A.4.14.1. Pension plans for staff The Bank’s main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank, which covers all Bank employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the liability entered in the accounts is adequate. The latest valuation was carried out as at 31 December 2023 based on membership data as at 30 September 2023 and cashflows to 31 December 2023. The main assumptions used by the actuary are set out in Note J. Cumulative actuarial surpluses and deficits are recognised in full in “Other comprehensive income”. Net interest cost is recognised in the consolidated income statement under “Interest expense and similar charges”. The main pension plan of the EIF is a defined-benefit plan funded by contributions from staff and from the EIF, covering all EIF employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. A.4.14.2. Health insurance plan The Bank has set up its own health insurance plan for the benefit of staff, financed by contributions from the Bank and its employees. The plan is an unfunded plan treated as a defined-benefit plan. A specific provision is set aside on the liability side of the consolidated balance sheet for staff at retirement age. The Fund has subscribed to a health insurance scheme with an insurance company for the benefit of staff at retirement age, financed by a contribution from the Fund and its employees. Entitlement to these benefits is based on the employees remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment, using a methodology similar to that for defined-benefit pension plans. The health insurance liabilities are determined based on actuarial calculations as per the same dates as the pension plans. A.4.14.3. Pension plan for members of the Management Committee The related provision shown on the liability side of the Group’s consolidated balance sheet is determined, as for all plans, in conformity with IAS 19. Benefits are based on years of service and a percentage of final gross base salary as defined under the plan. The pension plan for members of the Management Committee is managed and accounted for under the same principles as the pension plan for staff (Note A.4.14.1). A.4.14.4. Optional supplementary provident scheme The optional supplementary provident scheme is a defined-contribution pension scheme, funded by voluntary staff and employer contributions. It is accounted for on the basis of the contributions from staff and employer and the corresponding liability is recorded in “Other liabilities”. A.4.15. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are initially recorded at cost and are presented in the consolidated financial statements at amortised cost. Interest on amounts owed to credit institutions and customers is recorded in the consolidated income statement as “Interest expense and similar charges” or “Interest and similar income” if interest rate is negative using the effective interest method. A.4.15.1. Repurchase agreements (‘Repos’) A repurchase agreement is one under which the Group borrows liquid funds from a credit institution and provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment, which is mentioned in note A.4.9.2. This type of operation is considered for the purposes of the Group to be a borrowing with an agreed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash owed, plus accrued interest. Repos are entered at their notional amounts on the liabilities side of the consolidated balance sheet under “Amounts owed to credit institutions- b) with agreed maturity or periods of notice”. A.4.15.1.1. Interest on repurchase agreements Interest on repurchase agreements is recognised as interest expense or income over the life of each agreement. A.4.15.2. Collateral call accounts Under unilateral Collateral Support Annexes, the Group receives cash as collateral to mitigate counterparty credit exposures on Derivatives, Lending and Treasury portfolios. The cash collateral received is recorded at its nominal value and presented in the consolidated balance sheet under “Amounts owed to credit institutions - a) repayable on demand” - Overnight deposits. A.4.16. Debts evidenced by certificates Debts evidenced by certificates are initially measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost, and any difference between net proceeds and the redemption value is amortised over the lifetime of the borrowings using the effective interest method. For the impact of the IBOR reform on remeasurement of Debts evidenced by certificates meeting eligibility criteria of hedge accounting, please refer to the dedicated paragraphs in Note A.4.5 – Derivatives and hedging activities / Determination of fair value of hedged items, hedging instruments and other derivatives in the context of IBOR Reform. For the impact of the IBOR reform on remeasurement of non-quoted debts evidenced by certificates reported under Fair Value Option, the Bank has applied economically equivalent discount rates after the cessation of the respective benchmarks. Borrowings are designated in a hedge relation in case they are eligible for hedge accounting under IFRS 9 (Note A.4.5) and their amortised cost is subsequently adjusted for the fair value attributable to the risks being hedged. 206 2023 FINANCIAL REPORT

Firm commitments in borrowings with a settlement date in the future may be hedged and designated to hedge accounting as well. The hedge fair value of borrowings is calculated based on a discounted cash flow method. Where borrowings are not included in hedge accounting and meet the eligibility criteria of the fair value option and have been designated on initial recognition as such, they are measured at fair value through profit or loss. The fair value measurement technique employed, in the event of absence of liquid market prices, is a discounted cash flow technique, using current yield curves. When the Group designates a borrowing as at fair value through profit or loss, the amount of change in the fair value attributable to changes in its credit risk (so called “own credit adjustment”, ‘OCA’) is presented in other comprehensive income. On initial recognition of the financial liability, the Group assesses whether presenting the amount of change in own credit adjustment in other comprehensive income would create or enlarge an accounting mismatch in profit or loss. This assessment is made by comparing: • The expected changes in the fair value of the borrowing related to changes in own credit adjustment; with • The impact of profit or loss of expected changes in the fair value of the related instruments. Amounts presented in the other comprehensive income are not subsequently transferred to profit or loss. When these instruments are derecognised, the related cumulative amount in the other comprehensive income is transferred to the Group’s additional reserves. For structured debt instruments that are related to foreign exchange rates and indices, including an embedded derivative, the Group has concluded swap agreements to fully hedge the exposure. Accrued interest on debt instruments is included under the liabilities caption including the underlying debt instruments in the consolidated balance sheet. A.4.17. Prepayments – Deferred income These accounts comprise: • Prepayments: expenditure incurred during the financial year but relating to a subsequent financial year; • Deferred income: income received before the balance sheet date but relating to a subsequent financial year. A.4.18. Leases At inception of a contract, the Group assesses whether a contract is a lease, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. After the commencement date, the Group recognises a right-of-use asset and a lease liability. The lease liability is initially measured at the present value of the lease payments, which comprise the contractual future fixed and variable lease payments, payments to be made under residual value guarantees, exercise price of a purchase option and penalties for termination. The lease liability is discounted using the Group’s incremental borrowing rate. Subsequently, the lease liability is measured at amortised cost using the effective interest method and is adjusted to reflect the lease payments made and interest from the unwind of the lease liability, with further re-measurements to reflect any reassessment or lease modifications. The right-of-use assets is initially measured at the amount of the lease liability, plus any initial direct costs incurred by the lessee and any lease payments made at or before the commencement date, less any lease incentives received and any dismantling costs (at termination date, if any). EIB Group elected by class of underlying asset, not to separate non-lease components from lease components, and consequently account for each lease component and any associated non-lease components as a single lease component. Subsequently, the Group carries the right-of-use asset applying a cost model, depreciating the right-of-use asset from the commencement date to the end of the lease agreements and assessing for any impairment, on an annual basis in accordance with IAS 36. As a lessee, the Group has grouped its leased assets in scope for IFRS 16 accounting, into two class of assets: real estate (both commercial buildings and residential houses) and cars. The grouping was done based on underlying assets, which are of similar characteristics, nature and use in an EIB’s Group operations. The Group presents right-of-use assets under “Property, furniture and equipment” and corresponding lease liability in “Other liabilities” in the consolidated balance sheet. Short-term leases and leases of low-value assets The Group has elected not to recognise right-of-use assets and lease liabilities for leases of low-value assets and short-term leases (e.g. IT and office equipment). The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term. A.4.19. Reserves A.4.19.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 207

A.4.19.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.4.19.3. Fair value reserve The fair value reserve includes the fair value attributable to changes in own credit risk for financial liabilities designated at fair value option, the fair value of the currency basis spread and the fair value changes attributable to equity investments designated at fair value through other comprehensive income. A.4.19.4. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated notional reserve for the allocation of own funds covering unexpected losses of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on an allocation of each operation and is calculated according to the evolution of the underlying assets. A.4.19.5. General loan reserve In 2009, a “general loan reserve” was introduced for the Bank’s loan and guarantee portfolio, representing a notional reserve for allocation of own funds. It is calculated based on the Bank’s internal loan grading system according to the evolution of the underlying assets. It is also noted that, with the introduction of IFRS 9, provisions for expected credit losses are accounted for on the Group financial assets measured at amortised cost as well as on the Group consolidated off-balance sheet commitments. The latter affects the consolidated income statement and should not be confused with the general loan reserve, which represents a notional allocation within the own funds and concerns the loan and guarantee operations granted by the Bank. A.4.20. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes. A.4.21. Interest income and expense Interest income and interest expense are recognised in the consolidated income statement for all interest bearing instruments on an accruals basis using the effective interest method based on the actual purchase price, including direct transaction costs. This is a method of calculating the amortised cost of a financial instrument and allocating the interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial instrument. In case of negative interest calculation, the corresponding interest is reclassified from interest income to interest expense and vice versa. On Stage 3 financial assets (financial assets that have objective evidence of impairment at the reporting date and for which a lifetime ECL is recognised) the interest income is calculated based on their net carrying amount (i.e. net of credit allowance). In addition to interest and commission on loans, deposits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursement payments made by its borrowers. The Group records the indemnities received for early repayment of loans immediately in the consolidated income statement at the time of derecognition of the related loans. In accordance with IAS 32 – Financial Instruments: Presentation, as a result of the replacement share purchase undertaking (Note A.4.1), fair value movements on the EIF put option are presented under “Interest expense and similar charges”. A.4.22. Income from shares and other variable-yield securities “Income from shares and other variable-yield securities” is mainly composed by any reflows exceeding the capital. A.4.23. Cash and cash equivalents Cash and cash equivalents are disclosed in the consolidated cash flow statement and comprise cash on hand, unrestricted balances held with central banks, on demand amounts due, and highly liquid money market securities or term deposits with initial maturity of 3 months or less from the date of acquisition. These instruments are subject to an insignificant risk of changes in their value, readily convertible to cash and are used by the Group in the management of its short-term commitments. Items under cash and cash equivalents are carried at amortised cost in the consolidated financial statements. 208 2023 FINANCIAL REPORT

Note B – Cash in hand, balances with central banks and post office banks, debt securities portfolio, shares and other variable-yield securities and interest in other entities (in EUR ‘000) B.1. Cash in hand, balances with central banks and post office banks The cash in hand and balances with central banks and post office banks equals to EUR ’000 210,008 at 31 December 2023 (2022: EUR ‘000 112,703). The EIB is an eligible counterparty in the Eurosystem’s monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement (‘MRR’). The balance of this deposit amounts to EUR ‘000 209,995 (2022: EUR ‘000 87,266). B.2. Debt securities portfolio The details of each portfolio as at 31 December 2023 and 31 December 2022 are as follows: 31.12.2023 31.12.2022 Treasury bills and other bills eligible for refinancing with central banks 36,971,320 21,620,352 Debt securities including fixed-income securities 11,894,569 10,983,057 Total debt securities(*) 48,865,889 32,603,409 (*) Of which EUR ‘000 17,526,300 are unlisted as at 31 December 2023 (2022: EUR ‘000 6,615,093). At 31.12.2023 Classification Carrying amount Fair value LTHP AC 4,644,776 4,546,516 TMP AC 17,645,778 17,664,319 SLP Mandatorily at FVTPL 4,898,991 4,898,991 Operational portfolio – EIF AC 2,233,153 2,071,558 ABS Portfolio EIF Mandatorily at FVTPL 534,506 534,506 Loan substitutes portfolio (Note D) AC 18,322,826 18,242,114 Loan substitutes portfolio (Note D) Mandatorily at FVTPL 408,729 408,729 Loan substitutes portfolio (Note D) Designated at FVTPL 177,130 177,130 Total debt securities 48,865,889(1) 48,543,863 (1) Of which cash and cash equivalents EUR '000 49,891. At 31.12.2022 Classification Carrying amount Fair value LTHP AC 2,526,234 2,290,208 TMP AC 7,000,595 6,991,823 SLP Mandatorily at FVTPL 3,184,745 3,184,745 Operational portfolio – EIF AC 2,326,520 2,059,529 ABS Portfolio EIF Mandatorily at FVTPL 402,815 402,815 Loan substitutes portfolio (Note D) AC 16,370,081 16,038,219 Loan substitutes portfolio (Note D) Mandatorily at FVTPL 612,364 612,364 Loan substitutes portfolio (Note D) Designated at FVTPL 180,055 180,055 Total debt securities 32,603,409(1) 31,759,758 (1) Of which cash and cash equivalents EUR '000 552,038. Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 209

EU sovereign exposure The Group did not record impairment in 2023 and 2022 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank’s as well as EIF’s preferred creditor status and the protection given by the Bank’s Statute as well as on a detailed review of any fair value adjustment requirements. The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group’s debt securities portfolios as at 31 December 2023 and 31 December 2022: At 31.12.2023 Book value Fair value EU sovereigns Austria 1,034,947 1,031,029 Belgium 191,893 169,253 Bulgaria 40,121 34,421 Czech Republic 270,260 271,862 Denmark 110,675 110,421 Croatia 9,277 9,277 Finland 589,014 575,205 France 2,523,386 2,572,821 Germany 1,744,241 1,737,794 Hungary 16,478 15,133 Italy 6,500,846 6,510,421 Latvia 23,074 23,537 Lithuania 31,326 29,263 Luxembourg 55,854 59,206 Netherlands 153,966 152,832 Poland 730,012 717,644 Portugal 47,027 40,846 Romania 14,358 14,358 Slovakia 8,002 7,696 Slovenia 39,317 33,458 Spain 1,044,139 1,043,161 15,178,213 15,159,638 Non-EU sovereign and other bonds 33,687,676 33,384,225 Total 48,865,889 48,543,863 At 31.12.2022 Book value Fair value EU sovereigns Austria 165,057 154,436 Belgium 163,662 131,678 Bulgaria 40,679 32,810 Czech Republic 275,646 277,988 Finland 80,097 61,109 France 1,832,932 1,850,483 Germany 1,181,246 1,159,915 Hungary 16,631 14,342 Italy 633,802 630,016 Latvia 19,984 19,983 Lithuania 31,202 28,187 Luxembourg 5,006 4,872 Netherlands 410,738 401,832 Poland 1,728,650 1,733,123 Portugal 47,098 37,544 Slovakia 7,994 7,454 Slovenia 49,384 40,688 Spain 1,431,257 1,423,707 8,121,065 8,010,167 Non-EU sovereign and other bonds 24,482,344 23,749,591 Total 32,603,409 31,759,758 210 2023 FINANCIAL REPORT

Debt securities portfolio – Loss allowances The following table shows the reconciliation from the opening to the closing balance of the loss allowance for debt securities portfolio under the ECL IFRS 9 model. 2023 (in EUR '000) 12-month ECL Lifetime ECL not credit-impaired Lifetime ECL credit-impaired Total Debt securities measured at AC Balance at 1 January 1,174 3,378 0 4,552 Transfer to 12-month ECL 0 0 0 0 Transfer to lifetime ECL not credit-impaired 0 0 0 0 Net remeasurement of loss allowance 2,487 -2,064 0 423 New financial assets originated or purchased 974 0 0 974 Financial assets that have been derecognised -68 -111 0 -179 Balance at 31 December 4,567 1,203 0 5,770 2022 (in EUR '000) 12-month ECL Lifetime ECL not credit-impaired Lifetime ECL credit-impaired Total Debt securities measured at AC Balance at 1 January 374 5,416 0 5,790 Transfer to 12-month ECL 0 -2 0 -2 Transfer to lifetime ECL not credit-impaired 0 9 0 9 Net remeasurement of loss allowance 708 -2,688 0 -1,980 New financial assets originated or purchased 149 643 0 792 Financial assets that have been derecognised -57 0 0 -57 Balance at 31 December 1,174 3,378 0 4,552 EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 211

B.3. Shares and other variable-yield securities The balance comprises: 2023 Shares and other variable-yield securities Private Equity and Venture Capital Operations EBRD shares Equity investments and Infrastructure funds Other equity investments Other investments(3) Total Cost: At 1 January 2023 6,955,305 157,500 3,617,881 1,534 72,823 10,805,043 Additions (2) 1,590,475 0 821,927 0 334,558 2,746,960 Reflows / Terminations (2) -858,682 0 -607,346 -286 -5,575 -1,471,889 At 31 December 2023 7,687,098 157,500(1) 3,832,462 1,248 401,806 12,080,114 Unrealised gains/losses: At 1 January 2023 6,399,035 390,078 1,296,549 2,249 0 8,087,911 Unrealised gains 967,095 99,293 189,222 693 14,827 1,271,130 Unrealised losses -1,112,855 0 -22,140 0 -14,827 -1,149,822 At 31 December 2023 6,253,275 489,371 1,463,631 2,942 0 8,209,219 Net book value: At 31 December 2023 13,940,373 646,871 5,296,093 4,190 401,806 20,289,333 At 31 December 2022 13,354,340 547,578 4,914,430 3,783 72,823 18,892,954 2022 Shares and other variable-yield securities Private Equity and Venture Capital Operations EBRD shares Equity investments and Infrastructure funds Other equity investments Other investments(3) Total Cost: At 1 January 2022 6,901,616 157,500 3,018,393 264 0 10,077,773 Additions (2) 1,509,714 0 954,579 1,270 72,823 2,538,386 Reflows / Terminations (2) -1,456,025 0 -355,091 0 0 -1,811,116 At 31 December 2022 6,955,305 157,500(1) 3,617,881 1,534 72,823 10,805,043 Unrealised gains/losses: At 1 January 2022 7,535,551 440,427 818,142 412 0 8,794,532 Unrealised gains 921,460 0 487,128 1,837 3,682 1,414,107 Unrealised losses -2,057,976 -50,349 -8,721 0 -3,682 -2,120,728 At 31 December 2022 6,399,035 390,078 1,296,549 2,249 0 8,087,911 Net book value: At 31 December 2022 13,354,340 547,578 4,914,430 3,783 72,823 18,892,954 At 31 December 2021 14,437,167 597,927 3,836,535 676 0 18,872,305 (1) The amount of EUR ‘000 157,500 (2022: EUR ‘000 157,500) corresponds to the capital paid in by the Group as at 31 December 2023 with respect to its subscription of EUR ‘000 900,440 to the capital of the European Bank for Reconstruction and Development (‘EBRD’). As at 31 December 2023, the Group holds 3.03% of the subscribed capital of the EBRD (2022: 3.03%). (2) The “Additions” and “Reflows/Terminations” amounts include foreign exchange movements. (3) The amount of EUR ‘000 401,806 (2022: EUR ‘000 72,823) corresponds to the net paid in in respect of private equity operations which are deployed by the EIF in the context of the InvestEU Programme. These operations are fully guaranteed by the EU represented by the European Commission. The latter is exposed to the upside and downside arising from these equity operations whereas the Group retains ultimately only an interest component in order to cover its cost of funding. Therefore, from an economical and risk perspective, the Group, as beneficiary of the EU Guarantee, is exposed ultimately to the credit risk of the European Commission and not the equity risk stemming from the underlying investments. The fair value of such operations, disregarding the guarantee of EC, amounts to EUR ‘000 386,979 (2022: EUR ‘000 69,140) whereas the valuation of the guarantee provided by the EC is valued at EUR ‘000 14,827 (2022: EUR ‘000 3,682). The Group designated the investment in EBRD as at fair value through other comprehensive income because the investment is expected to be held for the long-term for strategic purposes and there are no plans to dispose this investment in the short or medium term. There was no dividend recognised during the year 2023 nor transfers of any cumulative gain or loss within equity relating to this investment. The fair value movements from the private equity and venture capital operations observed and reported in the above table are primarily based on the individual valuations of the invested funds received from the relevant fund managers. From total private equity and venture capital operations valuations received 99% are under Category I or Category II pursuant to the classification included in Note A.4.8.6. 212 2023 FINANCIAL REPORT

B.4. Interest in other entities B.4.1 Composition of the Group The European Investment Fund (the ‘Fund’ or ‘EIF’) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 37B, avenue J.F. Kennedy, L-2968 Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through: • the provision of guarantees to financial institutions that cover credits to small and medium sized entities (‘SMEs’); • the acquisition, holding, managing and disposal of equity participations; • the administration of special resources entrusted by third parties; and • related activities. The EIF has share capital consisting solely of ordinary shares, which are held directly by the Bank and the proportion of ownership interests held equals to the voting rights held by Bank. The country of incorporation or registration is also its principal place of business. In April 2023, the Bank subscribed to additional 70 shares in EIF, which remained unallocated as a result of the EIF’s capital increase from 2021, for an amount of approximately EUR 31 million. Consequently, as at 31 December 2023, the Bank holds 59.78% (2022: 59.40%) of the subscribed capital of the EIF amounting to EUR 7.4 billion (2022: EUR 7.3 billion). During 2023, the Bank neither bought shares from other investors nor sold any such shares to other investors. As a result, as at 31 December 2023 the Bank holds 4,406 shares in EIF (2022: 4,336 shares). B.4.2 Involvement with unconsolidated structured entities Definition of a structured entity A structured entity is one that has been designed so that voting or similar rights are not the dominant factor in deciding who controls the entity. IFRS 12 observes that a structured entity often has some or all of the following features: • Restricted activities; • A narrow and well-defined objective, such as to effect a tax-efficient lease, carry out research and development activities, provide a source of capital or funding to an entity or provide investment opportunities for investors by passing on risks and rewards associated with the assets of the structured entity to investors; • Insufficient equity to permit the structured entity to finance its activities without subordinated financial support; • Financing in the form of multiple contractually linked instruments to investors that create concentrations of credit or other risks (tranches). Unconsolidated structured entities The term 'unconsolidated structured entities' refers to all structured entities that are not controlled by the Group and includes interests in structured entities that are not consolidated. Definition of Interests in structured entities: IFRS 12 defines "interests" broadly to include any contractual or non-contractual involvement that exposes the reporting entity to variability in returns from the performance of the entity. Examples of such interests include the holding of equity interests and other forms of involvement such as the provision of funding, liquidity support, credit enhancements, commitments and guarantees to the other entity. IFRS 12 states that a reporting entity does not necessarily have an interest in another entity solely because of a typical customer supplier relationship. Type of structured entity Nature and purpose Interest held by the Group Project Finance - lending to Special Purposes Vehicles ('SPVs') Project Finance Transactions ('PF Operations') are transactions where the Group relies for the servicing of its debt on a borrower whose sole or main source of revenue is generated by a single or limited number of assets being financed by such debt or other pre-existing assets contractually linked to the project. PF operations are often financed through SPVs. Net disbursed amounts Interest income Private equity and venture capital, equity investments and infrastructure funds and other investments The Group finances venture capital and investment funds. Venture capital and investment funds pool and manage money from investors seeking private equity stakes in small and medium-size enterprises with strong growth potential as well as financing infrastructure projects. Investments in units/shares issued by venture capital and investment funds Dividends received as dividend income Assets Backed Securities issued by SPVs Investing in notes issued by SPVs is a Group’s alternative mean of providing funds to a project promoter or intermediary. Asset Backed Securities are issued by a segregated SPV and are backed by a pool of assets originated by a financial or another institution. It should be noted that the Group does not act as sponsor/promoter of such SPVs. Investments in notes issued by the SPVs Interest income Guarantees granted in respect of loans granted by third party SPVs The Group enters into guarantees and unfunded securities transactions that can be granted to financial institutions, public entities or SPVs. Guaranteed exposures Guarantee fees EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 213

Mandate management The Group manages mandates on behalf of third parties and is entrusted with the management of external funds and provides related back-office and accounting services. Management fees for services The table below shows the carrying amounts of unconsolidated structured entities in which the Group has an interest at the reporting date, as well as the Group’s maximum exposure to credit risk in relation to those entities or maximum exposure to loss for private equity and venture capital, equity investments and infrastructure funds and other investments. The maximum exposure to credit risk or maximum exposure to loss (for private equity and venture capital, equity investments and infrastructure funds and other investments) includes the carrying amounts and the related undisbursed commitments. 31.12.2023 31.12.2022 (in EUR million) Caption Carrying amount Maximum Exposure to Credit Risk or loss* Carrying amount Maximum Exposure to Credit Risk or loss* Project finance - lending to SPVs Loans and advances to customers 7,220 7,957 7,638 8,595 Private equity and venture capital, equity investments and infrastructure funds and other investments (refer to Note B.3) Shares and other variable-yield securities 19,638 30,276 18,342 27,737 Loan substitutes – Investments in Asset Backed Securities issued by SPVs and other structured entities Debt securities including fixed-income securities 7,249 7,249 5,940 5,940 Guarantees granted in respect of loans granted by third party SPV (Notes S.2.5.3) Provisions for guarantees issued and commitments 87 14,673 98 10,674 Total 34,194 60,155 32,018 52,946 * Maximum exposure to credit risk is not applicable for private equity and venture capital, equity investment and infrastructure funds and other investments, as they carry no credit risk. No support is provided to structured entities by EIB Group beyond the above disclosed carrying amount. Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR ‘000) 31.12.2023 31.12.2022 Term deposits 22,320,243 56,821,267 On-demand deposits 2,249 14,411 Reverse repos 23,736,876 7,382,540 Other loans and advances to credit institutions 46,059,368 64,218,218 Other loans and advances to customers 55,658 125,976 Total other loans and advances 46,115,026 64,344,194 Of which cash and cash equivalents (excluding accrued interest) 24,377,519 62,426,771 214 2023 FINANCIAL REPORT

Note D – Summary statement of loans (in EUR ‘000) D.1. Aggregate loans granted Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows: To intermediary credit institutions Directly to final beneficiaries 31.12.2023 31.12.2022 Disbursed portion 90,164,600 335,291,168 425,455,768 412,719,347 Undisbursed loans 29,240,406 99,325,526 128,565,932 124,031,899 Aggregate loans granted 119,405,006 434,616,694 554,021,700 536,751,246 Loan instalments receivable 25,078 140,640 165,718 167,093 Loan substitutes portfolio 18,908,685 17,162,500 Aggregate loans including loan substitutes portfolio 573,096,103 554,080,839 D.2. Impairment on loans and advances – Loss allowances The following tables show the reconciliation from the opening to the closing balance of the loss allowance for disbursed loans and advances and undisbursed loans (loan commitments) under the ECL IFRS 9 model. 2023 12-month ECL Lifetime ECL not credit-impaired Lifetime ECL credit-impaired Total Loans and advances to credit institutions measured at AC Balance at 1 January 2023 8,724 23,540 180 32,444 Transfer to 12-month ECL 731 -7,024 0 -6,293 Transfer to lifetime ECL not credit-impaired -294 1,764 0 1,470 Transfer to lifetime ECL credit impaired 0 0 0 0 Net measurement of loss allowance 4,327 -908 0 3,419 New financial assets originated or purchased 5,280 33,192 0 38,472 Financial assets that have been derecognised -534 -865 -180 -1,579 Write-offs 0 0 0 0 Balance at 31 December 2023 18,234 49,699 0 67,933 The evolution of the loss allowance on Loans and advances to credit institutions is mainly explained by the following: • Decrease due to the net movement between 12-month ECL, Lifetime ECL not credit-impaired and Lifetime ECL credit-impaired by an amount of EUR ‘000 4,823. • Increase due to new financial assets originated or purchased by an amount of EUR ‘000 38,472. • Increase due to the net measurement of loss allowance of existing operations within the same staging level by an amount of EUR ‘000 3,419. • Decrease due to the full derecognition of financial assets by an amount of EUR ‘000 1,579. 2022 12-month ECL Lifetime ECL not credit-impaired Lifetime ECL credit-impaired Total Loans and advances to credit institutions measured at AC Balance at 1 January 2022 1,863 21,053 52,310 75,226 Transfer to 12-month ECL 252 -1,081 0 -829 Transfer to lifetime ECL not credit-impaired -1 28 0 27 Transfer to lifetime ECL credit impaired 0 -22 0 -22 Net measurement of loss allowance 4,501 1,795 -43,857 -37,561 New financial assets originated or purchased 2,290 4,604 0 6,894 Financial assets that have been derecognised -181 -2,837 -8,273 -11,291 Write-offs 0 0 0 0 Balance at 31 December 2022 8,724 23,540 180 32,444 EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 215

2023 12-month ECL Lifetime ECL not credit-impaired Lifetime ECL credit-impaired Total Loans and advances to customers measured at AC Balance at 1 January 2023 27,507 140,310 128,122 295,939 Transfer to 12-month ECL 4,174 -35,401 -23 -31,250 Transfer to lifetime ECL not credit-impaired -1,759 42,973 -58 41,156 Transfer to lifetime ECL credit impaired -276 -279 104,701 104,146 Net measurement of loss allowance 15,178 21,498 9,732(1) 46,408 New financial assets originated or purchased 11,292 13,601 17 24,910 Financial assets that have been derecognised -901 -72 -1,320 -2,293 Write-offs 0 0 0 0 Balance at 31 December 2023 55,215 182,630 241,171 479,016 (1) This amount includes EUR '000 9,315 related to the use of ECL due to derecognition of the corresponding asset following its modification. No assets were derecognised and subsequently reinstated in 2023. The evolution of the loss allowance on Loans and advances to customers is mainly explained by the following: • Increase due to the net movement between 12-month ECL, Lifetime ECL not credit-impaired and Lifetime ECL credit-impaired by an amount of EUR ‘000 114,052. • Increase due to new financial assets originated or purchased by an amount of EUR ‘000 24,910. • Decrease due to the full derecognition of financial assets by an amount of EUR ‘000 2,293. • Increase due to the net measurement of loss allowance of existing operations within the same staging level by an amount of EUR ‘000 46,408. 2022 12-month ECL Lifetime ECL not credit-impaired Lifetime ECL credit-impaired Total Loans and advances to customers measured at AC Balance at 1 January 2022 15,286 104,941 168,032 288,259 Transfer to 12-month ECL 793 -14,623 0 -13,830 Transfer to lifetime ECL not credit-impaired -3,381 37,092 -1,991 31,720 Transfer to lifetime ECL credit impaired -489 -4,594 2,190 -2,893 Net measurement of loss allowance 9,548 -213 -62,893(1) -53,558 New financial assets originated or purchased 6,462 19,554 25,556 51,572 Financial assets that have been derecognised -712 -1,847 -2,772 -5,331 Write-offs 0 0 0 0 Balance at 31 December 2022 27,507 140,310 128,122 295,939 (1) There is nil amount related to the use of ECL due to derecognition of the corresponding asset following its modification as there were none in 2022. Moreover, no assets were derecognised and subsequently reinstated in 2022. 2023 12-month ECL Lifetime ECL not credit-impaired Lifetime ECL credit-impaired Total Loan commitments measured at AC Balance at 1 January 2023 12,820 26,110 275 39,205 Transfer to 12-month ECL 850 -12,532 0 -11,682 Transfer to lifetime ECL not credit-impaired -501 15,074 0 14,573 Transfer to lifetime ECL credit impaired 0 0 0 0 Net measurement of loss allowance 2,665 1,224 0 3,889 New financial assets originated or purchased 10,019 4,400 0 14,419 Financial assets that have been derecognised -5,392 -2,283 -25 -7,700 Write-offs 0 0 0 0 Balance at 31 December 2023 20,461 31,993 250 52,704 216 2023 FINANCIAL REPORT

The evolution of the loss allowance on Loan commitments is mainly explained by the following: • Increase due to the net movement between 12-month ECL, Lifetime ECL not credit-impaired and Lifetime ECL credit-impaired by an amount of EUR ‘000 2,891. • Increase due to new financial assets originated or purchased by an amount of EUR ‘000 14,419. • Decrease due to the full derecognition of financial assets by an amount of EUR ‘000 7,700. • Increase due to the net measurement of loss allowance of existing operations within the same staging level by an amount of EUR ‘000 3,889. 2022 12-month ECL Lifetime ECL not credit-impaired Lifetime ECL credit-impaired Total Loan commitments measured at AC Balance at 1 January 2022 3,466 26,519 3,101 33,086 Transfer to 12-month ECL 349 -7,936 0 -7,587 Transfer to lifetime ECL not credit-impaired -41 12,488 -3,101 9,346 Transfer to lifetime ECL credit impaired -369 -5 250 -124 Net measurement of loss allowance 2,150 -8,641 25 -6,466 New financial assets originated or purchased 8,541 6,642 0 15,183 Financial assets that have been derecognised -1,276 -2,957 0 -4,233 Write-offs 0 0 0 0 Balance at 31 December 2022 12,820 26,110 275 39,205 D.3. Geographical breakdown of lending by country in which projects are located Loans for projects within the European Union: Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 Spain 76,586,055 65,058,395 11,527,660 13.37% 13.39% France 72,106,126 54,166,606 17,939,520 12.59% 12.10% Italy 65,366,919 53,541,896 11,825,023 11.41% 11.37% Poland 47,992,645 38,678,120 9,314,525 8.38% 8.04% Germany 47,440,227 36,582,020 10,858,207 8.28% 8.15% Greece 19,174,453 14,771,510 4,402,943 3.35% 3.46% Belgium 17,894,164 13,116,207 4,777,957 3.12% 2.93% Netherlands 16,331,506 12,123,867 4,207,639 2.85% 2.96% Austria 14,916,877 13,594,115 1,322,762 2.60% 2.74% Sweden 13,369,853 10,054,276 3,315,577 2.33% 2.15% Portugal 12,710,920 9,918,672 2,792,248 2.22% 2.43% Finland 10,508,119 9,161,087 1,347,032 1.83% 1.93% Hungary 9,184,092 7,967,580 1,216,512 1.60% 1.72% Czech Republic 8,667,287 5,687,970 2,979,317 1.51% 1.41% Romania 8,092,011 4,337,574 3,754,437 1.41% 1.27% Ireland 7,878,988 6,132,468 1,746,520 1.38% 1.39% Denmark 4,541,887 3,072,867 1,469,020 0.79% 0.69% Slovakia 4,008,429 3,743,711 264,718 0.70% 0.77% Croatia 3,130,065 2,753,920 376,145 0.55% 0.63% Lithuania 2,832,737 2,641,707 191,030 0.49% 0.46% Slovenia 2,688,630 1,965,066 723,564 0.47% 0.46% Cyprus 2,665,930 1,987,332 678,598 0.47% 0.48% Bulgaria 2,376,384 1,752,910 623,474 0.41% 0.42% Estonia 1,855,640 1,415,608 440,032 0.32% 0.27% Latvia 1,022,116 859,884 162,232 0.18% 0.18% Luxembourg 756,741 209,507 547,234 0.13% 0.15% Malta 415,214 316,635 98,579 0.07% 0.07% Sub-total 474,514,015 375,611,510 98,902,505 82.81% 82.02% EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 217

Loans for projects outside the European Union: Countries and territories in which projects are located Aggregate loans granted Disbursed portion Undisbursed portion % of total 2023 % of total 2022 United Kingdom 27,270,830 27,179,169 91,661 4.76% 5.37% Candidate countries(3) 21,826,956 15,344,240 6,482,716 3.81% 4.08% Mediterranean countries(5) 19,741,767 11,489,797 8,251,970 3.45% 3.60% Asia 9,531,576 4,150,267 5,381,309 1.66% 1.61% ACP States(6) 8,868,649 3,023,289 5,845,360 1.55% 1.31% Latin America 6,399,526 4,306,111 2,093,415 1.12% 1.12% Potential candidate countries(2) 1,866,095 1,280,927 585,168 0.33% 0.04% EFTA 1,498,609 1,282,109 216,500 0.26% 0.28% Eastern Europe, Southern Caucasus(2) (4) 722,479 269,151 453,328 0.13% 0.44% South Africa 586,549 324,549 262,000 0.10% 0.11% OCT(7) 103,334 103,334 0 0.02% 0.02% Sub-total 98,416,370 68,752,943 29,663,427 17.19% 17.98% Total 2023(1) 572,930,385 444,364,453 128,565,932 100.00% Total 2022(1) 553,913,746 429,881,847 124,031,899 100.00% (1) Aggregate loans including loan substitutes and excluding loan instalments receivables (2023: EUR 166 million, 2022: EUR 167 million). (2) In 2023, Georgia falls under the “Potential candidate countries” caption, whereas in 2022 it fell under Eastern Europe, Southern Caucasus. Comparative figures in the column “% of total 2022” are reflecting the composition of each country cluster relevant for the year of presentation. (3) The total disbursed exposure for Ukraine amounts to EUR 3,162 million in 2023 (2022: EUR 3,088 million). Of this amount, EUR 2,981 million (2022: EUR 2,855 million) is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. Of the remainder of EUR 181 million at own risk, EUR 166 million is covered by the EU Political Risk Guarantee under the EU External Lending Mandate. A further EUR 2,606 million has been committed in signed operations not yet disbursed. Of this amount, EUR 2,433 million is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. Of the remainder of EUR 173 million at own risk, EUR 138 million is covered by the EU Political Risk Guarantee under the EU External Lending Mandate. (4) The total disbursed exposure for Belarus amounts to EUR 7 million in 2023 (2022: EUR 45 million). This amount is covered by the EU Political Risk Guarantee under the EU External Lending Mandate. A further EUR 350 million has been committed in signed operations not yet disbursed which is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. (5) Total disbursed exposure for Israel amounts to EUR 767 million in 2023 (2022: EUR 706 million). Of this amount, EUR 300 million (2022: EUR 324 million) is covered by the EU Political Risk Guarantee under the EU External Lending Mandate. A further EUR 1,088 million has been committed in signed operations not yet disbursed. Of this amount, EUR 20 million is covered by the Risk Sharing Mandate under the InnovFin Mandate. Total disbursed exposure for Palestine amounts to EUR 106 million in 2023 (2022: EUR 90 million). Of this amount, EUR 97 million (2022: EUR 78 million) is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. A further EUR 264 million has been committed in signed operations not yet disbursed which is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. (6) African, Caribbean and Pacific. (7) Overseas Countries and Territories. 218 2023 FINANCIAL REPORT

D.4. Movement in guarantee operations The following table shows the reconciliation from the opening to the closing balance of the financial guarantees. Comparative amounts for 2022 are disclosed below. 2023 Other liabilities Provisions 12-month ECL Lifetime ECL not credit-impaired Lifetime ECL credit-impaired Total Financial Guarantees Balance at 1 January 88,589 134 9,332 98,055 Transfer to 12-month ECL 0 0 0 0 Transfer to lifetime ECL not credit-impaired 0 0 0 0 Transfer to lifetime ECL credit impaired 0 0 0 0 Net remeasurement -12,703 -67 76 -12,694 Use of provision 0 0 0 0 New guarantees originated or purchased 19,878 0 0 19,878 Guarantees that have been derecognised -18,326 -27 0 -18,353 Balance at 31 December 77,438 40 9,408 86,886 2022 Other liabilities Provisions 12-month ECL Lifetime ECL not credit-impaired Lifetime ECL credit-impaired Total Financial Guarantees Balance at 1 January 29,675 203 9,451 39,329 Transfer to 12-month ECL 0 0 0 0 Transfer to lifetime ECL not credit-impaired 0 0 0 0 Transfer to lifetime ECL credit impaired 0 -22 0 -22 Net remeasurement 41,426 -20 58 41,464 Use of provision 0 0 0 0 New guarantees originated or purchased 19,731 0 0 19,731 Guarantees that have been derecognised -2,243 -27 -177 -2,447 Balance at 31 December 88,589 134 9,332 98,055 EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 219

Note E – Property, furniture, equipment and intangible assets (in EUR ‘000) Land Luxembourg buildings(1) Furniture and equipment Right-of-use assets(2) Total property, furniture and equipment Total intangible assets Cost at 1 January 2023 20,145 422,034 73,451 259,714 775,344 102,927 Additions 0 32,083 35,383 71,086 138,552 61,771 Disposals 0 0 -26,974 -50,620 -77,594 -27,813 At 31 December 2023 20,145 454,117 81,860 280,180 836,302 136,885 Accumulated depreciation/amortisation: At 1 January 2023 0 -225,926 -40,207 -164,620 -430,753 -32,760 Depreciation/amortisation 0 -9,792 -25,375 -34,994 -70,161 -35,854 Disposals 0 0 26,974 30,501 57,475 27,774 At 31 December 2023 0 -235,718 -38,608 -169,113 -443,439 -40,840 Carrying amount: At 31 December 2023 20,145 218,399 43,252 111,067 392,863 96,045 At 31 December 2022 20,145 196,108 33,244 95,094 344,591 70,167 (1) All land and buildings are used by the Group for its own activities. For subsequent measurement purposes the Group uses the “cost model” under IAS 16. The Luxembourg buildings category includes cost relating to the construction of a new building for an amount of EUR ’000 111,253 (2022: EUR ’000 79,305), which is expected to be completed in 2026. (2) Right-of-use assets - is composed of the two classes of assets: Real estate (both commercial and residential properties) and cars. The depreciation charge during 2023 for the Real estate was EUR ’000 34,732 (2022: EUR ’000 43,388) and for the cars was EUR ’000 262 (2022: EUR ’000 205). The carrying amount as at 31 December 2023 was EUR ’000 110,955 for the Real estate (2022: EUR ’000 94,874) and for the cars was EUR ’000 112 (2022: EUR ’000 220). Note F – Deferred income (in EUR ‘000) 31.12.2023 31.12.2022 Deferred management fees 323,599 291,046 Interest subsidies received in advance 177,969 128,426 Deferred income on loans and guarantees 47,876 53,494 Other(*) 117,227 6,373 Total 666,671 479,339 (*) The variation of the "Other" deferred income items is mainly driven by recovery and restructuring fees. 220 2023 FINANCIAL REPORT

Note G – Other assets and other liabilities (in EUR ‘000) G.1. Other assets 31.12.2023 31.12.2022 Accounts receivable and sundry debtors 189,940 72,654 Guarantee call receivable 141,597 55,811 Net assets from financial guarantee contracts 50,789 34,304 InvestEU receivable 35,201 0 EGF management fee receivable 8,703 56,041 Advances on salaries and allowances 3,008 2,264 Other 2,460 2,293 Total 431,698 223,367 G.2. Other liabilities 31.12.2023 31.12.2022 Capital repayable to the UK(*) 2,295,904 2,595,904 Optional Supplementary Provident Scheme 896,487 848,289 Commitment to purchase EIF non-controlling interest(**) 461,826 419,763 First Loss Piece Contribution(***) 340,821 233,227 Lease Liability 126,341 97,022 Accounts payable and sundry creditors 116,812 113,952 Personnel costs payable 104,086 103,478 Net liabilities from financial guarantee contracts (Note D.4.) 77,478 88,723 Payable amounts under mandates 56,487 49,482 Payable on HIPC initiative(****) 13,596 13,596 InvestEU payable 3,782 0 Western Balkans infrastructure fund 97 97 Other 1,011,890 476,587 Total 5,505,607 5,040,120 (*) In accordance with the Article 150(4) of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community, and as amended by COUNCIL DECISION (EU) 2020/769 of 10 June 2020, the EIB will repay to the UK EUR 3.5bn of called capital in twelve annual instalments starting with 15 October 2020 (the first eleven instalments will be EUR 300,000,000 each and the final one will be EUR 195,903,950). The instalments due on 15 October 2020, 15 October 2021, 14 October 2022 and 13 October 2023 were settled in full. (**) As at 31 December 2023, the portion of EIF non-controlling interest on the consolidated other liabilities amounts to EUR 462 million (2022: EUR 420 million) and on the consolidated result (Note L) amounts to EUR -25 million (2022: EUR -9 million). (***) Contribution related to First Loss Piece (FLP). FLP is a form of portfolio-based collateral under which all the losses incurred on a portfolio of exposures are absorbed by the FLP, until it has been fully exhausted. Only after that point the more senior tranches can incur some losses too. (****) Heavily Indebted Poor Countries (‘HIPC’) initiative. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 221

Note H – Amounts owed to credit institutions and customers (in EUR ‘000) H.1. Amounts owed to credit institutions 31.12.2023 31.12.2022 Repayable on demand 1,094,567 2,371,014 - Overnight deposits 1,094,567 2,371,014 With agreed maturity or periods of notice 1,052,802 3,071,698 - Short-term deposits 0 6,005 - Repo with credit institutions 1,052,802 3,065,693 Total 2,147,369 5,442,712 H.2. Amounts owed to customers 31.12.2023 31.12.2022 Repayable on demand 1,912,580 1,433,117 - Overnight deposits 81 46 - European Union and Member States' accounts: - For Special Section operations and related unsettled amounts 414,924 395,981 - Deposit accounts 1,497,575 1,037,090 With agreed maturity or periods of notice 159,560 57,637 - Short-term deposits 159,560 57,637 Total 2,072,140 1,490,754 Note I – Debts evidenced by certificates (in EUR ‘000) In its financing activity, one of the Group’s objectives is to align its funding strategy with the funds required for the loans granted. The caption “Debts evidenced by certificates” includes “Debt securities in issue” (securities offered to the general investing public) and “Others” (private placements). The table below discloses the details of debts outstanding as at 31 December 2023 and 31 December 2022 per currency, together with the average rates and due dates (earliest/latest). Debts evidenced by certificates (in EUR '000) Payable in Nominal at 31.12.2023 Average rate 2023(*) Due dates 2023 Nominal at 31.12.2022 Average rate 2022(*) EUR 261,675,719 1.62 2024/2061 251,275,921 1.29 USD 97,159,685 2.70 2024/2058 100,421,872 2.11 GBP 34,889,117 3.73 2024/2054 37,274,935 2.97 AUD 9,600,389 2.90 2024/2040 10,025,515 2.32 PLN 8,950,340 3.62 2024/2043 6,868,484 4.05 SEK 4,685,022 1.97 2025/2040 5,094,499 1.58 CAD 4,382,496 2.27 2024/2045 5,325,718 2.15 NOK 3,474,045 2.87 2024/2037 4,118,397 2.64 CHF 3,370,086 2.10 2024/2036 3,918,655 1.96 ZAR 2,054,012 8.01 2024/2035 2,138,328 8.00 JPY 1,158,921 2.29 2024/2053 1,374,409 2.27 MXN 996,096 6.36 2024/2033 1,219,817 6.00 DKK 781,461 0.99 2024/2031 783,185 0.87 CNY 570,635 2.80 2024/2026 499,851 2.82 NZD 414,191 3.27 2027/2028 550,661 3.21 CZK 204,612 5.16 2025/2034 362,397 4.18 TRY 137,218 9.83 2024/2027 248,852 10.59 RUB 66,310 3.89 2024/2026 85,960 3.89 BRL 65,276 9.25 2027/2027 0 0 HUF 55,643 9.06 2024/2025 53,134 9.06 INR 43,523 7.40 2033/2033 0 0 HKD 34,757 0.53 2025/2025 36,074 0.53 EGP 29,242 14.00 2026/2026 0 0 RON 20,701 2.23 2026/2026 20,810 2.23 Total 434,819,497 431,697,474 Outstanding at 31.12.2023 Outstanding at 31.12.2022 Total nominal value(**) 434,819,497 431,697,474 IFRS adjustments on borrowings -3,074,462 -14,279,512 Total debts evidenced by certificates 431,745,035 417,417,962 (*) Weighted average interest rates at the balance sheet date. (**) The nominal value of debts evidenced by certificates held for hedge accounting purposes amounts to EUR 306.5 billion (2022: EUR 322.8 billion), the nominal value of debts evidenced by certificates held at fair value through profit or loss to EUR 17.7 billion (2022: EUR 23.0 billion), and the nominal value of debts evidenced by certificates held at amortised cost amounts to EUR 110.6 billion as at 31 December 2023 (2022: EUR 85.9 billion). 222 2023 FINANCIAL REPORT

Note J – Pension plans and health insurance scheme (in EUR ’000) The Group operates three defined-benefit pension plans. The Group also provides certain post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded as defined by IAS19 and the plan is not regulated. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 31 December 2023. The plans typically expose the Group to actuarial risks such as interest rate risk, longevity risk, inflation risk and salary risk. An additional risk is associated with the payment to the dependants of plan members (widow and orphan benefits). Interest rate risk The present value of the defined-benefit liability is calculated using a discount rate determined by reference to high quality corporate bond yields. A decrease in the bond interest rate will increase the pension liability. Longevity risk The present value of the defined-benefit plan liability is calculated by reference to the best estimate of the mortality of the plan participants both during and after their employment. An increase in the life expectancy of the plan participants will increase the plan’s liability. Inflation risk The present value of the defined benefit plan liability is calculated by reference to the future pension increases, which are linked to Luxembourg inflation. An increase in Luxembourg inflation will increase the plan’s liability. Salary risk The present value of the defined-benefit plan liability is calculated by reference to the future salaries of plan participants. An increase in the salary of the plan participants will increase the plan’s liability. An additional plan is not included in the figures below: the Optional Supplementary Provident Scheme (a defined-contribution pension scheme). The corresponding amount of EUR 896 million (2022: EUR 848 million) is classified under “Other liabilities” (Note G). The principal assumptions used in determining pension and post-employment benefit obligations for the Group’s plans are shown below: in % 2023 2022 Discount rate for pension plans 3.66 3.88 Discount rate for health insurance plan 3.66 3.88 Future salary increase (including inflation)(*) 3.30 3.30 Future pension increases 2.30 2.30 Healthcare cost increase rate 4.30 4.30 Dependency cost increase rate 2.30 2.30 Average longevity at 60 of a male member (years) 27.20 27.10 Average longevity at 60 of a female member (years) 29.70 29.60 Actuarial tables ICSLT 2018 - Static 2023 ICSLT 2018 - Static 2022 (*) Representative nominal rate reflecting average career progression assumption. Sensitivity analysis: Significant actuarial assumptions for the determination of the defined obligation are discount rate, expected salary increase and mortality. The sensitivity analyses below have been determined based on reasonably possible changes of the respective assumptions occurring at the end of the reporting period, while keeping all other assumptions constant. EIB Pension: • If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 8.9% (increase by 10.3%). • If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 4.7% (decrease by 4.0%). • If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 3.0% (decrease by 3.0%). • If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 14.5% (decrease by 12.0%). EIF Pension: • If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 11.9% (increase by 14.1%). • If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 7.5% (decrease by 6.3%). • If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 2.8% (decrease by 2.8%). • If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 15.0% (decrease by 12.4%). EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 223

Management Committee Pension: • If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 6.4% (increase by 7.1%). • If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 1.0% (decrease by 0.9%). • If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 3.6% (decrease by 3.6%). • If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 12.4% (decrease by 10.5%). Health Insurance for EIB: • If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 11.7% (increase by 13.8%). • If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 4.6% (decrease by 4.5%). • If the expected future healthcare cost increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 33.2% (decrease by 24.4%). Health Insurance for EIF: • If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 14.4% (increase by 17.2%). • If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 4.3% (decrease by 4.3%). • If the expected future healthcare cost increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 42.2% (decrease by 29.8%). The sensitivity analysis presented above may not be representative of the actual change in the defined obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions may be correlated. Furthermore, in presenting the above sensitivity analysis, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined benefit obligation liability recognised in the consolidated balance sheet. There was no change in the method and assumptions used in preparing the sensitivity analysis from prior years. The table below shows the actuarial experience (gain)/loss for the different plans and the total defined benefit obligation: EIB Pension Management Committee Pension EIF Pension Health Insurance Total Total defined benefit obligation 2023 280,157 1,755 20,304 12,567 314,783 6,473,001 2022 209,645 675 16,885 82,842 310,047 5,722,781 2021 -23,091 -1,088 5,063 102,798 83,682 8,623,332 2020 25,397 1,754 19,479 -97,605 -50,975 9,569,495 224 2023 FINANCIAL REPORT

The tables below show the evolution of the Defined Benefit Obligation during 2023 and 2022 (in EUR ‘000): EIB Pension Management Committee Pension EIF Pension Health Insurance Total 2023 Obligation at the beginning of the year 4,621,255 60,841 346,924 693,761 5,722,781 a) Current service cost 132,443 2,082 17,522 39,894 191,941 b) Interest cost 177,171 2,312 13,415 26,765 219,663 c) Past service cost 3,257 0 31 0 3,288 Total profit or loss 312,871 4,394 30,968 66,659 414,892 a) Experience (gain)/loss 280,157 1,755 20,304 12,567 314,783 b) Change in model(*) -186,620 -397 -23,166 0 -210,183 c) Change in demographic assumptions 8,683 239 -802 1,775 9,895 d) Change in financial assumptions 211,967 1,924 22,044 44,632 280,567 Total OCI(**) 314,187 3,521 18,380 58,974 395,062 a) Employee contributions 52,338 0 6,981 3,654 62,973 b) Benefit payments -110,021 -2,505 -2,330 -7,851 -122,707 Total Other -57,683 -2,505 4,651 -4,197 -59,734 Benefit obligation as at 31 December 2023 5,190,630 66,251 400,923 815,197 6,473,001 (*) The model change concerns the way in which the invalidity benefit is being attributed to the years in an individual’s projected career. (**) Attributable to the Equity holders of the Bank (EUR '000 -385,098) and to non-controlling interests (EUR '000 -9,964). EIB Pension Management Committee Pension EIF Pension Health Insurance Total 2022 Obligation at the beginning of the year 6,952,029 78,737 598,425 994,141 8,623,332 a) Current service cost 293,459 2,697 40,179 84,116 420,451 b) Interest cost 93,237 1,047 8,075 13,372 115,731 c) Past service cost 3,463 0 0 0 3,463 Total profit or loss 390,159 3,744 48,254 97,488 539,645 a) Experience (gain)/loss 209,645 675 16,885 82,842 310,047 b) Change in demographic assumptions -295,452 356 -44,095 14,168 -325,023 c) Change in financial assumptions -2,591,485 -20,334 -278,218 -490,774 -3,380,811 Total OCI(**) -2,677,292 -19,303 -305,428 -393,764 -3,395,787 a) Employee contributions 47,855 0 6,202 3,124 57,181 b) Benefit payments -91,496 -2,337 -529 -7,228 -101,590 Total Other -43,641 -2,337 5,673 -4,104 -44,409 Benefit obligation as at 31 December 2022 4,621,255 60,841 346,924 693,761 5,722,781 (**) Attributable to the Equity holders of the Bank (EUR '000 3,257,952) and to non-controlling interests (EUR '000 137,835). EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 225

EIB employees pay a fixed contribution reviewed every five years. For the period from 1 January 2019 to 31 December 2023, the employee’s contribution represents 11.3% of their pensionable salary. Following an actuarial review during 2023, the contribution rate has been updated to 11.2% of their pensionable salary for the period from 1 January 2024 to 31 December 2028. The residual contribution (including back service payments) is paid by the Group. All contributions of the Group and its staff are invested in the assets of the Group. The funding requirements are based on the local actuarial measurement framework. In this framework the discount rate is set on a risk free rate. Furthermore, premiums are determined on a current salary base. The Group is liable for all pension payments stemming from the defined benefit plan. The average duration of the benefit obligation at 31 December 2023 is split as follows: EIB Pension: • Active members: 25.23 years (2022: 24.97 years) • Deferred members (*): 26.27 years (2022: 26.04 years) • Retired members: 12.25 years (2022: 11.94 years) EIF Pension: • Active members: 28.31 years (2022: 27.61 years) • Deferred members (*): 27.93 years (2022: 27.66 years) • Retired members: 14.41 years (2022: 14.78 years) Management Committee Pension: • Active members: 18.01 years (2022: 17.96 years) • Deferred members (*): 19.44 years (2022: 19.57 years) • Retired members: 10.40 years (2022: 10.29 years) Health Insurance for EIB • Active members: 30.87 years (2022: 30.62 years) • Deferred members (*): 24.23 years (2022: 28.60 years) • Retired members: 15.61 years (2022: 15.20 years) Health Insurance for EIF • Active members: 33.42 years (2022: 33.30 years) • Deferred members (*): 29.90 years (2022: 24.82 years) • Retired members: 17.84 years (2022: 17.64 years) The amount that the Group expects to recognise in the profit or loss relating to the defined benefit plans during the next financial year is EUR ‘000 466,139 (2022: EUR 000 415,384). (*) Staff members who left the Group before the normal retirement age and have a right to a deferred pension. Note K – Result for the financial year The appropriation of the profit of the stand-alone financial statements of the Bank for the year ended 31 December 2023, prepared under EU Accounting Directives, which amounts to EUR ’000 2,274,404 will be submitted to the Board of Governors for approval by 26 April 2024. Please refer to the Overview to the Bank’s Financial Statements for further details on the proposed Bank surplus for the financial year appropriation. 226 2023 FINANCIAL REPORT

Note L – Interest and similar income and Interest expense and similar charges (in EUR ‘000) L.1. Net interest income 2023 2022 Interest and similar income: Loans and advances to credit institutions and customers 14,400,125 7,676,214 Derivatives 9,609,103 10,117,070 Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities 1,333,757 356,705 Interest subsidy from the EU 20,380 17,343 Cash in hand, balances with central banks and post office banks 2,459 404 Negative interest on interest bearing liabilities 161 135,573 Other 13,443 5,951 Total 25,379,428 18,309,260 Interest expense and similar charges: Derivatives (1) -13,181,532 -7,569,661 Debts evidenced by certificates -8,901,202 -7,571,687 Interest cost on benefit obligation (Note J) -219,663 -115,731 Amounts owed to credit institutions and customers -89,904 -12,973 Interest on third party mandates -88,823 -67,998 Commitment to purchase EIF non-controlling interest (Note G.2) -24,548 -8,613 Negative interest on interest bearing assets -427 -252,807 Other (2) -40,738 -23,877 Total -22,546,837 -15,623,347 Net interest income 2,832,591 2,685,913 (1) During 2023 EUR ‘000 331 was reclassified from OCI to the consolidated income statement due to cash flow hedge accounting which was introduced in February 2023. Comparative figures are not impacted. (2) Includes the interest expense on lease liability amounted to EUR '000 933 (2022: EUR '000 1,061). The table below sets out the net interest income relating to each class of financial assets and liabilities: 2023 2022 Interest and similar income: Financial assets measured at AC 14,613,519 7,137,966 Derivatives held for risk management 9,609,103 10,117,070 Financial instruments designated at FVTPL (FVO) 878,269 706,330 Financial instruments mandatorily at FVTPL 264,934 206,371 Other 13,603 141,523 Total 25,379,428 18,309,260 Interest expense and similar charges: Derivatives held for risk management -13,181,532 -7,569,661 Financial liabilities measured at AC -8,266,264 -6,922,894 Financial instruments designated at FVTPL (FVO) -770,588 -668,583 Non-financial liabilities -237,310 -125,521 Other -91,143 -336,688 Total -22,546,837 -15,623,347 Net interest income 2,832,591 2,685,913 EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 227

L.2. Geographical analysis of Interest and similar income 2023 2022 EU countries: Spain 1,457,053 819,306 Italy 1,325,335 524,484 Poland 1,237,525 838,559 France 1,223,157 576,154 Germany 701,074 366,816 Greece 479,218 426,007 Hungary 428,516 233,410 Austria 391,195 274,322 Belgium 323,416 172,277 Sweden 321,868 159,804 Netherlands 290,679 189,108 Portugal 232,987 137,699 Finland 221,819 71,792 Czech Republic 187,964 114,166 Ireland 133,043 92,692 Romania 118,164 80,365 Slovakia 89,198 70,277 Denmark 81,863 31,281 Croatia 56,093 49,791 Cyprus 55,448 15,833 Slovenia 52,203 40,042 Bulgaria 42,204 38,055 Estonia 38,452 7,052 Latvia 24,390 16,023 Lithuania 23,018 17,466 Malta 8,332 8,091 Luxembourg 5,515 2,409 Total EU countries 9,549,729 5,373,281 Outside the European Union 2,858,167 2,045,813 Total income analysed per country 12,407,896 7,419,094 Income not analysed per country(1) 12,971,532 10,890,166 Total interest and similar income 25,379,428 18,309,260 (1) Income not analysed per country: · Revenue from Long-Term HQLA Portfolio and loan substitutes portfolio 683,655 252,310 · Revenue from Securities Liquidity portfolio and EIF Operational portfolio 97,943 43,368 · Revenue from money-market securities 552,148 61,022 · Revenue from other securities 11 5 · Revenue from money-market operations 2,015,229 410,440 · Income from derivatives 9,609,103 10,117,070 · Other 13,443 5,951 12,971,532 10,890,166 228 2023 FINANCIAL REPORT

Note M – Result on financial operations (in EUR ‘000) M.1. By nature of result 2023 2022 Net result on derivatives(1)(8) 302,247 1,014,954 Net result on loans under the FVO and associated swaps(2)(8) -132,958 -60,920 Net result on borrowings under the FVO and associated swaps(3)(8) 27,736 50,283 Net result from hedge accounting on loans and associated swaps(4)(8)(10) 83,864 -156,992 Net result from hedge accounting on borrowings and associated swaps(5)(8) -232,341 679,078 Net result from hedge accounting on treasury bonds and associated swaps(6) 4,848 15,022 53,396 1,541,425 Foreign exchange gain and loss 1,184 2,559 Gain and loss on unwind of swaps 3,093 17,104 Net result on repurchase of debts evidenced by certificates 0 253 Net result on shares and other variable-yield securities(7) 48,703 -696,523 Net result on debt securities portfolios 125,148 -231,327 Net result on financial guarantees 27,909 -81,094 Net result on loans and loan substitutes under FVTPL(9) -77,755 -358,121 Net result on loans and loan substitutes under AC 178 -846 Amortization of initial CBS 56,861 46,810 Result on financial operations 238,717 240,240 (1) The net result on derivatives includes for the majority the fair value adjustment on Macro-hedging swaps and Treasury derivative instruments. On 31 December 2023, these derivatives evidence a positive impact of EUR ‘000 302,247 compared to a positive impact of EUR ‘000 1,014,954 in 2022. (2) The fair value option is applied on loans and loan substitutes hedged by derivatives, which do not qualify for hedge accounting. As at 31 December 2023, the carrying value of loans and loan substitutes designated at fair value amounts to EUR 13 billion (2022: EUR 13 billion). The combined effect from applying the fair value option on loans and loan substitutes results in a negative impact of EUR '000 132,958 on the consolidated income statement at 31 December 2023 (2022: negative impact of EUR ’000 60,920). (3) The fair value option is applied on borrowings hedged by derivatives, which do not qualify for fair value hedge accounting. As at 31 December 2023 the carrying value of borrowings designated at fair value amounts to EUR 19 billion (2022: EUR 24 billion). The combined effect from applying the fair value option on borrowings results in a positive impact of EUR '000 27,736 on the consolidated income statement at 31 December 2023 (2022: positive impact of EUR ’000 50,283). (4) Hedge accounting is applied on eligible loans and loan substitutes, which are qualifying the hedge accounting criteria under IFRS 9. As at 31 December 2023, the carrying value of loans and loan substitutes designated under hedge accounting amounts to EUR 137 billion (2022: EUR 127 billion). The combined effect from applying hedge accounting on loans and loan substitutes and associated swaps results in a positive impact of EUR '000 83,864 on the consolidated income statement at 31 December 2023 (2022: negative impact of EUR '000 156,992). (5) Fair value Hedge accounting is applied on eligible borrowings, which are qualifying the hedge accounting criteria under IFRS 9. As at 31 December 2023, the carrying value of borrowings under fair value hedge accounting amounts to EUR 301 billion (2022: EUR 306 billion). The combined effect from applying hedge accounting on borrowings and associated swaps results in a negative impact of EUR '000 232,341 on the consolidated income statement at 31 December 2023 (2022: positive impact of EUR '000 679,078). (6) As at 31 December 2023, the carrying value of LTHP bonds under fair value hedge accounting amounts to EUR 1.4 billion (2022: EUR 0.8 billion). The combined effect from applying hedge accounting on LTHP bonds and associated swaps results in a positive impact of EUR '000 4,848 on the consolidated income statement at 31 December 2023 (2022: positive impact of EUR '000 15,022). (7) The item is mainly composed of unrealised and realised gains and losses on equity instruments. The positive P&L impact of EUR ‘000 48,703 in 2023 and the negative P&L impact of EUR '000 696,523 in 2022 were primarily driven by the valuation effects observed in private equity markets during those periods. In particular, the negative fair value movements observed in the valuation of each of the EIB Group’s private equity investments in 2022 and in the first half of 2023, followed by a partial recovery and subsequent stabilisation of such valuation towards the end of 2023, were mainly the result of the significant volatility observed in the private equity markets during those periods which affected the EIB Group’s entire portfolio of private equity investments across its various geographical locations in Europe, vintages and sectors invested. While during 2021 the valuation of the companies held in the EIB Group’s portfolio had been positively impacted by the robust post-COVID-19 recovery of the macro-economic environment in Europe, during 2022 a negative impact on such valuation was observed. During 2022, the high inflation outlook observed in Europe primarily resulted in an environment of increased interest rates and a slower growth, which had a significant negative impact on the valuation of the EIB Group’s private equity investments in 2022 and in the first half of 2023. Such valuation partially recovered and stabilised towards the end of 2023 mainly due to the improvements of macroeconomic factors. The sectors that have primarily driven such variations in valuation are the ones in which the EIB Group has the highest volume of private equity investments. The highest volume is invested in the Generalist sector, which covers funds whose investment strategy is typically focused on the commercial or corporate expertise of the fund manager and consists of investments in a multitude of different sectors (rather than targeting a particular sector). It is followed by sector-specific funds, which typically rely on the technical or sectorial expertise of the fund manager, such as the Information and Communication Technologies (‘ICT’) sector, the Infrastructure sector as well as, to a lesser extent, the Life Science sector. These variations have to be viewed in the aggregate and none of the changes in the valuation of individual private equity investments alone generated a material impact on the EIB Group’s Result on financial operations in 2023 or 2022. (8) Please see Note S.4.1 for the impact from the IBOR Reform. (9) This item is mainly composed of the unrealised and realised gains and losses on loan operations measured at FVTPL. The negative impact on the consolidated income statement of EUR ‘000 77,755 is primarily driven by valuation effects during 2023 (2022: negative impact of EUR '000 358,121). (10) Impact from cash flow hedge ineffectiveness is nil on the consolidated income statement at 31 December 2023. Cash flow hedge accounting was introduced in February 2023 and hence comparative figures are not impacted. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 229

M.2. By category of assets and liabilities 2023 2022 Financial assets mandatorily at FVTPL (excluding derivative assets) 159,680 -1,231,186 Financial assets designated at FVTPL (FVO) -127,879 -2,540,984 Financial liabilities designated at FVTPL (FVO) -341,250 2,196,145 Financial assets measured at AC 6,505,450 -24,084,654 Financial liabilities measured at AC -11,070,405 44,516,759 Derivatives designated as hedging instruments 4,421,489 -19,896,918 Derivatives held for risk management purposes, other than HA 605,678 1,312,803 Other(1) 85,954 -31,725 Result on financial operations 238,717 240,240 (1)Includes amortization of initial CBS 230 2023 FINANCIAL REPORT

Note N – Net other operating income and expense (in EUR ‘000) 2023 2022 Rental income 184 89 Reversal of previous year’s unutilised accruals 0 4,179 Other 2,099 6,209 Total net other operating income and expense 2,283 10,477 Note O – Fee and commission income and Fee and commission expense (in EUR ‘000) 2023 2022 Fee and commission income: Commissions on guarantees 203,231 256,243 Commissions on InvestEU 105,933 11,247 Commissions on EGF 52,220 86,786 Commission income on loans 35,056 32,589 Commissions on EFSI 31,788 39,993 Commissions on Jaspers 31,064 28,688 Commissions on Investment Facility - Cotonou 27,529 36,994 Commissions on Jeremie/ESIF 18,202 14,235 Commissions on DFIs (2014-20, 2021-27) 13,803 9,995 Commissions on Modernisation Fund 11,935 12,080 Commissions on Trust Fund Management fees 9,581 5,172 Commissions on Innovation Fund 8,668 4,639 Commissions on Fi-Compass 7,590 5,463 Commissions on InnovFin 7,004 14,262 Commissions on RRF 6,094 10,709 Commissions on JESSICA Holding Funds 3,452 3,841 Commissions on NDICI EFSD+ ACP Trust Fund 3,060 0 Commissions on EU for Ukraine Fund 2,205 0 Commissions on Neighbourhood Investment Facility 1,496 2,232 Commissions on Yaoundé/Lomé Conventions 1,060 1,150 Commissions on Connecting Europe Facility 415 4,581 Commissions on other mandates 107,025 89,170 Total fee and commission income 688,411 670,069 2023 2022 Fee and commission expense: Risk remuneration for guarantees received -330,302 -357,519 Other commissions payable -35,019 -25,697 Total fee and commission expense -365,321 -383,216 Note P – General administrative expenses (in EUR ‘000) 2023 2022 Salaries and allowances(1) -635,277 -589,807 Welfare contributions and other staff costs -394,038 -584,466 Staff costs -1,029,315 -1,174,273 Other administrative expenses -367,751 -306,561 Total general administrative expenses -1,397,066 -1,480,834 (1) Of which the amount for members of the Management Committee is EUR ‘000 3,626 at 31 December 2023 and EUR ‘000 3,753 at 31 December 2022 (Note Y.2). The number of persons employed by the Group was 4,968 at 31 December 2023 (4,648 at 31 December 2022). Note Q – Derivatives and hedging activities Q.1. Use of derivative financial instruments In the hedging activity of the Group The Bank uses long-term derivative instruments to hedge borrowings, loans and bond holdings. The Fund does not use derivative instruments. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 231

The derivatives most commonly used are: Currency swaps Currency swaps are contracts under which it is agreed to exchange principal and interest payments in one currency against another currency. Interest rate swaps Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest payments, or floating-rate interest payments linked to different rates (basis swaps), in the same currency. In the treasury management of the Group The Bank enters into short-term currency swap contracts and currency forwards in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in connection with loan disbursements (see Note Q.3 for the disclosure of notional amounts and fair values of short-term currency foreign exchange contracts). Future contracts (futures) can be used in the context of the treasury activities, to hedge the exposure deriving from some investments in the SLP bond portfolio. In the Asset Liability Management (‘ALM’) of the Group With a view of managing interest rate risks, the Bank uses when possible natural hedges (loans and borrowings) or concludes global hedging operations (interest rate swaps). The macro hedging swaps used as part of asset/liability management are fair valued in accordance with IFRS 9. For further information regarding the risk management, please refer to Note S. Q.2. Hedging activities Fair value hedge of interest rate risk The amounts relating to items designated as hedging instruments are as follows (in EUR million): 2023 Notional amount Carrying amount Change in fair value used for calculating hedge ineffectiveness Assets Liabilities Interest Rate Swaps 431,170 16,137 -18,515 3,971 Currency Swaps(*) 32,532 2,212 -2,838 450 Total 463,702 18,349 -21,353 4,421 (*) Main currencies covered are USD, AUD and CAD. The Group used the notional amount of the receive leg of the currency swaps. Interest rate swaps and currency swaps mentioned in the table above are presented in the consolidated balance sheet under “Derivative assets” and “Derivative liabilities”. 2022 Notional amount Carrying amount Change in fair value used for calculating hedge ineffectiveness Assets Liabilities Interest Rate Swaps 442,249 19,188 -25,178 -17,395 Currency Swaps(*) 35,208 2,467 -4,083 -2,502 Total 477,457 21,655 -29,261 -19,897 (*) Main currencies covered are USD, AUD and CAD. The Group used the notional amount of the receive leg of the currency swaps. Interest rate swaps and currency swaps mentioned in the table above are presented in the consolidated balance sheet under “Derivative assets” and “Derivative liabilities”. 232 2023 FINANCIAL REPORT

The amounts relating to items designated as hedged items are as follows (in EUR million): 2023 Carrying amount Accumulated amount of fair value hedge adjustments Line item in the consolidated balance sheet Change in value used for calculating hedge ineffectiveness Accumulated amount of fair value hedge adjustments remaining in the consolidated balance sheet for hedged items that have ceased to be adjusted for hedging gains and losses Assets Liabilities Loans and advances 21,822 0 -742 Loans and advances to credit institutions 1,044 5 110,355 0 -4,460 Loans and advances to customers 5,231 37 Loan substitutes 2,176 0 -70 Treasury bills and other bills eligible for refinancing with central banks 80 0 2,354 0 30 Debt securities - a) issued by public bodies 115 0 413 0 -16 Debt securities - b) issued by other borrowers 17 0 Treasury bonds 803 0 -109 Treasury bills and other bills eligible for refinancing with central banks 18 0 561 0 -66 Debt securities - a) issued by public bodies 1 0 Debts evidenced by certificates 0 295,387 9,477 Debts evidenced by certificates - a) debt securities in issue -10,906 -28 0 5,759 -308 Debts evidenced by certificates - b) other -165 0 Total 138,484 301,146 3,736 -4,565 14 2022 Carrying amount Accumulated amount of fair value hedge adjustments Line item in the consolidated balance sheet Change in value used for calculating hedge ineffectiveness Accumulated amount of fair value hedge adjustments remaining in the consolidated balance sheet for hedged items that have ceased to be adjusted for hedging gains and losses Assets Liabilities Loans and advances 22,549 0 -1,786 Loans and advances to credit institutions -2,763 6 100,765 0 -9,691 Loans and advances to customers -20,783 49 Loan substitutes 1,943 0 -149 Treasury bills and other bills eligible for refinancing with central banks -183 0 1,620 0 -85 Debt securities - a) issued by public bodies -56 0 417 0 -33 Debt securities - b) issued by other borrowers -19 0 Treasury bonds 241 0 -127 Treasury bills and other bills eligible for refinancing with central banks -130 0 586 0 -67 Debt securities - a) issued by public bodies -149 0 Debts evidenced by certificates 0 299,689 20,383 Debts evidenced by certificates - a) debt securities in issue 43,257 -30 0 6,760 -143 Debts evidenced by certificates - b) other 1,260 0 Total 128,121 306,449 8,302 20,434 25 The hedge ineffectiveness – i.e. the difference between the hedging gains or losses of the hedging instrument and the hedged item - recognised in the consolidated income statement is EUR -144 million for 2023 (2022: EUR 537 million) and is included in line "Result on financial operations" (Note M.1). EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 233

The following table shows a reconciliation of each component of equity and an analysis of other comprehensive income in relation to hedge accounting (in EUR million): Fair value reserve - Hedge accounting 2023 2022 Balance as at 1 January -54 -49 Fair value hedge Amortisation and revaluation of cross currency basis spread -87 -5 Amount reclassified to profit or loss 0 0 Cash flow hedge Change in fair value (effective portion) -1 0 Amount reclassified to profit or loss 0 0 Balance as at 31 December -142 -54 The Group introduced cash flow hedge accounting in February 2023 with limited exposure during 2023. As at 31 December 2023 there is only one active hedge relationship. The carrying amount of hedged items is EUR 693 million (presented in the consolidated balance sheet under “Loans and advances to credit institutions/customers”) and the carrying amount of the hedging instrument is EUR 0.3 million (presented in the consolidated balance sheet under “Derivative liabilities”). The hedging relationship is fully effective since inception and thus the change in fair value of the hedging instrument is recognised in the fair value reserve through the other comprehensive income. Comparative figures are not affected by the application of the cash flow hedge accounting. Q.3. Fair value of derivative financial instruments Financial instruments measured at fair value require disclosure of fair value measurements by level of the following hierarchy: • Level 1 – Quoted (unadjusted) prices in active markets for identical assets or liabilities. • Level 2 – Valuation techniques with inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices). • Level 3 – Valuation techniques which use inputs for the asset or liability that are not based on observable market data (unobservable inputs). Internal valuation models are used to determine the fair values of these instruments. Valuation techniques include discounted cash flow, Hull-White and Libor Market Model (LMM) as interest rate models and Black-Scholes option model. Assumptions and inputs used in valuation techniques include risk-free interest rates, basis swap spreads and currency basis swaps spreads, foreign currency exchange rates and forward exchange rates, equity index prices and expected price volatilities and correlations, Consumer Price Indices values and expected volatilities and correlations. The objective of valuation techniques is to arrive at a fair value determination that reflects the price of the financial instrument at the reporting date that would have been determined by market participants acting at arm’s length. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available, typically in the estimation of correlations in some interest rate and cross-currency models and in the estimation of volatilities for some long dated equity, interest rate or inflation-linked transactions. The table below shows the fair value of derivative financial instruments, recorded as assets or liabilities (between those whose fair value is based on quoted market prices, those whose valuation technique is where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs) together with their notional amounts. The notional amounts indicate the volume of transactions outstanding at year-end and are indicative of neither the market risk nor the credit risk. 234 2023 FINANCIAL REPORT

Derivatives by valuation method as at 31 December 2023 (in EUR million) Derivatives assets Level 1 Level 2 Level 3 Total 2023 Quoted market price Valuation techniques – market observable inputs Valuation techniques – non market observable inputs Notional amount Fair value Notional amount Fair value Notional amount Fair value Notional amount Fair value Interest Rate Swaps(*) 0 0 260,920 20,965 1,516 145 262,436 21,110 Currency Swaps 0 0 114,054 7,454 115 15 114,169 7,469 Short-term foreign exchange contracts 0 0 6,389 70 0 0 6,389 70 Futures contracts 1,795 8 0 0 0 0 1,795 8 Total 1,795 8 381,363 28,489 1,631 160 384,789 28,657 Derivatives liabilities Level 1 Level 2 Level 3 Total 2023 Quoted market price Valuation techniques – market observable inputs Valuation techniques – non market observable inputs Notional amount Fair value Notional amount Fair value Notional amount Fair value Notional amount Fair value Interest Rate Swaps(*) 0 0 332,386 25,592 3,836 606 336,222 26,198 Currency Swaps 0 0 124,305 6,917 386 78 124,691 6,995 Short-term foreign exchange contracts 0 0 19,950 408 0 0 19,950 408 Futures contracts 19,517 34 0 0 0 0 19,517 34 Other(**) 0 0 0 0 0 702 0 702 Total 19,517 34 476,641 32,917 4,222 1,386 500,380 34,337 (*) The Equity Swaps are included in the Interest Rate Swaps category. (**) The caption "Other" (EUR 702 million) includes Level 3 derivatives liabilities as follows: i) Derivative liabilities on debt instruments mandatorily at FVTPL (EUR 137 million). These derivatives are valued as “sum of the parts” of the various features of the underlying instruments. The value of the liability is typically estimated with an adjusted DCF with a risk-commensurate discount rate (main unobservable inputs: equity features embedded in the contractual framework of the underlying operations are the significant drivers in the fair valuation). The Range of estimates for unobservable input varies between +/- 3% (total impact on the fair value EUR -/+ 4.1 million). ii) Derivative liabilities on equity instruments mandatorily at FVTPL (EUR 565 million). These derivatives are valued based on the external valuation of the underlying equity instruments as derived from the latest available before year-end external reports (main unobservable inputs: external report of underlying instruments – NAV funds report - as derived from the latest available before year-end equity instruments managers’ reports). The Range of estimates for unobservable input varies between +/- 10% of the change in the underlying equity price (Effect on own funds and profit EUR -/+ 56.5 million). EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 235

Derivatives by valuation method as at 31 December 2022 (in EUR million) Derivatives assets Level 1 Level 2 Level 3 Total 2022 Quoted market price Valuation techniques – market observable inputs Valuation techniques – non market observable inputs Notional amount Fair value Notional amount Fair value Notional amount Fair value Notional amount Fair value Interest Rate Swaps(*) 0 0 229,113 24,287 896 116 230,009 24,403 Currency Swaps 0 0 128,077 10,455 106 18 128,183 10,473 Short-term foreign exchange contracts 0 0 5,311 139 0 0 5,311 139 Futures contracts 8,801 29 0 0 0 0 8,801 29 Total 8,801 29 362,501 34,881 1,002 134 372,304 35,044 Derivatives liabilities Level 1 Level 2 Level 3 Total 2022 Quoted market price Valuation techniques – market observable inputs Valuation techniques – non market observable inputs Notional amount Fair value Notional amount Fair value Notional amount Fair value Notional amount Fair value Interest Rate Swaps(*) 0 0 338,327 32,612 4,689 859 343,016 33,471 Currency Swaps 0 0 114,674 9,070 488 84 115,162 9,154 Short-term foreign exchange contracts 0 0 16,368 501 0 0 16,368 501 Futures contracts 3 1 0 0 0 0 3 1 Other 0 0 0 0 0 631 0 631 Total 3 1 469,369 42,183 5,177 1,574 474,549 43,758 (*) The Equity Swaps are included in the Interest Rate Swaps category. Quoted prices for the majority of the Bank’s derivative transactions are not available in the market. For such instruments the fair values are estimated using valuation techniques or models, based wherever possible on observable market data prevailing at the balance sheet date. The fair value of swap transactions is computed using option pricing models, calibrated to available market prices of options. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. 236 2023 FINANCIAL REPORT

The table below sets out information about significant unobservable inputs used at year end in measuring derivatives financial instruments categorised as Level 3 in the fair value hierarchy (EUR million): Type of financial instrument Fair value at 31 December 2023 Fair values of Level 3 swaps at 31 December 2023 Valuation technique Significant unobservable input Range of estimates for unobservable inputs Interest Rate Swaps -5,036 -409 Stochastic IR models Stochastic volatility parameters, such as mean reversion or volatility of volatility for LMM. Mean reversion level for HW1F. Volatility of volatility or mean reversion speed moving by 20% up and down. Changing the mean reversion by +-0.2%. Currency Swaps 474 -63 Stochastic CC models Correlations between yield curves and FX rates using volatility smile Reducing by half the observation window for correlations estimates. Using local volatility model where FX rate volatility is a deterministic function of the strikes and time. Equity Swaps -52 -52 Stochastic Equity models Dividend yields and volatility Using a different dividend yield and volatility (+-20% relative). Type of financial instrument Fair value at 31 December 2022 Fair values of Level 3 swaps at 31 December 2022 Valuation technique Significant unobservable input Range of estimates for unobservable inputs Interest Rate Swaps -8,988 -663 Stochastic IR models Stochastic volatility parameters, such as mean reversion or volatility of volatility. Shift for shifted lognormal models. Volatility of volatility or mean reversion speed moving by 20% up and down. Shift moving up and down 1pp. Currency Swaps 1,319 -66 Stochastic CC models Correlations between yield curves and FX rates using volatility smile Reducing by half the observation window for correlations estimates. Using local volatility model where FX rate volatility is a deterministic function of the strikes and time. Equity Swaps -80 -80 Stochastic Equity models Dividend yields and volatility Using a different dividend yield and volatility (+-20% relative). Significant unobservable inputs are developed as follows: • Correlations and volatilities are derived through extrapolation of observable volatilities, recent transaction prices, quotes from other market participants and historical data adjusted for current conditions. • Risk adjusted spreads are derived from the CDS market. With the application of IFRS 13, valuation adjustments are included in the fair valuations of derivatives at 31 December 2023, namely: • Credit valuation adjustments (CVA), reflecting counterparty credit risk on derivative transactions, amounting to EUR -37.5 million (2022: EUR -63.7 million) recorded in: o swaps hedging loans and loan substitutes of EUR -12.4 million (2022: EUR -26.8 million) o swaps hedging borrowings of EUR -11.6 million (2022: EUR -22.6 million) o ALM swaps of EUR -13.4 million (2022: EUR -14.1 million) o long-term treasury swaps of EUR -0.1 million (2022: EUR -0.1 million) o short-term treasury swaps (FX swaps and FX forwards) nil (2022: EUR -0.1 million). • Debit valuation adjustments (DVA), reflecting own credit risk on derivative transactions, amounting to EUR 150.3 million (2022: EUR 170.4 million) recorded in: o swaps hedging loans and loan substitutes of EUR 45.0 million (2022: EUR 53.7 million) o swaps hedging borrowings of EUR 48.0 million (2022: EUR 58.8 million) o ALM swaps of EUR 56.7 million (2022: EUR 57.3 million) o long-term treasury swaps of EUR 0.3 million (2022: EUR 0.5 million) o short-term treasury swaps (FX swaps and FX forwards) of EUR 0.3 million (2022: EUR 0.1 million). • In addition to CVA and DVA above, Collateral Valuation adjustment (CollVA), reflecting specific marginal adjustments linked to collateral posted by EIB counterparties on derivative transactions at 31 December 2023, amounting to EUR -8.4 million (2022: EUR -11.5 million). The credit risk mitigating aspect of collateral posted by the EIB counterparties is already reflected in the CVA value. But the collateral remuneration effects are separated out in a specific CollVA adjustment. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 237

Q.4. Sensitivity of Fair Value for Level 3 Instruments Although the Group believes that its estimates of fair value are appropriate, the use of different methodologies or assumptions could lead to different measurements of fair value. The unobservable inputs may add a degree of uncertainty and variation into the valuation of Level 3 instruments. To assess and quantify it, the Bank performs alternative valuations using reasonably possible range of assumptions for the unobservable inputs. Alternative assumptions are specific to valuation models and can be applied separately. Level 3 derivatives can be grouped into three swap types according to the underlying asset and valuation model: a. Structured interest rate swaps b. Cross currency and FX-linked swaps c. Equity-linked swap a. Structured interest rate swaps are modelled with the dynamics of a Hull-White model with an exogenous mean reversion level, or a multi-factor Libor Market Model (LMM), calibrated using swaptions and spread options, where a volatility of volatility (‘vol-of-vol’) parameter is exogenously specified for a subset of models. The LMM models also incorporate an exogenously set speed of volatility mean reversion. For this category, (a), alternative valuations are obtained by moving the ‘vol-of-vol’ up and down by 20% and the mean reversion up and down by 20% (floored at 1%) for LMM with stochastic volatility, for Hull-White, the mean reversion level was changed by plus and minus 0.2%. For this category, (a), the first scenario yielded an increase of EUR 2.4 million when moving down the ‘vol-of-vol’, increasing mean reversion speed and decreasing the HW mean reversion; and the second scenario a decrease of EUR 3.1 million. b. Cross currency and FX-linked swaps are valued according to 1 factor Hull & White model for interest rates modelling while FX rates are modelled according to the Black Scholes model. The model is calibrated to interest rates, swaptions volatilities, FX rates, FX option volatilities and correlations between interest and FX rates. Correlations between interest and FX rates are estimated from the time series. For these categories, alternative valuations are obtained by calculating correlation from a shorter time window (half the size) in the first scenario and considering volatility smile in the second scenario. For this category, (b), both scenarios turned out to have an unfavorable impact ranging from a decrease of EUR 0.05 million (first scenario) to a decrease of EUR 2.5 million (second scenario). c. Equity-linked swaps are modelled with BS model capturing the volatilities from the market. Interest rates and dividends are also taken from market quotes. For long-term swaps the volatilities and dividends are extrapolated for the long maturities. The scenarios consisted of a relative change of 20%, up and down, in the volatility and dividends assumptions. The favourable scenario led to an increase of EUR 4.3 million and the unfavourable scenario to a decrease of EUR 3.1 million. The following table summarises Level 3 derivatives by type of financial instrument for which alternative assumptions would change fair value (in EUR million): 31 December 2023 Favourable Impact Unfavourable Impact Valuation technique Significant unobservable input Structured interest rate swaps 2.4 -3.1 Stochastic IR models Mean reversion and volatility of volatility parameters Mean reversion in Hull White models Cross currency and FX-linked swaps 0 -2.5 Stochastic CC models Correlations between Interest rates and FX rates and volatility smile Equity-linked swap 4.3 -3.1 Stochastic Equity models Volatility and dividends 31 December 2022 Favourable Impact Unfavourable Impact Valuation technique Significant unobservable input Structured interest rate swaps 1.6 -5.2 Stochastic IR models Changing mean reversion and volatility of volatility parameters Changing shift in shifted lognormal models Cross currency and FX-linked swaps 0.1 -3 Stochastic CC models Correlations between Interest rates and FX rates and considering the volatility smile Equity-linked swap 5.5 -3.5 Stochastic Equity models Changing volatility and dividends 238 2023 FINANCIAL REPORT

Note R – Fair value of financial assets and liabilities (in EUR million)* The tables below set out a comparison of the fair values, by the level of the fair value hierarchy, and the carrying amounts of the Group’s financial assets and financial liabilities that are carried in the consolidated financial statements. The tables do not include the fair values of non-financial assets and non-financial liabilities. 31 December 2023 Fair value Carrying amount Level 1 Level 2 Level 3 Total Assets carried at fair value: Financial assets designated at FVTPL 0 5,502 8,316 13,818 13,818 Loans and advances to credit institutions and to customers 0 5,325 7,497 12,822 12,822 Shares and other variable-yield securities 0 0 819 819 819 Loan substitutes portfolio 0 177 0 177 177 Financial assets mandatorily measured at FVTPL 4,846 28,550 22,266 55,662 55,662 Derivative assets 8 28,489 160 28,657 28,657 SLP 4,838 61 0 4,899 4,899 Shares and other variable-yield securities 0 0 18,823 18,823 18,823 Loans and advances to credit institutions and to customers 0 0 2,339 2,339 2,339 Loan substitutes portfolio 0 0 409 409 409 ABS Portfolio EIF 0 0 535 535 535 Financial assets measured at FVOCI (no recycling) 0 0 647 647 647 Shares and other variable-yield securities 0 0 647 647 647 Total 4,846 34,052 31,229 70,127 70,127 Assets carried at AC: Held-to-collect 15,152 412,980 45,780 473,912 500,719 LTHP 4,474 73 0 4,547 4,645 TMP 8,155 9,509 0 17,664 17,646 Operational portfolio - EIF 2,041 31 0 2,072 2,233 Loan substitutes portfolio(1) 272 11,104 6,866 18,242 18,323 Loans and advances to credit institutions and to customers(1) 0 391,775 38,914 430,689 457,174 Cash in hand, balances with central banks and post office banks 210 0 0 210 210 Subscribed capital and reserves, called but not paid 0 488 0 488 488 Total 15,152 412,980 45,780 473,912 500,719 Total financial assets 19,998 447,032 77,009 544,039 570,846 Liabilities carried at fair value: Financial liabilities mandatorily measured at FVTPL 34 33,379 1,386 34,799 34,799 Derivative liabilities 34 32,917 1,386 34,337 34,337 Other liabilities 0 462 0 462 462 Financial liabilities designated at FVTPL 10,590 3,234 5,039 18,863 18,863 Debts evidenced by certificates 10,590 3,234 5,039 18,863 18,863 Total 10,624 36,613 6,425 53,662 53,662 Liabilities carried at AC Liabilities measured at AC 365,334 45,553 0 410,887 419,979 Amounts owed to credit institutions and customers 0 4,220 0 4,220 4,220 Debts evidenced by certificates(1) 365,334 38,456 0 403,790 412,882 Other payables and lease liabilities 0 2,877 0 2,877 2,877 Total 365,334 45,553 0 410,887 419,979 Total financial liabilities 375,958 82,166 6,425 464,549 473,641 (1) For assets and liabilities carried at amortised cost the correspondent Level 3 fair value is determined applying the adjusted discounted cash flow method considering the particular features of the instruments as time and risk of future cashflows. * For the methodologies used for determining the levels of fair values refer as well to Note A.4.6. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 239

31 December 2022 Fair value Carrying Level 1 Level 2 Level 3 Total amount Assets carried at fair value: Financial assets designated at FVTPL 0 4,957 9,230 14,187 14,187 Loans and advances to credit institutions and to customers 0 4,777 8,458 13,235 13,235 Shares and other variable-yield securities 0 0 772 772 772 Loan substitutes portfolio 0 180 0 180 180 Financial assets mandatorily measured at FVTPL 2,891 35,204 20,956 59,051 59,051 Derivative assets 29 34,881 134 35,044 35,044 SLP 2,862 323 0 3,185 3,185 Shares and other variable-yield securities 0 0 17,573 17,573 17,573 Loans and advances to credit institutions and to customers 0 0 2,234 2,234 2,234 Loan substitutes portfolio 0 0 612 612 612 ABS Portfolio EIF 0 0 403 403 403 Financial assets measured at FVOCI (no recycling) 0 0 548 548 548 Shares and other variable-yield securities 0 0 548 548 548 Total 2,891 40,161 30,734 73,786 73,786 Assets carried at AC: Held-to-collect 9,285 420,948 44,185 474,418 491,565 LTHP 2,269 21 0 2,290 2,526 TMP 4,630 2,362 0 6,992 7,001 Operational portfolio - EIF 1,995 65 0 2,060 2,326 Loan substitutes portfolio(1) 278 10,030 5,730 16,038 16,370 Loans and advances to credit institutions and to customers(1) 0 407,659 38,455 446,114 462,418 Cash in hand, balances with central banks and post office banks 113 0 0 113 113 Subscribed capital and reserves, called but not paid 0 811 0 811 811 Total 9,285 420,948 44,185 474,418 491,565 Total financial assets 12,176 461,109 74,919 548,204 565,351 Liabilities carried at fair value: Financial liabilities mandatorily measured at FVTPL 1 42,603 1,574 44,178 44,178 Derivative liabilities 1 42,183 1,574 43,758 43,758 Other liabilities 0 420 0 420 420 Financial liabilities designated at FVTPL 16,236 2,560 4,953 23,749 23,749 Debts evidenced by certificates 16,236 2,560 4,953 23,749 23,749 Total 16,237 45,163 6,527 67,927 67,927 Liabilities carried at AC Liabilities measured at AC 362,190 28,800 2,359 393,349 403,774 Amounts owed to credit institutions and customers 0 6,933 0 6,933 6,933 Debts evidenced by certificates(1) 362,190 18,695 2,359 383,244 393,669 Other payables and lease liabilities 0 3,172 0 3,172 3,172 Total 362,190 28,800 2,359 393,349 403,774 Total financial liabilities 378,427 73,963 8,886 461,276 471,701 (1) For assets and liabilities carried at amortised cost the correspondent Level 3 fair value is determined applying the adjusted discounted cash flow method considering the particular features of the instruments as time and risk of future cashflows. The following describes the methodologies and assumptions used to determine the fair value of the financial assets and financial liabilities. Assets and liabilities for which carrying amount approximates to fair value For financial assets and financial liabilities that are liquid or have a short-term maturity (less than three months), it is assumed that the carrying amounts approximate to their fair value. Assets and liabilities recorded at fair value Published price quotations in an active market are the first source for determining the fair value of a financial instrument. For instruments without available market price, fair values are estimated using valuation techniques or models based wherever possible on observable market data prevailing at the balance sheet date. The fair value of such instruments is determined by using valuation techniques to convert future amounts to a single discounted present amount. The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. With the application of IFRS 13, own credit adjustments (‘OCA’), reflecting own credit risk on financial liabilities designated at fair value through profit or loss, amounts to EUR 342.5 million as at 31 December 2023 (2022: EUR 305.9 million). 240 2023 FINANCIAL REPORT

In 2023, the Group made transfers from Level 1 to 2 of the fair value hierarchy: • Financial assets mandatorily measured at FVTPL of EUR 160.0 million (2022: EUR 170.0 million); • Financial liabilities designated at fair value through profit or loss of EUR 292.4 million (2022: EUR 306.1 million). During the current year, quoted prices in active markets were not available for these securities, hence the transfers from Level 1 to 2 The Group made also the following transfer from level 2 to 1 of the fair value hierarchy: • Financial assets mandatorily measured at FVTPL of EUR 17.0 million (2022: EUR 0.0 million); • Financial liabilities designated at fair value through profit or loss of EUR 469.1 million (2022: EUR 718.8 million). During the current year, quoted prices in active markets were available for these securities, hence the transfers from Level 2 to 1. The following table presents the changes in Level 3 instruments for the year ended 31 December 2023 (in EUR million): Financial assets mandatorily measured at FVTPL Financial assets designated at FVTPL Financial assets measured at FVOCI Financial liabilities mandatorily measured at FVTPL Financial liabilities designated at FVTPL Balance at 1 January 2023 20,956 9,230 548 1,574 4,953 Total gains or losses: - in profit or loss 154 -337 0 -96 173 - in other comprehensive income 0 0 99 0 -13 Purchases 3,200 113 0 1 0 Sales -799 -1 0 0 0 Issues 0 125 0 0 66 Settlement -1,245 -814 0 -15 -68 Aggregate transfers into Level 3 0 0 0 0 92 Aggregate transfers out of Level 3 0 0 0 -78 -164 Balance at 31 December 2023 22,266 8,316 647 1,386 5,039 The following table presents the changes in Level 3 instruments for the year ended 31 December 2022 (in EUR million): Financial assets mandatorily measured at FVTPL Financial assets designated at FVTPL Financial assets measured at FVOCI Financial liabilities mandatorily measured at FVTPL Financial liabilities designated at FVTPL Balance at 1 January 2022 21,974 11,624 598 753 3,892 Total gains or losses: - in profit or loss -1,498 -1,755 0 422 -543 - in other comprehensive income 0 0 -50 0 -64 Purchases 2,829 87 0 55 0 Sales -1,413 -44 0 0 0 Issues 0 6 0 0 252 Settlement -972 -688 0 -9 -240 Aggregate transfers into Level 3 36 0 0 355 1,762 Aggregate transfers out of Level 3 0 0 0 -2 -106 Balance at 31 December 2022 20,956 9,230 548 1,574 4,953 During the years ended 31 December 2023 and 31 December 2022, certain financial assets and financial liabilities were transferred into or out of Level 3 of the fair value hierarchy. The reason for such transfers is the availability of quoted prices in active markets and the change in the inputs and assumptions used in the fair value measurement compared to previous year. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 241

Total gains or losses on Level 3 instruments in the table below are presented in the consolidated statement of profit and loss and other comprehensive income for the year ended 31 December 2023 as follows (in EUR million): Financial assets mandatorily measured at FVTPL Financial assets designated at FVTPL Financial assets measured at FVOCI Financial liabilities mandatorily measured at FVTPL Financial liabilities designated at FVTPL Total gains or losses included in profit or loss for the year: - Result on financial operations 154 -337 0 -96 173 Total gains or losses recognised in other comprehensive income: - Financial assets at FVOCI and OCA 0 0 99 0 -13 Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2023: - Result on financial operations 154 -337 0 -96 173 Total gains or losses on Level 3 instruments in the table below are presented in the consolidated statement of profit and loss and other comprehensive income for the year ended 31 December 2022 as follows (in EUR million): Financial assets mandatorily measured at FVTPL Financial assets designated at FVTPL Financial assets measured at FVOCI Financial liabilities mandatorily measured at FVTPL Financial liabilities designated at FVTPL Total gains or losses included in profit or loss for the year: - Result on financial operations -1,498 -1,755 0 422 -543 Total gains or losses recognised in other comprehensive income: - Financial assets at FVOCI and OCA 0 0 -50 0 -64 Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2022: - Result on financial operations -1,498 -1,755 0 422 -543 Valuation techniques, unobservable inputs and sensitivity for Level 3 non-derivative financial assets carried at fair value The valuation techniques used for the measurement of the fair value for the Level 3 financial assets are the following: Financial assets designated at fair value through profit and loss Level 3: i) adjusted discounted cash flow method for “Loans and advances to credit institutions and to customers” (Discounted cash flow (DCF) model where the discount rate constitutes the main unobservable input and is adjusted to reflect specificities of the nature of the assets) and ii) the NAVs of underlying funds as derived from the latest available before year-end fund managers’ reports (main unobservable inputs: NAVs of underlying funds as derived from the latest available before year-end fund managers’ reports) for “Shares and other variable-yield securities”. Financial assets mandatorily measured at FVTPL: i) “sum of the parts” of the various features (loan, warrants and / or royalties) for “Loans and advances to credit institutions and to customers”. The value of the loan which forms the majority of the value is typically estimated with DCF with a risk-commensurate discount rate to capture borrower credit risk and market conditions (main unobservable inputs: equity features embedded in the contractual framework of the underlying operations) ii) adjusted discounted cash flow method for Loans substitutes portfolio and ABS portfolio EIF (main unobservable inputs: discount rate adjusted based on particular features of the instruments as time and risk of future cash flows) iii) the NAVs of underlying funds as derived from the latest available before year-end fund managers’ reports (main unobservable inputs: NAVs of underlying funds as derived from the latest available before year-end fund managers’ reports) for “Shares and other variable-yield securities”. Financial assets measured at FVOCI (no recycling): the latest available net equity of EBRD before year-end (main unobservable input net equity received by EBRD). 242 2023 FINANCIAL REPORT

Non-derivative financial assets measured at FVTPL and FVOCI (Level 3) Level 3 Fair values at 31 December 2023 Range of estimates for unobservable input Sensitivity estimates for unobservable input (in EUR million) (in EUR million) Financial asset designated at fair value through profit and loss Loans and advances to credit institutions and to customers 7,497 -/+ 5 bps -5 bps: +9.6 +5 bps: -10.0 Shares and other variable-yield securities 819 Please refer to Note S.4.3 Please refer to Note S.4.3 Financial asset mandatorily measured at fair value through profit and loss Loans and advances to credit institutions and to customers 2,339 +/- 3% +/-70.2 Shares and other variable-yield securities 18,823 Please refer to Note S.4.3 Please refer to Note S.4.3 Loan substitutes portfolio 409 -/+ 10 bps -10 bps: -0.6 +10 bps: -2.1 ABS portfolio EIF 535 -/+ 10 bps -10 bps: + 1.7 +10 bps: - 0.7 Financial assets measured at FVOCI (no recycling) Shares and other variable-yield securities 647 Please refer to Note S.4.3 Please refer to Note S.4.3 Valuation techniques, unobservable inputs and sensitivity for Level 3 non-derivative financial liabilities carried at fair value The fair value of borrowings included in “Debts evidenced by certificates” in Level 3 is based on an adjusted discounted cash flow method (‘DCF’) which takes into consideration any existing embedded structure. The fair value of these structures is derived from the value of derivatives which hedge these borrowings. Hence the alternative assumptions are first applied to the valuation of Level 3 derivatives and then the impact is applied to Level 3 borrowings. The Level 3 borrowings are grouped into three different categories according to the embedded structures and/or valuation model used to price them and their mirroring hedging derivatives: a. With embedded interest rate structures (hedged by structured interest rate swaps) b. With embedded cross currency and FX-linked structures (hedged by cross currency and FX-linked swaps) c. With embedded equity-linked structures (hedged by equity-linked swap) The valuation techniques and unobservable inputs used in the valuation of these embedded structures and mirroring hedging derivatives are disclosed under Note Q.3 and Note Q.4. The following table summarises Level 3 borrowings by their embedded structure for which alternative assumptions would change fair value: EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 243

Non-derivative financial liabilities measured at FVTPL (Level 3) Fair values as at 31 December 2023 (in EUR million) Favourable/ Unfavourable impact (in EUR million) Valuation technique/ Significant unobservable input Range of estimates for unobservable input Debts evidenced by certificates 5,039 With embedded interest rate structures 4,197 -2.4 DCF and stochastic IR models / Mean reversion and volatility of volatility parameters / Mean reversion in Hull White models Volatility of volatility or mean reversion speed moving by 20% up and down. Changing the mean reversion by +-0.2%. 2.7 With embedded cross currency and FX-linked structures 396 0 DCF and stochastic CC models / Correlations between Interest rates and FX rates and volatility smile Reducing by half the observation window for correlations estimates. Using local volatility model where FX rate volatility is a deterministic function of the strikes and time. 2.8 With embedded equity-linked structures 446 -4.3 DCF and stochastic Equity models / Volatility and dividends Using a different dividend yield and volatility (+-20% relative). 3.1 Financial assets designated at fair value through profit or loss The financial assets designated at fair value through profit or loss include the portfolio of loans and loan substitutes hedged by Interest Rate Swaps and Currency Swaps that are not eligible for fair value hedge accounting. The exposure of the disbursed loans and advances to credit institutions and customers (including loan substitutes) designated at fair value through profit or loss amounts to EUR 10,293 million (2022: EUR 10,634 million). The cumulative change in the fair value of the loans and loan substitutes attributable to change in credit risk of the Group’s counterparts amounts to a loss of EUR 132.0 million (2022: loss of EUR 103.2 million). The changes in fair value of financial assets designated at fair value through profit or loss attributable to changes in credit risk have been calculated by determining the change in the Expected Credit Loss on these loans and loan substitutes. No credit derivatives have been concluded to hedge the credit risk of the financial assets designated at fair value through profit or loss. Financial liabilities designated at fair value through profit or loss The financial liabilities designated at fair value through profit or loss comprise debts evidenced by certificates issued by the Group and hedged by Interest Rate Swaps and Currency Swaps. For the financial liabilities designated at FVTPL, the Group presents the effects of changes in that liability's credit risk in other comprehensive income. The following table sets out the required information for these financial liabilities for the financial year ended 31 December 2023: (in EUR million) Cumulative change in fair value attributable to changes in credit risk Transfer within equity during the period Realised amount due to derecognition during the period Difference between carrying amount and contractually required to pay at maturity Financial liabilities designated at FVTPL 342 -1 -1 858 During the period, a cumulative gain of EUR 1 million (2022: EUR 11 million) related to the OCA has been transferred from "Fair value reserve" to the "Additional reserves" as a result of the early derecognition of the underlying "Debts evidenced by certificates". As a result, the corresponding impact in the OCI for the period ended 31 December 2023 was EUR 38 million (2022: EUR 231 million). The following table sets out the required information for these financial liabilities for the financial year ended 31 December 2022: (in EUR million) Cumulative change in fair value attributable to changes in credit risk Transfer within equity during the period Realised amount due to derecognition during the period Difference between carrying amount and contractually required to pay at maturity Financial liabilities designated at FVTPL 306 -11 -11 -359 The Group concluded that presenting the amount of change in own credit risk in OCI would reduce an accounting mismatch in profit or loss as there is no direct economic relationship between the credit risk characteristics of its borrowings designated at FVTPL and the hedging instruments. 244 2023 FINANCIAL REPORT

Offsetting financial assets and financial liabilities The disclosures set out in the tables below include financial assets and financial liabilities that are: • offset in the Group's consolidated balance sheet as per EIB Group accounting policy; or • subject to a currently legally enforceable master netting arrangement or similar agreement that covers similar financial instruments, irrespective of whether they are offset in the consolidated balance sheet. The similar agreements include global master repurchase agreements. Similar financial instruments include repurchase agreements and reverse repurchase agreements. Financial instruments such as loans and deposits are not disclosed in the tables below unless they are offset in the consolidated balance sheet. The Group's derivative transactions that are not transacted on an exchange are entered into under International Swaps and Derivatives Association (ISDA) Master Agreements. In general, under such agreements the amounts payable by each party on any day in respect of the same transaction and in the same currency are aggregated into a single net amount being payable by one party to the other. In certain circumstances, for example when an event of default occurs, all outstanding transactions under the agreement are terminated, the termination value is assessed and only a single net amount is payable in settlement of all transactions. The Group's repurchase and reverse repurchase transactions are covered by master agreements with netting terms similar to those of ISDA Master Agreements. The above ISDA and similar master netting arrangements do not meet the criteria for offsetting in the consolidated balance sheet. This is because they create a right of set-off of recognised amounts that is enforceable only after termination of outstanding transactions following an event of default, including insolvency or bankruptcy, of either party. The Group receives and deposits collateral in the form of cash and marketable securities in respect of the following transactions: • derivatives; and • repurchase and reverse repurchase agreements. Collateral received in respect of OTC derivatives is subject to 1-way ISDA Credit Support Annexes. This means that securities received as collateral can be pledged or sold during the term of the transaction but must be returned on request of the counterparty, if the exposure to that counterparty decreases. The terms also give the Group the right to terminate the related transactions upon the counterparty’s failure to post collateral. Financial assets subject to offsetting, legally enforceable master netting arrangements and similar agreements (in EUR million) Related amounts not offset in the balance sheet 31 December 2023 Gross amounts of recognised financial assets Gross amounts of recognised financial liabilities offset in the balance sheet Net amounts of financial assets presented in the balance sheet Bonds Cash collateral received Net amount Financial assets: Derivative assets held for risk management 29,108 -459 28,649 3,616 1,092 23,941 Reverse repos 23,737 0 23,737 23,203 4 530 Financial Guarantees 501 -450 51 0 0 51 Total 53,346 -909 52,437 26,819 1,096 24,522 Related amounts not offset in the balance sheet 31 December 2022 Gross amounts of recognised financial assets Gross amounts of recognised financial liabilities offset in the balance sheet Net amounts of financial assets presented in the balance sheet Bonds Cash collateral received Net amount Financial assets: Derivative assets held for risk management 35,453 -438 35,015 4,531 2,371 28,113 Reverse repos 7,383 0 7,383 6,999 1 383 Financial Guarantees 400 -366 34 0 0 34 Total 43,236 -804 42,432 11,530 2,372 28,530 EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 245

Financial liabilities subject to offsetting, legally enforceable master netting arrangements and similar agreements (in EUR million) Related amounts not offset in the balance sheet 31 December 2023 Gross amounts of recognised financial liabilities Gross amounts of recognised financial assets offset in the balance sheet Net amounts of financial liabilities presented in the balance sheet Financial instruments Cash collateral pledged Net amount Financial liabilities: Derivative liabilities held for risk management 33,621 -20 33,601 0 0 33,601 Repos 1,053 0 1,053 1,056 0 -3 Debts evidenced by certificates 429 -429 0 0 0 0 Financial Guarantees 444 -357 87 0 0 87 Total 35,547 -806 34,741 1,056 0 33,685 Related amounts not offset in the balance sheet 31 December 2022 Gross amounts of recognised financial liabilities Gross amounts of recognised financial assets offset in the balance sheet Net amounts of financial liabilities presented in the balance sheet Financial collateral Cash collateral pledged Net amount Financial liabilities: Derivative liabilities held for risk management 43,145 -19 43,126 0 0 43,126 Repos 3,066 0 3,066 3,054 0 12 Debts evidenced by certificates 407 -407 0 0 0 0 Financial Guarantees 529 -431 98 0 0 98 Total 47,147 -857 46,290 3,054 0 43,236 The gross amounts of financial assets and financial liabilities and their net amounts as presented in the balance sheet that are disclosed in the above tables are measured in the balance sheet on the following bases: • derivative assets and liabilities - fair value; • assets and liabilities resulting from sale and repurchase agreements, reverse sale and repurchase agreements and securities lending and borrowing - amortised cost or fair value; • loans and advances to customers - amortised cost or fair value; • amounts owed to customers - amortised cost; and • financial guarantee contracts (Note A.4.11.). 246 2023 FINANCIAL REPORT

The amounts in the above tables that are offset in the balance sheet are measured on the same basis with the exemption of financial guarantee contracts (Note A.4.11.). The tables below reconcile the 'Net amounts of financial assets and financial liabilities presented in the balance sheet, as set out above, with the line items presented in the balance sheet or the respective captions in Note G (in EUR million). 31 December 2023 Net amounts Line item in consolidated balance sheet Carrying amount on consolidated balance sheet Financial assets not in scope of offsetting disclosures Financial assets: Derivative assets held for risk management 28,649 Derivative assets 28,657 8 Reverse repos 23,737 Loans and advances to credit institutions 137,327 113,590 Financial Guarantees 51 Other assets (Note G) 51 0 31 December 2023 Net amounts Line item in consolidated balance sheet Carrying amount on consolidated balance sheet Financial liabilities not in scope of offsetting disclosures Financial liabilities: Derivative liabilities held for risk management 33,601 Derivative liabilities 34,337 736 Repos 1,053 Amounts owed to credit institutions 2,147 1,094 Debts evidenced by certificates 0 Debts evidenced by certificates 431,745 431,745 Financial Guarantees 87 Provisions for guarantees and commitments / Other Liabilities (Note D.4) 87 0 31 December 2022 Net amounts Line item in consolidated balance sheet Carrying amount on consolidated balance sheet Financial assets not in scope of offsetting disclosures Financial assets: Derivative assets held for risk management 35,015 Derivative assets 35,044 29 Reverse repos 7,383 Loans and advances to credit institutions 156,794 149,411 Financial Guarantees 34 Other assets (Note G) 34 0 31 December 2022 Net amounts Line item in consolidated balance sheet Carrying amount on consolidated balance sheet Financial liabilities not in scope of offsetting disclosures Financial liabilities: Derivative liabilities held for risk management 43,126 Derivative liabilities 43,758 632 Repos 3,066 Amounts owed to credit institutions 5,443 2,377 Debts evidenced by certificates 0 Debts evidenced by certificates 417,418 417,418 Financial Guarantees 98 Provisions for guarantees and commitments / Other Liabilities (Note D.4) 98 0 EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 247

Note S – Risk management This note presents information about the Group’s exposure to risks and their management and control, in particular the primary risks associated with its use of financial instruments. These are: • Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk2; • Market risk - the risk of losses on financial investments caused by adverse price movements. Examples of market risk are: changes in equity prices or commodity prices, interest rate moves or foreign exchange fluctuations • Interest rate and credit spread risk in the Banking Book (IRRBB and CSRBB) risk - from the Group’s positions, the risk to the economic value or to the net interest income arising from adverse movements in interest rates and market credit spreads that affect interest rates and market credit spread sensitive instruments, respectively. IRRBB includes gap risk, basis risk and option risk; • Foreign exchange rate risk - the risk to the economic value or to the income derived from the Group’s positions due to adverse movements in currency exchange rates; and • Equity price risk - the risk that the fair values of equities decrease as the result of changes in the levels of equity indices and the value of individual equity investments. • Liquidity and funding risk - the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; • Operational risk - the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events3. In 2023, the staff was teleworking part of the time, including the teams dedicated to risk management and monitoring. With respect to such activities, the position keeping systems were available in remote mode to the staff of Front, Middle and Back Office, as well as to Risk Management, with the same functionalities available under normal conditions. S.1. Risk Management Organisation Each entity within the Group carries out its own management and control of risks. Risk management information presented in this note will distinguish between the Bank and the Fund. The high-level principles of the Group’s risk management are set out in the EIB Group Risk Management Charter, which is intended to provide Group-wide view of the Group’s risks and integrated approach to risk management. The Group has established a Group Risk Function under the responsibility of the Group Chief Risk Officer (‘GCRO’). Without prejudice to the statutory responsibilities of the President and the EIB Management Committee, respectively, the GCRO reports on Group Risks to the EIB Management Committee under the oversight of the MC member in charge of risk. On key risk policy matters related to Group Risks, the GCRO participates in all meetings of the EIB Management Committee and relevant meetings of the other EIB governing bodies and is invited to relevant meetings of the EIF Board of Directors and to discussions with the EIF Management. The EIF reports on Group Risk matters to the EIB through the GCRO. Group Risk Appetite The risk appetite is the level of risk that the Group is willing and able to incur in pursuing its activities in the context of its public mission and objectives. Key to this is the Group’s capacity to provide attractive long-term financing to serve EU objectives across all EU Member States (and beyond in Partner Countries). A primary pillar of the Group’s business model is to retain the long-term AAA rating from the major rating agencies. The processes and activities performed by the Group to manage its risk appetite are formalised in the Group Risk Appetite Framework (‘RAF’) approved by the EIB BoD. The Group RAF covers the major financial risks (including credit, liquidity, market and treasury risks) and non-financial risks categories: (i) operational (e.g.: people, information security, financial crime, technology, fraud, compliance and model risks) and (ii) other (e.g.: climate change and environmental and reputational risks). It helps to embed a healthy organisational risk culture within the Group through the implementation and the monitoring of measurable risk appetite metrics, which are subject to risk limits and (where applicable) cascaded further down within the Group entities. As a public institution, the Group does not aim to make profits from speculative exposures to risks. As a consequence, the Group does not consider its treasury or funding activities as profit maximising centres. Investment activities are conducted within the primary objective of protection of the capital invested. S.1.1. Risk Management Organisation of the Bank Extending from the principles set out in the Group Risk Appetite Framework, the Bank’s objective is also to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is generally not subject to legislative acts and guidelines applicable to commercial banks issued or adopted by the EU institutions, bodies and agencies, (“EU Legislative Acts and Guidelines”), it has voluntarily decided to comply with these EU Legislative Acts and Guidelines to the extent determined by its Best Banking Practice framework including the Best Banking Practice Guiding Principles published by the Bank. Within the Bank, the Group Risk and Compliance Directorate (‘GR&C’) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties and in accordance with the three lines of defence principle, GR&C is independent and provides second opinions on all proposals having risk implications. 2 Settlement risk is defined as the risk of potential losses due to transactions which remain unsettled after their due delivery date and/or due to transactions that are settled later than the applicable market standard. Due to the nature of the Group’s operations, the most relevant instruments affected by settlement risk are those derivatives entered into by the Bank which imply an exchange of foreign currencies. Settlement risk management is covered in the Financial Risk Guidelines. 3 The definition of external events excludes cases of client bankruptcy or unfavourable market movements or similar events, which represent triggers for Credit and respectively Market Risk. 248 2023 FINANCIAL REPORT

The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed. For additional details, please refer to the EIB Group Risk Management Disclosure Report. S.1.1.1 Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, interest rate, liquidity and funding, foreign exchange rate and non-financial risks. With the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations, risks are assessed and measured both under normal circumstances and under possible stressed conditions. Risk measurements consider the relevant metrics related to capitalisation, earnings, liquidity, exposure to market and operational risks. Information on credit, market, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Risk Policy Committee on a regular basis. The Bank has a framework in place for managing interest rate (‘IR’) risk, as well as FX risk. The Bank monitors and manages on a daily basis its IR (gap and basis) & FX positions within the pre-approved limits. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee (‘MC’), after the approval of the New Products Committee (‘NPC’). S.1.1.2. Sustainability of revenue and self-financing capacity The Bank’s Interest Rate Risk Strategy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the Interest Rate Risk Strategy considers a medium-to-long term horizon for the investment of the Bank’s own funds, in order to promote stability of revenues and to enhance overall returns. In practice, this is achieved by defining an investment profile producing a target duration for the Bank’s own funds between 3 and 4 years. In that context, the Asset/Liability Committee (‘ALCO’) performs regular checkpoints on the investment profile related to the Interest Rate Risk Strategy framework. S.1.2. Risk Management Organisation of the Fund (‘EIF’) The mandate of the Fund is to support small and mid-size enterprises (‘SME’) finance for start-up, growth and development within the European Union objectives for SME. Most of the Private Equity (‘PE’), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (‘GSM’) operations for both entities of the Group are managed by the Fund. The Fund aligns its risk management systems to changing economic conditions. Credit, market, liquidity and operational risk systems are in place to control and report on the main risks inherent in its operations. The Fund maintains robust risk policies and methodologies to ensure the Fund’s risk profile is within the parameters set out in its risk appetite framework. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defence model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk functions and (iii) internal and external audit. Investment and Risk Committees (‘IRCs’) chaired by the Head of General Secretariat advise the Chief Executive and the Deputy Chief Executive on each and every new transaction. Portfolio IRCs are regular meetings, chaired by the Chief Risk Officer, which oversee risk and investment-related aspects of the EIF portfolio, inter alia: reviewing transaction rating/grading changes, impairment and provisioning actions, relevant market risk events and potential stress testing. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk Management Department operates in regular contact with the Group Risk and Compliance Directorate, particularly with regard to general EIF policy matters, to the Group Risk Management Charter and to the Group risk exposure relating to guarantee, securitisation and Private Equity operations under, inter alia, the Bank’s Risk Capital Resources mandate (‘RCR’), the different windows under the Bank’s EIB Group Risk Enhancement Mandate (‘EREM’) and other guarantee & securitisation mandates. The Fund’s treasury management has been outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement. Operational short-term liquidity management is conducted by EIF. S.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking mostly minority equity participations in business angels, venture capital, private equity and mezzanine funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in venture capital funds across all investment stages (seed, early-stages, late stages, growth, etc.) but also investments in mid-market funds or mezzanine funds, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place. This tool-set is based on an internal model, the Grading-based Economic Model (‘GEM’), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns an Equity score which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. The funds are monitored by the Fund’s transaction team with a frequency and intensity depending on the underlying level of risk and Equity scores are annually reviewed by the Fund’s risk management team. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 249

These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making. S.1.2.2. Risk assessment guarantees and securitisations The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and participates in SME securitisation transactions. By taking on these risks, it facilitates access to funding and/or reduces the cost of capital for the originators, and, in turn, it improves the conditions and facilitates access to finance to SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed internal methodologies and models to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s internal methodology. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF IRCs which, depending on their performances, may lead to a review of their internal ratings. This latter process is initiated by Risk Management and reviewed by the front office. The guarantees portfolio is valued according to a mark-to model approach under the IFRS principles. The main impact on the valuation of the transactions in the portfolio stems from the changes in the point in time cumulative default rate assumptions used for the assets. The EIF’s monitoring follows potential negative or positive rating migrations and provides the basis for appropriate management or transactions. The Fund’s stress testing methodology for guarantees and securitisations is applied at the outset of a transaction and throughout the life of the portfolio and is integrated in the EIB Group Stress Testing activities. S.2. Credit risk S.2.1. Credit risk policies Credit risk concerns mainly the Group’s lending activities, treasury instruments such as debt securities, certificates of deposit and interbank term deposits as well as the derivative and guarantee transactions of the Group. Credit risk within the Bank is managed in line with detailed internal guidelines. The purpose of these guidelines is to ensure that credit risk is managed prudently. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. The guidelines set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the acceptable transaction structure. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. Diversification of the loan portfolio is supported by a counterparty limit framework and sector limits for key industries. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. In analysing risks, the Bank applies an internal loan grading system and assigns internal ratings to counterparts. The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and credit risk operational guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances, changes in the applicable Best Banking Principles and respond to new mandates that the Group may receive. 250 2023 FINANCIAL REPORT

S.2.2. Credit risk exposure and allowances to credit risk S.2.2.1. Maximum exposure to credit risk without taking into account any collateral and other credit enhancements The table below shows the maximum exposure to credit risk for the components of the consolidated balance sheet, including derivatives. The maximum exposure is shown gross, before the effect of mitigation through the use of collateral agreements. Maximum exposure (in EUR million) 31.12.2023 31.12.2022 Financial assets: Financial assets measured at AC 500,718 491,565 Financial assets mandatorily measured at FVTPL 8,182 6,434 Derivative assets 28,657 35,044 Financial assets designated at FVTPL 12,999 13,415 Total 550,556 546,458 Off-balance-sheet: Contingent liabilities and guarantees 32,831 31,931 Commitments - Undisbursed loans 128,566 124,032 Total 161,397 155,963 Total credit risk exposure(*) 711,953 702,421 (*) Exposures on equity investments have been excluded as they carry no credit risk. S.2.2.2 Summary of credit risk allowances The following tables show the breakdown of the credit risk allowances under the ECL IFRS 9 model for financial assets measured at amortised cost and the off-balance sheet commitments. 2023 12-month ECL Lifetime ECL not credit - impaired Lifetime ECL impaired Total Financial assets measured at amortised cost Loans and advances to credit institutions and customers (D.2.) 73,449 232,329 241,171 546,949 Treasury bills and debt securities portfolios (B.2.) 4,567 1,203 0 5,770 Off-Balance sheet commitments Financial Guarantees (D.4.) 77,438 40 9,408 86,886 Loan commitments measured at amortised cost (D.2.) 20,461 31,993 250 52,704 Loss allowance / Provision 175,915 265,565 250,829 692,309 2022 12-month ECL Lifetime ECL not credit - impaired Lifetime ECL impaired Total Financial assets measured at amortised cost Loans and advances to credit institutions and customers (D.2.) 36,231 163,850 128,302 328,383 Treasury bills and debt securities portfolios (B.2.) 1,174 3,378 0 4,552 Off-Balance sheet commitments Financial Guarantees (D.4.) 88,589 134 9,332 98,055 Loan commitments measured at amortised cost (D.2.) 12,820 26,110 275 39,205 Loss allowance / Provision 138,814 193,472 137,909 470,195 The allowances also include the impact triggered from the recalibration of the Credit Cycle, point-in time (PIT) Probability of Default (PD) and PIT Loss Given Default (LGD) models. The recalibration resulted in an immaterial impact for both, undisbursed and disbursed loans. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 251

S.2.3. Credit risk on loans S.2.3.1. Credit risk measurement for loans and advances to credit institutions and customers An internal loan grading system (based on the expected loss methodology) is implemented for lending operations. This is an important part of the loan appraisal process and of credit risk monitoring, as well as providing a reference point for pricing credit risk when appropriate. The loan grading (‘LG’) system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected loss estimates. It summarises a large amount of information with the purpose of offering a relative ranking of loans’ credit risks. LG reflects the present value of the estimated level of the lifetime “expected loss”, this being the Net Present Value of the product of the probability of default, the loan exposure at risk and the loss given default. LG is used for the following purposes: • as an aid to a finer and more quantitative assessment of lending risks; • as indicator of credit risk variations for the purposes of prioritising monitoring efforts; • as a description of the loan’s portfolio quality at a given date; • as a benchmark for calculating the annual additions to the General loan reserve and Special Activities Reserve; and • as an input in risk-pricing decisions. The following factors are used to determine a LG: i) The borrower’s creditworthiness: GR&C independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data. In line with the Basel III Internal Ratings Based Approach chosen, the Bank has developed an internal rating methodology (‘IRM’) to determine the internal ratings of borrowers and guarantors. This is based on a set of scoring sheets specific to defined counterparty types. ii) The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor’s default, the lower the value of the guarantee and therefore the lower (worse) the LG. iii) The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer’s creditworthiness and the type of instrument used. iv) The applicable recovery rate: being the amount assumed to be recovered following a default by the relevant counterpart expressed as a percentage of the relevant loan exposure. v) The contractual framework: a sound contractual framework will add to the loan’s quality and enhance its LG. vi) The duration of the loan or, more generally, the cash-flows of the loan: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan. A loan's expected loss is computed by combining the six elements above and determines the fair value of loans which meet the eligibility criteria of the amended fair value option and which have been designated on initial recognition at fair value through profit or loss. Depending on the level of this expected loss, a loan is assigned to one of the following LG classes listed below. “A0” comprising EU sovereign "risks” that is loans granted to, or fully, explicitly and unconditionally guaranteed by, Member States where no repayment difficulties are expected, i.e. expected loss of 0% (based on the Bank’s preferred creditor status and statutory protection which are deemed to assure a full recovery of the Bank’s assets upon maturity) as well as loans with a comprehensive EU or MS guarantee. “A” comprising loans granted to (or guaranteed by) entities other than EU Member States in respect of which there is no or only limited expectation of deterioration in quality over their term. “B” High quality loans: these represent an asset class with which the EIB feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B- are used to denote the relative likelihood of the possibility of such deterioration occurring. “C” Good quality loans: an example could be "single-signature" (unsecured) loans to solid corporates (e.g. equivalent internal rating of Baa1/BBB+), with a reasonable maturity and adequate protective clauses. “D” This grading class represents (aside from loans initially approved at this level) the borderline exposure that have a risk profile generally accepted by the Bank. This watershed in loan grading is more precisely determined by the sub-classifications D+ and D-. “E” includes loans that (aside from Special Activity operations initially approved at these levels), in the course of their lives, have experienced severe problems and their sliding into a situation of loss cannot be excluded. The sub-classes E+ and E- further differentiate the risk profile of the loans, with those operations graded E- being in a position where there is a strong possibility that debt service cannot be maintained on a timely basis and therefore some form of debt restructuring is required, possibly leading to an impairment loss. “F” (fail) denotes loans representing unacceptable risks. F-graded loans can only arise out of outstanding transactions that have experienced unforeseen, exceptional and dramatic adverse circumstances after signature. Operations where there is a loss of principle to the Bank will be graded F and specific provisions is applied. The Group’s assessment of the IFRS9 staging is based on a sequential approach which is using counterparty or instrument specific information consistent to internal guidelines and procedures. In addition to the deal-by-deal analysis of each loan, the EIB, also developed a portfolio view of credit exposures via its Economic Capital framework, integrating the concentration and correlation effects created by the dependence of various obligors on common risk factors. By adding a portfolio dimension of credit risks and by focussing on unexpected losses (i.e. losses which may occur on top of the expected ones up to a certain level of confidence), it is possible to complement the LG’s deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the EIB’s loan book. 252 2023 FINANCIAL REPORT

The aggregate amount (outstanding of loans and guarantees granted by the Bank) is limited at any time by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives (‘AD’) framework. At year-end 2023 EIB’s Statutory Gearing Ratio under EU Accounting Directive stand-alone accounts stood at 208.6% (2022: 204.0%) and under EU-AD consolidated accounts stood at 212.4% (2022: 207.8%, max. 250% under Article 16.5 of the Statute). S.2.3.2. Loans secured by Guarantees of the European Union or the Member States under External Lending Mandate (‘ELM’), European Fund for Sustainable Development (‘EFSD’), Neighbourhood, Development and International Cooperation Instrument - Investment Window 1 (‘NDICI IW1’), European Fund for Sustainable Development Plus (‘EFSD+’) or Cotonou Agreement Loans signed for projects under the ELM, EFSD, NDICI IW 1/EFSD+4 or Cotonou Agreement are secured by Guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). These Guarantees are either to cover all risks or limited to defined Political Risks (non-transfer of currency, expropriation, war or civil disturbance, denial of justice upon breach of contract). In accordance with the terms of the Guarantees, the European Union and the Member States provide credit enhancements up to 65%, 70%, 75% and 100% of pool of signed5 operations in each portfolio. Under the comprehensive guarantees, the Group deems the credit risk associated to each individual loan as fully covered for the purpose of specific risks described above and therefore excludes them from the section S.2.3 (Credit risk on lending activities)6. The carrying value of the disbursed part of loans secured by Guarantees of the European Union or the Member States amounts to EUR 31,271 million as at 31 December 2023 (2022: EUR 31,969 million) and the undisbursed part amount to EUR 20,194 million as at 31 December 2023 (2022: EUR 20,909 million). These amounts also include loans granted to current European Union Member States but granted before their accession to the European Union and are guaranteed by the European Union or Member States. 4 One EFSD+ contract is part of the own risk portfolio. 5 Under the Guarantee Agreement with the Commission signed on 1 and 29 August 2007, all European Union guaranteed operations signed on and after 17 April 2007 shall be covered up to 65% of "the aggregate amount of credits disbursed". Credit enhancements are provided in the form of first-loss protection. The residual risk borne by the Group in connection with the portfolio of operations covered by such guarantee is managed in accordance with the EIB’s internal credit risk guidelines and procedures. 6 The exposures signed under the Guarantees of the European Union or the Member States for which the credit risk is deemed as fully covered amounts to EUR 49,741 million (2022: EUR 50,739 million). EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 253

S.2.3.3. Analysis of lending credit risk exposure In detail, the tables below show the maximum exposure to credit risk on loans (the repayable on demand and other loans and advances to credit institutions and to customers are not included) signed and disbursed as well as the part of the exposure that has been signed but not disbursed yet for all exposure where the Group is at risk. Therefore, loans outside the European Union under the ELM, EFSD, NDICI IW 1/EFSD+7 and Cotonou Agreement secured by the Comprehensive Guarantee of the European Union budget or the Member States are not included (Note S.2.3.2). 2023 Guarantor Not guaran-teed(1) Total disbursed Signed not (in EUR million) Corporates Banks disbursed Public institutions States Borrower Corporates 31,228 6,443 4,074 6,816 98,185 146,746 35,003 Banks 8,757 10,414 17,232 26,891 21,814 85,108 28,367 Public institutions 192 196 19,281 28,355 70,897 118,921 32,309 States 0 0 0 26 44,970 44,996 12,831 Total disbursed(2)(3)(4)(5) 40,177 17,053 40,587 62,088 235,866 395,771 Signed not disbursed(2)(3)(4)(5) 9,013 3,251 8,706 14,090 73,450 108,510 2022 Guarantor Not guaran-teed(1) Total disbursed Signed not (in EUR million) Corporates Banks disbursed Public institutions States Borrower Corporates 28,800 6,219 4,069 6,863 94,011 139,962 29,828 Banks 10,432 11,677 17,661 25,503 20,398 85,671 29,327 Public institutions 185 182 18,922 28,752 66,202 114,243 29,875 States 0 0 0 7 42,802 42,809 14,297 Total disbursed(2)(3)(4)(5) 39,417 18,078 40,652 61,125 223,413 382,685 Signed not disbursed(2)(3)(4)(5) 8,740 3,119 7,975 15,031 68,462 103,327 (1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Group’s right to access independent security. (2) The loans in risk-sharing operations (credit enhanced by the Member States or the EU budget in the form of political risk guarantee) amount to EUR 1,725 million as of 31 December 2023 (2022: EUR 2,139 million). (3) These amounts do not include Loan substitutes (2023: EUR 18,909 million; 2022: EUR 17,162 million). (4) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. (5) The Group has signed, in the context of EFSI SME window agreement and European Guarantee Fund, funding lines for a total commitment not exceeding EUR 9,187 million (2022: EUR 9,187 million). The Group recognises an undisbursed exposure when a firm commitment is signed with the respective underlying risk counterpart, for which the funding line is expected to be drawn. Regarding the lending activities, the Group’s total direct exposure8 to the banking sector amounts to EUR 113,475 million at the end of December 2023 (2022: EUR 114,998 million), which is equal to 22.5% (2022: 23.7%) of the total of EUR 504,281 million in loans disbursed and undisbursed as at 31 December 2023 (2022: EUR 486,012 million). Unsecured loans to corporates at the end of December 2023 amounted to EUR 121,320 million, (2022: EUR 114,891 million). Unsecured exposure to corporate clients is managed as per a dedicated framework. S.2.3.3.1. Credit quality on loans Loans internally graded9 A to D+ represent 96.7% of the loan portfolio as at 31 December 2023, compared with 97.5% at 31 December 2022. The share of loans internally graded D- and below was 3.3% (2022: 2.5%) of the loan portfolio, corresponding to EUR 16.5 billion (2022: EUR 12.0 billion). Despite recent global shocks, the credit quality of the loan portfolio is deemed stable at present without an observable systemic impact. It relies on a risk management strategy based on a robust due diligence process, adequate levels of security and guarantees, as well as standard protective clauses included in its loan agreements. In addition to the collaterals and the guarantees provided for lending exposures, the EIB benefits of additional credit enhancements granted as part of different mandates. To mitigate credit risk, the Group uses, amongst others: • Guarantees issued by third parties of acceptable credit quality; • Financial collaterals; • Claims on revenues; • Contractual clauses etc. 7 One EFSD+ contract is part of the own risk portfolio. 8 Including exposure signed but not disbursed yet. 9 Loan grading is reflecting the credit enhancement provided by external guarantors on a portfolio basis. 254 2023 FINANCIAL REPORT

Credit quality analysis per type of borrower The tables below show the credit quality analysis of the Group’s loans portfolio as at 31 December 2023 and 31 December 2022 by the Loan Grading application, based on the exposures signed (disbursed and undisbursed). 2023 Sovereign High Grade Standard Grade Min. Accept. Risk High Risk Equity type risk Total ECL (in EUR million) A0 A to B- C D+ D- and below Disbursed loans Stage 1 96,219 220,057 27,203 9,866 3,622 n/a 356,967 73 Stage 2 2,165 11,705 1,532 3,009 3,617 n/a 22,028 233 Stage 3 42 710 0 0 1,061 n/a 1,813 241 Against FVTPL 1,145 8,564 1,964 417 678 2,195 14,963 n/a TOTAL 2023 99,571 241,036 30,699 13,292 8,978 2,195 395,771 547 2023 Sovereign High Grade Standard Grade Min. Accept. Risk High Risk Equity type risk Total ECL (in EUR million) A0 A to B- C D+ D- and below Undisbursed loans Stage 1 22,709 47,968 18,540 7,747 7,164 n/a 104,128 21 Stage 2 0 1,219 350 413 380 n/a 2,362 32 Stage 3 0 33 109 0 0 n/a 142 0 Against FVTPL 0 0 0 0 0 1,878 1,878 n/a TOTAL 2023 22,709 49,220 18,999 8,160 7,544 1,878 108,510 53 2022 Sovereign High Grade Standard Grade Min. Accept. Risk High Risk Equity type risk Total ECL (in EUR million) A0 A to B- C D+ D- and below Disbursed loans Stage 1 91,349 216,800 22,226 7,419 1,872 n/a 339,666 36 Stage 2 3,863 13,134 2,268 3,852 2,649 n/a 25,766 164 Stage 3 89 924 0 0 974 n/a 1,987 129 Against FVTPL 1,304 9,192 1,829 138 724 2,079 15,266 n/a TOTAL 2022 96,605 240,050 26,323 11,409 6,219 2,079 382,685 329 2022 Sovereign High Grade Standard Grade Min. Accept. Risk High Risk Equity type risk Total ECL (in EUR million) A0 A to B- C D+ D- and below Undisbursed loans Stage 1 26,899 43,676 17,309 5,711 5,273 n/a 98,868 13 Stage 2 10 970 220 852 368 n/a 2,420 26 Stage 3 0 134 0 0 160 n/a 294 0 Against FVTPL 0 0 0 0 0 1,744 1,744 n/a TOTAL 2022 26,909 44,780 17,529 6,563 5,801 1,744 103,326 39 Credit risk exposure for each internal risk rating The Group uses an internal rating methodology in line with the Internal ratings based approach as per European prudential regulatory framework. The majority of the Group’s counterparties have been assigned an internal rating according to this methodology. The table below shows a breakdown of the Group’s loan portfolio by the better of the borrower’s or guarantor’s internal ratings, where available. In cases where an internal rating is not available, the external rating has been used for this analysis. The table shows both the exposures signed (disbursed and undisbursed), based on an internal methodology that the Group uses for limit management. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 255

2023 (in EUR million) 12-month ECL measured at AC Lifetime ECL not credit-impaired measured at AC Lifetime ECL credit-impaired measured at AC FVTPL Total Loans and advances to credit institutions and customers Internal Rating 1 - minimal credit risk 6,450 10 110 0 6,570 Internal Rating 2 - very low credit risk 50,237 530 66 1,772 52,605 Internal Rating 3 - low credit risk 126,023 1,349 20 1,799 129,191 Internal Rating 4 - moderate credit risk 147,467 6,795 110 7,347 161,719 Internal Rating 5 - financially weak counterpart 24,130 9,012 0 797 33,939 Internal Rating 6 - high credit risk 2,646 4,118 0 746 7,510 Internal Rating 7 - very high credit risk 14 214 15 203 446 Internal Rating 8 - counterpart in default 0 0 1,492 104 1,596 Loans and advances to credit institutions and customers measured at FVTPL n/a n/a n/a 2,195 2,195 Carrying amount 356,967 22,028 1,813 14,963 395,771 Loss allowance -73 -233 -241 n/a -547 Loan commitments Internal Rating 1 - minimal credit risk 2,547 0 0 0 2,547 Internal Rating 2 - very low credit risk 17,061 0 0 0 17,061 Internal Rating 3 - low credit risk 30,696 657 0 0 31,353 Internal Rating 4 - moderate credit risk 38,789 517 28 0 39,334 Internal Rating 5 - financially weak counterpart 11,508 1,016 0 0 12,524 Internal Rating 6 - high credit risk 3,454 160 0 0 3,614 Internal Rating 7 - very high credit risk 73 12 5 0 90 Internal Rating 8 - counterpart in default 0 0 109 0 109 FVTPL n/a n/a n/a 1,878 1,878 Carrying amount 104,128 2,362 142 1,878 108,510 Loss allowance -21 -32 0 n/a -53 2022 (in EUR million) 12-month ECL measured at AC Lifetime ECL not credit-impaired measured at AC Lifetime ECL credit-impaired measured at AC FVTPL Total Loans and advances to credit institutions and customers Internal Rating 1 - minimal credit risk 5,624 248 58 0 5,930 Internal Rating 2 - very low credit risk 50,646 1,111 88 1,700 53,545 Internal Rating 3 - low credit risk 116,448 1,896 25 963 119,332 Internal Rating 4 - moderate credit risk 133,702 3,992 129 8,011 145,834 Internal Rating 5 - financially weak counterpart 31,447 13,254 0 1,701 46,402 Internal Rating 6 - high credit risk 1,799 4,948 0 701 7,448 Internal Rating 7 - very high credit risk 0 317 17 0 334 Internal Rating 8 - counterpart in default 0 0 1,670 111 1,781 Loans and advances to credit institutions and customers measured at FVTPL n/a n/a n/a 2,079 2,079 Carrying amount 339,666 25,766 1,987 15,266 382,685 Loss allowance -36 -164 -129 n/a -329 Loan commitments Internal Rating 1 - minimal credit risk 3,295 0 0 0 3,295 Internal Rating 2 - very low credit risk 13,904 0 0 0 13,904 Internal Rating 3 - low credit risk 30,296 175 0 0 30,471 Internal Rating 4 - moderate credit risk 35,304 428 28 0 35,760 Internal Rating 5 - financially weak counterpart 13,781 1,339 0 0 15,120 Internal Rating 6 - high credit risk 2,289 424 0 0 2,713 Internal Rating 7 - very high credit risk 0 54 5 0 59 Internal Rating 8 - counterpart in default 0 0 261 0 261 FVTPL n/a n/a n/a 1,744 1,744 Carrying amount 98,869 2,420 294 1,744 103,327 Loss allowance -13 -26 0 n/a -39 256 2023 FINANCIAL REPORT

The Group continually monitors events affecting its borrowers and guarantors. In particular, the Group is assessing on a case by case basis its contractual rights in case of rating deterioration and is seeking mitigating measures. It is also closely following the renewals of bank guarantees received for its loans to ensure that these are replaced or action is taken in a timely manner if need be. The Group did not record impairments in respect of its EU sovereign and EU sovereign guaranteed exposure as at year-end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank’s Statute are deemed to guarantee a full recovery of the Group’s assets on maturity. The table below discloses information regarding the sovereign credit risk on loans (apart from loans outside the EU benefiting from comprehensive EU budget or MS guarantees under the ELM, EFSD, NDICI IW 1/EFSD+10 and Cotonou Agreements), where the Group has either full own risk or bears a residual risk due to credit enhancement: (in EUR million) 2023 2022 Acting as borrower Acting as guarantor Acting as borrower Acting as guarantor Country Disbursed Undisbursed Signed Disbursed Undisbursed Signed Austria 0 0 133 0 0 190 Belgium 0 0 266 0 0 273 Bulgaria 1,013 0 298 1,046 0 120 Croatia 782 0 2,092 807 0 2,242 Cyprus 935 519 1,058 926 509 1,032 Czech Republic 1,166 1,314 0 911 1,009 0 Denmark 0 0 243 0 0 242 Estonia 646 90 78 502 0 84 Finland 0 0 106 0 0 113 France 0 0 3,452 0 0 3,401 Germany 0 0 1,585 0 0 1,999 Greece 6,959 1,659 9,084 7,046 1,210 9,205 Hungary 5,905 572 902 5,321 1,351 1,041 Ireland 1,582 240 1,196 1,546 240 1,098 Italy 5,695 1,105 6,681 4,613 2,560 6,698 Latvia 478 0 3 265 200 6 Lithuania 2,077 0 51 1,837 0 55 Luxembourg 0 9 231 0 9 232 Malta 72 0 298 0 72 281 Netherlands 0 0 281 0 0 294 Poland 5,993 330 19,282 6,341 330 17,734 Portugal 1,280 900 2,909 1,266 830 3,439 Romania 2,344 2,614 51 1,978 2,258 0 Slovakia 2,481 72 95 2,412 441 94 Slovenia 467 400 1,359 470 400 1,234 Spain 3,103 0 19,779 3,510 0 21,011 Sweden 0 0 543 0 0 199 Non-EU Countries 2,018 3,007 4,122 2,012 2,878 3,839 Total 44,996 12,831 76,178 42,809 14,297 76,156 In addition, as stated in the note S.2.3.2, loans outside the European Union under ELM, EFSD, NDICI IW 1/EFSD+ and Cotonou Agreement are in the last resort secured by guarantees of the European Union or the Member States (loans in the African, Caribbean and Pacific Group of States Countries and the Overseas Countries Territories). The signed exposure of loans falling under this category as at 31 December 2023 amounts to EUR 51,465 million (2022: EUR 52,878 million11). Out of this EUR 51,465 million, EUR 47,825 million (2022: EUR 49,014 million) were guaranteed by the European Union and EUR 3,640 million by the Member States (2022: EUR 3,864 million). 10 One EFSD+ contract is part of the own risk portfolio. 11 Of which EUR 1,725 million (2022: EUR 2,139 million) in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee). EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 257

S.2.3.3.2. Risk concentrations of maximum exposure to credit risk on loans The Group’s loans portfolio can be analysed by the following geographical regions (based on the country of the borrower): (in EUR million) 2023 2022 Exposures signed Exposures signed EU(1) 486,417 469,716 Thereof: – Germany 43,972 41,826 – Spain 68,381 65,279 – Italy 57,174 56,617 – France 69,216 64,841 – United Kingdom 27,450 29,777 Enlargement countries(2) 3,239 3,709 Partner countries 14,625 12,587 Total 504,281 486,012 (1) Including loans outside the EU, approved by the Board of Governors according to Article 16 (previously Article 18) of the Bank’s Statute, as well as loans in EFTA countries and United Kingdom. (2) Enlargement Countries as per end 2023 include Albania, Bosnia and Herzegovina, Georgia, Kosovo, Montenegro, Republic of Moldova, North Macedonia, Serbia, Türkiye and Ukraine. Diversification of credit exposures is supported by limits on the maximum amount that can be lent to a single borrower, group of debtors or industries. An industry sector analysis of the Group’s loan portfolio (based on the industry sector of the borrower) is as follows: (in EUR million) 2023 2022 Exposures signed Exposures signed Services(1) 311,199 301,624 Transport 64,841 62,077 Energy 52,454 50,096 Industry 32,618 29,667 Water and sewerage 17,252 15,923 Health and education 12,183 12,802 Telecommunications 8,820 8,852 Miscellaneous Infrastructure 4,586 4,588 Agriculture, fisheries, forestry 328 383 Total 504,281 486,012 (1) The category “Services” includes the credit exposure of the banking sector. At the end of 2023, the total amount of loans directly exposed to counterparts of the banking sector amounted to EUR 113,475 million (EUR 114,998 million at the end of 2022). Exposure to bank counterparts is subject to a dedicated thresholds/limit framework. The table below shows the concentration indexes the Group follows as at 31 December 2023 and 31 December 2022: Largest nominal Group exposures(1) 31.12.2023 31.12.2022 Nominal exposures (% of Group Lending Portfolio): – Top 3 3.4% 3.3% – Top 5 5.6% 5.4% – Top 10 9.7% 9.4% N° of exposures(2) (% of Group Own Funds): – over 10% 0 0 – over 15% 0 0 – over 20% 0 0 N° of SSSR exposures over 5% of Group Own Funds(3) 3 3 (1) This definition of exposures applies to borrowers/guarantors excluding sovereigns and subsovereigns and deducting loans fully covered by an explicit sovereign guarantee. (2) Including also the net market exposure of treasury operations. (3) The term "single signature and single risk” (or for brevity, ‘unsecured’ or ‘SSSR’) is used to indicate those lending operations where the Group, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security. 258 2023 FINANCIAL REPORT

S.2.3.3.3 Arrears on loans Amounts in arrears are identified, monitored and reported according to the procedures defined in the bank-wide “Financial Monitoring Guidelines and Procedures”. These procedures follow best banking practices and are adopted for all loans managed by the EIB. As of 31 December 2023, the arrears above 90 days on loans from own resources amount to EUR 82 million (2022: EUR 78 million). For arrears above 90 days on own resources not secured by comprehensive guarantees of the European Union or Member States, the outstanding principal nominal amount is EUR 529 million as of 31 December 2023 (2022: EUR 150 million). During 2023, EUR 131 million of arrears have been called under the guarantees of the European Union and EUR 2.5 million under the Member States guarantees. Corresponding amounts in 2022 were EUR 156 million and nil respectively. Also, during the course of the year, EUR 124 million of arrears previously invoked under the guarantees of the European Union or the Member States have been refunded (2022: EUR 4 million). During 2023, one call has been executed under first demand private guarantees, for an amount of EUR 1.3 million (2022: nil). The nominal amount of the credit enhancement12 received by the European Union or the Member States amounted to a total of EUR 29,111.3 million as at 31 December 2023 (2022: EUR 29,027.2 million). Loan renegotiation and forbearance The Group considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of “concessions” that the Group decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor to service the debt or to refinance, totally or partially, the contract. Exposures shall be treated as forborne if a concession has been made, irrespective of whether any amount is past-due, or the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties. Once renegotiated, the Group will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Group will consider accounting for value adjustments in the profit and loss account. The need for a value adjustment for all loans whose Loan Grading (‘LG’) deteriorated to E- is assessed regularly. Forbearance measures and practices undertaken by the Group’s restructuring activities during the reporting period include, but are not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears. 12 Excluding loans outside the European Union which are, as the last resort, secured by guarantees of the European Union budget or Member States. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 259

Operations subject to forbearance measures are reported as such in the tables below. (in EUR million) 31.12.2023 31.12.2022 Performing Non-Performing Performing Non-Performing Number of contracts subject to forbearance practices 45 69 53 79 Carrying values (incl. interest and amounts in arrears) 1,871 1,566 2,258 1,866 ECL allowance recognised 3 115 18 89 Interest income in respect of forborne contracts 66 92 75 70 Exposures derecognised (following the write off/sale of the operation) 0 89 0 3 Forbearance measures (in EUR million) 31.12.2022 Extension of maturities Deferral of capital only Deferral of capital and interest Breach of material financial covenants Other Contractual repayment and termination(1) 31.12.2023 Public 1,008 0 0 0 146 23 -161 1,016 Bank 130 0 0 0 0 0 -106 24 Corporate 2,986 508 0 3 16 17 -1,133 2,397 Total 4,124 508 0 3 162 40 -1,400 3,437 (1) Decreases are explained by (i) repayments of capital, interest and amounts in arrears, (ii) write-off which occurred during the year on operations already considered as forborne as of 31 December 2022, and (iii) terminations during the year. Forbearance measures (in EUR million) 31.12.2021 Extension of maturities Deferral of capital only Deferral of capital and interest Breach of material financial covenants Other Contractual repayment and termination 31.12.2022 Public 3,078 0 0 0 218 0 -2,288 1,008 Bank 273 0 0 0 36 9 -188 130 Corporate 3,970 40 0 0 90 141 -1,255 2,986 Total 7,321 40 0 0 344 150 -3,731 4,124 S.2.3.4. Collateral on loans In addition to the guarantees received on its lending exposures as disclosed in the note S.2.3.3, the Group also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 8,424 million at the end of 2023 (2022: EUR 9,573 million). The fair value of the portfolio of collateral received by the Group under pledge contracts that the Group is allowed to sell or re-pledge amounts to EUR 3,647 million (2022: EUR 2,493 million). None of these collaterals has been sold or re-pledged to third parties. 260 2023 FINANCIAL REPORT

Fair value of collateral held against disbursed loans is shown below: 2023 (in EUR million) Gross exposure Collateral held Net exposure ECL Bonds Cash Total Stage 1 368,849 6,590 55 6,645 362,204 73 Stage 2 39,044 1,327 178 1,505 37,539 233 Stage 3 2,446 6 0 6 2,440 241 Against FVTPL 15,117 268 0 268 14,849 0 Total 2023(*) 425,456 8,191 233 8,424 417,032 547 (*) During the year 2023 the Group did not take possession of any of the above-mentioned collaterals. 2022 (in EUR million) Gross exposure Collateral held Net exposure ECL Bonds Cash Total Stage 1 356,141 7,026 61 7,087 349,054 36 Stage 2 38,372 2,244 194 2,438 35,934 164 Stage 3 2,793 9 0 9 2,784 128 Against FVTPL 15,413 39 0 39 15,374 0 Total 2022(*) 412,719 9,318 255 9,573 403,146 328 (*) During the year 2022 the Group did not take possession of any of the above-mentioned collaterals. S.2.3.5. Sensitivity on ECL to future economic conditions The ECL are sensitive to judgments and assumptions made regarding formulation of forward-looking scenarios. The Group performs a sensitivity analysis on the ECL recognised on material classes of its assets. The forecasts of future economic conditions (via macroeconomic scenarios) are inputs to forecasting model producing conditional risk parameters, which are an input to loss allowance calculation. The scenarios are derived shocking GDP, which is the key measure of economic activity. The shocks to real GDP are calibrated to replicate the past volatility of the variable. In addition, expert judgment is applied, when appropriate, to refine the size and persistency of GDP shocks. Long-term and short-term interest rates are also modeled and included as part of the macroeconomic scenarios. Probabilities attached to each scenario are defined reflecting market (volatility) indicators and internally developed indicators consistently deployed over time to capture uncertainty. The weighting of positive and negative shocks depends on the balance of risks in the economy. Negative and positive shocks, with a probability of 40% and 5% respectively, were applied on quarterly projections in the last exercise. The table below shows the loss allowance on loans and advances to credit institutions and customers. Each forward-looking scenario (e.g. baseline, positive and negative) were weighted 100% instead of applying scenario probability weights across the three scenarios. (in EUR million) as at 31.12.2023 Positive Baseline Negative Gross exposure Credit Institutions 90,406 90,406 90,406 Customers 325,525 325,525 325,525 Loss allowance Credit Institutions 46 61 80 Customers 466 507 560 (in EUR million) as at 31.12.2022 Positive Baseline Negative Gross exposure Credit Institutions 93,176 93,176 93,176 Customers 316,086 316,086 316,086 Loss allowance Credit Institutions 23 29 37 Customers 253 281 318 EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 261

S.2.4. Credit risk on treasury transactions and loan substitutes S.2.4.1. Credit risk measurement on treasury transactions and loan substitutes Treasury investments of the Bank are divided into three categories: (i) the Treasury Monetary Portfolio, with the primary objective of maintaining liquidity, (ii) the Securities Liquidity Portfolio, as a second liquidity line, and (iii) the Long Term HQLA Portfolio. The loan substitutes portfolio comprises Covered Bonds and Asset Backed Securities (‘ABS’). Covered Bonds offer full recourse to the issuer, while ABS are issued by Special Purpose Vehicles backing the underlying issues. While Covered Bonds are mostly backed by residential mortgage pools, the majority of ABS structures are securitised by SME loans or leases. Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse. The Fund’s long term treasury management has been outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement. Operational short term liquidity management is conducted by EIF. Credit risk on treasury transactions is monitored through the attribution of credit limits to the counterparts. The weighted exposure for each counterpart must not exceed the authorised limits. For loan substitutes, embedded credit mitigants and requirements imposed by the regulation and rating agencies are the initial remedies which are triggered in case of credit event on the issuer. The credit risk associated with treasury instruments (securities, commercial papers, term deposits, etc.) is managed through selecting sound counterparties and issuers. The structure of the portfolios and the limits governing outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Group Risk and Compliance Directorate. Credit Risk Exposures by Moody's equivalent rating (based on gross carrying amount) 2023 (in EUR million) 12-month ECL Lifetime ECL not credit-impaired Lifetime ECL credit-impaired Total Treasury assets and loan substitutes at AC Aaa 22,605 0 0 22,605 Aa1 to Aa3 31,045 0 0 31,045 A1 to A3 29,078 0 0 29,078 Baa1 to Baa3 10,248 0 0 10,248 Below Baa3 694 200 11 905 Gross carrying amount at AC 93,670 200 11 93,881 Loss allowance -4 -1 0 -5 Net carrying amount at AC 93,666 199 11 93,876 2022 (in EUR million) 12-month ECL Lifetime ECL not credit-impaired Lifetime ECL credit-impaired Total Treasury assets and loan substitutes at AC Aaa 57,260 0 0 57,260 Aa1 to Aa3 22,142 0 0 22,142 A1 to A3 6,512 0 0 6,512 Baa1 to Baa3 5,665 0 0 5,665 Below Baa3 561 407 7 975 Gross carrying amount at AC 92,140 407 7 92,554 Loss allowance -1 -3 0 -4 Net carrying amount at AC 92,139 404 7 92,550 (in EUR million) 2023 2022 Treasury assets and loan substitutes at FVTPL Aaa 2,456 1,427 Aa1 to Aa3 1,872 1,250 A1 to A3 1,025 793 Baa1 to Baa3 257 332 Below Baa3 390 493 Non-Rated 0 85 Carrying amount at FVTPL 6,000 4,380 262 2023 FINANCIAL REPORT

S.2.4.2. Collateral on treasury transactions The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure if the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary. Tripartite repo and reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to: • delivery against payment; • verification of collateral; • the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the custodian; and • the organisation of substitute collateral provided that this meets all the contractual requirements. Collateral received Operations which involve the receipt of collateral on treasury transactions are bilateral and tripartite reverse repurchase agreements with a notional balance as at 31 December 2023 of EUR 23,419 million (2022: EUR 7,381 million), for all of which the Group received financial collaterals. The market value of the collateral portfolio is monitored and additional collateral, in accordance with the underlying agreements, is requested when needed. The market value of the financial collateral portfolio as at 31 December 2023 amounts to EUR 23,207 million (2022: EUR 7,000 million). At year-end 2023 and 2022, the Group did not take possession of any of the above mentioned collaterals received. The collateral received by the Group has been re-used during the year for funding operations. Collateral deposited Operations which involve the placements of collateral for treasury transactions are bilateral and tripartite repurchase agreements, with a notional balance of EUR 1,052 million at 31 December 2023 (2022: EUR 3,065 million). The market value of the collateral deposited under bilateral and tripartite repurchase agreements stood at EUR 1,056 million as at 31 December 2023 (2022: EUR 3,195 million). S.2.4.3. Transferred assets that are not derecognised at the balance sheet date No assets of the Group were transferred at the balance sheet date. S.2.5. Credit risk on derivatives S.2.5.1. Credit risk policies for derivatives The credit risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Bank has signed Credit Support Annexes with most of its active swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds. The Fund does not use derivatives instruments. The credit risk with respect to derivatives lies in the loss, which the Bank would incur were a counterparty be unable to honour its contractual obligations. In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments. Contractual framework: All of the Bank’s derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. Minimum conditions for new agreements are specified in the risk guidelines. Counterparty selection: The minimum rating at the outset is set in the risk guidelines at A3. The EIB has in most cases the right of early termination if the counterparty rating drops below a certain level. Collateralisation: • Exposures (in some cases subject to thresholds) are collateralised by cash and bonds. • Certain transactions are collateralised above the current market value. • Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 263

The amount of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of collaterals and valuations parameters. As part of the ISDA agreements, the Bank has received securities and cash that it is allowed to sell or repledge. The fair value of the securities accepted under these terms as at 31 December 2023 amounts to EUR 4,708 million (2022: EUR 6,902 million), with the following composition detailed based on the nature of the collateral and based on Moody’s equivalent rating: Swap collateral (in EUR million) Moody's equivalent rating Bonds Cash Total 2023 Government Agency, supranational, covered bonds Aaa 12 438 0 450 Aa1 to Aa3 997 0 0 997 A1 to A3 3 0 0 3 Baa1 to Baa3 2,166 0 0 2,166 Non-Rated 0 0 1,092 1,092 Total 2023 3,178 438 1,092 4,708 Swap collateral (in EUR million) Moody's equivalent rating Bonds Cash Total 2022 Government Agency, supranational, covered bonds Aaa 780 546 0 1,326 Aa1 to Aa3 254 0 0 254 A1 to A3 0 0 0 0 Baa1 to Baa3 2,951 0 0 2,951 Non-Rated 0 0 2,371 2,371 Total 2022 3,985 546 2,371 6,902 The Bank has implemented the usage of an IT system, the Collateral management system (‘CMS’). The key objective of the CMS is to ensure that the Bank is capable to utilise for repos a real-time inventory of assets and collateral accepted in secured markets. Securities received as collateral for loans, derivatives and reverse repos, repos are valued in CMS on a daily basis, by using prices quoted in active markets, supplied by a Market Price Service Provider (i.e. Bloomberg) or, if quoted prices are not available, by using market-based valuations. S.2.5.2. Credit risk measurement for derivatives The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. The Bank for internal purposes measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring. It uses the Standardised Approach for Counterparty Credit Risk (SA-CCR) for regulatory capital allocation according to the Capital Requirements Regulation (CRR). The Bank computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2023 the current unsecured exposure stood at EUR 128 million (EUR 165 million as of 31 December 2022). In addition, the Bank computes the Potential Future Exposure, which takes into account the possible increase in the netting set’s exposure over the margin period of risk of 20 business days. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2023 the Potential Future Exposure at origin stood at EUR 2,325 million (EUR 2,266 million as of 31 December 2022). Limits: The limit system for banks covers the Potential Future Exposure in 3 time-buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3). The derivatives portfolio is valued and compared against limits on a daily basis. 264 2023 FINANCIAL REPORT

As from the following table, the majority of the derivative portfolio is concentrated on counterparties rated A3 or above: Grouped ratings Percentage of nominal Current Unsecured Exposure Potential Future Exposure (in EUR million) (in EUR million) Moody’s equivalent rating 2023 2022 2023 2022 2023 2022 Aaa 0.40% 0.47% 0 0 8 0 Aa1 to Aa3 14.39% 18.10% 0 4 483 370 A1 to A3 83.24% 75.46% 71 146 1,602 1,783 Below A3 1.97% 5.97% 57 15 232 113 Total 100.00% 100.00% 128 165 2,325 2,266 The table below shows the concentration on main derivative counterparts as at 31 December 2023 and 2022: 2023 2022 Nominal Exposure (% of Bank derivative portfolio): – Top 3 30.7% 30.4% – Top 10 72.6% 70.7% – Top 25 97.5% 96.7% Current Unsecured Exposure: – Top 3 80.5% 97.6% – Top 10 100.0% 100.0% – Top 25 100.0% 100.0% Potential Future Exposure: – Top 3 37.1% 50.4% – Top 10 80.4% 91.0% – Top 25 99.8% 100.0% The following table shows the maturities of currency swaps (including structured swaps and excluding short-term currency swaps), sub-divided according to their notional amount and fair value: Currency swaps at 31 December 2023 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2023 Notional amount (receivable) 48,884 126,706 38,144 25,126 238,860 Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*) 803 13 -619 277 474 Currency swaps at 31 December 2022 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2022 Notional amount (receivable) 43,783 136,262 36,102 27,198 243,345 Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*) 221 1,816 -744 26 1,319 (*) Including the fair value of macro-hedging currency swaps, which stood at EUR 739 million as at 31 December 2023 (2022: EUR 2,530 million). The following table shows the maturities of interest rate swaps (including structured swaps) sub-divided according to their notional amount and fair value: Interest rate swaps at 31 December 2023 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2023 Notional amount 86,963 225,450 146,702 139,543 598,658 Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*) -410 -1,021 -3,551 -106 -5,088 Interest rate swaps at 31 December 2022 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2022 Notional amount 75,935 230,220 131,299 135,571 573,025 Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*) -700 -5,269 -4,092 993 -9,068 (*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -289 million as at 31 December 2023 (2022: EUR -349 million). EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 265

The Bank enters into borrowing contracts and loans encompassing options on interest rates, exchange rates, inflation rates and stock indices. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. The notional amount and fair value of structured swaps is included in the tables above, depending whether or not they incorporate a cross currency element. The table below further details the number, fair value and notional amounts of structured swaps: Structured swaps at 31 December Early termination embedded Structured coupon 2023 2022 2023 2022 Number of transactions 109 119 153 156 Notional amount (in EUR million) 4,103 4,909 9,236 10,413 Fair value (i.e. net discounted value including CVA, DVA and CollVA) (in EUR million) -459 -774 -2,231 -2,310 The fair value of structured swap transactions is computed using option pricing models, calibrated to available market prices of options. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. All option contracts embedded in, or linked with, borrowings are negotiated over the counter. As at 31 December 2023, there are no forward rate agreements outstanding (same as at 31 December 2022). S.2.5.3. Credit risk on guarantees Credit risk arising from the Group’s guarantees transactions funded by own resources is managed in line with dedicated internal guidelines. As at 31 December 2023, the signed exposures amount to EUR 32.8 billion (2022: EUR 31.9 billion). The disbursed exposure of the loans guaranteed by the Group amount to EUR 22.3 billion (2022: EUR 20.3 billion), and related liabilities and provisions recorded for guarantees amount to EUR 86.9 million (2022: EUR 98.0 million) (Note D.4). Part of the Group guarantee type of operations derives from the risk sharing operations where the Group guarantees either (i) on a loan-by-loan or (ii) a portfolio basis underlying loan type of exposures originated by a financial intermediary based on established delegation models. The financial intermediary originating the underlying risk exposures on which the EIB takes risk is subject to a detailed due diligence in order to make sure that the Group can delegate credit management tasks to the financial intermediary in question. In these types of transactions, the Group might be exposed on a pro-rata basis or via a structure with a certain degree of subordination. In addition to this, the Group can also enter into securitisation transactions. The EIB has established a dedicated framework to limit concentration risk for this type of underlying exposures in such transactions. Depending on the specificities of the transaction, this may include setting eligibility criteria including but not limited to lowest eligible rating categories, certain sector, obligor and/or obligor group exposure. There is limited counterparty risk on the financial intermediary as the credit risk is on the underlying exposures originated by the financial intermediary i.e. counterparty risk is limited to (1) the payment of the guarantee fees and (2) the potential recoveries due to the EIB in case of a default of an underlying exposure guaranteed and paid out by the EIB. In any case, the Group has established a number of mitigating measures, including but not limited to detailed due diligence as well as security rights, step-in rights, trigger events to stop inclusions, consent rights on material amendments of the underlying risk exposures or termination rights. 266 2023 FINANCIAL REPORT

Credit risk exposure for each internal rating (in EUR million) 2023 12-month ECL Lifetime ECL not credit-impaired Lifetime ECL credit-impaired Total Financial Guarantees Internal Rating 1 - minimal credit risk 0 0 0 0 Internal Rating 2 - very low credit risk 3,117 100 0 3,217 Internal Rating 3 - low credit risk 16,784 0 0 16,784 Internal Rating 4 - moderate credit risk 5,297 0 0 5,297 Internal Rating 5 - financially weak counterpart 5,790 192 0 5,982 Internal Rating 6 - high credit risk 831 75 0 906 Internal Rating 7 - very high credit risk 0 545 0 545 Internal Rating 8 - counterpart in default 0 0 100 100 Total Credit Risk Exposure 31,819 912 100 32,831 Carrying amount 78 0 9 87 2022 12-month ECL Lifetime ECL not credit-impaired Lifetime ECL credit-impaired Total Financial Guarantees Internal Rating 1 - minimal credit risk 110 0 0 110 Internal Rating 2 - very low credit risk 3,091 0 0 3,091 Internal Rating 3 - low credit risk 18,791 4 0 18,795 Internal Rating 4 - moderate credit risk 3,577 0 0 3,577 Internal Rating 5 - financially weak counterpart 3,320 107 0 3,427 Internal Rating 6 - high credit risk 1,979 257 0 2,236 Internal Rating 7 - very high credit risk 0 578 106 684 Internal Rating 8 - counterpart in default 0 0 12 12 Total Credit Risk Exposure 30,868 946 118 31,932 Carrying amount 89 0 9 98 S.3. Liquidity and Funding risk Liquidity risk refers to the ability of the Group to fund increases in assets and meet obligations as they become due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Group to be unable to refinance the asset side of its consolidated balance sheet and to meet payment obligations punctually and in full out of readily available liquidity resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Group’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. S.3.1. Liquidity risk management Liquidity risk management of the Bank Liquidity risk is managed prudently in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the cash outflows due to debt servicing and loan disbursements, as well as the cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but undisbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. The liquidity risk policy also incorporates a floor on treasury levels. Indeed, the EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 267

Bank's total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the forecasted net annual cash flows for the following year. The Group has in place a Group Contingency Funding Plan (‘Group CFP’), which specifies appropriate decision-making procedures and corresponding responsibilities. The Group CFP is regularly tested and benchmarked against applicable best banking practices, including relevant Guidelines issued by the European Banking Authority in this respect. The Group CFP is approved annually by the Board of Directors of the Bank. Regular stress-testing analyses are executed as a part of the liquidity risk monitoring and drive the size of the liquidity buffers of EIB and EIF. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement and for other operational needs. The Liquidity Coverage Ratio (‘LCR’) is computed on a daily basis in line with EU CRR both in the functional currency (EUR) as well as in the other significant currencies. Consistency of the currency denomination of liquid assets with net liquidity outflows is ensured on an ongoing basis, in order to prevent an excessive currency mismatch. As of end 2023 the Bank’s LCR stood at 423.7% (end 2022: 348.0%) and the Group LCR, which stood at 437.5% (2022: 352.4%). In addition, also the Net Stable Funding Ratio (‘NSFR’) is computed in line with EU CRR both in the functional currency (EUR) as well as in the other significant currencies. As of end 2023, the Bank’s NSFR stood at 118.3% (2022: 124.6%) and the Group NSFR stood at 118.6% (2022: 124.9%). The Group currently continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources mainly as a result of its prudent approach to liquidity management. As a consequence, the geopolitical and financial turbulences occurred in 2022 and carried on in 2023 had very limited impact on liquidity and funding. Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity of the Fund to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. S.3.2. Liquidity risk measurement The table hereafter analyses the financial liabilities of the Group by maturity, based on the period remaining between the consolidated balance sheet date and the contractual maturity date (based on contractual undiscounted cash flows). Liabilities for which there is no contractual maturity date are classified under "Maturity undefined". The numbers represent undiscounted cash flows inclusive of interest coupons and therefore do not generally reconcile with the consolidated balance sheet figures. Principal cash flows and interests are slotted in the bucket corresponding to their first potential contractual payment date. This therefore does not represent an expected scenario, but rather a theoretical scenario. Some of the borrowings and associated swaps include early termination triggers or call options granted to the hedging swap counterparties, and the Group also has the right to call the related bonds before maturity. In these cases, the cash flow is represented in the bucket corresponding to the first possible termination date. However, this is a conservative measure, as the Group is contractually not obliged to redeem early the related callable bonds and under realistic scenarios there would be no reason to call all such bonds at first possible occasions. Outflows for committed but undisbursed loans are represented in line with the internal methodology for liquidity stress-testing. In particular, the maximum amount of loans that under severe conditions of stress could possibly be subject to early disbursement is represented in the first maturity bucket. Net cash flows are represented for interest rate swaps and forward rate agreements. Gross cash flows are represented in the maturity analysis for interest rate derivatives where settlement is gross (essentially Cross Currency Interest Rate Swaps) and foreign exchange derivatives such as FX-forwards and FX-swaps. 268 2023 FINANCIAL REPORT

Maturity profile of non-derivative financial liabilities (in EUR million as at 31.12.2023) 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Gross nominal outflow Carrying amount Amounts owed to credit institutions and customers 4,227 0 0 0 0 4,227 4,220 Commercial papers 7,120 18,116 0 0 0 25,236 24,770 Debts evidenced by certificates – first call date scenario 22,119 48,986 205,119 187,974 0 464,198 406,975 Other liabilities 10 793 1,274 796 455 3,328 3,339 Issued guarantees and other Off Balance sheet items 0 0 0 0 40,871 40,871 Outflows for committed but undisbursed loans, investment funds and loan substitutes 15,747 1,239 1,747 724 112,421 131,878 Total 49,223 69,134 208,140 189,494 153,747 669,738 439,304 Maturity profile of non-derivative financial liabilities (in EUR million as at 31.12.2022)(*) 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Gross nominal outflow Carrying amount Amounts owed to credit institutions and customers 6,937 0 0 0 0 6,937 6,933 Commercial paper 0 8,405 0 0 0 8,405 8,343 Debts evidenced by certificates – first call date scenario 17,474 51,967 221,715 181,346 0 472,502 409,075 Other liabilities 8 745 1,260 1,096 479 3,588 3,592 Issued guarantees and other Off Balance sheet items (*) 0 0 0 0 38,604 38,604 Outflows for committed but undisbursed loans, investment funds and loan substitutes (*) 13,840 2,375 6,271 234 104,748 127,468 Total 38,259 63,492 229,246 182,676 143,831 657,504 427,943 (*) A reclassification was made in order to improve the readability of financial statements Maturity profile of derivative financial liabilities (in EUR million as at 31.12.2023) 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Gross nominal inflow/ outflow Net settling interest rate derivatives -1,605 -5,344 -10,620 -10,661 -28,230 Gross settling interest rate derivatives – inflows 6,480 13,067 84,088 50,250 153,885 Gross settling interest rate derivatives – outflows -8,552 -14,484 -85,854 -49,890 -158,780 Foreign exchange derivatives – inflows 14,077 5,800 0 0 19,877 Foreign exchange derivatives – outflows -14,359 -5,950 0 0 -20,309 Total -3,959 -6,911 -12,386 -10,301 -33,557 Maturity profile of derivative financial liabilities (in EUR million as at 31.12.2022)(*) 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Gross nominal inflow/ outflow Net settling interest rate derivatives -1,126 -6,233 -16,506 -13,291 -37,156 Gross settling interest rate derivatives – inflows 5,961 15,270 70,353 46,363 137,947 Gross settling interest rate derivatives – outflows -8,818 -16,698 -74,080 -46,157 -145,753 Foreign exchange derivatives – inflows 14,577 1,791 0 0 16,368 Foreign exchange derivatives – outflows -14,938 -1,909 0 0 -16,847 Total -4,344 -7,779 -20,233 -13,085 -45,441 (*) Prior year figures have been amended by excluding derivative financial assets for comparative purposes. S.4. Market Risk S.4.1 Interest Rate and Credit Spread Risk in the Banking Book for the Group From the Group’s positions, the Interest Rate or Credit Spread Risk is the risk to the economic value or to the net interest income arising from adverse movements in interest rates or market credit spreads that affect interest rate and market credit spread sensitive instruments, respectively. Exposure to those risk factors occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 269

The Group Risk Appetite Framework contains three interest rate risk indicators managed within pre-approved limits: The “Risk to Economic Value”, the “NII Large Decline” and the “Risk to Earnings”, which are, however defined on EIB standalone level. The EIF’s Risk Appetite Framework does not currently include such interest rate risk indicators, but EIF instead allocates economic capital to cover its interest rate risk exposures. In doing so, the EIF is following the Group capital measurement methodology for Interest Rate Risk in the Banking Book (‘IRRBB’). The Group is measuring Credit Spread Risk in the Banking Book (‘CSRBB’) by applying stress tests that show the impacts on both the economic value of equity and the net interest income from adverse movements in market credit spreads (in line with the respective EBA guidelines13). CSRBB is not subject to individual operational management limits. However, its exposure is reflected into the Group Risk Appetite Framework. The following sections detail the operational implementation of the Interest Rate Risk management framework of each entity. Interest rate risk management for the Bank In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee on Banking Supervision (‘BCBS’) as implemented in the EU, and to the regulatory guidance issued by the European Banking Authority (‘EBA’). The main sources of interest rate risk are: gap risk, basis risk and option risk. Gap risk is the most relevant interest rate risk for the Bank and is defined as the risk to the economic value or to the net interest income generated by the differences in the term structure of interest rate sensitive instruments on the Bank’s balance sheet. Following regulatory guidance, the Bank has articulated its appetite for interest rate risk in terms of both the maximum risk to economic value and the maximum risk to earnings that the Bank is prepared to take (while, when applicable, adhering to the maximum thresholds defined in the EBA Supervisory Outlier Tests for both perspectives). The Bank’s investment strategy for its own funds – the Interest Rate Risk Strategy – complies with such interest rate risk appetite. IBOR Reform Interest rate benchmarks, such as the London InterBank Offered Rate (‘LIBOR’) were widely used in financial contracts. The global transition to alternative interest rate benchmark rates was one of the most challenging reforms undertaken in the financial markets. Similarly to other Banks, EIB had significant exposure to the IBORs that were part of these market-wide initiatives. Transition status per financial instruments class As part of its lending and funding activities, the Bank was mainly exposed to the IBOR Reform on Floating Rates Loans granted to customers and credit institutions and bonds issued to fund its activity. In order to manage exposures to interest rate and foreign currency risks, the Bank uses derivative instruments (e.g. to hedge fixed rates loans and borrowings operations). Derivatives are the largest financial instrument class directly exposed to IBOR rates as a large part of their corresponding cash flows are referenced to IBOR rates (i.e., “floating interest rate”)14. In 2021, the Bank adhered to the ISDA IBOR Fallback Protocol and Supplement, which provide an amendment mechanism for counterparties to incorporate robust fallback provisions to be applied upon the cessation of an interest rate index, ensuring a smooth transition of the derivatives legacy portfolio. All EIB’s counterparties to LIBOR-linked swaps have also adhered to that Protocol and Supplement. Through the application of this Protocol and Supplement, the Bank had migrated in its systems all of its derivative notional exposure referring to LIBORs (in GBP, CHF, JPY and USD) by the end of 2022. Floating Rate Loans are the second largest financial instrument class directly exposed to IBOR rates. As at 31 December 2023, no floating rate contract originally indexed to CHF, JPY and GBP is linked to LIBOR any longer. During 2023, the Bank has pursued the migration of the loans indexed to USD LIBOR; the vast majority of the exposure is migrated. The remaining ones (6 counterparties, currently on synthetic USD LIBOR, with total exposure of EUR 329 million) will be migrated in 2024. On the funding side, the Bank has been issuing bond products referencing new RFRs in its balance sheet since 2018. In addition, the Bank has focused on supporting the relevant RFR markets with the required liquidity, under the preferred market structural formats. As at 31 December 2023, all the bonds indexed to USD LIBOR have been migrated apart from one “tough legacy” for a total of USD 80 million, maturing in 2026. 13 EBA/GL/2022/14. 14 Derivatives are re-measured in accordance with the methodology described under note A.4.5. 270 2023 FINANCIAL REPORT

During 2023, the impact of the IBOR reform transition at migration date on Financial Operations by nature of result is as in EUR million Outstanding Amount Result on financial operations Net result on FVO Non-quoted loans 19 0 Net result on FVO Non-quoted borrowings 0 0 Net result from hedge accounting on loans 4,564 1 Net result from hedge accounting on borrowings 86,534 -11 Total result 91,117 -10 During 2022, the impact of the IBOR reform transition on Financial Operations by nature of result is as follows: in EUR million Outstanding Amount Result on financial operations Net result on Swaps/derivatives 0 0 Net result on FVO Non-quoted borrowings 0 0 Net result from hedge accounting on loans 0 0 Net result from hedge accounting on borrowings 0 0 Total result 0 0 Interest rate risk on the Economic Value of the Own Funds/Equity of the Bank The Bank’s Interest Rate Risk strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the risk to the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing future growth. This overall objective is achieved by investing the own funds according to a medium to long term investment profile. Of course, this strategy needs to comply with the limits for the Interest Rate Risk RAF metrics. Apart from the Interest Rate Strategy underpinning the investment of the Bank’s own funds, the Bank’s balance sheet should be match-funded with respect to interest rate risk. As it is not operationally practical to perfectly match-fund the Bank’s balance sheet, small deviations to gap and basis risks are allowed. Those net residual interest rate risk positions are managed within pre-approved limits, the latter being dimensioned to ensure the individual risks remain within the risk appetite boundaries. In addition to its interest rate risk limits framework, the Bank performs regular stress testing, based on EBA standardised shock scenarios1, to its projected earnings and to its economic value. The exercise serves the purpose of identifying potential adverse consequences arising from severe changes in the interest rates environment. The stress test on the economic value is performed at the Bank and on Group levels. As of 31 December 2023, the worst impact of the EBA supervisory outlier test scenarios would reduce the economic value of own funds of the Bank by EUR 4.24 billion (2022: EUR 5.37 billion) and of the EIB Group by EUR 4.28 billion (2022: EUR 5.44 billion) 2. Among the financial instruments in the Bank’s portfolio, some operations (borrowings and associated swaps) present callability options and may be redeemed early, hence introducing uncertainty as to their final maturity. However, as those packages (borrowings and associated swaps) are fully back-to-back (up to the cashflow level), they can be considered at the end as simple synthetic floating rate notes indexed to relevant interest rate benchmarks and bearing limited interest rate risk. 1 EBA/RTS/2022/10. 2 The stress test is performed on all risk-sensitive banking book instruments, including the pension and health insurance liabilities (defined benefit obligations, DBO) as calculated by an actuarial provider. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 271

The table hereafter is a summary of the features of the Group’s callable borrowings portfolio as of 31 December 2023 and 31 December 2022, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved: By funding currency (after swaps): 31.12.2023 Pay currency Total (in EUR million) EUR USD EUR pay notional -2,460 -1,061 -3,521 Average maturity date 29.07.2046 25.11.2037 17.12.2043 Average expected maturity 01.08.2038 06.08.2034 19.05.2037 31.12.2022 Pay currency Total (in EUR million) EUR USD EUR pay notional -2,467 -1,149 -3,616 Average maturity date 05.04.2046 09.06.2037 17.06.2043 Average expected maturity 01.04.2039 21.10.2033 08.07.2037 By risk factor involved: 31.12.2023 Risk factor Total (in EUR million) FX level IR curve level EUR pay notional -239 -3,282 -3,521 Average maturity date 30.12.2037 23.05.2044 17.12.2043 Average expected maturity 28.01.2033 11.09.2037 19.05.2037 31.12.2022 Risk factor Total (in EUR million) FX level IR curve level EUR pay notional -283 -3,333 -3,616 Average maturity date 18.07.2035 17.02.2044 17.06.2043 Average expected maturity 21.05.2032 15.12.2037 08.07.2037 Interest rate risk on the earnings of the Bank The Risk to Earnings3 quantifies the amount of net interest income that would change during the forthcoming 36 months if all interest rate curves would decrease by two percentage points. Such exposure stems primarily from the mismatch between interest rate repricing periods of assets and liabilities, and has to stay within the limit defined in the Risk Appetite Framework. With the positions in place as of 31 December 2023, the net interest income of the Bank would decrease by EUR 1,216.5 million (2022: EUR 920.5 million) and of the EIB Group by EUR 1,321.3 million if interest rates were to decrease by 200 basis points. For enriching the analysis of the net interest income sensitivity, the net interest income of the Bank would increase by EUR 1,280.7 million (2022: EUR 937.3 million) and of the EIB Group by EUR 1,385.5 million if interest rates were to increase by 200 basis points. The Bank uses a dedicated software that allows to simulate the sensitivity of earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the ‘’ongoing’’ assumption that, over the time horizon analysed, the Bank realises (at market rates defined in the underlying scenario) the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. In line with the Bank’s current practice, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank’s business. The administrative costs are projected according to the forecasts of the Operational Plan. Interest rate risk management for the Fund (EIF) Even though EIF does not fund itself on capital/money markets, EIF is exposed to Interest Rate Risk, primarily to the gap risk. The major interest rate sensitive exposures at EIF are its pension Defined Benefit Obligations (DBO) on the liabilities side and its fixed income treasury book on the assets side. Although EIF’s risk appetite statement does not currently include interest rate risk indicators and does not have an articulated Interest Rate Risk Strategy, EIF allocates economic capital to cover its interest rate risk exposures. EIF is following the Group capital measurement methodology for Interest Rate Risk in the Banking Book (‘IRRBB’), i.e. EIF interest rate risk is assessed from both the Normative and from the Economic perspectives, with the worse of the two being considered under the Economic Capital (‘ECap’) ratio. 3 To note that the Bank also monitors the risk to its net interest income via the Supervisory Outlier Test for NII, namely the so-called NII Large Decline. 272 2023 FINANCIAL REPORT

S.4.2. Foreign exchange risk The foreign exchange (‘FX’) risk is the risk to the economic value or to the income derived from, the Group’s positions due to adverse movements of foreign exchange rates. The Group is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets, liabilities and hedging instruments. In compliance with the Bank’s Statute and with the EIF Risk Appetite Framework, the Group does not engage in currency operations not directly required to carry out its core activities (more specifically: for the Bank, mismatches of currencies in the asset-liability structure are kept within pre-approved tight limits while, for EIF, open FX positions may arise from its Equity or Guarantee investments, in line with its Statutes and Risk Appetite Framework). Foreign exchange position Net position (in million) 2023 2022 Euro (EUR) -563 -193 Pound Sterling (GBP) 101 53 US Dollar (USD) 16 79 Other currencies 446 61 Subtotal except Euro 563 193 S.4.3. Equity price risk Equity price risk is the risk that the fair values of equities decrease as the result of changes in the levels of equity indices and the value of individual equity investments. As of 31 December 2023, equity price risk was primarily limited to those strategic activities approved by the Board of Directors (private equity / venture capital and infrastructure fund investments made by the Fund on behalf of the Bank and on its own resources; investment funds; equity-like investments as Special Activity; participation in the EBRD). These activities are subject to special forms of monitoring and the resulting exposures are supported by sound capitalisation. The value of privately held equity positions is not readily available for the purposes of monitoring and control on a continuous basis. For such positions, the best indications available include prices for similar assets and the results of any relevant valuation techniques. The effect on Own Funds for the Group (as a result of a change in the fair value of equity investments at 31 December 2023 and 31 December 2022) due to a reasonable possible change in equity indices, with all other variables held constant is as follows: 2023 2022 Change in equity price Effect on Own Funds(1) Change in equity price Effect on Own Funds(1) % EUR ’000 % EUR ’000 Private Equity / Venture Capital Operations / Infrastructure Funds(2) -12 -1,523,402 -10 -1,328,159 EBRD shares -10 -64,687 -10 -54,758 Investment funds -10 -505,369 -10 -481,786 (1) Including Income Statement. (2) The sensitivity of Private Equity / Venture Capital operations and Infrastructure Funds is calculated by the EIF based on the market risk of the positions on the public market. S.5. Operational Risk As defined in the EIB Group Operational Risk Policy, Operational Risk means the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events4. All Group’s activities may be affected by Operational Risk and therefore the Group aims to systematically identify, assess, monitor and report Operational Risks on a regular basis, and ensure that sufficient controls and risk mitigants are in place to limit the exposure to Operational Risk. The Operational Risk Unit in the EIB Group Risk & Compliance, the EIF Risk Management, and the Internal Controls and Assertion Division in Financial Control at the EIB, are responsible for defining the Group Operational Risk Framework and related policies and procedures while the 4 The definition of external events excludes cases of client bankruptcy or unfavourable market movements or similar events, which represent triggers for Credit and respectively Market Risk. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 273

responsibility for implementing the Framework lies with all the Departments of the Group. The Group organises its Operational Risk Management activities in compliance with the applicable Best Banking Practice (“BBP”). In terms of reporting, the EIB Group Operational Risk Report is approved by the Group Chief Risk Officer (‘GCRO’) responsible for overall aspects of managing and monitoring Operational Risk and then submitted to the Management Committee (‘MC’), the Audit Committee (‘AC’) and Directors General (‘DGs’). In addition, losses/gains above EUR 0.25 million are immediately escalated to the President. Following the Board of Directors’ approval in July 2023, the Group implemented the revised Non-Financial Risk Appetite Framework (‘NFR RAF’) with the updated operational (key) risk indicators. The first Group NFR RAF Dashboards have been prepared and distributed to the Senior Management with the data as of Q2 2023. At the EIF, the Operational Risk function within Risk Management provides regular reporting to the Audit Board (‘AB’) and the Senior Management. The Group has robust compliance controls, including a dedicated Sanctions Compliance Programme, ensuring that its activities comply with all sanctions applicable to the EIB Group. With specific reference to sanctions targeting the Russian invasion of Ukraine, no material impact has been identified on Group’s business activities. The Group is a crucial institution of the European Union, and as such, it is a likely target for cyber-attacks. With the war in Ukraine, the risk of direct and spill-over attacks has increased, and the Group is closely monitoring this risk in collaboration with the Computer Emergency Response Team for the EU institutions, bodies and agencies (‘CERT-EU’). To ensure the security and integrity of its operations, the Group has implemented robust security measures to protect against cyber-attacks. S.6. Climate Change and Environmental risks As a provider of long-term financing, the EIB Group is exposed to potential Climate Change and Environmental Risks related financial impacts. As a AAA-rated entity and in its capacity as the EU climate bank, the Group is fully committed to establishing a comprehensive and prudent climate risk management framework following the prevailing regulatory requirements and best banking and market practices. Climate Change and Environmental Risks have a pervasive impact on the various risk categories that the Group is exposed to (credit, interest rate, liquidity and funding, foreign exchange rate, equity price, operational and reputational) and consequently have been identified and managed by the EIB Group. The Group defines Climate Change and Environmental Risks as the risks of a negative impact on its primary risks, by distinguishing between: • Transition risks arising from the transition to a low-carbon, climate-resilient and more environmentally sustainable economy; • Physical risks arising from the physical effect of climate change (that lead to more frequent extreme events such as floodings, droughts or storms) as well as of environmental degradation of water, air, land and biodiversity, among others. From a short-term period perspective (up to one year horizon) Climate Change and Environmental Risks are not deemed material for EIB Group IFRS financial statements. Nevertheless, due to their long-term impact horizon (beyond ten years) and potential for exponentially growing negative effects, the Group is committed to keep enhancing and pro-actively managing those risks. From a credit risk and equity price risk angle, in the short to medium term (up to ten years), the Group’s lending and equity portfolios will be more sensitive to transition risk and this risk may become material, if the Group’s counterparties fail to accomplish their climate transition. Particularly on the Climate Change-related Risks please refer to Section “Risk Management” of the annually published Group’s TCFD report regarding: • Identifying and assessing climate-related risks – for a detailed impact assessment across the various time horizons that the Climate Change-related risk may have on the various risk categories that the Group is exposed to; • Managing Climate-related Risks; • Integration of Climate Change-related Risks into the Group’s overall risk management in areas such as Risk appetite framework, Capital adequacy assessment, Climate risk stress testing and scenario analyses as well as Risk reporting. 274 2023 FINANCIAL REPORT

Note T – Accounting classifications and fair values of assets and liabilities (in EUR million) The table below sets out the Group’s classification of each class and category of assets and liabilities: 31 December 2023 Note AC Designated at FVTPL (FVO) Mandatorily at FVTPL FVOCI - equity instruments Non financial assets/ liabilities Total carrying amount Cash in hand, balances with central banks and post office banks B.1 210 0 0 0 0 210 Treasury bills and debt securities portfolios B.2 42,846 177 5,843 0 0 48,866 Loans and advances to credit institutions and to customers C/D 457,174 12,822 2,339 0 0 472,335 Shares and other variable-yield securities B.3 0 819 18,823 647 0 20,289 Derivative assets Q 0 0 28,657 0 0 28,657 Property, furniture and equipment E 0 0 0 0 393 393 Intangible assets E 0 0 0 0 96 96 Other assets/Subscribed capital and reserves, called but not paid G.1/W.1 488 0 0 0 431 919 Prepayments 0 0 0 0 260 260 Total 500,718 13,818 55,662 647 1,180 572,025 Amounts owed to credit institutions and customers H 4,220 0 0 0 0 4,220 Debts evidenced by certificates I 412,882 18,863 0 0 0 431,745 Derivative liabilities Q 0 0 34,337 0 0 34,337 Other liabilities G.2 2,877 0 462 0 2,167 5,506 Deferred income F 0 0 0 0 667 667 Provisions J/D.4 0 0 0 0 6,534 6,534 Total 419,979 18,863 34,799 0 9,368 483,009 EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 275

31 December 2022 Note AC Designated at FVTPL (FVO) Mandatorily at FVTPL FVOCI - equity investments Non financial assets/ liabilities Total carrying amount Cash in hand, balances with central banks and post office banks B.1 113 0 0 0 0 113 Treasury bills and debt securities portfolios B.2 28,223 180 4,200 0 0 32,603 Loans and advances to credit institutions and to customers C/D 462,418 13,235 2,234 0 0 477,887 Shares and other variable-yield securities B.3 0 772 17,573 548 0 18,893 Derivative assets Q 0 0 35,044 0 0 35,044 Property, furniture and equipment E 0 0 0 0 345 345 Intangible assets E 0 0 0 0 70 70 Other assets / Subscribed capital and reserves, called but not paid G.1/W.1 811 0 0 0 223 1,034 Prepayments 0 0 0 0 286 286 Total 491,565 14,187 59,051 548 924 566,275 Amounts owed to credit institutions and customers H 6,933 0 0 0 0 6,933 Debts evidenced by certificates I 393,669 23,749 0 0 0 417,418 Derivative liabilities Q 0 0 43,758 0 0 43,758 Other liabilities (*) G.2 3,172 0 420 0 1,448 5,040 Deferred income F 0 0 0 0 479 479 Provisions J / D.4 0 0 0 0 5,771 5,771 Total 403,774 23,749 44,178 0 7,698 479,399 (*) A reclassification was made between the captions in order to improve the readability of financial statements. 276 2023 FINANCIAL REPORT

The table below sets out the fair value of each of the Group’s classes and categories of assets and liabilities. Fair value is set to book value for non-financial assets and non-financial liabilities. 31 December 2023 AC Designated at FVTPL (FVO) Mandatorily at FVTPL FVOCI - equity instruments Non financial assets/ liabilities Total fair value Cash in hand, balances with central banks and post office banks 210 0 0 0 0 210 Treasury bills and debt securities portfolios 42,524 177 5,843 0 0 48,544 Loans and advances to credit institutions and to customers 430,689 12,822 2,339 0 0 445,850 Shares and other variable-yield securities 0 819 18,823 647 0 20,289 Derivative assets 0 0 28,657 0 0 28,657 Property, furniture and equipment 0 0 0 0 393 393 Intangible assets 0 0 0 0 96 96 Other assets/Subscribed capital and reserves, called but not paid 488 0 0 0 431 919 Prepayments 0 0 0 0 260 260 Total 473,911 13,818 55,662 647 1,180 545,218 Amounts owed to credit institutions and customers 4,220 0 0 0 0 4,220 Debts evidenced by certificates 403,790 18,863 0 0 0 422,653 Derivative liabilities 0 0 34,337 0 0 34,337 Other liabilities 2,877 0 462 0 2,167 5,506 Deferred income 0 0 0 0 667 667 Provisions 0 0 0 0 6,534 6,534 Total 410,887 18,863 34,799 0 9,368 473,917 31 December 2022 AC Designated at FVTPL (FVO) Mandatorily at FVTPL FVOCI - equity investments Non financial assets/ liabilities Total fair value Cash in hand, balances with central banks and post office banks 113 0 0 0 0 113 Treasury bills and debt securities portfolios 27,380 180 4,200 0 0 31,760 Loans and advances to credit institutions and to customers 446,114 13,235 2,234 0 0 461,583 Shares and other variable-yield securities 0 772 17,573 548 0 18,893 Derivative assets 0 0 35,044 0 0 35,044 Property, furniture and equipment 0 0 0 0 345 345 Intangible assets 0 0 0 0 70 70 Other assets 811 0 0 0 223 1,034 Prepayments 0 0 0 0 286 286 Total 474,418 14,187 59,051 548 924 549,128 Amounts owed to credit institutions and customers 6,933 0 0 0 0 6,933 Debts evidenced by certificates 383,244 23,749 0 0 0 406,993 Derivative liabilities 0 0 43,758 0 0 43,758 Other liabilities (*) 3,172 0 420 0 1,448 5,040 Deferred income 0 0 0 0 479 479 Provisions 0 0 0 0 5,771 5,771 Total 393,349 23,749 44,178 0 7,698 468,974 (*) A reclassification was made between the captions in order to improve the readability of financial statements. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 277

Note U – Segment reporting (in EUR million) The segment information disclosed in this note has been prepared in accordance with the "management approach" applied by IFRS 8 meaning that the definition of segments as well as the preparation of information used for segment reporting are both based on information prepared for internal management decisions. The EIB Group has one single reportable segment, which is the EIB long-term finance activity comprising EIB lending operations inside and outside Europe, borrowing and treasury operations. The EIB has venture capital investments as well that alone do not meet any of the quantitative thresholds for determining a reportable segment in 2023 and as such are reported together with the EIB long-term finance activity. The Management Committee as the Group’s chief operating decision maker reviews internal management reports on the performance of the Bank’s long-term finance activity on at least a quarterly basis. The financial support of SME’s carried out by the European Investment Fund through private equity / venture capital and infrastructure investments, as well as the provision of guarantees do not meet any of the quantitative thresholds for determining a reportable segment in 2023 or 2022 and are disclosed as “other” in the reconciliation of reportable segment revenues, profit or loss and assets and liabilities. Information about reportable segment Long term lending finance activity 2023 2022 External revenues: Net interest income 2,803 2,688 Net income from shares 617 623 Net fee and commission income 68 60 Result on financial operations 238 317 Net other operating income and expense 2 5 Total segment revenue 3,728 3,693 Other material non-cash items: Impairment losses on loans and shares -234 43 -234 43 Reportable segment profit 2,159 2,327 Reportable segment assets 565,878 561,151 Reportable segment liabilities 481,967 478,488 Reconciliation of reportable segment revenues, profit and assets and liabilities 2023 2022 Revenues: Total revenues for reportable segment 3,728 3,693 Other revenues 351 222 Consolidated revenue 4,079 3,915 Profit: Total profit for reportable segment 2,159 2,327 Other profit 183 44 Consolidated profit 2,342 2,371 Assets: Total assets for reportable segment 565,878 561,151 Other assets 6,148 5,144 Consolidated total assets 572,026 566,295 Liabilities: Total liabilities for reportable segment 481,967 478,488 Other liabilities 1,042 912 Consolidated total liabilities 483,009 479,400 278 2023 FINANCIAL REPORT

Note V – Commitments, contingent liabilities, pledged assets and other memorandum items (in EUR ’000) The Group utilises various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfil its obligation to third parties. The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies. As at 31 December 2023 and 31 December 2022, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts and in EUR ‘000): 31.12.2023 31.12.2022 Contingent liabilities and guarantees: - In respect of loans granted by third parties 32,830,887 31,931,060 Commitments: - EBRD capital uncalled 712,630 712,630 - Undisbursed loans (Note D.1) credit institutions 29,240,406 30,757,433 customers 99,325,526 93,274,466 128,565,932 124,031,899 - Undisbursed private equity and venture capital operations 5,866,055 5,308,623 - Undisbursed investment and infrastructure funds 3,312,394 3,435,704 - Undisbursed other investments 1,459,071 651,129 - Borrowings launched but not yet settled 223,950 223,950 Assets held on behalf of third parties(*): - Innovation Fund 9,030,405 6,913,187 - Modernisation fund 5,118,076 3,906,016 - Investment Facility Cotonou 4,009,790 4,334,223 - InnovFin 2,101,940 2,077,808 - InvestEU 2,028,916 2,307,793 - NER300 1,043,512 1,022,327 - CEF 865,833 824,615 - Partnership Platform for Funds 674,629 213,415 - Pan-European Guarantee Fund 669,835 674,444 - ESIF 596,584 529,774 - COSME LGF & EFG 524,801 654,491 - Trust accounts with ETCI 452,514 0 - SME initiative Italy 375,563 383,301 - EU-Africa Infrastructure Trust Fund 373,485 393,040 - REG 323,804 246,115 - JEREMIE 293,326 289,474 - SME initiative Romania 248,893 239,330 - RRF-FI 248,649 156,874 - Decentralised Financial Instruments 177,627 216,990 - European Fund for Strategic Investments (‘EFSI EIF’) 165,621 206,949 - ACP TF EC Compartment 123,622 0 - Special Section 119,221 128,487 - InnovFin Equity 101,525 54,638 - EaSI 89,755 101,690 - RSFF (incl. RSI) 86,885 90,681 - SME initiative Bulgaria 85,963 84,638 - InnovFin SME Guarantee 83,013 86,149 - GIF 2007 73,892 176,814 - EU for Ukraine Fund 72,931 0 - Cultural Creative Sectors Guarantee Facility 67,690 64,861 - Private Finance for Energy Efficiency Instrument 57,090 54,747 - SME initiative Finland 56,891 59,375 - WB EDIF 56,710 56,684 - NPI 56,665 59,375 - SMEG 2007 54,988 55,941 - ENPI 51,178 68,268 - DCFTA 50,588 51,063 - NIF Risk Capital Facility 45,075 37,103 - GF Greece 43,687 42,406 - AECID 37,956 49,809 EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 279

31.12.2023 31.12.2022 - EFSI-EIAH 37,864 33,339 - JESSICA (Holding Funds) 33,025 176,684 - GAGF 29,309 29,404 - GCFF Jordan Private Sector Guarantee Facility 28,370 0 - SME initiative Malta 26,911 26,945 - FEMIP Trust Fund 25,947 22,543 - Bundesministerium für Wirtschaft und Technologie 24,896 22,254 - MAP guarantee 23,852 30,856 - SME initiative Spain 23,395 19,405 - IPA II 18,729 24,333 - EPTA Trust Fund 18,030 17,987 - NIF Trust Fund 17,404 28,878 - German Future Fund Growth Facility 15,074 7,208 - TTA Türkiye 13,047 13,016 - Natural Capital Financing Facility 12,173 11,514 - EU Support to Boost Africa 12,069 5,207 - IW4 9,691 0 - AGRI 8,968 14,225 - MAP Equity 8,133 11,819 - InvestEU Advisory Hub 4,433 0 - BIF 4,349 5,005 - GEEREF 3,372 3,372 - Student Loan Guarantee Facility 3,273 3,447 - PGFF 2,702 3,684 - JASPERS 2,488 0 - Central Europe FoF 2,476 2,037 - fi-compass 2,375 0 - Alp GIP 2,073 1,082 - German Corona Matching Facility (CMF) 1,522 2,229 - GEF-UNEP 1,378 1,431 - EU Trade and Competitiveness Program 792 880 - MS-C - Member State Compartments 546 0 - FoF mandates (virtual) 326 0 - LFA-EIF Facility 311 847 - G43 Trust Fund 285 284 - EU4Business Guarantee Facility 281 0 - AIP Kulima 276 262 - AIP Zambia 258 298 - TTP 232 204 - European Technology Facility 225 77 - EFSD Guarantee "Access to Finance Initiative" 200 217 - MDD 142 255 - EPIC 51 8 - GGF 7 7 - TARGET 3 0 31,160,391 27,434,138 Other items: - Notional value of interest-rate swaps (Note S.2.5.2) 598,658,133 573,024,821 - Notional value of currency swap contracts payable 239,108,656 242,236,843 - Notional value of currency swap contracts receivable (Note S.2.5.2) 238,814,394 243,344,964 - Notional value of short-term currency swap contracts payable 26,606,319 21,731,627 - Notional value of short-term currency swap contracts receivable (Note Q.3) 26,212,091 21,411,941 - Notional amount of futures contracts 21,311,849 8,804,329 - Notional amount of currency forwards (Note Q.3) 127,287 267,069 - Currency swaps launched but not yet settled receivable (Note S.2.5.2) 45,517 0 - Currency swaps launched but not yet settled payable 45,249 0 - Special deposits for servicing borrowings(**) 2,422 560 (*) Assets under management are disclosed as off balance sheet item based on the latest available figures. Comparative figures might be restated in order to reflect most recent available information. (**) This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group. 280 2023 FINANCIAL REPORT

V.1. Innovation Fund The Innovation Fund is established by Article 10a(8) of Directive 2003/87/EC to support across all Member States innovation in low-carbon technologies and processes, including environmentally safe carbon capture and utilisation ('CCU') that contributes substantially to mitigating climate change, as well as products substituting carbon intensive ones produced and to help stimulate the construction and operation of projects that aim at the environmentally safe capture and geological storage ('CCS') of CO2, as well as of innovative renewable energy and energy storage technologies. The EIB prepares separate financial statements for Innovation Fund. V.2. Modernisation Fund The Modernisation Fund, set up under Article 10d of the revised EU Emissions Trading System (ETS) Directive, aims to modernise energy systems and improve energy efficiency of 10 EU beneficiary Member States (MS): Bulgaria, Czech Republic, Croatia, Estonia, Hungary, Latvia, Lithuania, Poland, Romania and Slovakia. The Modernisation fund supports investments in generation and use of energy from renewable sources, energy efficiency, energy storage, modernisation of energy networks, including district heating, pipelines and grids, redeployment, re-skilling and upskilling workers, education, job-seeking initiatives and start-ups. The EIB prepares separate financial statements for Modernisation Fund. V.3. Investment Facility - Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for Investment Facility. V.4. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) No 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision No 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (‘R&I’) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for InnovFin. V.5. InvestEU On 7 March 2022 the EU, the EIB and the EIF signed a Guarantee Agreement (“Agreement”) establishing the EU guarantee under the InvestEU. The InvestEU programme aims to give an additional boost to sustainable investment, innovation, social inclusion and job creation in Europe. The InvestEU is expected to stimulate public and private investments by using a EUR 26.2 billion EU budgetary guarantee, 75% of this EU budgetary guarantee being granted separately to the EIB and the EIF. On 1 April 2022, all operations in the EFSI Debt Standard Portfolio and in the EFSI Hybrid Portfolio were transferred to the InvestEU. These operations which were originally guaranteed under the EFSI Agreement, are defined as the “Pre-2021 Operations”. The EIB prepares separate financial statements for InvestEU. Finland Climate Action Guarantee EIF was approached by the Finnish Government in March 2021 to implement a financial instrument focused on green transitioning. The contribution from Finland is made via InvestEU. The Contribution Agreement was signed in September 2022, whilst the InvestEU Guarantee Amendment including the MS-C Schedule for Finland was signed on 10th August 2023. The Finland Climate Action Guarantee aims to address Finland’s current challenges in supporting investments in the energy efficiency and renewable energy sectors. The Finland Climate Action Guarantee will facilitate access to finance for clean and efficient production and use of energy, sustainable and efficient infrastructure as well as research and innovation of low carbon solutions, ultimately contributing to the green and sustainable transformation of the local economy and to the achievement of the climate targets. EDF Top-Up (European Defence Fund) A top-up to the InvestEU Mandate supporting the Target Area of Defence under the Enabling Sectors sub-product. EUR 100 million received in tranches from the European Defence Fund, which – when combined with EIF own resources – results in c. EUR 175 million of investment capacity. Operations to support funds with strategies that include solutions and technologies with dual-use potential that will accelerate the evolution of Europe’s technological and industrial base in the area of defence. InvestEU Climate Mitigation Following the signature of the 3rd IEU amendment, a new uncapped portfolio is envisaged with top-up commitments from an existing (SIW) window, designed to deploy a specific component of the sustainability guarantee product of InvestEU. V.6. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 281

V.7. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (‘CEF’) is a joint agreement between the EIB and the European Commission, which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (‘LGTT’) and to the Pilot phase of Project Bond Initiative (‘PBI’). The LGTT and PBI were merged under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for CEF. V.8. Partnership Platform for Funds (‘PPF’) The PPF is an EIB-managed multi-region, multi-contributor and multi-sector Platform incorporating multiple funds, and was established considering the need to increase financial flows for sustainable development and building on the successful experience of the European Investment Bank. The funds under the PPF implemented in accordance with the Platform Rules. The EIB prepares a separate combined financial report for PPF. V.9. Pan-European Guarantee Fund (“EGF”) EGF was endorsed by the European Council on 23 April 2020 as part of the overall EU Covid-19 response package. As of July 2021, 22 Member States confirmed their participation with an expected guarantee volume of approximately EUR 24.4 billion, while only entities in participating countries are eligible for support. The EGF is designed to finance high-risk operations and final beneficiaries that would meet financial intermediaries’ requirements for commercial financing, but are struggling due to the economic impact of the COVID-19 pandemic. For this reason, the focus of the EGF are SMEs, which will benefit from at least 65% of the EGF-supported financing. The EGF is jointly implemented by EIB and EIF, each responsible for approximately half of the amount and with a different product mix. While EIF envisaged capped and uncapped portfolio guarantees and indirect equity-type investments (funds), on EIB side, the deployed products are linked risk sharing, venture debt and synthetic Asset Based Securities. The EIB prepares separate financial statements for EGF. V.10. European Structural Investment Fund (‘ESIF’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 19 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for ESIF. European Structural and Investment Funds – Croatia 2 Also called the Croatian Venture Capital Initiative 2 (CVCi 2), the mandate represents a successor equity programme to the CVCi (ESIF Croatia, signed in 2018), for the new 2021-2027 programming period. Continuing the strategy of the original programme, under the larger CVCi 2 the EIF will deploy up to EUR 80 million (more than double the funding available under the CVCi) in venture capital and acceleration funds investing in Croatian start-ups, and will also additionally encourage the fund managers to consider allocations towards investments aligned with EIF’s climate action and environmental sustainability criteria. EAFRD - FOSTER II – Occitanie Région Occitanie has approached EIF to establish a 3rd generation of decentralized financial instruments using structural funds (ex ante done by EIB). EIF will manage a holding fund of EUR 33.3 million, composed of one scalable underlying type of products: (1) capped portfolio guarantees (targeting the agricultural sector). ERDF - FOSTER II – Occitanie Région Occitanie has approached EIF to establish a 3rd generation of decentralized financial instruments using structural funds (ex ante done by EIB). EIF will manage a holding fund of EUR 70 million composed of two scalable underlying type of products: (1) capped portfolio guarantees (SMEs); and (2) funded risk sharing products (innovation and social enterprises). European Structural and Investment Fund - Normandie – EAFRD Région Normandie approached EIF to replicate its regional Financial Instruments targeting the agri-sector and implemented in France since 2016. EIF will manage a holding fund of EUR 35 million made up of an underlying financial instrument in the form of a capped portfolio guarantee with an agri focus. European Structural Investment Fund - Auvergne Rhône-Alpes – EAFRD Région Auvergne Rhône-Alpes approached EIF to replicate its regional Financial Instruments targeting the agri-sector and implemented in France since 2016. EIF will manage a holding fund of EUR 40 million made up of an underlying financial instrument in the form of a capped portfolio guarantee with an agri focus. FAIRE - FRR II – ERDF Région Réunion has approached the EIF to establish a second generation of decentralized financial instruments using structural funds. Ex ante assessment carried out by EIB. EIF will manage a holding fund of EUR 50 million, composed of scalable underlying type of products: (1) funded risk sharing product and (2) equity co-investment. 282 2023 FINANCIAL REPORT

V.11. COSME LGF & EFG To address the difficulties in access to finance for SMEs, COSME establishes the Loan Guarantee Facility (‘LGF’) and the Equity For Growth (‘EFG’). The LGF and the EFG aim to improve access to finance for SMEs in the form of debt and equity respectively. The Financial Instruments also include the mechanism of the EU Contribution under the SME Initiative. The EFG has been structured in the form of an equity financial instrument supporting Union enterprises growth and Research Innovation. The LGF has been structured in the form of a direct and indirect guarantee financial instrument. The objective of LGF is to contribute to the reduction of the structural shortcoming of the SME financing market and to support the creation of a more diversified SME finance market. Through direct and indirect guarantee, LGF aims to guarantee debt financing which addresses the particular difficulties that viable SMEs face in accessing finance. Furthermore, by guaranteeing the mezzanine tranche of eligible and transparent securitisation transactions, LGF aims to provide new avenues of financing for SMEs. The EIF prepares separate financial statements for COSME LGF & EFG. V.12. Trust accounts with ETCI The ETCI initiative was launched on 13 February 2023 with EIB Group resources (EUR 400 million from EIB and EUR 100 million from EIF) alongside contributions from Germany, France, Spain, Italy, Belgium and the Netherlands. With EUR 3.25 billion in capital committed, it seeks to tackle the scale-up gap in Europe, by investing in large-scale venture capital funds, which will in turn provide growth financing to European tech champions in their late-stage growth phase. ETCI therefore plays a key role in securing Europe’s strategic autonomy, ensuring the most promising technology companies, that were born in Europe, can find in Europe the capital they need for their upscaling development. V.13. SME Initiative Italy During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under Horizon 2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with Horizon 2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Italy. V.14. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for EUAI Trust Fund. V.15. REG This corresponds to three regional mandates. Irish Economic Robustness Investment Platform (‘Irish SMEs’). Irish SMEs is a mandate signed by the Irish Government with the EIF to set up an uncapped counter-guarantee with the Irish National Promotional Bank dedicated mainly to medium-term loans and to all SMEs supported by a structure similar to the SME Initiative, with national funds covering the First Loss Piece, EIB Group covering mezzanine (EIB through EFSI) and senior risk (EIB and potentially EIF). Under the French “Investment Plan 2018-2022” (known as the Macron Investment Plan), a window dedicated to agriculture has been set up in order to mobilise EUR 5 billion of investments in the sector. In this context, the French Ministry of Agriculture has requested the EIF to design a guarantee instrument with the aim of triggering between EUR 750 million and EUR 1.1 billion of new debt financing to French farmers. In light of this, the French Ministry of Agriculture has decided to allocate EUR 60 million for this instrument and has requested the EIF to combine the FMA contribution with an EFSI contribution for an amount up to EUR 45 million. Prêt Participatif Grand Est is a new financial instrument launched in France as a result of the close collaboration between the Région Grand Est and the EIF. It is an important component of the region’s ambitious recovery program known as “Business Act Region Grand-Est” and it aims to mobilise over EUR 250 million of subordinated loans (prêts participatifs) for local entrepreneurs. This financial instrument is funded by Région Grand Est’s own resources and builds on EIF’s standard model of First Loss Portfolio Guarantee (FLPG) deployed through financial intermediaries. It is expected to: • generate a significant leverage on the regional resources committed to this initiative; • create substantial impact on the market by supporting SMEs, including those impacted by the crisis but still intending to pursue viable projects for their growth; • offer preferential credit conditions for Grand Est based entrepreneurs. Irish Households The Irish Department for the Environment, Climate and Communications signed an agreement on 30 November 2023, entrusting EUR 48 million of National Budget to the EIF to cover the first loss piece of a new guarantee scheme (Home Energy Upgrade Loan Scheme), an 80% uncapped counter-guarantee by the EIB group to the Irish NPI, the Strategic Banking Cooperation of Ireland (SBCI). The objective of the Home Energy Upgrade Loan Scheme is to support the delivery of low-cost finance in the form of reduced interest rates on loans to eligible individuals to fund retrofitting of their properties for energy efficiency and decarbonisation purposes. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 283

V.16. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. The EIF prepares separate financial statements for JEREMIE. V.17. SME Initiative Romania During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under Horizon 2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with Horizon 2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Romania. V.18. Recovery and Resilience Facility Financial Instruments (‘RRF-FI’) EIB manages and invests RRF resources on behalf of the respective EU Member States according to an investment strategy and business plan agreed in a funding agreement between the EIB and the mandator. Furthermore, the EIB performs fund administration tasks (including monitoring, reporting, treasury management). If requested by the EU Member States, the mandate can also embed the Bank’s advisory support. RRF-FI can be deployed under three implementation modalities: (i) direct implementation, where EIB directly selects and appraises underlying operations, (ii) indirect implementation through a financial intermediary, and (iii) blending. RRF Equity Cyprus RRF Equity Cyprus is the first equity mandate signed between the EIF and the Republic of Cyprus. The mandate is structured as a direct award of EUR 30 million to EIF, financed by the National Recovery and Resilience Plan of Cyprus (EUR 20 million) and reflows from the JEREMIE programme of the 2007-2013 PP. The mandate foresees the deployment of a generalist VC fund targeting innovative enterprises and start-ups in their (pre-) seed and early stages of development. This will be the first VC fund deployed in the country with the support of public resources. RRF Equity Bulgaria The RRF Equity Bulgaria mandate is structured as a direct award of EUR 180 million to EIF under the National Recovery and Resilience Plan of Bulgarian, in connection with the country's Recovery and Resilience Facility established by Regulation (EU) 2021/241. Equity financing will be provided to support investments under three windows, namely: - Equity instruments for Growth (initial budget allocation of up to EUR 75 million) - Equity instruments for Innovation (initial budget allocation of up to EUR 75 million) - Equity instruments for climate neutrality and digital transformation investments (initial budget allocation of up to EUR 30 million) The mandate will contribute in alleviating the negative impacts of the pandemic from the Bulgarian market in general and more risky undertakings, in particular, by providing equity financing to TT projects, SMEs and mid-caps that will be used to foster innovation and help the transition to the knowledge economy; it will also finance equity investments (e.g. infrastructure projects) supporting climate neutrality and digital transformation. Recovery and Resilience Facility - Czech Republic Also called the RRF Czech Republic Fund of Funds (RRFCZ FoF), the mandate represents an RRF-funded programme with an initial funding of EUR 55 million to be deployed in three specialized venture capital funds focused on investments in mainly Czech start-ups developing strategic digital technologies – a pre-seed co-investment fund, a fintech/blockchain fund and a university AI TT fund. The available funding will be increased by additional EUR 80 million in 2024 for commitments to additional funds with broader strategies, aiming to support additional sectors considered to be of strategic importance to the Czech Republic. RRF Bulgaria debt The Bulgarian Government has earmarked in the Recovery and Resilience Plan (“RRP”) a total amount of EUR 150m for the deployment by EIF of two portfolio guarantee instruments, both based on the eligibility criteria of the relevant InvestEU EU-Compartment (“EU-C”) instruments, namely: (i) EUR 75 million of RRP resources for the Sustainability Guarantee; and (ii) EUR 75 million of RRP resources for the SME Competitiveness Guarantee. The Contribution Agreement was signed in November 2022, and the InvestEU Guarantee Agreement Amendment including the and MS-C Schedule for Bulgaria was signed on 10 August 2023. The mandate, via the SME Competitiveness Guarantee, would ultimately contribute to strengthening the resilience, increase productivity and support sustainable growth of the Bulgarian companies. In addition, for 50% of the mandate resources, the Sustainability Guarantee aims to address Bulgaria’s current challenges in supporting investments in the energy efficiency and renewable energy sectors, contributing to the green and sustainable transformation of the local economy and to the achievement of the climate targets. RRF Romania debt EIF was approached by the Romanian Government in February 2021 for implementation of financial instruments under RRF. After the Mandate AA approval at PMC, based on the feedback received from the EC, it was decided to approach the debt component as an InvestEU MS-C contribution and the equity component as a direct award. The InvestEU Guarantee Agreement Amendment including the MS-C applicable framework and MS-C Schedule for Romania was signed on 23 May 2023. The mandate, via the Competitiveness Guarantee, would ultimately contribute to strengthening the resilience, increase productivity and competitiveness of the Romanian companies. In addition, for 40% of the mandate RRF resources, the Sustainability Guarantee aims to address Romania’s current challenges in supporting investments in the energy efficiency and renewable energy sectors, contributing to the green and sustainable transformation of the local economy and to the achievement of the climate targets. 284 2023 FINANCIAL REPORT

RRF Greece The Greek Government contributed EUR 400 million with EIF as Implementing Partner in the context of an overall contribution of EUR 500 million to the MS Compartment of InvestEU. EIF and EIB had liaised with the Ministry of Finance and proposed standard guarantees employed under the EU compartment of InvestEU. The MS has selected the Sustainability, SME Competitiveness and Innovation / Digitalisation. V.19. Decentralised Financial Instruments (‘DFIs’) (former Fund of Funds (‘JESSICA II’)) The Decentralised Financial Instruments (‘DFIs’) consists of Fund of Funds (‘FoF’) and Holding Funds (‘HF’) financed by the European Structural and Investment Funds (the ‘ESIF’) from the Member States Operational Programmes during 2014-2020 and 2021-2027, respectively. The DFI facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. V.20. European Fund for Strategic Investments (‘EFSI EIF’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (the EIAH Agreement). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for EIAH. EFSI – European Fund Strategic Investment EFSI is an initiative launched jointly by the EIB Group and the European Commission to help overcome the current investment gap in the EU by mobilising private financing for strategic investments. EFSI is a EUR 16 billion guarantee from the EU budget, complemented by an allocation of EUR 5 billion of EIB’s own capital. EFSI comprises both the Innovation and Infrastructure Window ("IIW") and the SME Window ("SMEW"), to be respectively implemented by the EIB and the EIF. A total amount of EUR 5 billion is initially allocated to the SMEW under EFSI, as follows: (i) up to EUR 2.5 billion to be indirectly backed by the EU Guarantee; and (ii) EUR 2.5 billion to be contributed by the EIB at its own risk to increase the currently existing RCR Mandate. The EFSI Steering Board is entitled to increase the allocation of the EU Guarantee to the SMEW by an additional EUR 0.5 billion (i.e., up to a maximum amount of EUR 3 billion from time to time). EFSI - Private Credit The Programme will comprise two complimentary products, the Cash Investment Product and Investor Guarantee Product. The Cash Investment Product will enable EIF’s direct investment into eligible DDFs, prioritising first closings. These fund investments will support fund creation and give EIF the opportunity to provide input on fund governance and investment strategy. EIF’s direct investment aims at catalysing other fund investors, who take considerable comfort from EIF’s participation and due diligence. The Investor Guarantee Product will enable EIF to further support fundraising by partially guaranteeing (up to 50%) the investment made by institutional investors into DDFs where EIF has already committed to invest. The guarantee product is expected to crowd in investors who are new to this nascent asset class but also encourage larger investments from investors already considering an investment. The Investor Guarantee Product can contribute to scaling up the asset class. EFSI - Combination Product Framework product for combining EFSI resources together with EAFRD national resources to create new financial instruments. Aims to address financing gaps and support specific high priority investment objectives where Member State and EU policy objectives align. Agriculture has initially been prioritised as a sector where SMEs experience a significant financing gap. EFSI - Skills & Education Skills and Education Guarantee Pilot is aiming at enhancing access to finance in the field of education, training and skills in the form of a capped (counter-) guarantee instrument, and it is one of the products to pilot under EFSI 2 in preparation of the next MFF. It will have a broad eligibility covering a wide spectrum of education/training programmes both for students and adulthood learners (may also cover SMEs) and be implemented through various intermediaries. • Category A: Students and Learners; • Category B: Enterprises investing in skills and skills utilisation of their workforce; and • Category C: Organisations supplying education, training, skills and related services (including kindergartens, nursery schools, early childhood services, etc.). EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 285

EFSI-ESCALAR ESCALAR is a EUR 300 million pilot mandate targeting the financing gap experienced by high growth European companies (scale-ups). ESCALAR invests in funds with an investment focus on scale-ups. ESCALAR will make equity investments in funds, and side vehicles of funds, through a different share class or fund unit to other investors. ESCALAR investments will have different terms to the investments made by other investors, namely a (1) Preference on fund distributions in certain predefined downside scenarios, and (2) Subordination, and reduced claim, on investment returns. V.21. ACP TF EC Compartment The African, Caribbean and Pacific (ACP) Trust Fund is an action entrusted to EIB for Private Sector Operations and financed from the general budget of the European Union under NDICI based on reflows from the ACP Investment Facility. It contributes to the general objectives of NDICI-Global Europe and it focuses on private sector operations in Eligible Countries characterised by high risk, expected to achieve high impact, such as equity, quasi equity, local currency lending, lending to fragile countries and co-financing with EFSD+ guarantees. It compromises both Financial Instruments and Technical Assistance services. The EIB prepares separate financial statements for ACP TF. V.22. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. V.23. InnovFin Equity The Horizon 2020 Financial Instruments aim to ease the access to risk financing for Final Recipients in order to support eligible Research and Innovation. This covers loans, guarantees, equity and other forms of risk finance. The Horizon 2020 Financial Instruments aim also to promote early-stage investment and the development of existing and new venture capital funds; improve knowledge transfer and the market for intellectual property; attracts funds for the venture capital market; and, overall; help to catalyse the transition from the conception, development and demonstration of new products and services to their commercialisation. The Horizon 2020 debt financial instrument also includes the implementation mechanism of the EU Contribution under the SME Initiative. The InnovFin Equity facility for early-stage aims at promoting early-stage investment and the development of existing and new venture capital funds providing equity finance for innovative enterprises, in particular in the form of venture or mezzanine capital in their early stage. The EIF prepares separate financial statements for InnovFin Private Equity. V.24. Employment and Social Innovation (‘EaSI’) The EaSI Guarantee financial Instrument consists, inter alia, of the EaSI Microfinance Guarantee, which is the successor to the micro-credit guarantees under the European Progress Microfinance facility (“Progress Microfinance”). It will extend the support given to microcredit providers under Progress Microfinance. In addition, the EaSI Guarantee financial Instrument consists of the EaSI Social Entrepreneurship Guarantee, which is a new product, which will facilitate access to finance for social enterprises and support the development of the social investment market. The EIF prepares separate financial statements for EaSI. The Employment and Social Innovation funded instrument ("EaSI Funded Instrument") has been set up as a new sub-fund of the EU Microfinance FCP-FIS. This mandate is the successor of the European Progress Microfinance sub-fund which was launched in 2010 and has a target size of EUR 200 million, blending resources from the European Commission, the EIB and the EIF. EaSI Funded Instrument contributes to the development of the new social entrepreneurship ecosystem whilst at the same time consolidates EIF's role in the microfinance market. The loan products provided by the EaSI Funded Instrument will address in particular the funding gap for small intermediaries, such as non-banks and small/niche banks (ethical banks for instance), which usually have limited access to deposit funding, as opposed to larger banks which, having access to secured funding for their lending activity, may seek additional risk coverage through guarantee instruments. V.25. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (‘SMEs’) and small Mid-Caps. The EIB prepares separate consolidated financial statements for RSFF including RSI. V.26. SME Initiative Bulgaria During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under Horizon 2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with 286 2023 FINANCIAL REPORT

COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with Horizon 2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Bulgaria. V.27. InnovFin SME Guarantee In the context of the “Access to Risk Finance Programme” of Horizon 2020 and specific programme provides for the establishment of a financial instrument for debt and a financial instrument for equity. A Risk-Sharing facility called InnovFin SME Guarantee has been structured in the form of a guarantee, using the EU’s contribution for first defaulted amount taking and the risk-taking capacity of the EIF for second-Defaulted Amount taking. The objective of the Facility is to incentivise Intermediaries to extend loans or financial leases to small and medium sized enterprises and Small Mid-caps with significant activities in Research, Development and Innovation. The EIF prepares separate financial statements for InnovFin SME Guarantee. V.28. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for GIF 2007. V.29. EU for Ukraine Fund (EU4U) The Fund aims at strengthening the project-related part of the EU’s support to Ukraine’s reconstruction and recovery, complementarily to macro-financial support. It seeks to foster economic and social resilience, as well as sustainable infrastructure, in view of revitalizing the country’s economy and supporting Ukraine’s efforts to progress on the path to EU accession. The Fund is designed to be a high-risk, high-impact intervention of temporary nature. The EIB prepares separate financial statements for the Fund. V.30. Cultural and Creative Sectors Guarantee Facility The financial instrument, set-up under Creative Europe - the main EU programme dedicated to the cultural and creative sectors - will be managed by the EIF on behalf of the European Commission. The initiative will allow the EIF to provide guarantees and counter-guarantees to selected financial intermediaries to enable them to provide more debt finance to entrepreneurs in the cultural and creative arena. Loans generated are expected to support more than ten thousand SMEs in a wide range of sectors such as audio-visual (including film, television, animation, video games and multimedia), festivals, music, literature, architecture, archives, libraries and museums, artistic crafts, cultural heritage, design, performing arts, publishing, radio and the visual arts. The EIF prepares separate financial statements for Cultural and Creative Sectors Guarantee Facility. V.31. Private Finance for Energy Efficiency (‘PF4EE’) Instrument The Private Finance for Energy Efficiency (‘PF4EE’) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. V.32. SME Initiative Finland During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under Horizon 2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with Horizon 2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Finland. V.33. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (‘WB EDIF’) is a joint initiative signed in December 2012 by the EC (‘DG ELARG’), EIB Group and the European Bank for Reconstruction and Development (‘EBRD’). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (‘IPA’) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (‘ENEF’), Trustee on behalf of the EC for the Enterprise Innovation Fund (‘ENIF’), and manager of the Guarantee Facility. The EIF prepares separate financial statements for WB EDIF. As a response to the COVID crisis and the successive energy crisis in the Western Balkans region, the Commission allocated to EIF EUR 60 million for a guarantee facility to be deployed in the WB6 economies. Such guarantee facility would follow the model of the existing WB EDIF GF II, with the changes in the product necessary to make it fit for the different purpose. The facility will be labelled and deployed under the Western Balkan Investment Framework (“WBIF”), a multi-IFI and multi-product platform regulated by the NDICI framework and serving as the main gateway for private sector development measures in the Western Balkans. The ultimate objective of the WB GF4SME resilience is to facilitate and increase access to, and availability of, finance for SMEs in the Western Balkans. The guarantees and counter-guarantees issued by EIF under this facility shall cover portfolios of newly granted debt instruments provided for the ultimate benefit of SMEs which qualify as Final Beneficiaries under this agreement. The guarantees are financed by EU and are issued by EIF in its own name but on account and risk of the EU. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 287

V.34. National Promotional Institutions (‘NPI’) NPI securitisation initiative (‘ENSI’) The EIF and several National Promotional Institutions (‘NPIs’) including KfW, bpifrance, CDP, Malta Development Bank Working Group, IFD, ICO and BBB have launched the EIF-NPI Securitisation Initiative (‘ENSI’), a cooperation and risk sharing platform aiming at providing more funding to small and medium-sized enterprises (‘SMEs’) via the capital markets. The objective of this joint cooperation in SME Securitisation transactions is to stimulate the availability of finance to SMEs in Europe by revitalising the SME Securitisation market while catalysing resources from the private sector. This reflects the spirit of the European Fund for Strategic Investments aiming to achieve a much wider outreach in support of SMEs. Under this mandate, EIF is enabled to manage up to EUR 100 million of resources from Cassa Depositi e Prestiti (''CDP''). CDP resources under the Mandate will be deployed through investments in technology transfer funds/platforms alongside 1:1 match funding from EIF in the form of co-investment, resulting in total resources managed by EIF under this programme of up to EUR 200 million. NPI equity platform The EIF-NPI Equity Platform is a collaborative initiative launched by the EIF in 2016, which promotes knowledge sharing and best practices between the EIF and national promotional institutions (NPIs) or banks (NPBs) across EU Member States. Its goal is to enhance access to funding for SMEs and midcaps, support the defragmentation of equity markets, and match national, EU and private sources of funding. NPI ICF TT Investment partnership between EIF and Institut Català de Finances (''ICF'') to commit EUR 30 million of ICF resources into a technology transfer fund focussed on investments in technology transfer projects and/or companies linked to Spain’s Catalonia region. Resources from ICF will be matched by at least EUR 15 million of EIF-managed resources. Under this partnership, both EIF and ICF will invest in the selected technology transfer fund, each acting as Limited Partner investor in its own right. NPI SM – CDP Equity Social Infra Under this partial delegation mandate, EIF advises and co-invests alongside CDP Real Asset up to EUR 150 million of other EIF-managed resources, mostly InvestEU SIW and SISW. Resources under the Mandate will be deployed through investments in real estate funds focusing on student, senior and social housing. The matching ratio will be 1:1 at portfolio level, resulting in total resources under this programme of up to EUR 300 million. Standardised NPI Mandate – Croatian Bank for Reconstruction and Development II Under this Standardised NPI Mandate, up to EUR 28.3 million RRF resources will be deployed via the Croatian Bank for Reconstruction and Development (''HBOR'') into (a) fund(s) in Croatia with a focus on Climate and Innovation. The deployment of resources will take place alongside match funding from EIF based on the Partial Delegation approach, resulting in total resources under this programme of up to EUR 56.6 million. V.35. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for SMEG 2007. V.36. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. V.37. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (‘DCFTA’). DCFTA Initiative East aims to strengthen economic development in the countries, which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (‘SME’s) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. EU4Business Team Europe Initially designed as the DCFTA East GF Phase 2, following the COVID-19 crisis and additional allocation, the facility is revised and re-named. The mandate is structured through a CA between the EC and the EIB, followed with a back-to-back agreement between EIB and EIF. EIF will provide capped guarantees (80% guarantee rate, portfolio cap up to 25%) in Armenia, Azerbaijan, Georgia, Moldova and Ukraine. 288 2023 FINANCIAL REPORT

V.38. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window, which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. V.39. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for GF Greece. V.40. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (‘AECID’)) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for AECID. V.41. EFSI-EIAH Please refer to paragraph V.20. above. V.42. JESSICA (Holding Funds) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. V.43. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Türkiye. The facility provides tailor-made financial help to SMEs and micro-enterprises in Türkiye’s least developed provinces in partnership with major Turkish banks. The EIF prepares separate financial statements for GAGF. V.44. GCFF The objective of Global Concessional Finance Facility (GCFF) is to support middle income countries in MENA region impacted by the influx of refugees through the provision of concessionally to MDB (Multilateral development banks) financing and improved coordination. EIB has implemented the GCFF Jordan Private Sector Guarantee Facility comprising partial portfolio guarantees to local financial intermediaries, either banks or microfinance institutions. The Facility provides partial risk protection to financial intermediaries in form of guarantees on underlying debt-financing granted to MSMEs on a portfolio basis. V.45. SME Initiative Malta In 19 January 2015, the European Commission, the EIB and the ElF signed an amendment to the Horizon 2020 delegation agreement setting out the terms and conditions applicable to certain terms of the dedicated window corresponding to the SME Initiative and the contribution of the EU to such dedicated windows of the Horizon 2020 Financial Instruments. SME Initiatives in Spain and Malta were launched in the previous year. The EIF prepares separate financial statements for SME Initiative Malta. V.46. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for FEMIP Trust Fund. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 289

V.47. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. V.48. MAP Guarantee This resource is split equally between private equity and guarantee products. The equity segment known as ESU 1998 (‘G&E’) and ESU 2001 (‘MAP’) covers the ETF start-up investments. The guarantees segment known as SMEG 1998 G&E and SMEG 2001 MAP, provides guarantees against the beneficiary’s undertaking. The EIF prepares separate financial statements for MAP Guarantee. V.49. SME Initiative for Spain On 26 January 2015, the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. The EIF prepares separate financial statements for SME Initiative for Spain. V.50. Instrument for Pre-accession Assistance II / III (‘IPA II / IPA III’) The Instrument for Pre-accession Assistance (‘IPA’) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The EU pre-accession funds are also a sound investment into the future of both the enlargement region and the EU, helping the EU reaching its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment, climate change, etc. The successors of IPA I, IPA II, and IPA III are implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. Although, the IPA II Regulation applied until 31 December 2020, the implementation is still ongoing. The EIB prepares financial statements for specific grant agreements. V.51. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for EPTA Trust Fund. V.52. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (‘ENP’) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for NIF Trust Fund. V.53. German Future Fund Growth Facility (‘GFFGF’) German coalition government programme, which foresees the development of equity instruments with a particular focus on digitalisation and clean-tech (overall targeted volume EUR 10 billion) called the German Future Fund. A potential amount of up to EUR 3 billion could be allocated to EIF for investments into German growth funds and co-investments in companies in a delegated way, or via blind-pool co-investment vehicles. The mandate will have an investment period for initial commitments in funds over 10 years. V.54. TTA Türkiye TTA Türkiye is an initiative designed by the EIF in cooperation with the Ministry of Science, Industry and Technology (‘MoSIT’), the Scientific and Research Council of Türkiye (‘TÜBITAK’), the Delegation of the European Union to Türkiye and the DG Regional Policy of the European Commission. TTA Türkiye is co-financed by the EU and the Republic of Türkiye under the Regional Development Component of the Instrument for Pre-Accession Assistance (‘IPA’) funds and managed by EIF. TTA Türkiye aims at achieving two objectives: setting-up a financially sustainable fund by facilitating the commercialisation of scientific research and development (‘R&D’) confined in universities and research centres and catalysing development of the technology transfer market in Türkiye, with a particular emphasis on spill-overs to the less developed/developing regions of Türkiye. V.55. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for NCFF. 290 2023 FINANCIAL REPORT

V.56. EU support to Boost Africa The “EU Support Boost Africa” is a joint initiative between the EIB and the African Development Bank. Its core objectives are to enable and enhance entrepreneurship and innovation across Africa in a commercially viable way and to address a current gap in the Sub-Saharan market, by providing early stage venture capital paired with skills development. The Facility comprises a Financial Instrument Window, which consists of equity and quasi-equity instruments, and Additional Tasks Window, which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. V.57. IW4 The Neighbourhood, Development and International Cooperation Instrument (“NDICI”) – Global Europe Regulation entered into force on 14 June 2021. It replaces and merges most of the EU’s existing external financing instruments by bringing them into one broad regulation. The financing operations undertaken in the past under the ELM, the Cotonou Mandate (including the ACP Investment Facility and EIB own resources lending in the ACP countries supported by the EU Member States comprehensive guarantee), and the External Investment Plan / EFSD are to be fully integrated into EFSD+. This regulation establishes the overall framework for the EIB operations outside EU under the 2021-2027 MFF, in particular to support the EU policies in the Neighbourhood, Sub-Saharan Africa, Asia and the Pacific, Americas and the Caribbean. NDICI Investment Window 1 (“IW1”) and Investment Window 4 (“IW4”) are dedicated investment windows formalised in separate Guarantee Agreements under which, the EU providing risk cover for guaranteed EIB loan operations in Africa, Caribbean, and Pacific. The EIB prepares separate financial statements both for NDICI IW1 and IW4. V.58. Multi-Regional Guarantee Platform for Italy (‘AGRI’) The Italian Agri Platform was formally launched with the signing of the Funding Agreement between the EIF and 6 Italian Regions (Veneto, Emilia Romagna, Umbria, Campania, Calabria, Puglia). Two additional Italian Regions (Piemonte and Toscana) joined in 2018. The Agriculture Platform in Italy is using Structural funds from European Agricultural Fund for Rural Development (‘EARFD’) to deploy the financial instrument using each participating Rural Development Programme (‘RDP’) resources to cover the first losses. The aim of the Platform is to steer the Regional Managing Authorities towards standard products, to foster new business at regional level while supporting new lending to farmers and agri-businesses. V.59. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. The EIF prepares separate financial statements for MAP Equity. V.60. InvestEU Advisory Hub The InvestEU Regulation sets up the InvestEU Programme with a view to supporting the policy objectives of the Union by means of financing and investment operations that contribute to the sustainable development and competitiveness of the Union economy. InvestEU Advisory Hub support, provide project advisory, capacity building and market development support to promoters and intermediaries to create the InvestEU pipeline of projects. The Commission and the EIB signed an advisory agreement on the provision of eleven thematic advisory support initiatives covering policy and investment priorities under the Sustainable Infrastructure Window, Research, Innovation and Digitisation and SME Window, Social Investment and Skills Window and the Cross-Sectoral Window of the InvestEU Advisory Hub. The EIB prepares separate financial statements for InvestEU Advisory Hub. V.61. Baltic Innovation Fund (‘BIF’) The Baltic Innovation Fund (‘BIF’), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijos in Lithuania. The EIF prepares separate financial statements for BIF. Baltic Innovation Fund 2 (“BIF 2”) is a successor Fund of Funds to the EIF managed Baltic Innovation Fund (“BIF”). The BIF 2 is envisaged to have an identical structure to BIF (virtual FoF that minimises costs and enables synergies with similar initiatives), with a slightly increased size of EUR 156 million (BIF size is EUR 130 million). The three Baltic States would commit in aggregate EUR 78 million (EUR 26 million each) alongside EUR 78 million from EIF-managed RCR resources. EIF will act as a manager of the facility. BIF 2 would be more focused towards the growth capital to complement the local initiatives for early stage investments. The target level of contributions by the three Baltic NPIs is as follows: • KredEx (Estonia): EUR 26 million, • Altum (Latvia): EUR 26 million, • INVEGA (Lithuania): EUR 26 million. V.62. GEEREF Under the Global Energy Efficiency and Renewable Energy Fund (‘GEEREF’), EIF has been acting since December 2007 as investment advisor. GEEREF is supported by the EC, the Federal Government of Germany and the Kingdom of Norway and its objective is to invest primarily in regional funds with assets in projects and companies involved in energy efficiency and renewable energy enhancing access to clean energy in developing countries and economies in transition. The GEEREF business development is formally delegated to the EIB under a sub-advisory agreement. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 291

V.63. Student Loan Guarantee Facility (‘Erasmus’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for Student Loan Guarantee. V.64. Polish Growth Fund-of-Funds (‘PGFF’) The Polish Growth Fund-of-Funds (‘PGFF’), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. The EIF prepares separate financial statements for PGFF. V.65. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB and the European Commission. The strategic objective is assisting in the quality and timely delivery of projects in the Cohesion Policy, Connecting Europe Facility, Instrument for Pre-Accession Assistance and the Just Transition by providing targeted advisory support to the relevant counterparts during the whole life cycle of projects starting from identification of pipelines, selection and prioritization, development and approval of Cohesion Policy funds, Connecting Europe Facility and Just Transition Fund projects; as well as for the financial closing of projects and their subsequent implementation and completion. The EIB prepares separate financial statements for JASPERS. V.66. Central Europe Fund of Funds (‘CEFoF’) The Central Europe Fund of Funds (‘CEFoF’) is a fund-of-funds initiative created by the European Investment Fund (‘EIF’) in close co-operation with the governments and national agencies of Austria, Czech Republic, Slovakia, Hungary and Slovenia (the CE countries) to boost equity investments into small and medium-sized enterprises (‘SMEs’) and small mid-caps across the region, establishing a sound market-based risk financing infrastructure, implementing the best market standards for equity investments in businesses and attracting institutional investors and investment managers to Central Europe. V.67. fi-compass "fi-compass” is a platform for advisory services under Cohesion Funds, more generally refers as shared management funds, provided by the European Commission in partnership with the EIB. It provides technical assistance supporting stakeholders in the development of the necessary knowledge base and administrative capacity for the purposes of the implementation of financial instruments and disseminating good practices among Member States. V.68. Alpine Growth Investment Platform (‘AlpGIP’) In September 2017, EIF launched an innovative regional equity platform (non-corporate structure) targeting the late venture capital and growth segment in the EU Alpine Macroregion. The Italian regions Lombardia, Piemonte, Val d’Aosta and Alto Adige (Bolzano region) have already invested in the Platform other regions are expected to join at a later stage. V.69. German Corona Matching Facility (CMF) The German Government, as part of its COVID-19 crisis measures for the German economy, aims to provide automatic and standardised pari-passu co-investments to VC funds for all German portfolio companies in all financing rounds until 30 June 2021. V.70. GEF-UNEP This is a Global Environment Facility (GEF) in cooperation with United Nations Environment Programme (UNEP) for the execution of the Technical Assistance supporting the identification, selection and design of future investments which are primarily capital investment projects with outcomes leading to nutrient reduction, which will indirectly contribute to the long-term outcome of depollution of the Mediterranean Sea. V.71. EU Trade and Competitiveness Program (‘EUTCP’) In line with the EU policy objectives of boosting economic growth, supporting private sector development, enhancing regional integration and climate change mitigation and adaptation, EIB joins forces with the EC in order to develop the EUTCP. The EUTCP does combine: (i) EIB long-term Loan for Value Chains with; (ii) a guarantee instrument (Risk Sharing Facility); and (iii) technical assistance (Expert Support Facility) in order to address market failures in the selected countries. It also represents a strategically important initiative for the EIB for its positioning in the respective countries. It is expected that the Program will result in significant investments in SMEs along selected value chains in the target countries as it enables new guarantee instruments that will complement EIB’s classical products. The EIB prepares separate financial statements for the Risk Sharing Facility of EUTCP. 292 2023 FINANCIAL REPORT

V.72. MS-C - Member State Compartments MS-C Malta Based on EIF’s longstanding relationship with the Managing Authority (“MA”) and the positive track-record in implementing financial instruments in Malta, the Maltese Government has requested the EIF to provide continuation to the SME Initiative (successfully implemented in the country) with the InvestEU SME Competitiveness uncapped guarantee to be financed via the Member State-Compartment (“MS-C”) with a combination of ERDF and national resources. Due to limitations in the regulation, the Maltese Government can only earmark EUR 9.48 million from their ERDF operational programme. They will therefore increase the amount to EUR 16.55 million, using EUR 7.07 million of own budgetary resources (which is in line with the initial amount of the two previous initiatives, JEREMIE and SME Initiative). The Maltese MA has indicated that additional resources may be added after 2025, targeting a total size of EUR 30 million (subject to the amendment of the Contribution Agreement and relevant legal documentation). V.73. FoF mandates (virtual) A successor Luxembourg Future Fund 2 (‘LFF’) mandate focusing on early stage, growth, mezzanine and co-investments with a pre-defined Luxembourg angle (Luxembourg Economic Substance Criteria). LFF 2 investments operations will take place in the form of primary fund commitments as well as co-investments (via SPVs). The LFF 2 investment strategy has been widened (compared to LFF 1), to also encompass private equity and hybrid debt-equity strategies in addition to VC. Investments will focus on innovative companies across green technologies, general ICT, new space technologies, medical technologies as well as financial technologies (list being non-exhaustive). LFF 2 is a virtual structure with a mandate bank account. V.74. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. V.75. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Türkiye (‘CFCU’). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Türkiye. The EIF prepares separate financial statements for the G43. V.76. EU4Business Guarantee Facility EU4Business Guarantee Facility financed from the general budget of the EU under NIP, represents an extension (Phase II) of the first phase of the DCFTA Initiative, intended to support the economic development of the Eastern Partnership countries (Ukraine, Georgia and Moldova). The Facility focuses on SMEs that are operating in the following exporting sectors: Agriculture, Manufacturing or Information Technologies. It is designed to address market failures in the selected countries, through the provision of SME portfolio guarantees to local banks and other financial intermediaries, enabling them to enhance transaction terms and conditions and thus improve access to finance for SMEs. The EIB mandated EIF with the implementation and management of the Guarantee Facility. V.77. AIP Kulima The “Support for Kulima Access to Finance Programme” developed under the Africa Investment Platform (“AIP”) comprises an intermediated facility for on-lending to eligible private agri-food sector investments in Malawi. It aims to promote sustainable agricultural growth to increase incomes, employment and food security in the context of a changing climate. The EIB prepares separate financial statements for the programme. V.78. AIP Zambia The “Zambia Agriculture Value Chain Facility Programme” developed under AIP aims to support the Government of Zambia's policy objectives to reduce rural poverty and malnutrition and to improve rural livelihoods. The EIB Project aims to address market failures in the agriculture value chains by supporting the access to finance for private agriculture value chain actors through financial intermediaries, as well as by strengthening the capacity of financial intermediaries to lend to those actors. The EIB prepares separate financial statements for the programme. V.79. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF prepares separate financial statements for TTP. V.80. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 293

V.81. EFSD Guarantee "Access to Finance Initiative" The EFSD Guarantee “SME Access to Finance Initiative” is a guarantee facility targeting SMEs, underserved entrepreneurs with a particular focus on young entrepreneurs, female entrepreneurs, start-ups and certain other groups in certain target countries and with the overriding objective of addressing some of the root causes of migration. The Programme aims to provide local banks and financial institutions selected by EIB with first loss credit protection for portfolios of loans extended to, and bank guarantees and letters of credit opened for, SMEs or micro-SMEs managed or owned by these underserved entrepreneurs who have less access to finance than other entrepreneurs because their local financial institutions associate them with higher levels of risk. The target countries will be located in the eastern and southern European Neighbourhood. The EIB prepares separate financial statements for the programme. V.82. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (‘BMWi’) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German Mid-Caps. V.83. EPIC EPIC (Technical Assistance for Eastern Partnership Investment in Connectivity) is a technical assistance facility under the Neighbourhood Investment Platform (NIP) which contributes to improve connectivity both within the Eastern Partnership region and between the Eastern Partnership countries and the EU. EIB prepares separate financial statements for EPIC. V.84. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Türkiye. V.85. TARGET TARGET (Technical Assistance for Regions Undergoing a Green Energy Transition) is a technical assistance facility to assist Coal+ Regions with the identification and development of Clean Energy Projects and Energy Efficiency Projects, as well as the creation of investments and sustainable jobs on the ground, moving away from Coal+ based activities. The EIB prepares separate financial statements for TARGET. 294 2023 FINANCIAL REPORT

Statement of Special Section(1) as at 31 December 2023 and 31 December 2022 (in EUR ‘000) ASSETS 31.12.2023 31.12.2022 Mediterranean Countries From resources of the European Union Disbursed loans outstanding 3,415 4,550 Risk capital operations - amounts to be disbursed 21,523 21,523 - amounts disbursed 26,319 27,783 47,842 49,306 Total(2) 51,257 53,856 · Lomé Conventions Operations from risk capital resources - amounts disbursed 67,964 74,631 Total(3) 67,964 74,631 Total 119,221 128,487 LIABILITIES 31.12.2023 31.12.2022 Funds under trust management Under mandate from the European Union - Financial Protocols with the Mediterranean Countries 29,734 32,333 - Lomé Conventions 67,964 74,631 Total funds under trust management 97,698 106,964 Funds to be disbursed On loans and risk capital operations in the Mediterranean countries 21,523 21,523 Total funds to be disbursed 21,523 21,523 Total 119,221 128,487 For information: Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest: a) Under the First, Second and Third Lomé Conventions as at 31 December 2023 EUR ‘000 172,152 (2022: EUR ‘000 191,538). b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2023 EUR ‘000 21,004 (2022: EUR ‘000 25,216). In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. The total amount of the EU guarantee to be issued is EUR ‘000 38,920 as at 31 December 2023 (2022: EUR ‘000 38,920). Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (‘NIF’) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates. The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 295

Note (2): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Türkiye and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840,457 less: exchange adjustments 57,287 cancellations 179,322 repayments 552,591 -789,200 51,257 Note (3): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (‘ACP-OCT’) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3,116,097 Equity participations 121,002 Initial amount: 3,237,099 add: capitalised interests 9,548 less: cancellations 746,373 repayments 2,376,485 exchange adjustments 55,825 -3,178,683 67,964 Note W – Capital and Reserves W.1. Share capital and reserves The European Investment Bank (EIB), the financing institution of the European Union, was created by the Treaty of Rome of 25 March 1957. The members of the EIB are the Member States of the European Union, who have all subscribed to the Group's capital. The subscribed capital of the Bank amounts to EUR 248,795,606,881 (31 December 2022: EUR 248,795,606,881) and the uncalled capital to EUR 226,604,891,420 as of 31 December 2023 (31 December 2022: EUR 226,604,891,420). New Member States or Member States that increase their share in the Bank's subscribed capital pay their part of the called capital plus their part of the reserves, provisions equivalent to reserves and similar amounts, normally in several equal instalments over the course of several years. The Accession Treaties and/or the Board of Governors decisions to increase the Bank's capital establish the specific modalities of such payments, including the calculation of the share of the new Member States in the Bank's capital, which is normally based on the national GDP figures officially published by Eurostat. On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union (“EU”) pursuant to Article 50 of the Treaty on European Union (“TEU”). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the “Withdrawal Agreement”), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank (“EIB”) and its share of the EIB’s subscribed capital. Effective 1 February 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement (Symmetrical Capital Replacement) covered both the called part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the called part was financed by converting EIB reserves into subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB’s subscribed capital. On 1 March 2020, the subscribed capital increased (Asymmetrical Capital Increase) from EUR 243,284,154,500 to EUR 248,795,606,881 by virtue of the contributions of Poland and Romania (by EUR 5,386,000,000 and EUR 125,452,381, respectively). The contributions to the Subscribed capital called and to the Reserves amount to EUR 0.5 million and EUR 1.1 million respectively. The total amount to be paid by the Member States has been equally spread over ten equal semi-annual instalments due on 31 December 2020, 30 June 2021, 31 December 2021, 30 June 2022, 31 December 2022, 30 June 2023, 31 December 2023, 30 June 2024, 31 December 2024, and 30 June 2025. The instalments due including 31 December 2023 were settled in full. The amount of EUR ‘000 487,592 shown in the balance sheet under the caption Subscribed capital and reserves, called but not paid contains the discounted amount receivable (EUR ‘000 479,548) from the Member States Poland and Romania following the Asymmetrical Capital Increase on 1 March 2020. Voting powers in the Bank's Board of Governors and Board of Directors are established partly on the share of capital subscribed by each Member State, partly on different criteria, set forth in Articles 8 and 10 of the Bank's statute, applied jointly or exclusively depending on the specific voting procedure. W.2. Capital management Maintaining a strong capital position is one of the major objectives of the Group. The Group’s own funds for capital adequacy purposes comprise called capital plus reserves. The Group’s capital is entirely composed of Core Equity Tier 1 instruments. In addition, the Group benefits from uncalled 296 2023 FINANCIAL REPORT subscribed capital, which can be called by the Bank if the need arises. The Group plans its capital on a forward looking basis in accordance with its operational plan and risk tolerance. The Group is not subject to prudential supervision and does not fall within the scope of application of the European Union’s (EU) legislation applicable to credit institutions. However, reflecting its statutory duty to conform with best banking practice (‘BBP’), the EIB aims to comply both at individual and consolidated level with relevant EU banking legislative acts and guidelines, to the extent determined by the competent governing bodies and in line with the BBP Guiding Principles approved. This includes, in particular, the Capital Requirements Directive (Directive 2013/36/EU) and Capital Requirements Regulation (Regulation 575/2013), as amended from time to time, which translates the Basel Committee on Banking Supervision (‘BCBS’) standards (such as Basel III principles) into EU legal framework. The Group proactively monitors and implements current and upcoming EU prudential banking regulatory requirements as part of its BBP Framework5. The Group’s Core Equity Tier 1 ratio, calculated in accordance with the Capital Requirements Regulation, as applicable to the EIB and based on the EIB Group Consolidated Financial Statements under EU Accounting Directives decreased from 34.5% at the end of 2022 to 31.8% at the end of 2023, principally due to the delivery of higher risk new business and a review of the regulatory capital treatment of equity fund investments6, partially compensated by the retained annual surplus. As at 31 December 2023, and based on the statutory financial statements, the Bank’s Core Equity Tier 1 ratio stood at 33.1% (35.1% at the end of 2022). 5 Please refer to the Best Banking Practice Guiding Principles of the European Investment Bank, publicly available in its website. 6 The EIB Group undertook a review of its portfolio of equity investments in funds, which, for some exposures, resulted in an adjustment to the approach for calculated Risk Weighted Exposure Amounts, or a reclassification from the standardised approach to the simple risk-weight approach under IRB. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 297

Note X – Conversion rates The following conversion rates were used for establishing the consolidated balance sheet at 31 December 2023 and 2022: 31.12.2023 31.12.2022 Non-euro currencies of EU member states Bulgarian Lev (BGN) 1.9558 1.9558 Czech Koruna (CZK) 24.7240 24.1160 Danish Krone (DKK) 7.4529 7.4365 Croatian Kuna (HRK)* - 7.5365 Hungarian Forint (HUF) 382.8000 400.8700 Polish Zloty (PLN) 4.3395 4.6808 Romanian Leu (RON) 4.9756 4.9495 Swedish Krona (SEK) 11.0960 11.1218 Non-EU currencies Australian Dollar (AUD) 1.6263 1.5693 Azerbaijani Manat (AZN) 1.8762 1.8103 Brazilian Real (BRL) 5.3618 5.6386 Canadian Dollar (CAD) 1.4642 1.4440 Swiss Franc (CHF) 0.9260 0.9847 Chinese Renminbi (CNY) 7.8509 7.3582 Colombian Peso (COP) 4,286.2500 5,170.0000 Dominican Peso (DOP) 64.0779 59.8400 Egyptian Pound (EGP) 34.1970 26.4223 Ethiopian Birr (ETB) 61.9830 56.9660 Pound Sterling (GBP) 0.8691 0.8869 Georgian Lari (GEL) 2.9486 2.8462 Hong Kong Dollar (HKD) 8.6314 8.3163 Indian Rupees (INR) 91.9045 88.1710 Jordanian Dinar (JOD) 0.7845 0.7581 Japanese Yen (JPY) 156.3300 140.6600 Kenyan Shilling (KES) 173.2000 131.6800 Kazakhstani Tenge (KZT) 501.9600 494.0400 Moroccan Dirham (MAD) 10.9113 11.1556 Moldovan Leu (MDL) 19.0900 20.3700 Mexican Peso (MXN) 18.7231 20.8560 Norwegian Krone (NOK) 11.2405 10.5138 New Zealand Dollar (NZD) 1.7504 1.6798 Serbian Dinars (RSD) 117.1600 117.2000 Russian Ruble (RUB) 99.6831 76.8960 Tunisia Dinar (TND) 3.3866 3.3055 Turkish Lira (TRY) 32.6531 19.9649 Taiwan Dollar (TWD) 33.9221 32.7869 Tanzanian Shilling (TZS) 2,772.5300 2,487.3700 Ukraine Hryvnia (UAH) 42.1175 39.4092 United States Dollar (USD) 1.1050 1.0666 Central African CFA Franc (XAF) 655.9570 655.9570 West African CFA Franc (XOF) 655.9570 655.9570 South African Rand (ZAR) 20.3477 18.0986 *Currency of Croatian Kuna was discontinued on 31 December 2022 and replaced by Euro as official currency. 298 2023 FINANCIAL REPORT

Note Y – Related party transactions Y.1 Associates (in EUR ’000) The amounts included in the consolidated financial statements concerning associates are disclosed as follows: 31.12.2023 31.12.2022 Shares and other variable-yield securities 819,306 772,465 Result on financial operations -61,750 -54,535 Undisbursed private equity / venture capital operations 832,648 483,923 Y.2 Key Management Personnel (in EUR ’000) The Group has identified members of the Board of Directors, the Audit Committee, the Management Committee and the Directors General heading the different EIB organisational directorates, as well as the head of Internal Audit independent department, as key management personnel. Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note P), is disclosed in the following table: 2023 2022 Short-term benefits(1) 11,203 11,342 Post-employment benefits(2) 912 874 Termination benefits 556 315 Total 12,671 12,531 (1) Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the GCRO, Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee. (2) Post-employment benefits comprise pensions and expenses for post-employment health insurance paid to members of the Management Committee, the GCRO, the Directors General and other Directors. There were neither advances or credit granted to key management personnel, nor commitments entered into on their behalf by way of guarantee of any kind. Open balances with key management personnel as at 31 December 2023 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year-end: 31.12.2023 31.12.2022 Pension plans and health insurance (Note J) 86,774 84,603 Other liabilities (Note G) 17,628 15,288 Note Z – Post balance sheet events There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the consolidated financial statements as at 31 December 2023. In the context of the current geopolitical and economic environment, the Group continues to monitor the situation closely notably as part of the subsequent event review. EIB GROUP CONSOLIDATED CONSOLIDATED FINANCIAL FINANCIAL STATEMENTS STATEMENTS UNDER IFRS 299

INDEPENDENT AUDITOR’S REPORT KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the consolidated financial statements Opinion We have audited the consolidated financial statements of EUROPEAN INVESTMENT BANK and its subsidiary (the “Group”), which comprise the consolidated balance sheet as at 31 December 2023, and the consolidated income statement, consolidated statement of profit or loss and other comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the year then ended for the period from 1 January 2023 to 31 December 2023, and notes to the consolidated financial statements, including material accounting policy information and other explanatory information. In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2023, and of its consolidated financial performance and its consolidated cash flows for the year then ended for the period from 1 January 2023 to 31 December 2023 in accordance with IFRS Accounting Standards as adopted by the European Union. Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the consolidated financial statements” section of our report. We are also independent of the Group in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the consolidated financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of the audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. 300 2023 FINANCIAL REPORT

1 Impairment of loans to customers and credit institutions Why the matter was considered to be one of most significance in our audit As at 31 December 2023, the Group reports loans accounted for at amortized cost of EUR 410,295 million (31 December 2022: EUR 397,250 million) representing 72% of total assets (31 December 2022: 70%) and recognized individually assessed impairments on loans amounting to EUR 547 million (31 December 2022: EUR 328 million). The impairment amount for loans consists out of three different components being: Management’s estimate of expected credit loss (“ECL”) for loans considered credit-impaired (Stage 3), amounting to EUR 241 million as at 31 December 2023 (31 December 2022: 128 million); The lifetime expected credit loss determined by model for loans where there has been a significant increase in credit risk since initial recognition (stage 2), amounting to EUR 232 million as at 31 December 2022 (31 December 2021: 164 million); and The 12-month expected credit loss determined by model for the remaining population (stage 1), amounting to EUR 74 million as at 31 December 2023 (31 December 2022: 36 million). These loans are not traded in an active market, therefore significant judgments and estimates are applied by Management in its assessment of their recoverable amount, irrespective of the stage allocation. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the impairment amount recorded. These critical judgments include matters such as the definition of criteria to identify significant increase in credit risk or default, as well as estimation of input parameter for determining ECL, namely probability of default and loss given default which are derived from statistical models and should include forward-looking-information. For credit-impaired assets where impairment is based on management’s best estimate, the critical judgments include estimation of recoverable cash flow, the effect of guarantees received, as well as valuation of collaterals. The impact of the war in Ukraine and its broader economic consequences have resulted in uncertain economic conditions that vary across countries and industry sectors, the difficult market conditions continuing to impact the financial position and performance of companies and banks during the 2023 financial year. This uncertainty increased the level of judgement involved in the determination and calculation of expected credit losses on loans accounted for at amortized cost. The key inputs and assumptions used by Management in its assessment of loan impairment are detailed in Note A.2 to the consolidated financial statements as well as the accounting policy for the impairment in Note A.4.4 and the detail of the impairment in Note D.2. The loans accounted for at amortized cost are disclosed in Note T to the consolidated financial statements as well as the accounting policy for the loans in Note A.4.9. How the matter was addressed in our audit Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of impairment amounts. We assessed the methodology to determine ECL based on the policies and procedures in place by comparing it against IFRS 9 requirements, as well as the key input data used and model application as at 31 December 2023. KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. INDEPENDENT AUDITOR’S REPORT 301

We also assessed the appropriateness of modelling methodologies, giving specific consideration to the current economic uncertainty and whether management judgemental adjustments were needed. For the allocation of loans to the different stages in the impairment model as at 31 December 2023, we assessed whether it has been performed in line with criteria defined by reperforming the allocation for a sample of loans. For ECL determined based on the implemented statistical model (stage 1 and 2), we tested the calculations performed at year-end as well as the underlying data used in this on a sample basis. For a sample of loans in stage 3, where provisions are based on management’s best estimate, we evaluated the Group's individual assessment of each loan by specifically challenging the Group's assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability. The impact of the current economic uncertainty was followed-up both in assessing the provision of the evaluated exposure and in determining our sample of exposures where we drew a particular attention to the sectors most vulnerable to it. We assessed the disclosures in the consolidated financial statements in relation to impairment of loans with reference to the requirements of the prevailing accounting standards. 2 Hedge Accounting Why the matter was considered to be one of most significance in our audit As at 31 December 2023, the Group applied fair value hedge accounting to loans and advances as well as to loan substitutes and treasury debt securities with a reported hedge fair value of EUR 138,484 million (31 December 2022: EUR 128,121 million) representing 24% of total assets (31 December 2022: 23%) and to borrowings with a reported hedge fair value of EUR 301,146 million (31 December 2022: EUR 306,449 million) representing 62% of total liabilities (31 December 2022: 64%). The Group enters into derivative contracts in order to manage and hedge risks such as interest rate risk and FX risk through interest rate swaps or cross-currency swaps. Application of hedge accounting and ensuring hedge effectiveness are processes requiring reliance on several interconnected system and subsequent potential manual updates, that makes the process susceptible to errors and therefore requires close monitoring from management. The key inputs and assumptions used by Management in its application of fair value hedge accounting and accounting policies are detailed in Note A.4.5 to the consolidated financial statements as well as detail of the hedging activities in Note Q.2. How the matter was addressed in our audit We tested key controls on the eligibility of the hedging instruments and hedged items for hedge accounting as well as the underlying data used in this on a sample basis. We determined whether the methodology applied to assess the economic relationship between hedged item and hedging instrument as well as non-dominance of credit risk on hedged item and hedging instrument is compliant with IFRS 9. We tested key controls over designation and compliance monitoring of the hedge accounting relationship with those requirements, both at inception and during its life as well as the underlying data used in this on a sample basis. We assessed the valuation methodology of the Group for the calculation of its hedged fair value and its cost of hedging based on the policies and procedures in place, by comparing to the applicable IFRS 9 requirements. KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. 302 2023 FINANCIAL REPORT

We performed with the assistance of our valuation specialists an independent valuations on a sample basis and comparing these with the Group’s valuations, including separate identification of the cost of hedging determination. We assessed the appropriateness of the key input data used for determining hedge fair values as at 31 December 2023. We assessed the disclosures in the consolidated financial statements in relation to hedge accounting with reference to the requirements of the prevailing accounting standards. 3 Valuation of complex financial instruments (derivative assets and liabilities) Why the matter was considered to be one of most significance in our audit As at 31 December 2023, the Group holds derivative assets (complex and non complex) of EUR 28,657 million (31 December 2022: EUR 35,044 million) and derivative liabilities (complex and non complex) of EUR 34,309 million (31 December 2022: EUR 43,758) representing respectively 5% of total assets and 7% of total liabilities (31 December 2022: respectively 6% and 9% ). The valuation of such financial instruments, measured at fair value, is based on a combination of market data and valuation models which often require a considerable number of inputs. Most of these inputs are obtained from readily available data such as quoted market prices as well as observable inputs however the valuation of the derivatives is derived from complex models that are requiring a sound knowledge of complex financial instruments valuation techniques and a sophisticated valuation process which can therefore be subject to error especially for instruments that are not priced using a plain vanilla model. In addition, the Russia’s invasion of Ukraine effects were still observable during 2023, resulting in prolonged macroeconomic uncertainty and increased inflationary pressures and interest rates, therefore impacting the valuation of derivative assets and liabilities either at level 2 or level 3. These are the financial instruments objects of this key audit matter. The key inputs and assumptions used by Management in its assessment of derivative financial instruments are detailed in Notes A.2 and A.4.6 to the consolidated financial statements, as well as the accounting policies in Note A.4.5, the detail of derivative financial instruments in Note Q.3 and the fair value of financial assets and liabilities in Note R. How the matter was addressed in our audit Our audit procedures to assess the fair value of derivatives included the testing of the design, implementation and operating effectiveness of key internal controls over the valuation, price verification and front office and back office reconciliations for derivative financial instruments. We engaged our valuation specialists to assist us in performing independent valuations on a sample basis and comparing these with the Group’s valuations. Our specialist also assessed the appropriate application of Credit Value and Debit Value Adjustments (“CVA/DVA”) that form an integral part of fair values, inquiring of Management about any changes in the CVA/DVA methodology and assessing the appropriateness of the inputs applied. We also reviewed the appropriateness of the Group methodology used in order to classify its derivatives either as level 2 or level 3. KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. INDEPENDENT AUDITOR’S REPORT 303

Finally, we also assessed whether the disclosures in the consolidated financial statements, including fair value hierarchy information and sensitivity to key inputs for level 3 instruments, appropriately reflected the Group’s exposure to financial instrument valuation risk with reference to the requirements of the prevailing accounting standards. Other information The Management is responsible for the other information. The other information comprises the information stated in the sections called “Highlights, Overview, EIB Statutory Bodies and Audit and control”, which are mainly based on statutory EU Directives information, but does not include the consolidated financial statements and our report of the “réviseur d’entreprises agréé” thereon. Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information we are required to report this fact. We have nothing to report in this regard. Responsibilities of Management and Those Charged with Governance for the consolidated financial statements The Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards as adopted by the European Union, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the Management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so. Those charged with governance are responsible for overseeing the Group’s financial reporting process. Responsibilities of the réviseur d’entreprises agréé for the audit of the consolidated financial statements The objectives of our audit are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of the “réviseur d’entreprises agréé” that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF and the IRE will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. 304 2023 FINANCIAL REPORT

As part of an audit in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF and the IRE, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our report of the “réviseur d’entreprises agréé” to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our report of the “réviseur d’entreprises agréé”. However, future events or conditions may cause the Group to cease to continue as a going concern. Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation. Obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the Group audit. We remain solely responsible for our audit opinion. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. INDEPENDENT AUDITOR’S REPORT 305

Report on other requirements In accordance with the Framework Agreement (“the Agreement”) dated 19 February 2009, renewed on 3 March 2017, as extended for the period 2022-2024 on 14 December 2020 and subsequently prolonged up to 31 December 2026 by the Addendum No. 2 to the Agreement on 23 November 2023, signed between European Investment Bank and KPMG Audit S.à r.l., we have been appointed to carry the audit services defined in the Agreement. The duration of our uninterrupted engagement, including previous renewals and reappointments, is 15 years. We confirm that the audit opinion is consistent with the communication to the Audit Committee or equivalent. We confirm that the prohibited non-audit services referred to in IESBA Code of Ethics were not provided and that we remained independent of the Group in conducting the audit. Luxembourg, 21 March 2024 KPMG Audit S.à r.l. Cabinet de révision agréé M. Weber Partner KPMG Audit S.à r.l. 39, Avenue John F. Kennedy L-1855 Luxembourg Tel.: +352 22 51 51 1 Fax: +352 22 51 71 E-mail: info@kpmg.lu Internet: www.kpmg.lu © 2024 KPMG Audit S.à r.l., a Luxembourg entity and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved. R.C.S Luxembourg B 149133 To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2023, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”) and the Institut des Réviseurs d’Entreprises (“IRE”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF and the IRE are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the IRE together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. 306 2023 FINANCIAL REPORT

STATEMENT BY THE AUDIT COMMITTEE The Audit Committee reports the following statement to the Board of Governors, prior to the Board of Governors approval of the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s consolidated financial statements prepared in accordance with International Financial Reporting Standards as adopted by the European Union (IFRS) The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: - designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, - noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2023 prepared in accordance with IFRS, is unqualified, - convened on a regular basis with the Heads of Directorates and relevant services including, • Financial Control, • Group Risk and Compliance and Portfolio Management and Monitoring, - met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of itsduties, - received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering - the consolidated financial statements for the financial year ended 31 December 2023 adopted by the Board of Directors on 21 March 2024, - that the foregoing provides a reasonable basis for its statement and, - Articles 24, 25 & 26 of the Rules of Procedure, STATEMENT BY THE AUDIT COMMITTEE 307

to the best of its knowledge and judgement: confirms that the consolidated financial statements of the European Investment Bank, which comprise the consolidated balance sheet as at 31 December 2023, the consolidated income statement, the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the consolidated financial position of the European Investment Bank as of 31 December 2023, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union. Luxembourg, 21 March 2024 Audit Committee Statement by the Audit Committee The Audit Committee reports the following statement to the Board of Governors, prior to the Board of Governors approval of the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s unconsolidated financial statements prepared in accordance with the general principles of the ‘Directives’ The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: - designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, - noted that the opinion of KPMG on the unconsolidated financial statements of the European Investment Bank for the year ended 31 December 2023 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), is unqualified, - convened on a regular basis with the Heads of Directorates and relevant services including, ▪ Financial Control, ▪ Group Risk and Compliance and Portfolio Management and Monitoring, - met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, - received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering - the financial statements for the financial year ended 31 December 2023 adopted by the Board of Directors on 21 March 2024, - that the foregoing provides a reasonable basis for its statement and, - Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: - confirms that the activities of the Bank are overall conducted in a proper manner, in particular with regard to risk management and monitoring; - has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that, to this end, it has verified that the Bank's operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure; - confirms that the financial statements of the European Investment Bank, which comprise the balance sheet as at 31 December 2023, the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the financial position of the European Investment Bank as of 31 December 2023, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 21 March 2024 Audit Committee 308 2023 FINANCIAL REPORT